United States

Securities And Exchange Commission

Washington, D.C. 20549

FORM 1-SA

SEMIANNUAL REPORT PURSUANT TO REGULATION A

For the fiscal semiannual period ended

June 30, 2026

arrived HOMES, LLC

(Exact name of issuer as specified in its Certificate of Formation)

Delaware	85-2046587
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1700 Westlake Avenue North, Suite 200

Seattle, WA 98109

(Full mailing address of principal executive offices)

814-277-4833

(Issuer’s telephone number)

www.arrived.com

(Issuer’s website)

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Semiannual Report on Form 1-SA (this “Form 1-SA”) includes some statements that are not historical and that are considered “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of Arrived Homes, LLC (the “Company”), Arrived Fund Manager, LLC (the “manager”), each series of our company and the Arrived platform (defined below); and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward-looking statements express the manager’s expectations, hopes, beliefs, and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Form 1-SA are based on current expectations and beliefs concerning future developments that are difficult to predict. Neither our company nor the manager can guarantee future performance, or that future developments affecting our company, the manager or the Arrived platform will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are detailed under the headings “Summary – Summary Risk Factors” and “Risk Factors” in our latest Offering Circular filed by the Company with the Securities and Exchange Commission (the “Commission”), as may be amended, and in our subsequent reports and offering statements filed from time to time with the Commission. Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

ii

ITEM 1. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Overview

Arrived Homes, LLC, a Delaware series limited liability company, was formed in July 2020 to permit public investment in individual residential properties. We believe people should have access to the wealth creation that real estate investment can provide. We believe in passive income, conservative debt, diversification, and aligned incentives.

Arrived is a marketplace for investing in real estate. We buy residential properties, divide them into multiple interests, and offer them as investments on a per interest basis through our web-based platform. Investors can manage their risk by spreading their investments across a portfolio of homes and they can invest in real estate without needing to apply for mortgages or take on personal debt. Arrived does all of the work of sourcing, analyzing, maintaining, and managing all of the residential properties that we acquire.

We analyze every property investment across several financial, market, and demographic characteristics to support our acquisition decision-making. Every investment we make is an investment in the communities in which Arrived operates, alongside other like-minded individuals. As our community network grows, so does our access to investment and housing opportunities.

Arrived arranges for a property manager to operate the properties as single-family rentals for tenants who can also invest through the same process as any other member of the Arrived platform, becoming part owners of the homes they’re staying in at that time. By investing together, we align incentives towards creating value for everyone.

Since its formation in July 2020, our company has been engaged primarily in acquiring properties for its series offerings, developing the financial, offering and other materials to facilitate fundraising, and taking the steps necessary to effectuate the series offerings and the management of the associated series properties. As of June 30, 2026, our company has acquired 248 properties.

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” beginning on page 12 in our Offering Circular, which may be accessed here, as the same may be updated from time to time by our future filings under Regulation A (“Regulation A”) of the Securities Act of 1933 (the “Securities Act”). In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of the membership interests in each of the series of our company.

Emerging Growth Company

While we currently have no intention of making such an election, we may elect to become a public reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If we elect to do so, we will be required to publicly report on an ongoing basis as an emerging growth company, as defined in the JOBS Act, under the reporting rules set forth under the Exchange Act. For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not emerging growth companies, including, but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We may elect to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We would expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1.235 billion; (ii) the date that we become a large accelerated filer as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our series interests that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Distributions

In order to qualify as a REIT, a series must distribute annually to investors at least 90% of its REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain), and to avoid federal income and excise taxes on retained taxable income and gains it must distribute 100% of such income and gains annually. Our manager may authorize distributions in excess of those required for us to maintain our REIT status and/or avoid such taxes on retained taxable income and gains depending on our financial condition and such other factors as our manager deems relevant.

Our company expects the manager to make distributions of any free cash flow on a monthly or other periodic basis as determined by the manager. However, the manager may change the timing of distributions in its sole discretion. Investors will be required to update their personal information on a regular basis to make sure they receive all allocated distributions. We will utilize a “mobile wallet” feature for payment of distributions (the “Arrived Homes Wallet”). The Arrived Homes Wallet will be used to allow investors to pay for subscriptions, receive distributions and reinvest distributions.

Any distributions that we make directly impact the NAV for each of our series, by reducing the amount of our assets. Our goal is to provide a reasonably predictable and stable level of current income, through monthly or other periodic distributions, while at the same time maintaining a fair level of consistency in our NAV for each series. Over the course of your investment, your distributions plus the change in NAV per interest (either positive or negative) will produce your total return.

During the six months ended June 30, 2026 and 2025, distributions to investors were made by 230 and 229 series, respectively, totaling $954,948 and $876,319, respectively. For further details, please see Note 7, Members’ Equity (Deficit) – Distributions in our financial statements.

Critical Accounting Policies

Our accounting policies will conform with GAAP. The preparation of financial statements in conformity with GAAP will require us to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. We intend to make these estimates and assumptions in an appropriate manner and in a way that accurately reflects our financial condition. We will continually test and evaluate our estimates and assumptions using our historical knowledge of the business, as well as other factors, to ensure that they are reasonable for reporting purposes. However, actual results may differ from our estimates and assumptions.

We believe our critical accounting policies govern the significant judgments and estimates used in the preparation of our financial statements. Please refer to Note 2, Summary of Significant Accounting Policies, included in the financial statements, for a more thorough discussion of our accounting policies and procedures.

Operating Results

Rental Income

Revenues are generated at the series level and are derived from leases on the series property. Rental revenue decreased from $2,886,311 for the six months ended June 30, 2025 to $2,842,667 for the six months ended June 30, 2026, notwithstanding a consistent number of series generating rental revenue in both periods. The decrease was primarily attributable to revenue declines at a limited number of series, which outweighed rental revenue growth across the broader portfolio. All revenues generated during the six months ended June 30, 2026 and 2025 are listed in the table below:

RENTAL REVENUE
Applicable Series	June 30, 2026	June 30, 2025
100	$6,363	$13,991
101	9,586	18,570
Abbington	16,530	16,110
Abernant	10,005	9,420
Alvin	16,886	13,920
Amber	11,970	11,897
Apollo	7,770	6,735
Aster	11,431	9,720
Augusta	12,300	11,970
Avebury	10,740	11,010
Avondale	7,348	11,970
Badminton	14,113	13,235
Ballinger	12,570	12,570
Bandelier	12,240	12,120
Baron	12,380	18,720
Basil	10,365	9,723
Bayside	13,157	13,175
Bazzel	11,719	11,070
Bedford	13,920	13,920
Bella	8,380	11,820
Belle	14,421	15,894
Belvedere	14,220	13,770
Bergenia	8,970	9,720
Blossom	8,100	9,720
Bonneau	9,915	14,280
Brainerd	12,270	14,070
Braxton	11,340	11,340
Brennan	9,300	9,520
Briarwood	9,420	9,270
Brooklyn	7,770	5,386
Burlington	20,520	20,070
Butter	15,186	17,044
Calvin	11,993	13,265
Camino	10,269	9,840
Cawley	12,570	11,634
Chaparral	10,275	10,170
Chelsea	11,899	11,850
Chester	11,846	14,070
Chickamauga	14,400	13,920
Chinook	12,480	11,970
Chitwood	14,700	14,550
Clover	12,259	7,424
Coatbridge	11,480	12,570
Collier	9,240	13,860

RENTAL REVENUE
Applicable Series	June 30, 2026	June 30, 2025
Collinston	9,270	9,570
Conway	20,370	20,520
Cove	10,409	10,170
Creekside	10,117	11,775
Creekwood	11,145	11,100
Cumberland	9,242	10,170
Cupcake	10,320	9,919
Cypress	15,412	15,240
Daisy	10,350	10,350
Davidson	6,479	8,970
Dawson	10,850	10,800
Delta	15,470	13,170
Dewberry	10,705	8,868
Diablo	12,520	11,650
Dogwood	11,139	10,500
Dolittle	14,586	14,340
Dolly	22,050	21,530
Dops	9,174	11,196
Dorchester	13,770	10,880
Dunbar	11,070	3,623
Eagle	12,120	11,335
Eastfair	10,450	9,745
Eastwood	13,920	11,975
Elevation	11,946	9,924
Ella	4,488	10,770
Ellen	11,250	10,770
Elm	9,900	8,970
Emporia	14,370	7,306
Ensenada	24,402	20,070
Falcon	6,824	12,720
Felix	9,297	9,570
Fenwick	12,630	10,237
Fletcher	8,906	8,100
Folly	13,590	13,590
Forest	12,022	14,820
Foster	9,533	14,094
Franklin	12,990	12,870
Gardens	7,975	9,745
General	15,450	15,450
Goose	10,971	11,370
Grant	15,525	15,000
Greenhill	15,720	15,450
Gretal	14,850	12,695
Grove	9,240	9,240
Hadden	10,170	10,085
Hansard	13,920	12,461
Hansel	8,380	12,570
Hargrave	10,320	7,941
Harrison	17,520	16,920
Henry	15,300	14,680
Heritage	9,729	12,330
Heron	12,420	12,300
Highland	11,610	2,897
Hines	9,900	9,720

RENTAL REVENUE
Applicable Series	June 30, 2026	June 30, 2025
Hobbes	7,411	9,570
Holcomb	13,170	10,975
Holland	6,080	9,120
Hollandaise	8,907	11,370
Holloway	16,633	15,840
Inglewood	14,318	19,320
Irene	8,610	8,370
Jack	13,659	12,570
Jake	7,663	17,970
Jefferson	13,350	13,030
Jill	13,590	13,590
Johnny	92	20,965
June	16,620	16,320
Jupiter	9,503	9,450
Kawana	3,679	10,500
Kennesaw	16,770	15,400
Kenny	14,398	19,949
KerriAnn	12,720	11,933
Kessler	9,570	8,105
Kingsley	15,180	13,770
Kirkwood	9,900	3,010
Korin	13,310	12,390
Lallie	14,970	1,347
Lanier	14,592	11,620
Lannister	6,933	8,070
Latte	13,170	9,642
Lennox	11,634	10,927
Lierly	11,430	11,100
Lily	15,546	15,300
Limestone	13,692	12,796
Litton	11,528	13,920
Longwoods	11,700	11,970
Lookout	12,520	12,120
Loretta	25,347	12,405
Louis	11,520	11,370
Louise	12,300	11,833
Lovejoy	12,110	11,970
Luna	11,670	11,420
Lurleen	10,224	5,241
Madison	4,697	8,994
Mae	13,125	13,050
Magnolia	10,055	9,870
Malbec	13,170	13,770
Mammoth	12,952	12,870
Marcelo	10,500	10,590
Marie	15,570	15,270
Marietta	13,476	13,470
Marion	11,310	11,020
Marple	9,065	6,623
Martell	9,018	11,670
Mary	12,990	12,570
Matchingham	11,610	11,312
McGregor	11,900	11,790
McLovin	9,197	18,870

RENTAL REVENUE
Applicable Series	June 30, 2026	June 30, 2025
Meadow	7,735	11,850
Mimosa	6,145	10,615
Mojave	10,800	10,470
Murphy	12,216	12,120
Mycroft	8,370	8,520
Nugget	17,520	17,700
Odessa	17,670	17,670
Olive	12,068	11,520
Oly	18,270	17,970
Onyx	14,370	11,700
Oscar	8,600	9,387
Osceola	10,554	8,621
Osprey	14,310	14,310
Otoro	14,047	11,815
Palmer	11,700	11,535
Patrick	7,126	9,570
Peanut	8,802	8,700
Pearl	15,120	3,644
Pecan	11,070	9,552
Peterson	9,900	11,567
Piedmont	14,450	14,400
Pinot	14,370	14,370
Pioneer	19,480	19,320
Plumtree	8,515	9,990
Point	12,810	12,570
Porthos	14,250	13,770
Quincy	12,479	18,270
Redondo	13,170	13,470
Regency	13,770	7,727
Reginald	13,170	11,948
Reynolds	15,941	15,900
Ribbonwalk	16,819	10,476
Richardson	11,370	9,521
Richmond	13,972	13,770
Ridge	7,700	11,550
Ritter	16,543	14,970
River	13,999	12,356
Riverwalk	15,720	16,413
Rooney	4,862	12,570
Roseberry	15,513	14,433

RENTAL REVENUE
Applicable Series	June 30, 2026	June 30, 2025
Rosewood	11,598	11,490
Roxy	13,080	12,755
Saddlebred	16,920	17,083
Saint	6,670	13,685
Sajni	8,523	16,693
Salem	13,170	6,520
Salinas	11,036	10,600
Saturn	9,240	11,135
Scepter	10,470	8,241
Sequoyah	7,380	11,070
Shallowford	12,570	16,415
Shoreline	12,570	14,014
Sigma	11,875	14,250
Simon	12,720	10,175
Sims	11,490	11,070
Soapstone	11,760	11,400
Sodalis	11,370	7,206
Spencer	17,625	14,342
Splash	10,620	10,140
Spring	11,610	10,736
Stonebriar	8,663	8,640
Sugar	10,855	12,379
Summerset	5,852	11,718
Sundance	10,875	12,870
Sunnyside	9,570	9,720
Swift	12,667	13,170
Taylor	10,170	5,902
Terracotta	10,470	8,183
Theodore	12,540	12,020
Tulip	10,876	13,470
Tuscan	12,875	14,750
Tuscarora	14,670	13,210
Tuxford	12,510	11,902
Vernon	11,700	11,700
Walton	7,580	11,370
Wave	11,976	11,045
Weldon	9,570	9,217
Wellington	15,060	15,017
Wentworth	12,050	11,565
Wescott	3,893	9,720
Westchester	15,440	12,875
Wildwood	10,680	10,320
Willow	9,470	9,270
Wilson	13,650	13,650
Winchester	12,200	12,985
Windsor	13,846	13,074
Winston	11,040	10,815
Wisteria	2,974	12,870
	$2,842,667	$2,886,311

Operating Expenses

The Company incurred the following operating expenses during the six months ended June 30, 2026 and 2025. The operating expenses incurred prior to the closing of an offering related to any of the series are being paid by our manager and are reimbursed by such series out of the gross offering proceeds upon closing of the relevant series offering. Such operating expenses include real estate taxes, property insurance, home ownership association fees and repairs and maintenance costs. Upon closing, each series becomes responsible for its own operating expenses.

Total operating expenses decreased slightly, from $3,054,748 for the six months ended June 30, 2025 to $3,050,013 for the six months ended June 30, 2026. Real estate tax assessments increased by approximately $38,000 and repair and maintenance costs increased by approximately $27,000, driven primarily by higher interior painting costs, partially offset by a decrease in management fees paid to the manager of approximately $6,000. The remainder of the net decrease reflects a reclassification of approximately $80,000 of interest expense on operational notes, which was recorded within other operating expenses in the prior period but is reflected within interest expense in the current period, rather than an actual reduction in day-to-day operating costs.

The following table summarizes the total operating expenses by series as of June 30, 2026 and 2025:

OPERATIONAL EXPENSES
	June 30, 2026			June 30, 2025
Applicable Series	Operating expenses	Depreciation	Total expenses	Operating expenses	Depreciation	Total expenses
100	$11,726	$8,445	$20,171	$11,840	$8,445	$20,285
101	11,868	9,426	21,295	10,159	9,308	19,467
Abbington	9,860	7,247	17,107	8,895	7,247	16,142
Abernant	4,394	3,124	7,518	3,602	3,124	6,726
Alvin	7,018	4,368	11,386	4,917	4,368	9,285
Amber	3,350	4,208	7,557	5,252	4,208	9,460
Apollo	6,350	3,933	10,283	4,017	3,933	7,951
Aster	10,708	4,289	14,997	5,713	3,504	9,218
Augusta	5,656	4,075	9,732	5,893	4,075	9,968
Avebury	4,776	3,995	8,771	5,020	3,995	9,016
Avondale	9,044	4,523	13,567	5,877	4,523	10,400
Badminton	7,985	4,230	12,215	7,984	4,230	12,214
Ballinger	6,032	4,108	10,139	17,543	4,108	21,650
Bandelier	6,303	4,134	10,437	5,876	4,134	10,010
Baron	14,433	8,604	23,037	12,090	8,403	20,493
Basil	4,485	2,784	7,269	4,205	2,784	6,989
Bayside	15,706	3,525	19,231	8,914	3,525	12,439
Bazzel	10,659	3,763	14,422	8,551	3,763	12,314
Bedford	9,007	3,847	12,854	12,028	3,847	15,875
Bella	8,792	4,956	13,748	5,442	4,206	9,648
Belle	10,105	6,042	16,148	10,443	6,042	16,485
Belvedere	6,095	4,051	10,147	5,631	4,051	9,683
Bergenia	3,480	2,986	6,466	4,020	2,986	7,006
Blossom	20,596	3,495	24,091	4,230	3,495	7,725
Bonneau	13,894	5,137	19,032	10,683	5,137	15,820
Brainerd	8,834	3,998	12,832	5,613	3,998	9,612
Braxton	6,582	4,452	11,033	6,165	4,452	10,617
Brennan	4,232	3,115	7,347	10,324	3,115	13,439
Briarwood	5,184	2,866	8,050	3,926	2,866	6,793
Brooklyn	3,264	2,907	6,171	6,027	2,907	8,934
Burlington	18,112	9,534	27,646	10,909	8,916	19,825
Butter	7,318	5,190	12,508	10,491	5,190	15,680
Calvin	5,492	3,245	8,737	4,589	3,245	7,835
Camino	6,077	3,644	9,722	3,889	3,644	7,533
Cawley	6,080	4,312	10,392	10,434	4,312	14,746
Chaparral	2,964	2,700	5,663	5,385	2,700	8,085
Chelsea	4,487	4,234	8,720	4,540	4,234	8,774
Chester	12,021	5,095	17,115	7,746	5,095	12,841
Chickamauga	7,407	5,129	12,537	6,913	5,129	12,042
Chinook	5,930	4,952	10,881	6,275	4,952	11,227
Chitwood	6,364	5,255	11,619	7,233	5,255	12,488
Clover	7,503	4,397	11,899	11,027	4,397	15,423

OPERATIONAL EXPENSES
	June 30, 2026			June 30, 2025
Applicable Series	Operating expenses	Depreciation	Total expenses	Operating expenses	Depreciation	Total expenses
Coatbridge	8,816	4,526	13,343	6,714	4,526	11,240
Collier	9,095	4,879	13,974	6,785	4,879	11,664
Collinston	10,991	2,906	13,897	7,070	2,906	9,976
Conway	9,495	9,438	18,933	11,984	9,438	21,422
Cove	7,806	2,890	10,696	8,587	2,890	11,477
Creekside	8,179	4,269	12,449	5,131	4,269	9,401
Creekwood	5,188	3,972	9,159	6,728	3,972	10,700
Cumberland	7,693	4,059	11,752	5,193	4,059	9,252
Cupcake	7,181	3,275	10,456	5,803	3,275	9,078
Cypress	6,968	5,689	12,657	7,500	5,013	12,513
Daisy	5,072	4,138	9,210	4,267	4,138	8,405
Davidson	9,075	3,050	12,125	5,342	2,909	8,252
Dawson	7,796	3,617	11,414	6,804	3,617	10,421
Delta	7,477	5,526	13,003	12,742	5,526	18,268
Dewberry	6,283	2,613	8,896	6,461	2,613	9,074
Diablo	3,499	3,571	7,070	8,061	3,571	11,631
Dogwood	6,722	3,311	10,033	5,984	3,311	9,295
Dolittle	6,548	4,222	10,770	8,887	4,222	13,108
Dolly	10,160	9,475	19,635	9,875	9,475	19,350
Dops	8,297	2,809	11,106	2,543	2,809	5,352
Dorchester	11,749	5,377	17,126	21,197	4,835	26,032
Dunbar	8,325	6,591	14,916	16,168	6,591	22,759
Eagle	8,269	3,946	12,215	9,067	3,946	13,012
Eastfair	8,747	2,956	11,703	13,089	2,956	16,045
Eastwood	5,863	4,378	10,241	3,903	4,378	8,282
Elevation	6,841	5,056	11,897	6,428	5,056	11,484
Ella	8,779	3,587	12,366	7,068	3,587	10,655
Ellen	8,171	3,404	11,575	5,875	3,404	9,279
Elm	5,616	2,300	7,916	5,220	2,300	7,520
Emporia	6,420	4,833	11,253	20,710	4,833	25,543
Ensenada	15,461	6,666	22,127	11,605	6,666	18,271
Falcon	7,730	3,953	11,683	7,545	3,953	11,499
Felix	4,535	4,101	8,636	4,643	4,101	8,744
Fenwick	6,421	4,120	10,541	5,060	4,120	9,180
Fletcher	5,345	2,412	7,757	3,184	2,412	5,596
Folly	10,694	5,126	15,820	10,703	5,126	15,829
Forest	13,144	6,070	19,215	8,834	6,070	14,905
Foster	12,034	4,307	16,341	6,928	4,307	11,235
Franklin	12,779	4,623	17,402	8,281	4,623	12,904
Gardens	5,414	3,586	9,000	3,775	3,586	7,361
General	7,026	4,342	11,368	6,024	4,342	10,366
Goose	16,137	3,678	19,815	6,464	3,678	10,142
Grant	6,437	4,451	10,888	7,098	4,451	11,549
Greenhill	8,107	4,484	12,592	9,016	4,484	13,501
Gretal	9,294	6,206	15,499	7,808	6,206	14,014
Grove	5,532	4,401	9,933	6,534	4,401	10,935

OPERATIONAL EXPENSES
	June 30, 2026			June 30, 2025
Applicable Series	Operating expenses	Depreciation	Total expenses	Operating expenses	Depreciation	Total expenses
Hadden	8,017	3,198	11,215	8,156	3,027	11,182
Hansard	5,942	4,170	10,112	10,967	4,170	15,137
Hansel	11,641	5,564	17,205	7,392	5,564	12,956
Hargrave	4,620	3,212	7,832	13,176	3,212	16,388
Harrison	7,137	6,296	13,432	8,253	6,296	14,548
Henry	6,548	5,912	12,460	10,205	5,912	16,117
Heritage	10,804	4,506	15,310	7,429	4,506	11,935
Heron	7,805	4,474	12,279	11,102	4,474	15,576
Highland	5,875	3,942	9,817	10,445	3,942	14,387
Hines	6,224	4,405	10,629	5,718	4,405	10,123
Hobbes	9,963	3,216	13,178	3,976	3,216	7,192
Holcomb	7,402	4,877	12,279	8,245	4,877	13,122
Holland	4,113	2,909	7,022	6,560	2,909	9,469
Hollandaise	9,306	5,028	14,335	6,584	5,028	11,612
Holloway	9,536	4,672	14,208	9,113	4,672	13,785
Inglewood	16,312	9,361	25,673	10,915	9,361	20,275
Irene	5,796	2,412	8,208	3,190	2,412	5,602
Jack	7,285	6,377	13,662	7,243	6,377	13,620
Jake	14,261	8,093	22,354	12,944	8,093	21,037
Jefferson	6,695	3,777	10,472	5,359	3,777	9,137
Jill	6,472	5,492	11,963	5,551	5,492	11,042
Johnny	12,751	8,047	20,799	10,663	8,047	18,710
June	5,619	8,047	13,666	12,237	8,047	20,284
Jupiter	4,628	2,906	7,534	4,455	2,906	7,361
Kawana	9,056	3,786	12,841	4,419	3,786	8,205
Kennesaw	9,510	5,836	15,347	9,347	5,836	15,184
Kenny	10,726	9,475	20,201	9,191	9,475	18,666
KerriAnn	7,455	4,686	12,140	9,840	4,686	14,525
Kessler	5,319	4,106	9,425	7,976	4,106	12,082
Kingsley	9,850	4,290	14,141	9,560	4,290	13,850
Kirkwood	4,949	4,299	9,248	7,384	4,299	11,683
Korin	6,275	3,823	10,098	4,915	3,823	8,738
Lallie	9,251	6,202	15,454	18,469	6,202	24,671
Lanier	6,642	5,706	12,348	8,639	5,706	14,345
Lannister	4,843	3,027	7,870	4,080	3,027	7,106
Latte	9,022	5,011	14,033	18,656	5,011	23,667
Lennox	6,048	2,978	9,026	4,033	2,978	7,010
Lierly	3,392	2,932	6,324	4,886	2,932	7,818
Lily	9,478	7,493	16,970	14,927	7,493	22,419
Limestone	8,129	4,023	12,152	9,380	4,023	13,403
Litton	5,009	4,413	9,422	5,369	4,413	9,782
Longwoods	11,054	3,702	14,756	7,675	3,702	11,377
Lookout	6,026	4,741	10,768	6,945	4,741	11,687
Loretta	9,189	9,431	18,620	10,414	9,431	19,845
Louis	4,836	3,701	8,537	6,822	3,701	10,523
Louise	11,277	3,789	15,066	5,021	3,789	8,810
Lovejoy	9,834	4,044	13,878	6,576	4,044	10,620
Luna	6,719	2,956	9,675	6,525	2,956	9,481

OPERATIONAL EXPENSES
	June 30, 2026			June 30, 2025
Applicable Series	Operating expenses	Depreciation	Total expenses	Operating expenses	Depreciation	Total expenses
Lurleen	6,260	4,048	10,309	8,476	4,048	12,524
Madison	4,592	2,828	7,419	4,684	2,828	7,512
Mae	8,917	4,864	13,781	8,157	4,864	13,021
Magnolia	5,506	4,154	9,660	6,240	4,154	10,394
Malbec	11,824	4,388	16,212	6,913	4,388	11,301
Mammoth	8,322	4,686	13,007	8,862	4,686	13,548
Marcelo	8,487	3,911	12,398	4,605	3,911	8,516
Marie	6,937	4,397	11,334	5,559	4,397	9,956
Marietta	8,191	4,158	12,349	11,667	4,158	15,825
Marion	7,839	4,613	12,451	6,376	4,612	10,988
Marple	8,882	2,412	11,293	4,783	2,412	7,195
Martell	17,072	3,572	20,644	6,226	3,572	9,798
Mary	6,883	3,732	10,615	5,592	3,732	9,324
Matchingham	8,857	2,913	11,769	10,053	2,913	12,965
McGregor	5,776	4,132	9,908	8,872	4,132	13,004
McLovin	8,619	7,827	16,446	11,532	6,931	18,464
Meadow	7,586	4,410	11,995	7,011	4,410	11,421
Mimosa	14,489	2,954	17,443	5,403	2,954	8,357
Mojave	7,240	3,525	10,764	5,438	3,525	8,962
Murphy	5,894	4,085	9,980	7,337	4,085	11,423
Mycroft	4,747	2,466	7,214	3,948	2,466	6,414
Nugget	9,362	7,694	17,056	11,558	7,694	19,252
Odessa	9,138	7,332	16,470	12,193	7,332	19,525
Olive	7,092	3,689	10,781	9,017	3,689	12,706
Oly	11,573	6,265	17,838	9,061	6,265	15,326
Onyx	6,356	6,008	12,364	6,172	6,008	12,180
Oscar	5,017	4,018	9,035	5,654	4,018	9,672
Osceola	11,037	3,850	14,887	14,935	3,850	18,786
Osprey	13,125	5,490	18,615	10,730	5,490	16,220
Otoro	9,327	6,084	15,412	10,133	6,084	16,217
Palmer	5,647	5,340	10,987	9,395	4,586	13,981
Patrick	5,933	3,518	9,451	4,735	3,518	8,253
Peanut	5,035	2,964	8,000	5,131	2,964	8,095
Pearl	12,594	7,498	20,092	16,798	7,498	24,297
Pecan	5,737	2,863	8,599	6,533	2,863	9,395
Peterson	3,924	3,104	7,028	6,292	3,104	9,396
Piedmont	7,025	5,272	12,296	10,544	5,272	15,815
Pinot	10,834	4,429	15,263	8,898	4,429	13,327
Pioneer	8,519	8,117	16,637	10,465	8,117	18,582
Plumtree	5,687	2,768	8,454	7,911	2,768	10,679
Point	9,759	5,250	15,009	8,881	5,250	14,131
Porthos	9,288	4,148	13,436	8,799	4,148	12,947
Quincy	13,903	7,515	21,418	14,540	7,515	22,054
Redondo	6,167	4,308	10,475	8,004	4,308	12,312
Regency	6,592	4,758	11,351	23,807	4,437	28,244
Reginald	11,755	9,883	21,638	19,234	8,770	28,004
Reynolds	9,850	5,905	15,755	8,901	5,905	14,806
Ribbonwalk	7,143	4,395	11,538	13,042	4,395	17,438
Richardson	5,530	4,321	9,851	5,844	4,321	10,165
Richmond	6,232	5,232	11,464	6,229	5,232	11,461
Ridge	7,427	2,992	10,419	7,243	2,992	10,235
Ritter	6,101	6,932	13,034	9,783	6,932	16,716
River	7,696	3,662	11,357	7,014	3,662	10,676

OPERATIONAL EXPENSES
	June 30, 2026			June 30, 2025
Applicable Series	Operating expenses	Depreciation	Total expenses	Operating expenses	Depreciation	Total expenses
Riverwalk	9,089	5,427	14,516	12,222	5,427	17,650
Rooney	14,434	4,422	18,856	6,464	4,422	10,886
Roseberry	10,829	4,513	15,342	12,354	4,513	16,866
Rosewood	4,695	3,719	8,414	4,783	3,719	8,502
Roxy	5,618	4,479	10,097	7,065	4,479	11,544
Saddlebred	10,886	7,639	18,525	15,892	7,639	23,531
Saint	9,939	3,791	13,730	5,047	3,791	8,838
Sajni	22,351	7,051	29,403	16,517	6,435	22,953
Salem	11,764	4,387	16,151	9,577	4,387	13,964
Salinas	4,589	4,039	8,628	6,206	4,039	10,244
Saturn	4,271	3,632	7,903	8,115	3,632	11,747
Scepter	5,719	3,238	8,957	6,504	3,238	9,741
Sequoyah	8,304	3,905	12,209	5,298	3,905	9,203
Shallowford	6,007	4,958	10,965	7,801	4,958	12,759
Shoreline	6,792	4,260	11,052	6,945	4,260	11,205
Sigma	6,865	5,240	12,105	8,534	5,240	13,774
Simon	6,269	3,976	10,245	6,543	3,976	10,519
Sims	5,797	3,749	9,546	5,645	3,749	9,394
Soapstone	4,248	4,118	8,365	4,458	4,118	8,576
Sodalis	8,185	5,737	13,921	22,997	3,980	26,977
Spencer	9,665	4,157	13,822	7,979	4,157	12,136
Splash	4,180	3,930	8,111	4,564	2,978	7,541
Spring	6,176	3,401	9,577	9,979	3,401	13,380
Stonebriar	3,869	2,787	6,656	4,540	2,787	7,327
Sugar	16,877	4,279	21,157	9,514	4,279	13,793
Summerset	14,376	5,058	19,434	6,798	5,058	11,855
Sundance	10,289	5,102	15,391	6,443	5,102	11,546
Sunnyside	4,795	3,039	7,834	3,936	3,039	6,975
Swift	6,655	5,287	11,942	7,541	5,287	12,829
Taylor	4,407	3,689	8,096	7,866	3,689	11,555
Terracotta	7,908	3,787	11,695	9,894	3,787	13,680
Theodore	6,207	3,947	10,154	6,162	3,947	10,109
Tulip	10,619	4,363	14,982	7,401	4,363	11,764
Tuscan	6,893	4,439	11,332	7,956	4,439	12,395
Tuscarora	8,508	4,591	13,099	8,433	4,591	13,024
Tuxford	7,403	3,601	11,005	10,486	3,601	14,088
Vernon	6,732	3,619	10,351	7,930	3,619	11,549
Walton	7,455	5,096	12,551	8,568	4,123	12,691
Wave	10,506	4,596	15,102	8,801	4,596	13,397
Weldon	6,537	2,906	9,443	7,243	2,906	10,149
Wellington	8,769	6,766	15,535	9,020	6,241	15,261
Wentworth	7,479	3,417	10,895	5,091	3,417	8,507
Wescott	12,425	3,765	16,191	6,611	3,765	10,376
Westchester	9,880	4,687	14,567	11,727	4,687	16,414
Wildwood	4,177	3,031	7,209	4,812	3,031	7,844
Willow	5,039	4,020	9,059	5,479	4,020	9,499
Wilson	6,808	5,861	12,669	8,292	5,861	14,153
Winchester	6,801	4,324	11,125	7,033	4,209	11,242
Windsor	9,472	4,809	14,281	17,027	4,809	21,836
Winston	5,986	4,519	10,506	6,790	4,519	11,309
Wisteria	10,567	4,867	15,435	6,209	4,867	11,077
	$1,943,466	$1,106,547	$3,050,013	$1,960,225	$1,094,523	$3,054,748

Other Expenses (Income)

During the six months ended June 30, 2026 and 2025, certain series incurred interest expenses, including mortgage interest and amortization of loan fees. The following table summarizes the total of such expenses incurred by each series during the six months ended June 30, 2026 and 2025. Interest expense increased from $531,217 for the six months ended June 30, 2025 to $669,975 for the six months ended June 30, 2026. This increase reflects higher interest expense on the Company's mortgage payables and operational notes, which combined increased from $565,004 to $676,873, together with a smaller offsetting insurance claim proceeds credit of $6,898 in the current period compared to $33,766 in the prior period.

OTHER EXPENSES (INCOME)
Applicable Series	June 30, 2026	June 30, 2025
100	$-	$-
101	872	-
Abbington	-	-
Abernant	-	-
Alvin	-	-
Amber	4,175	3,929
Apollo	4,614	3,897
Aster	4,899	4,278
Augusta	-	-
Avebury	4,166	4,005
Avondale	-	-
Badminton	4,689	4,070
Ballinger	-	(5,900)
Bandelier	4,789	4,789
Baron	-	-
Basil	3,425	3,078
Bayside	4,232	3,873
Bazzel	777	-
Bedford	4,300	3,824
Bella	274	-
Belle	840	-
Belvedere	-	-
Bergenia	-	-
Blossom	(3,107)	-
Bonneau	160	-
Brainerd	4,677	4,677
Braxton	382	-
Brennan	5,756	4,495
Briarwood	-	-
Brooklyn	3,459	2,677
Burlington	130	-
Butter	5,996	5,130
Calvin	-	-
Camino	-	-
Cawley	-	-
Chaparral	4,613	2,136
Chelsea	4,215	4,215
Chester	6,236	6,236
Chickamauga	-	-
Chinook	183	-
Chitwood	-	-
Clover	180	-
Coatbridge	5,010	4,100
Collier	-	-
Collinston	3,927	2,674
Conway	432	-
Cove	883	-
Creekside	-	-
Creekwood	4,856	4,856
Cumberland	-	-
Cupcake	3,017	3,017
Cypress	6,600	6,105
Daisy	-	-
Davidson	3,402	2,879
Dawson	4,275	3,419

OTHER EXPENSES (INCOME)
Applicable Series	June 30, 2026	June 30, 2025
Delta	7,864	4,435
Dewberry	3,639	2,835
Diablo	5,080	4,067
Dogwood	-	-
Dolittle	4,285	4,060
Dolly	-	-
Dops	-	-
Dorchester	1,714	-
Dunbar	2,028	-
Eagle	4,529	4,529
Eastfair	4,131	3,505
Eastwood	-	-
Elevation	5,991	4,017
Ella	-	-
Ellen	-	-
Elm	2,950	2,506
Emporia	5,808	4,790
Ensenada	8,180	7,656
Falcon	4,529	4,529
Felix	-	-
Fenwick	-	-
Fletcher	-	-
Folly	233	-
Forest	7,466	5,302
Foster	-	-
Franklin	(3,530)	-
Gardens	3,666	3,271
General	-	-
Goose	4,221	4,220
Grant	5,063	5,063
Greenhill	4,652	4,454
Gretal	-	-
Grove	4,170	3,773
Hadden	3,033	2,811
Hansard	-	-
Hansel	7,560	6,771
Hargrave	333	-
Harrison	7,708	7,708
Henry	1,476	-
Heritage	5,551	4,859
Heron	5,064	4,809
Highland	120	-
Hines	265	-
Hobbes	-	-
Holcomb	-	-
Holland	2,879	2,879
Hollandaise	5,596	4,995
Holloway	5,515	5,160
Inglewood	-	-
Irene	-	-
Jack	6,974	6,384
Jake	548	-
Jefferson	-	-
Jill	6,748	6,748
Johnny	494	-
June	408	-
Jupiter	3,508	3,262
Kawana	3,768	3,766
Kennesaw	-	-
Kenny	164	-
KerriAnn	5,502	4,655
Kessler	4,775	4,312
Kingsley	5,742	5,020

OTHER EXPENSES (INCOME)
Applicable Series	June 30, 2026	June 30, 2025
Kirkwood	5,466	4,358
Korin	-	-
Lallie	7,664	5,614
Lanier	6,736	6,313
Lannister	4,259	3,588
Latte	401	-
Lennox	3,615	3,267
Lierly	5,292	2,683
Lily	8,380	6,087
Limestone	4,738	3,971
Litton	5,159	5,159
Longwoods	-	-
Lookout	-	-
Loretta	102	-
Louis	-	-
Louise	4,017	4,017
Lovejoy	4,453	4,012
Luna	4,144	3,506
Lurleen	4,523	4,120
Madison	3,691	3,122
Mae	-	-
Magnolia	5,846	4,993
Malbec	5,102	4,891
Mammoth	7,282	5,695
Marcelo	-	-
Marie	-	-
Marietta	5,779	5,102
Marion	206	-
Marple	-	-
Martell	222	-
Mary	-	-
Matchingham	2,867	2,867
McGregor	-	-
McLovin	7,889	7,179
Meadow	4,203	4,203
Mimosa	4,019	3,829
Mojave	3,463	3,240
Murphy	4,226	4,054
Mycroft	-	-
Nugget	-	-
Odessa	8,776	7,315
Olive	3,630	2,950
Oly	7,406	7,192
Onyx	-	-
Oscar	-	-
Osceola	265	-
Osprey	-	-
Otoro	8,183	5,363
Palmer	194	-
Patrick	3,995	2,201
Peanut	3,522	3,522
Pearl	253	-
Pecan	4,155	2,294
Peterson	-	-
Piedmont	6,453	6,453
Pinot	5,132	4,941
Pioneer	-	-
Plumtree	4,908	2,275
Point	7,013	6,405
Porthos	-	-
Quincy	792	-
Redondo	5,912	5,610
Regency	5,311	(10,041)

OTHER EXPENSES (INCOME)
Applicable Series	June 30, 2026	June 30, 2025
Reginald	2,680	-
Reynolds	-	-
Ribbonwalk	4,810	4,380
Richardson	-	-
Richmond	-	-
Ridge	3,465	3,283
Ritter	512	-
River	4,017	4,017
Riverwalk	-	-
Rooney	5,401	5,063
Roseberry	5,347	4,924
Rosewood	4,657	4,525
Roxy	5,821	5,277
Saddlebred	7,334	6,496
Saint	4,146	4,146
Sajni	953	(4,456)
Salem	5,616	4,983
Salinas	727	-
Saturn	3,688	3,262
Scepter	3,918	3,698
Sequoyah	4,762	3,998
Shallowford	6,539	6,068
Shoreline	5,918	4,936
Sigma	5,268	5,268
Simon	-	-
Sims	-	-
Soapstone	5,392	2,605
Sodalis	977	(8,220)
Spencer	4,887	4,554
Splash	4,383	2,475
Spring	93	-
Stonebriar	3,794	3,221
Sugar	4,921	4,706
Summerset	4,753	3,873
Sundance	6,023	5,610
Sunnyside	-	-
Swift	-	-
Taylor	4,416	3,860
Terracotta	5,493	4,353
Theodore	-	-
Tulip	6,181	5,310
Tuscan	6,615	3,664
Tuscarora	-	-
Tuxford	4,418	3,493
Vernon	3,823	3,558
Walton	1,216	-
Wave	7,756	4,380
Weldon	2,674	2,674
Wellington	264	-
Wentworth	3,126	3,126
Wescott	4,893	4,145
Westchester	5,531	4,645
Wildwood	3,074	3,074
Willow	-	-
Wilson	-	-
Winchester	1	-
Windsor	7,019	5,311
Winston	-	-
Wisteria	5,299	4,966
	$669,975	$531,217

Liquidity and Capital Resources

From inception, our manager has financed the business activities of each series. Upon the first closing of a particular series offering, the manager is reimbursed out of the proceeds of the relevant offering. Until such time as the series have the capacity to generate cash flows from operations, our manager may cover any deficits through capital contributions, which may be reimbursed upon closing of the relevant offering.

As discussed in Note 3 to the consolidated financial statements, the Company’s ability to continue as a going concern is dependent upon the ability to generate cash flow from rental activities and/or obtain financing from the manager. Management believes that the continued support of the manager, the planned launch of additional series offerings, and the cash generated from rental operations will provide sufficient liquidity to meet the Company’s obligations. However, there can be no assurance that these plans will be successful.

As of June 30, 2026, the Company's material capital commitments consisted primarily of $23,751,904 in outstanding mortgage payables, net, and $2,789,300 in outstanding operational notes, related party, as further described in Note 5 and Note 6 to the financial statements. There were no series offering closings during the six months ended June 30, 2026 or 2025. As of June 30, 2026, the Company held $1,497,866 in cash and cash equivalents, compared to $1,721,037 as of December 31, 2025.

Cash and Cash Equivalents

Cash is held at the series level. Any material differences in cash balances are the result of cash received from net proceeds from operations, financing received from the issuance of membership interests from each series, and receipts and/or repayments of amounts due to related parties.

The following table summarizes the cash and cash equivalents by series as of June 30, 2026 and December 31, 2025:

CASH & CASH EQUIVALENTS
Applicable Series	June 30, 2026	December 31, 2025
100	$5,343	$12,326
101	5,232	4,228
Abbington	9,807	9,178
Abernant	10,865	12,958
Alvin	17,090	22,932
Amber	5,788	4,702
Apollo	1,648	54
Aster	2,393	4,913
Augusta	17,531	17,250
Avebury	3,614	2,476
Avondale	5,735	8,474
Badminton	4,733	4,378
Ballinger	5,584	6,761
Bandelier	7,335	7,664
Baron	3,617	10,966
Basil	4,138	4,860
Bayside	4,202	2,455
Bazzel	6,153	7,586
Bedford	4,423	4,534
Bella	3,027	5,005
Belle	6,722	4,092
Belvedere	16,146	14,538
Bergenia	10,773	12,233
Blossom	4,252	8,523
Bonneau	3,045	8,515
Brainerd	8,252	12,763
Braxton	5,455	7,329
Brennan	3,268	2,009
Briarwood	9,630	10,325
Brooklyn	3,490	2,129
Burlington	5,918	12,778
Butter	6,527	7,842
Calvin	17,208	17,776
Camino	5,672	6,897
Cawley	10,440	9,347
Centennial	-	-
Chaparral	9,749	8,336
Chelsea	5,704	7,246
Chester	4,852	7,410
Chickamauga	13,123	15,865
Chinook	4,560	8,058
Chitwood	10,191	11,010
Clover	5,114	5,183
Coatbridge	3,088	2,617
Collier	5,037	8,465
Collinston	5,933	1,310
Conway	7,165	10,401
Cove	7,628	7,364
Creekside	11,052	9,038
Creekwood	5,846	6,255
Cumberland	4,307	7,561
Cupcake	5,896	6,658
Cypress	4,785	1,021
Daisy	7,153	7,443
Davidson	4,241	4,390
Dawson	3,431	3,589
Delta	5,189	4,257
Dewberry	4,100	3,723
Diablo	5,102	5,934
Dogwood	5,588	8,316
Dolittle	4,307	5,538

CASH & CASH EQUIVALENTS
Applicable Series	June 30, 2026	December 31, 2025
Dolly	7,878	7,050
Dops	4,484	6,913
Dorchester	7,208	12,640
Dunbar	6,560	4,434
Eagle	7,071	7,963
Eastfair	4,928	5,741
Eastwood	12,196	12,782
Elevation	3,722	2,621
Ella	724	8,185
Ellen	14,293	15,373
Elm	3,508	1,210
Emporia	5,214	3,290
Ensenada	4,519	8,028
Falcon	4,566	7,647
Felix	7,563	6,166
Fenwick	9,930	8,442
Fletcher	13,796	15,615
Folly	3,809	8,906
Forest	3,534	5,345
Foster	9,716	15,297
Franklin	7,696	8,208
Gardens	3,585	5,221
General	8,698	5,522
Goose	3,759	6,806
Grant	7,508	7,591
Greenhill	5,938	6,982
Gretal	11,856	14,377
Grove	3,394	4,023
Hadden	3,331	4,004
Hansard	13,340	14,413
Hansel	3,923	6,810
Hargrave	5,947	5,818
Harrison	8,560	11,822
Henry	4,836	6,861
Heritage	529	5,102
Heron	4,465	4,937
Highland	5,588	5,279
Hines	5,178	8,644
Hobbes	4,505	6,321
Holcomb	12,624	12,059
Holland	3,644	4,993
Hollandaise	3,179	6,535
Holloway	4,591	1,944
Inglewood	5,002	8,670
Irene	12,594	13,815
Jack	5,368	6,107
Jake	2,684	8,525
Jefferson	12,755	14,643
Jill	4,755	6,906
Johnny	2,785	9,804
June	6,567	7,778
Jupiter	5,533	7,421
Kawana	869	3,969
Kennesaw	10,181	5,850
Kenny	6,622	5,955
KerriAnn	4,068	2,480
Kessler	4,628	4,116
Kingsley	4,906	3,490
Kirkwood	3,600	1,936
Korin	13,236	13,317
Lallie	4,989	1,613
Lanier	4,708	3,950

CASH & CASH EQUIVALENTS
Applicable Series	June 30, 2026	December 31, 2025
Lannister	4,215	2,178
Latte	4,571	15,885
Lennox	5,128	4,684
Lierly	13,566	11,313
Lily	5,844	4,372
Limestone	5,289	3,582
Litton	11,748	11,985
Longwoods	692	4,341
Lookout	9,950	10,530
Loretta	8,173	8,678
Louis	18,024	17,359
Louise	4,209	5,937
Lovejoy	2,969	3,929
Luna	4,354	3,852
Lurleen	4,799	1,873
Madison	3,422	5,646
Mae	4,562	9,035
Magnolia	3,681	4,419
Malbec	3,895	3,802
Mammoth	2,615	3,697
Marcelo	7,116	8,292
Marie	13,743	16,085
Marietta	5,337	3,255
Marion	5,518	7,303
Marple	7,633	6,362
Martell	3,304	7,027
Mary	11,898	13,685
Matchingham	3,807	3,304
McGregor	5,333	8,301
McLovin	5,031	5,326
Meadow	3,146	5,032
Mimosa	4,197	6,936
Mojave	4,387	5,636
Murphy	3,545	3,638
Mycroft	2,888	2,972
Nugget	3,070	9,228
Odessa	6,843	7,397
Olive	4,025	4,191
Oly	4,010	3,777
Onyx	6,152	4,524
Oscar	7,260	6,621
Osceola	4,304	6,009
Osprey	4,400	9,828
Otoro	3,719	248
Palmer	6,363	7,443
Patrick	3,969	7,045
Peanut	2,671	4,099
Pearl	7,070	6,992
Pecan	11,715	8,880
Peterson	15,196	17,144
Piedmont	3,980	5,323
Pinot	4,995	7,873
Pioneer	7,290	8,603
Plumtree	4,958	5,575
Point	4,687	8,501
Porthos	9,694	12,110
Quincy	3,413	8,085
Redondo	6,257	5,755
Regency	5,872	6,266
Reginald	5,357	572
Reynolds	16,856	13,793
Ribbonwalk	5,567	905

CASH & CASH EQUIVALENTS
Applicable Series	June 30, 2026	December 31, 2025
Richardson	11,766	11,137
Richmond	14,488	16,001
Ridge	1,666	3,484
Ritter	7,224	7,963
River	2,780	5,489
Riverwalk	13,536	14,598
Rooney	1,151	10,136
Roseberry	4,676	4,604
Rosewood	6,879	8,307
Roxy	6,690	5,754
Saddlebred	6,317	5,510
Saint	5,804	11,686
Sajni	6,102	3,714
Salem	4,669	5,580
Salinas	5,704	6,527
Saturn	3,637	3,501
Scepter	5,836	5,623
Sequoyah	2,632	4,473
Shallowford	5,761	4,733
Shoreline	3,948	1,988
Sigma	2,985	6,888
Simon	12,543	14,658
Sims	10,847	10,264
Soapstone	7,688	6,886
Sodalis	4,808	5,987
Spencer	6,134	4,372
Splash	5,016	5,946
Spring	5,702	5,140
Stonebriar	4,165	4,401
Sugar	3,667	3,242
Summerset	3,863	6,738
Sundance	3,484	6,238
Sunnyside	13,405	15,864
Swift	7,085	7,662
Taylor	6,366	743
Terracotta	4,536	1,877
Theodore	10,471	12,760
Tulip	1,364	4,790
Tuscan	11,827	12,402
Tuscarora	14,009	9,622
Tuxford	4,350	2,895
Vernon	4,960	4,326
Walton	4,100	6,815
Wave	1,620	3,693
Weldon	2,649	5,111
Wellington	5,704	5,475
Wentworth	7,377	7,375
Wescott	886	4,234
Westchester	4,833	4,351
Wildwood	5,953	7,246
Willow	1,523	2,402
Wilson	8,882	6,888
Winchester	3,145	7,823
Windsor	6,619	3,407
Winston	9,304	10,795
Wisteria	514	7,828
	$1,497,866	$1,721,037

Plan of Operations

We intend to hold and manage the series properties for five to seven years, during which time we will operate the series properties as single-family rental income properties. During this period, we intend to distribute any free cash flow to investors.

As each of our properties reaches what we believe to be its optimum value, we will consider disposing of the property. The determination of when a particular property should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing and projected economic conditions, whether the value of the property is anticipated to appreciate or decline substantially, local regulatory changes, environmental and other factors that may reduce the desirability of single-family rentals in a particular market, and how operating history may impact the potential sales price. The manager may determine that it is in the best interests of members to sell a property earlier than five years or to hold a property for more than seven years.

As of the current date, we do not know how many series we will be offering. However, in any case, the aggregate dollar amount of all of the series interests that we will sell within the 12-month period will not exceed the maximum amount allowed under Regulation A. It is anticipated that the proceeds from any offerings closed during the next twelve months will be used to acquire additional properties.

Our Policies for Approving New Tenants

We intend to seek out tenants for our properties who are financially responsible and capable of paying their rent. We will conduct due diligence on prospective tenant applicants by (a) verifying their incomes, (b) running credit checks, (c) performing criminal background checks, and (d) requesting references from previous landlords. While we do not have specific standards for any of these items, we will use these screening methods to determine, prior to approving a lease, whether we believe a potential lessee is financially responsible.

Trend Information

Our results of operations are affected by a variety of factors, including conditions in the financial markets and the economic and political environments, particularly in the United States. Global economic conditions, including political environments, financial market performance, interest rates, credit spreads or other conditions beyond our control are unpredictable and could negatively affect the value of the series properties, our ability to acquire and manage single-family rentals and the success of our current and future offerings. In addition to the aforementioned macroeconomic trends, we believe the following factors will influence our future performance:

-	Elevated interest rates or fluctuations in interest rates may have a negative effect on the demand for our offerings due to the attractiveness of alternative investments.

-	The continuing increase in prices in the United States housing market may result in difficulties in sourcing properties and meeting demand for our offerings.

-	Sustained levels of remote and hybrid work arrangements may lead to greater rental activity in our target markets.

ITEM 2. OTHER INFORMATION

None.

ITEM 3. FINANCIAL STATEMENTS

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)

AS OF JUNE 30, 2026

	100	101	Abbington	Abernant	Alvin	Amber	Apollo
ASSETS
Current assets:
Cash	$5,343	$5,232	$9,807	$10,865	$17,090	$5,788	$1,648
Other receivables	-	-	-	-	-	-	410
Prepaid expenses	1,535	1,544	1,235	799	1,227	3,390	3,493
Due from third party property managers	-	5,385	5,586	2,921	5,074	4,163	2,235
Total current assets	6,878	12,161	16,628	14,585	23,390	13,341	7,786
Property and equipment, net	550,329	574,698	432,421	211,904	296,272	267,709	183,499
Total assets	$557,206	$586,858	$449,049	$226,489	$319,662	$281,050	$191,285

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$3,191	$2,791	$2,471	$2,054	$1,812	$2,434	$3,054
Tenant deposits	-	2,995	2,845	1,745	2,545	1,995	648
Due to related parties	30,848	31,837	24,439	4,601	6,568	7,325	18,725
Total current liabilities	34,039	37,623	29,755	8,401	10,925	11,753	22,426
Mortgage payables, net	-	-	-	-	-	198,931	133,494
Operational notes, related party	-	30,800	-	-	-	5,900	20,000
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	34,039	68,423	29,755	8,401	10,925	216,584	175,920
Members’ equity (deficit)
Members’ capital	563,235	619,057	434,690	220,216	290,792	105,705	69,281
Retained earnings (accumulated deficit)	(40,068)	(100,621)	(15,395)	(2,127)	17,945	(41,239)	(53,916)
Total members’ equity (deficit)	523,168	518,435	419,295	218,088	308,737	64,466	15,365
Total liabilities and members’ equity (deficit)	$557,206	$586,858	$449,049	$226,489	$319,662	$281,050	$191,285

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)

AS OF JUNE 30, 2026

	Aster	Augusta	Avebury	Avondale	Badminton	Ballinger	Bandelier
ASSETS
Current assets:
Cash	$2,393	$17,531	$3,614	$5,735	$4,733	$5,584	$7,335
Other receivables	-	-	757	-	-	-	-
Prepaid expenses	4,531	942	3,025	1,097	5,070	967	5,559
Due from third party property managers	3,075	3,959	4,642	1,276	5,090	4,366	3,578
Total current assets	9,999	22,432	12,038	8,107	14,894	10,917	16,472
Property and equipment, net	236,240	274,397	259,019	304,567	224,860	280,683	311,241
Total assets	$246,239	$296,829	$271,057	$312,674	$239,753	$291,600	$327,713

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$4,459	$2,662	$2,401	$2,830	$4,905	$1,814	$2,742
Tenant deposits	1,795	1,995	1,795	2,195	2,195	2,320	2,245
Due to related parties	6,085	6,607	6,604	7,595	8,087	5,906	7,013
Total current liabilities	12,339	11,264	10,800	12,621	15,187	10,040	12,000
Mortgage payables, net	124,613	-	201,056	-	172,130	-	242,746
Operational notes, related party	19,100	-	11,000	-	16,300	-	-
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	156,051	11,264	222,856	12,621	203,617	10,040	254,745
Members’ equity (deficit)
Members’ capital	145,792	282,390	90,060	320,665	73,218	286,570	112,369
Retained earnings (accumulated deficit)	(55,604)	3,175	(41,860)	(20,611)	(37,082)	(5,011)	(39,401)
Total members’ equity (deficit)	90,188	285,565	48,201	300,054	36,136	281,560	72,968
Total liabilities and members’ equity (deficit)	$246,239	$296,829	$271,057	$312,674	$239,753	$291,600	$327,713

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)

AS OF JUNE 30, 2026

	Baron	Basil	Bayside	Bazzel	Bedford	Bella	Belle
ASSETS
Current assets:
Cash	$3,617	$4,138	$4,202	$6,153	$4,423	$3,027	$6,722
Other receivables	-	-	-	-	-	-	-
Prepaid expenses	1,892	3,027	7,013	989	6,952	989	1,389
Due from third party property managers	-	3,728	1,572	2,525	4,347	-	4,788
Total current assets	5,509	10,893	12,788	9,667	15,722	4,017	12,900
Property and equipment, net	523,106	175,920	222,952	239,870	250,077	289,903	395,755
Total assets	$528,615	$186,812	$235,740	$249,537	$265,798	$293,920	$408,655

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$4,781	$2,854	$5,483	$3,719	$6,129	$3,491	$3,928
Tenant deposits	-	1,695	-	1,845	2,295	-	3,593
Due to related parties	29,126	4,806	16,235	14,961	6,768	10,114	12,238
Total current liabilities	33,907	9,355	21,718	20,524	15,192	13,605	19,759
Mortgage payables, net	-	129,909	163,744	-	194,650	-	-
Operational notes, related party	-	8,700	10,000	20,700	12,300	6,500	23,900
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	33,907	147,964	195,462	41,224	222,141	20,105	43,659
Members’ equity (deficit)
Members’ capital	527,251	56,913	80,583	240,768	86,573	302,343	421,930
Retained earnings (accumulated deficit)	(32,543)	(18,065)	(40,305)	(32,455)	(42,916)	(28,528)	(56,934)
Total members’ equity (deficit)	494,708	38,848	40,278	208,313	43,657	273,815	364,996
Total liabilities and members’ equity (deficit)	$528,615	$186,812	$235,740	$249,537	$265,798	$293,920	$408,655

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)

AS OF JUNE 30, 2026

	Belvedere	Bergenia	Blossom	Bonneau	Brainerd	Braxton	Brennan
ASSETS
Current assets:
Cash	$16,146	$10,773	$4,252	$3,045	$8,252	$5,455	$3,268
Other receivables	-	-	-	-	-	-	-
Prepaid expenses	1,219	808	691	2,377	815	825	4,544
Due from third party property managers	4,721	2,880	-	1,290	3,731	4,021	4,993
Total current assets	22,086	14,461	4,942	6,712	12,797	10,301	12,805
Property and equipment, net	272,796	202,070	229,511	303,684	264,417	291,587	202,981
Total assets	$294,882	$216,531	$234,453	$310,396	$277,214	$301,888	$215,786

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,770	$1,674	$10,334	$5,170	$2,865	$2,777	$3,401
Tenant deposits	2,295	1,495	-	2,545	2,495	2,045	1,550
Due to related parties	7,218	4,984	6,034	14,042	7,472	8,516	22,547
Total current liabilities	12,283	8,152	16,368	21,757	12,832	13,338	27,497
Mortgage payables, net	-	-	-	-	143,973	-	154,142
Operational notes, related party	-	-	10,000	2,000	-	8,700	35,200
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	12,283	8,152	26,368	23,757	156,805	22,038	216,839
Members’ equity (deficit)
Members’ capital	267,761	205,760	240,219	317,431	142,022	295,504	84,906
Retained earnings (accumulated deficit)	14,838	2,619	(32,134)	(30,792)	(21,613)	(15,654)	(85,959)
Total members’ equity (deficit)	282,599	208,379	208,085	286,639	120,409	279,850	(1,053)
Total liabilities and members’ equity (deficit)	$294,882	$216,531	$234,453	$310,396	$277,214	$301,888	$215,786

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)

AS OF JUNE 30, 2026

	Briarwood	Brooklyn	Burlington	Butter	Calvin	Camino	Cawley
ASSETS
Current assets:
Cash	$9,630	$3,490	$5,918	$6,527	$17,208	$5,672	$10,440
Other receivables	-	-	-	-	-	-	-
Prepaid expenses	817	654	2,172	7,181	625	831	1,093
Due from third party property managers	3,450	2,799	4,726	8,927	3,720	3,507	3,984
Total current assets	13,897	6,943	12,816	22,635	21,552	10,010	15,517
Property and equipment, net	194,430	152,677	587,963	332,988	219,609	238,698	291,050
Total assets	$208,327	$159,620	$600,779	$355,622	$241,162	$248,708	$306,567

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$3,172	$2,162	$4,656	$5,098	$2,216	$1,899	$2,689
Tenant deposits	1,995	1,295	3,645	2,795	1,795	1,595	2,095
Due to related parties	4,353	7,553	33,388	7,529	5,870	7,295	7,236
Total current liabilities	9,520	11,010	41,688	15,422	9,880	10,789	12,020
Mortgage payables, net	-	82,412	-	260,120	-	-	-
Operational notes, related party	-	23,100	11,100	23,200	-	-	-
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	9,520	116,522	52,788	298,742	9,880	10,789	12,020
Members’ equity (deficit)
Members’ capital	198,479	92,730	594,367	108,599	220,701	239,352	295,459
Retained earnings (accumulated deficit)	327	(49,632)	(46,377)	(51,719)	10,580	(1,432)	(911)
Total members’ equity (deficit)	198,807	43,098	547,991	56,880	231,281	237,919	294,547
Total liabilities and members’ equity (deficit)	$208,327	$159,620	$600,779	$355,622	$241,162	$248,708	$306,567

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)

AS OF JUNE 30, 2026

	Centennial	Chaparral	Chelsea	Chester	Chickamauga	Chinook	Chitwood
ASSETS
Current assets:
Cash	$-	$9,749	$5,704	$4,852	$13,123	$4,560	$10,191
Other receivables	-	-	-	2,548	-	-	-
Prepaid expenses	-	759	4,848	1,764	1,113	1,249	1,078
Due from third party property managers	-	4,725	4,053	3,041	5,872	4,031	5,059
Total current assets	-	15,233	14,604	12,206	20,108	9,840	16,327
Property and equipment, net	-	168,015	274,494	334,154	339,270	285,695	344,210
Total assets	$-	$183,248	$289,098	$346,360	$359,377	$295,535	$360,537

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$-	$7,661	$2,342	$2,877	$2,145	$2,666	$5,798
Tenant deposits	-	1,695	1,895	2,545	3,693	1,995	2,795
Due to related parties	-	6,651	6,939	8,636	9,450	7,112	10,452
Total current liabilities	-	16,007	11,176	14,058	15,288	11,773	19,045
Mortgage payables, net	-	104,310	213,467	182,089	-	-	-
Operational notes, related party	-	-	-	-	-	1,200	-
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	-	120,317	224,643	196,147	15,288	12,973	19,045
Members’ equity (deficit)
Members’ capital	(42,205)	62,199	87,640	201,649	331,920	294,375	340,773
Retained earnings (accumulated deficit)	42,205	731	(23,184)	(51,436)	12,170	(11,813)	719
Total members’ equity (deficit)	-	62,931	64,455	150,213	344,090	282,562	341,492
Total liabilities and members’ equity (deficit)	$-	$183,248	$289,098	$346,360	$359,377	$295,535	$360,537

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)

AS OF JUNE 30, 2026

	Clover	Coatbridge	Collier	Collinston	Conway	Cove	Creekside
ASSETS
Current assets:
Cash	$5,114	$3,088	$5,037	$5,933	$7,165	$7,628	$11,052
Other receivables	-	-	-	-	-	-	-
Prepaid expenses	1,254	5,347	1,053	2,309	1,624	953	815
Due from third party property managers	6,352	3,876	-	7,208	6,724	4,375	3,820
Total current assets	12,720	12,311	6,090	15,450	15,514	12,956	15,687
Property and equipment, net	298,014	239,418	319,552	184,703	617,971	193,630	279,844
Total assets	$310,733	$251,729	$325,642	$200,153	$633,484	$206,586	$295,531

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,710	$5,829	$1,647	$3,397	$3,497	$2,530	$5,452
Tenant deposits	1,995	3,143	-	1,595	3,645	1,695	2,350
Due to related parties	20,782	9,360	17,871	20,664	18,096	5,235	8,399
Total current liabilities	25,488	18,332	19,518	25,657	25,237	9,460	16,201
Mortgage payables, net	-	173,413	-	135,007	-	-	-
Operational notes, related party	3,600	25,400	-	33,600	9,400	22,700	-
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	29,088	217,145	19,518	194,264	34,637	32,160	16,201
Members’ equity (deficit)
Members’ capital	298,939	92,846	313,134	81,057	642,222	209,157	271,503
Retained earnings (accumulated deficit)	(17,293)	(58,261)	(7,009)	(75,168)	(43,375)	(34,732)	7,826
Total members’ equity (deficit)	281,646	34,584	306,124	5,890	598,847	174,425	279,329
Total liabilities and members’ equity (deficit)	$310,733	$251,729	$325,642	$200,153	$633,484	$206,586	$295,531

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)

AS OF JUNE 30, 2026

	Creekwood	Cumberland	Cupcake	Cypress	Daisy	Davidson	Dawson
ASSETS
Current assets:
Cash	$5,846	$4,307	$5,896	$4,785	$7,153	$4,241	$3,431
Other receivables	-	-	-	-	-	-	-
Prepaid expenses	5,862	860	3,033	5,585	861	3,866	5,300
Due from third party property managers	3,402	2,942	3,555	6,270	3,116	1,611	3,247
Total current assets	15,109	8,109	12,484	16,640	11,130	9,718	11,978
Property and equipment, net	260,373	266,543	198,154	334,869	271,039	193,681	198,011
Total assets	$275,483	$274,652	$210,639	$351,509	$282,169	$203,399	$209,989

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,661	$2,001	$5,323	$3,913	$4,643	$2,382	$4,890
Tenant deposits	1,795	1,695	1,945	2,395	1,695	-	1,745
Due to related parties	6,702	8,197	5,483	8,585	8,366	22,020	7,777
Total current liabilities	11,158	11,893	12,751	14,893	14,704	24,401	14,411
Mortgage payables, net	141,561	-	150,318	179,381	-	145,436	144,407
Operational notes, related party	-	-	-	21,500	-	14,600	23,900
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	152,719	11,893	163,069	215,774	14,704	184,437	182,718
Members’ equity (deficit)
Members’ capital	159,320	267,002	54,291	198,485	267,238	67,925	78,732
Retained earnings (accumulated deficit)	(36,556)	(4,243)	(6,721)	(62,751)	228	(48,963)	(51,461)
Total members’ equity (deficit)	122,763	262,759	47,570	135,735	267,465	18,962	27,271
Total liabilities and members’ equity (deficit)	$275,483	$274,652	$210,639	$351,509	$282,169	$203,399	$209,989

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)

AS OF JUNE 30, 2026

	Delta	Dewberry	Diablo	Dogwood	Dolittle	Dolly	Dops
ASSETS
Current assets:
Cash	$5,189	$4,100	$5,102	$5,588	$4,307	$7,878	$4,484
Other receivables	-	897	-	-	-	-	-
Prepaid expenses	8,140	5,179	4,243	837	6,911	1,652	693
Due from third party property managers	9,864	5,719	3,849	2,961	4,895	7,649	3,243
Total current assets	23,193	15,895	13,194	9,386	16,112	17,178	8,420
Property and equipment, net	307,800	165,073	267,058	216,186	269,579	620,606	186,537
Total assets	$330,993	$180,967	$280,252	$225,572	$285,691	$637,784	$194,957

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$5,753	$4,112	$3,141	$1,557	$4,958	$2,738	$1,622
Tenant deposits	2,195	1,695	2,145	1,750	2,295	3,995	1,495
Due to related parties	19,848	6,150	6,712	12,436	10,499	18,267	5,126
Total current liabilities	27,796	11,957	11,998	15,743	17,752	25,000	8,243
Mortgage payables, net	224,710	119,595	205,937	-	205,623	-	-
Operational notes, related party	95,700	24,700	27,300	-	5,300	-	-
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	348,206	156,252	245,235	15,743	228,675	25,000	8,243
Members’ equity (deficit)
Members’ capital	118,520	63,960	93,448	211,680	90,542	642,866	186,731
Retained earnings (accumulated deficit)	(135,732)	(39,244)	(58,431)	(1,850)	(33,527)	(30,083)	(18)
Total members’ equity (deficit)	(17,213)	24,716	35,017	209,829	57,016	612,784	186,714
Total liabilities and members’ equity (deficit)	$330,993	$180,967	$280,252	$225,572	$285,691	$637,784	$194,957

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)

AS OF JUNE 30, 2026

	Dorchester	Dunbar	Eagle	Eastfair	Eastwood	Elevation	Ella
ASSETS
Current assets:
Cash	$7,208	$6,560	$7,071	$4,928	$12,196	$3,722	$724
Other receivables	-	-	1,177	-	-	-	-
Prepaid expenses	2,487	1,042	5,426	5,254	1,183	4,597	765
Due from third party property managers	4,067	3,855	4,045	1,767	5,007	8,000	-
Total current assets	13,762	11,458	17,719	11,949	18,386	16,319	1,489
Property and equipment, net	314,704	301,095	249,309	186,766	296,998	237,296	239,118
Total assets	$328,465	$312,552	$267,028	$198,715	$315,384	$253,615	$240,607

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$6,299	$2,209	$6,227	$4,571	$1,736	$4,736	$2,722
Tenant deposits	2,295	2,295	2,245	1,949	2,795	1,895	-
Due to related parties	19,390	15,772	6,313	5,594	6,487	15,370	6,282
Total current liabilities	27,984	20,275	14,785	12,114	11,018	22,001	9,004
Mortgage payables, net	-	-	131,991	148,131	-	170,548	-
Operational notes, related party	50,800	63,200	-	16,500	-	54,100	-
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	78,784	83,475	146,775	176,745	11,018	246,650	9,004
Members’ equity (deficit)
Members’ capital	336,096	317,239	135,671	58,149	318,324	99,928	248,227
Retained earnings (accumulated deficit)	(86,414)	(88,162)	(15,417)	(36,179)	(13,958)	(92,963)	(16,624)
Total members’ equity (deficit)	249,682	229,077	120,253	21,970	304,366	6,965	231,603
Total liabilities and members’ equity (deficit)	$328,465	$312,552	$267,028	$198,715	$315,384	$253,615	$240,607

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)

AS OF JUNE 30, 2026

	Ellen	Elm	Emporia	Ensenada	Falcon	Felix	Fenwick
ASSETS
Current assets:
Cash	$14,293	$3,508	$5,214	$4,519	$4,566	$7,563	$9,930
Other receivables	-	-	-	-	1,175	-	-
Prepaid expenses	899	4,093	6,137	9,348	5,700	677	1,013
Due from third party property managers	4,088	4,294	4,828	5,197	-	3,256	6,097
Total current assets	19,279	11,896	16,180	19,064	11,442	11,496	17,040
Property and equipment, net	230,313	144,193	312,529	498,996	249,958	232,820	277,420
Total assets	$249,592	$156,089	$328,709	$518,061	$261,400	$244,316	$294,459

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$5,918	$3,471	$4,239	$4,462	$6,672	$2,017	$2,399
Tenant deposits	2,100	1,650	2,395	3,595	-	2,393	4,190
Due to related parties	5,585	8,913	7,944	11,983	6,086	5,381	6,735
Total current liabilities	13,603	14,034	14,578	20,040	12,758	9,790	13,323
Mortgage payables, net	-	105,946	242,794	388,884	131,981	-	-
Operational notes, related party	-	12,400	35,000	16,100	-	-	-
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	13,603	132,380	292,372	425,024	144,739	9,790	13,323
Members’ equity (deficit)
Members’ capital	241,788	54,921	114,863	177,649	136,682	235,611	290,658
Retained earnings (accumulated deficit)	(5,799)	(31,213)	(78,525)	(84,612)	(20,021)	(1,086)	(9,522)
Total members’ equity (deficit)	235,989	23,708	36,338	93,037	116,661	234,526	281,136
Total liabilities and members’ equity (deficit)	$249,592	$156,089	$328,709	$518,061	$261,400	$244,316	$294,459

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)

AS OF JUNE 30, 2026

	Fletcher	Folly	Forest	Foster	Franklin	Gardens	General
ASSETS
Current assets:
Cash	$13,796	$3,809	$3,534	$9,716	$7,696	$3,585	$8,698
Other receivables	-	-	-	-	-	-	-
Prepaid expenses	652	1,869	3,818	959	1,076	1,860	939
Due from third party property managers	3,112	4,410	14,991	4,059	-	3,217	4,467
Total current assets	17,560	10,088	22,343	14,734	8,772	8,663	14,105
Property and equipment, net	163,202	282,485	310,771	290,002	284,753	199,797	293,090
Total assets	$180,761	$292,573	$333,114	$304,735	$293,525	$208,460	$307,195

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,735	$4,702	$5,565	$7,572	$13,521	$1,669	$2,964
Tenant deposits	1,395	2,695	1,248	1,850	2,595	-	2,495
Due to related parties	3,656	19,472	14,038	7,047	3,138	7,362	7,840
Total current liabilities	7,785	26,869	20,851	16,469	19,253	9,031	13,298
Mortgage payables, net	-	-	225,453	-	-	134,978	-
Operational notes, related party	-	2,600	60,400	-	-	11,000	-
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	7,785	29,469	306,704	16,469	19,253	155,009	13,298
Members’ equity (deficit)
Members’ capital	165,438	293,252	131,264	301,708	289,725	79,956	293,199
Retained earnings (accumulated deficit)	7,538	(30,149)	(104,853)	(13,442)	(15,453)	(26,506)	697
Total members’ equity (deficit)	172,976	263,104	26,410	288,266	274,272	53,451	293,897
Total liabilities and members’ equity (deficit)	$180,761	$292,573	$333,114	$304,735	$293,525	$208,460	$307,195

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)

AS OF JUNE 30, 2026

	Goose	Grant	Greenhill	Gretal	Grove	Hadden	Hansard
ASSETS
Current assets:
Cash	$3,759	$7,508	$5,938	$11,856	$3,394	$3,331	$13,340
Other receivables	-	-	-	-	-	-	-
Prepaid expenses	1,235	6,612	8,438	1,195	4,725	5,294	1,301
Due from third party property managers	3,585	5,438	5,874	4,806	2,425	3,581	7,601
Total current assets	8,579	19,558	20,250	17,856	10,543	12,206	22,243
Property and equipment, net	232,333	332,773	289,993	408,297	204,410	200,694	276,543
Total assets	$240,912	$352,331	$310,243	$426,153	$214,954	$212,900	$298,786

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$5,957	$3,543	$5,894	$1,852	$2,918	$3,832	$2,026
Tenant deposits	1,995	-	3,119	2,395	1,869	1,695	4,840
Due to related parties	2,108	7,673	7,414	11,414	8,378	4,865	7,915
Total current liabilities	10,059	11,217	16,426	15,662	13,165	10,392	14,781
Mortgage payables, net	122,902	256,726	225,688	-	155,842	141,942	-
Operational notes, related party	5,500	-	5,100	-	10,100	13,900	-
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	138,462	267,943	247,214	15,662	179,107	166,235	14,781
Members’ equity (deficit)
Members’ capital	124,331	111,740	88,774	420,627	79,051	77,155	271,739
Retained earnings (accumulated deficit)	(21,880)	(27,352)	(25,744)	(10,135)	(43,205)	(30,490)	12,266
Total members’ equity (deficit)	102,451	84,388	63,030	410,492	35,846	46,665	284,005
Total liabilities and members’ equity (deficit)	$240,912	$352,331	$310,243	$426,153	$214,954	$212,900	$298,786

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)

AS OF JUNE 30, 2026

	Hansel	Hargrave	Harrison	Henry	Heritage	Heron	Highland
ASSETS
Current assets:
Cash	$3,923	$5,947	$8,560	$4,836	$529	$4,465	$5,588
Other receivables	2,663	-	3,757	-	512	-	-
Prepaid expenses	5,251	625	3,685	1,448	6,220	6,801	943
Due from third party property managers	-	3,584	5,980	2,032	4,330	4,649	3,913
Total current assets	11,837	10,156	21,981	8,317	11,591	15,915	10,443
Property and equipment, net	366,268	217,321	412,998	387,209	261,698	258,043	258,202
Total assets	$378,105	$227,477	$434,979	$395,525	$273,289	$273,958	$268,646

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$5,791	$2,415	$2,028	$4,297	$3,713	$4,516	$3,051
Tenant deposits	-	1,945	3,045	2,395	1,995	2,369	1,845
Due to related parties	12,674	6,393	10,890	11,449	9,223	6,489	7,755
Total current liabilities	18,464	10,753	15,963	18,141	14,931	13,374	12,651
Mortgage payables, net	197,817	-	225,319	-	201,043	198,956	-
Operational notes, related party	22,600	8,300	-	42,500	19,300	12,400	5,900
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	238,882	19,053	241,282	60,641	235,274	224,730	18,551
Members’ equity (deficit)
Members’ capital	221,379	239,314	231,914	399,905	96,083	97,016	260,823
Retained earnings (accumulated deficit)	(82,156)	(30,891)	(38,217)	(65,021)	(58,068)	(47,787)	(10,729)
Total members’ equity (deficit)	139,223	208,423	193,697	334,884	38,015	49,229	250,095
Total liabilities and members’ equity (deficit)	$378,105	$227,477	$434,979	$395,525	$273,289	$273,958	$268,646

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)

AS OF JUNE 30, 2026

	Hines	Hobbes	Holcomb	Holland	Hollandaise	Holloway	Inglewood
ASSETS
Current assets:
Cash	$5,178	$4,505	$12,624	$3,644	$3,179	$4,591	$5,002
Other receivables	-	-	-	1,455	2,977	-	-
Prepaid expenses	686	625	1,013	3,796	3,785	5,821	1,669
Due from third party property managers	3,329	3,271	618	1,717	1,390	6,072	3,687
Total current assets	9,194	8,401	14,255	10,613	11,331	16,483	10,358
Property and equipment, net	232,900	217,605	318,634	184,870	325,996	295,232	612,816
Total assets	$242,094	$226,006	$332,889	$195,483	$337,327	$311,714	$623,175

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,954	$2,194	$3,385	$2,259	$2,127	$5,646	$3,423
Tenant deposits	1,845	1,695	2,095	2,168	2,095	3,119	3,595
Due to related parties	13,158	5,670	18,165	8,458	9,085	10,536	17,177
Total current liabilities	16,957	9,559	23,645	12,884	13,307	19,300	24,196
Mortgage payables, net	-	-	-	145,441	253,219	218,541	-
Operational notes, related party	6,200	-	-	-	18,500	9,900	-
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	23,157	9,559	23,645	158,325	285,026	247,742	24,196
Members’ equity (deficit)
Members’ capital	237,904	234,524	322,851	77,035	129,288	109,137	648,487
Retained earnings (accumulated deficit)	(18,967)	(18,077)	(13,607)	(39,878)	(76,988)	(45,164)	(49,508)
Total members’ equity (deficit)	218,937	216,447	309,245	37,157	52,301	63,973	598,979
Total liabilities and members’ equity (deficit)	$242,094	$226,006	$332,889	$195,483	$337,327	$311,714	$623,175

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)

AS OF JUNE 30, 2026

	Irene	Jack	Jake	Jefferson	Jill	Johnny	June
ASSETS
Current assets:
Cash	$12,594	$5,368	$2,684	$12,755	$4,755	$2,785	$6,567
Other receivables	-	4,592	-	-	4,967	-	-
Prepaid expenses	652	2,623	2,004	944	3,947	1,471	1,471
Due from third party property managers	2,697	4,900	5,022	4,747	4,311	928	5,552
Total current assets	15,944	17,484	9,710	18,446	17,981	5,185	13,589
Property and equipment, net	163,202	372,425	528,741	250,384	361,770	527,053	527,053
Total assets	$179,146	$389,908	$538,451	$268,830	$379,751	$532,237	$540,642

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$3,672	$2,206	$4,621	$1,741	$1,968	$2,776	$2,751
Tenant deposits	1,395	3,143	3,345	2,595	2,195	2,945	2,945
Due to related parties	3,629	11,906	30,395	6,885	8,830	31,007	29,350
Total current liabilities	8,696	17,255	38,362	11,221	12,993	36,728	35,046
Mortgage payables, net	-	287,120	-	-	197,141	-	-
Operational notes, related party	-	16,200	19,900	-	-	15,200	10,600
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	8,696	320,575	58,262	11,221	210,134	51,928	45,646
Members’ equity (deficit)
Members’ capital	164,916	138,843	563,175	238,794	212,084	552,405	552,823
Retained earnings (accumulated deficit)	5,533	(69,510)	(82,985)	18,815	(42,466)	(72,097)	(57,826)
Total members’ equity (deficit)	170,450	69,333	480,190	257,609	169,617	480,309	494,997
Total liabilities and members’ equity (deficit)	$179,146	$389,908	$538,451	$268,830	$379,751	$532,237	$540,642

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)

AS OF JUNE 30, 2026

	Jupiter	Kawana	Kennesaw	Kenny	KerriAnn	Kessler	Kingsley
ASSETS
Current assets:
Cash	$5,533	$869	$10,181	$6,622	$4,068	$4,628	$4,906
Other receivables	1,653	741	-	-	2,268	1,518	-
Prepaid expenses	2,621	3,805	1,347	1,679	2,402	3,946	5,199
Due from third party property managers	3,358	1,152	5,715	6,113	5,734	3,307	5,066
Total current assets	13,165	6,566	17,243	14,413	14,472	13,399	15,172
Property and equipment, net	184,700	245,442	382,289	620,606	298,979	233,935	273,923
Total assets	$197,865	$252,008	$399,532	$635,018	$313,451	$247,334	$289,094

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,294	$2,094	$3,267	$2,952	$3,217	$4,582	$6,764
Tenant deposits	1,550	-	2,795	2,945	1,995	1,595	2,395
Due to related parties	5,006	6,585	21,362	23,035	6,893	8,652	7,998
Total current liabilities	8,851	8,679	27,424	28,932	12,106	14,829	17,157
Mortgage payables, net	138,236	190,623	-	-	235,773	125,604	212,591
Operational notes, related party	5,900	8,900	-	3,100	31,700	13,600	22,200
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	152,987	208,202	27,424	32,032	279,579	154,033	251,948
Members’ equity (deficit)
Members’ capital	74,907	84,911	394,359	671,330	113,673	144,257	94,226
Retained earnings (accumulated deficit)	(30,029)	(41,105)	(22,251)	(68,344)	(79,801)	(50,955)	(57,080)
Total members’ equity (deficit)	44,878	43,806	372,108	602,986	33,873	93,301	37,146
Total liabilities and members’ equity (deficit)	$197,865	$252,008	$399,532	$635,018	$313,451	$247,334	$289,094

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)

AS OF JUNE 30, 2026

	Kirkwood	Korin	Lallie	Lanier	Lannister	Latte	Lennox
ASSETS
Current assets:
Cash	$3,600	$13,236	$4,989	$4,708	$4,215	$4,571	$5,128
Other receivables	1,638	-	-	-	411	-	-
Prepaid expenses	3,725	849	8,225	5,918	3,798	1,498	2,783
Due from third party property managers	2,998	4,558	5,133	4,925	786	5,760	3,948
Total current assets	11,962	18,642	18,348	15,551	9,210	11,829	11,858
Property and equipment, net	238,678	253,212	326,962	340,764	158,405	328,211	188,251
Total assets	$250,640	$271,854	$345,310	$356,314	$167,616	$340,040	$200,109

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,909	$5,809	$8,814	$3,176	$2,334	$3,757	$3,838
Tenant deposits	1,650	1,995	2,495	2,295	1,395	2,195	1,795
Due to related parties	8,440	6,891	46,023	10,826	4,323	19,022	6,557
Total current liabilities	12,999	14,695	57,332	16,297	8,052	24,974	12,189
Mortgage payables, net	180,179	-	237,879	261,550	112,857	-	137,961
Operational notes, related party	34,100	-	57,200	11,800	23,900	3,600	9,700
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	227,278	14,695	352,412	289,646	144,808	28,574	159,850
Members’ equity (deficit)
Members’ capital	86,729	241,762	121,831	122,947	73,621	334,594	65,558
Retained earnings (accumulated deficit)	(63,368)	15,398	(128,933)	(56,279)	(50,814)	(23,127)	(25,299)
Total members’ equity (deficit)	23,361	257,160	(7,102)	66,668	22,807	311,466	40,259
Total liabilities and members’ equity (deficit)	$250,640	$271,854	$345,310	$356,314	$167,616	$340,040	$200,109

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)

AS OF JUNE 30, 2026

	Lierly	Lily	Limestone	Litton	Longwoods	Lookout	Loretta
ASSETS
Current assets:
Cash	$13,566	$5,844	$5,289	$11,748	$692	$9,950	$8,173
Other receivables	-	4,147	1,860	-	-	-	-
Prepaid expenses	889	6,526	5,501	1,016	2,947	928	1,648
Due from third party property managers	3,585	5,358	4,669	-	3,593	3,861	9,317
Total current assets	18,040	21,876	17,318	12,764	7,232	14,740	19,137
Property and equipment, net	183,076	467,079	255,540	291,824	249,257	309,775	617,628
Total assets	$201,115	$488,955	$272,858	$304,588	$256,490	$324,515	$636,765

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$8,684	4,434	$5,379	$2,914	$3,584	$1,441	$3,405
Tenant deposits	1,750	2,395	2,095	-	1,950	2,245	-
Due to related parties	6,282	16,252	10,018	8,271	8,699	16,567	18,842
Total current liabilities	16,715	23,082	17,492	11,185	14,233	20,253	22,246
Mortgage payables, net	131,100	308,902	201,087	158,867	-	-	-
Operational notes, related party	-	64,000	21,400	-	-	-	1,200
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	147,815	395,984	239,980	170,052	14,233	20,253	23,446
Members’ equity (deficit)
Members’ capital	50,351	204,164	102,493	156,517	265,317	301,902	632,320
Retained earnings (accumulated deficit)	2,949	(111,194)	(69,615)	(21,982)	(23,060)	2,360	(19,001)
Total members’ equity (deficit)	53,300	92,971	32,878	134,536	242,257	304,262	613,319
Total liabilities and members’ equity (deficit)	$201,115	$488,955	$272,858	$304,588	$256,490	$324,515	$636,765

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)

AS OF JUNE 30, 2026

	Louis	Louise	Lovejoy	Luna	Lurleen	Madison	Mae
ASSETS
Current assets:
Cash	$18,024	$4,209	$2,969	$4,354	$4,799	$3,422	$4,562
Other receivables	-	1,667	1,176	-	-	1,361	-
Prepaid expenses	761	4,006	6,317	4,205	1,312	2,596	1,287
Due from third party property managers	4,045	-	2,875	3,827	2,741	1,594	6,592
Total current assets	22,830	9,882	13,336	12,386	8,852	8,974	12,442
Property and equipment, net	249,180	246,282	262,207	186,766	203,163	184,739	318,587
Total assets	$272,010	$256,163	$275,544	$199,152	$212,015	$193,713	$331,029

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,379	$4,956	$3,944	$4,434	$2,976	$2,072	$4,730
Tenant deposits	2,145	1,895	1,995	1,895	1,695	2,174	4,190
Due to related parties	5,892	5,801	11,429	7,211	10,798	7,199	9,731
Total current liabilities	10,416	12,652	17,369	13,540	15,470	11,444	18,651
Mortgage payables, net	-	180,185	203,149	148,131	109,175	100,081	-
Operational notes, related party	-	-	12,300	17,800	12,400	14,900	-
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	10,416	192,837	232,818	179,471	137,045	126,425	18,651
Members’ equity (deficit)
Members’ capital	256,212	86,809	89,826	57,540	119,528	110,186	320,483
Retained earnings (accumulated deficit)	5,382	(23,482)	(47,100)	(37,858)	(44,558)	(42,898)	(8,105)
Total members’ equity (deficit)	261,594	63,327	42,726	19,681	74,971	67,288	312,378
Total liabilities and members’ equity (deficit)	$272,010	$256,163	$275,544	$199,152	$212,015	$193,713	$331,029

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)

AS OF JUNE 30, 2026

	Magnolia	Malbec	Mammoth	Marcelo	Marie	Marietta	Marion
ASSETS
Current assets:
Cash	$3,681	$3,895	$2,615	$7,116	$13,743	$5,337	$5,518
Other receivables	1,750	-	1,331	-	-	1,833	-
Prepaid expenses	3,929	4,530	7,390	789	1,189	5,319	2,195
Due from third party property managers	5,234	4,142	4,283	-	5,215	4,738	3,998
Total current assets	14,594	12,567	15,619	7,905	20,147	17,227	11,711
Property and equipment, net	226,164	276,494	304,562	268,800	291,425	272,916	240,933
Total assets	$240,758	$289,060	$320,181	$276,705	$311,572	$290,143	$252,644

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,744	$7,180	$4,955	$14,077	$1,357	$5,114	$2,773
Tenant deposits	3,290	2,195	2,095	1,750	2,745	2,195	2,295
Due to related parties	7,202	8,141	13,009	7,595	8,112	10,803	9,266
Total current liabilities	13,237	17,516	20,059	23,422	12,214	18,112	14,334
Mortgage payables, net	171,341	205,235	235,824	-	-	148,794	-
Operational notes, related party	23,800	6,500	44,300	-	-	18,900	3,800
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	208,377	229,251	300,183	23,422	12,214	185,807	18,134
Members’ equity (deficit)
Members’ capital	86,594	90,515	118,444	262,634	271,744	168,336	251,971
Retained earnings (accumulated deficit)	(54,213)	(30,706)	(98,446)	(9,351)	27,614	(64,000)	(17,461)
Total members’ equity (deficit)	32,381	59,809	19,998	253,283	299,358	104,336	234,510
Total liabilities and members’ equity (deficit)	$240,758	$289,060	$320,181	$276,705	$311,572	$290,143	$252,644

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)

AS OF JUNE 30, 2026

	Marple	Martell	Mary	Matchingham	McGregor	McLovin	Meadow
ASSETS
Current assets:
Cash	$7,633	$3,304	$11,898	$3,807	$5,333	$5,031	$3,146
Other receivables	-	-	-	-	-	4,330	2,125
Prepaid expenses	652	2,127	941	3,413	971	9,177	4,006
Due from third party property managers	-	4,616	4,131	3,699	3,805	5,420	-
Total current assets	8,285	10,047	16,970	10,919	10,109	23,957	9,276
Property and equipment, net	162,398	240,530	251,309	185,279	269,261	488,916	280,654
Total assets	$170,683	$250,576	$268,280	$196,198	$279,370	$512,873	$289,930

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$6,748	$3,283	$1,791	$4,533	$2,037	5,374	$3,172
Tenant deposits	-	2,595	2,095	1,895	1,895	2,995	-
Due to related parties	4,200	7,659	6,150	7,474	16,166	10,399	12,045
Total current liabilities	10,949	13,538	10,036	13,902	20,098	18,768	15,217
Mortgage payables, net	-	-	-	144,803	-	364,520	212,912
Operational notes, related party	-	13,500	-	-	-	37,900	-
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	10,949	27,038	10,036	158,705	20,098	421,187	228,129
Members’ equity (deficit)
Members’ capital	175,560	256,112	244,560	54,122	266,639	157,012	120,082
Retained earnings (accumulated deficit)	(15,825)	(32,573)	13,684	(16,629)	(7,367)	(65,326)	(58,281)
Total members’ equity (deficit)	159,735	223,539	258,244	37,493	259,272	91,686	61,801
Total liabilities and members’ equity (deficit)	$170,683	$250,576	$268,280	$196,198	$279,370	$512,873	$289,930

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)

AS OF JUNE 30, 2026

	Mimosa	Mojave	Murphy	Mycroft	Nugget	Odessa	Olive
ASSETS
Current assets:
Cash	$4,197	$4,387	$3,545	$2,888	$3,070	$6,843	$4,025
Other receivables	-	2,085	1,918	-	-	1,354	1,280
Prepaid expenses	780	1,943	6,649	715	1,780	6,865	5,829
Due from third party property managers	2,837	3,925	4,252	2,683	6,080	5,689	7,321
Total current assets	7,815	12,340	16,363	6,286	10,930	20,751	18,455
Property and equipment, net	192,056	210,891	260,862	166,077	502,640	467,357	202,419
Total assets	$199,871	$223,230	$277,226	$172,363	$513,571	$488,108	$220,874

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,123	$5,402	$4,806	$2,956	$4,293	$5,242	$4,745
Tenant deposits	-	2,195	1,995	1,395	3,145	3,395	1,895
Due to related parties	5,725	6,554	7,619	4,393	28,579	13,202	9,828
Total current liabilities	7,848	14,152	14,420	8,744	36,018	21,839	16,468
Mortgage payables, net	106,828	160,441	205,315	-	-	371,505	124,424
Operational notes, related party	15,900	5,900	5,300	-	-	39,400	19,000
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	130,576	180,493	225,035	8,744	36,018	432,744	159,893
Members’ equity (deficit)
Members’ capital	113,539	56,743	88,149	170,671	506,491	175,121	100,837
Retained earnings (accumulated deficit)	(44,244)	(14,005)	(35,958)	(7,052)	(28,938)	(119,757)	(39,855)
Total members’ equity (deficit)	69,295	42,737	52,191	163,619	477,553	55,364	60,982
Total liabilities and members’ equity (deficit)	$199,871	$223,230	$277,226	$172,363	$513,571	$488,108	$220,874

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)

AS OF JUNE 30, 2026

	Oly	Onyx	Oscar	Osceola	Osprey	Otoro	Palmer
ASSETS
Current assets:
Cash	$4,010	$6,152	$7,260	$4,304	$4,400	$3,719	$6,363
Other receivables	4,490	-	-	-	-	1,780	-
Prepaid expenses	5,581	1,215	677	3,993	2,369	6,163	1,022
Due from third party property managers	5,906	2,748	2,641	3,933	3,673	9,926	4,086
Total current assets	19,988	10,114	10,578	12,231	10,441	21,587	11,471
Property and equipment, net	471,220	307,356	234,359	259,257	315,782	353,891	280,170
Total assets	$491,207	$317,471	$244,937	$271,487	$326,223	$375,478	$291,641

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$4,245	$2,829	$2,017	$3,606	$5,428	$7,134	$2,622
Tenant deposits	2,995	2,395	2,793	1,995	2,295	2,319	1,895
Due to related parties	11,789	7,371	5,225	10,249	19,264	30,612	11,540
Total current liabilities	19,029	12,595	10,034	15,851	26,987	40,066	16,057
Mortgage payables, net	365,222	-	-	-	-	271,990	-
Operational notes, related party	5,000	-	-	6,200	-	78,700	5,000
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	389,251	12,595	10,034	22,051	26,987	390,755	21,057
Members’ equity (deficit)
Members’ capital	157,636	313,006	248,364	289,249	328,665	130,815	285,940
Retained earnings (accumulated deficit)	(55,680)	(8,130)	(13,461)	(39,812)	(29,428)	(146,093)	(15,356)
Total members’ equity (deficit)	101,956	304,876	234,902	249,436	299,237	(15,278)	270,584
Total liabilities and members’ equity (deficit)	$491,207	$317,471	$244,937	$271,487	$326,223	$375,478	$291,641

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)

AS OF JUNE 30, 2026

	Patrick	Peanut	Pearl	Pecan	Peterson	Piedmont	Pinot
ASSETS
Current assets:
Cash	$3,969	$2,671	$7,070	$11,715	$15,196	$3,980	$4,995
Other receivables	-	1,384	-	-	-	3,445	-
Prepaid expenses	784	2,171	1,282	817	799	6,896	7,392
Due from third party property managers	3,372	3,793	5,196	1,684	3,190	5,232	4,720
Total current assets	8,125	10,020	13,547	14,215	19,184	19,553	17,107
Property and equipment, net	182,005	192,682	489,895	178,197	210,559	345,679	279,166
Total assets	$190,131	$202,701	$503,442	$192,412	$229,743	$365,232	$296,273

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$7,223	$1,617	$2,707	$7,616	$2,055	$3,802	$7,166
Tenant deposits	2,195	2,093	2,745	2,295	1,650	2,295	2,395
Due to related parties	7,055	6,939	31,612	6,832	4,574	12,665	7,560
Total current liabilities	16,472	10,648	37,063	16,744	8,279	18,762	17,121
Mortgage payables, net	108,300	145,410	-	112,860	-	188,475	207,366
Operational notes, related party	-	-	6,800	-	-	-	4,900
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	124,772	156,058	43,863	129,604	8,279	207,237	229,387
Members’ equity (deficit)
Members’ capital	82,075	67,107	514,101	62,761	217,846	215,613	88,026
Retained earnings (accumulated deficit)	(16,716)	(20,464)	(54,522)	48	3,619	(57,618)	(21,140)
Total members’ equity (deficit)	65,359	46,643	459,579	62,808	221,464	157,995	66,886
Total liabilities and members’ equity (deficit)	$190,131	$202,701	$503,442	$192,412	$229,743	$365,232	$296,273

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)

AS OF JUNE 30, 2026

	Pioneer	Plumtree	Point	Porthos	Quincy	Redondo	Regency
ASSETS
Current assets:
Cash	$7,290	$4,958	$4,687	$9,694	$3,413	$6,257	$5,872
Other receivables	-	-	-	-	-	-	-
Prepaid expenses	1,770	751	6,507	3,975	1,596	928	1,069
Due from third party property managers	6,694	4,588	4,399	4,500	1,929	4,209	4,584
Total current assets	15,753	10,297	15,592	18,168	6,938	11,394	11,525
Property and equipment, net	526,906	172,102	342,122	279,958	492,207	284,817	258,527
Total assets	$542,659	$182,399	$357,715	$298,127	$499,145	$296,211	$270,052

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$3,848	$8,025	$2,889	$4,144	$3,687	$4,174	$6,105
Tenant deposits	3,445	1,595	2,095	2,295	2,995	2,195	2,295
Due to related parties	28,731	6,837	9,354	10,569	15,489	11,247	11,362
Total current liabilities	36,024	16,457	14,338	17,008	22,171	17,616	19,762
Mortgage payables, net	-	111,150	265,375	-	-	156,450	136,469
Operational notes, related party	-	-	16,600	-	23,400	8,300	4,000
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	36,024	127,607	296,313	17,008	45,571	182,366	160,231
Members’ equity (deficit)
Members’ capital	536,376	61,140	127,663	282,868	509,075	169,985	136,962
Retained earnings (accumulated deficit)	(29,741)	(6,347)	(66,261)	(1,749)	(55,500)	(56,140)	(27,141)
Total members’ equity (deficit)	506,635	54,792	61,402	281,119	453,574	113,846	109,822
Total liabilities and members’ equity (deficit)	$542,659	$182,399	$357,715	$298,127	$499,145	$296,211	$270,052

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)

AS OF JUNE 30, 2026

	Reginald	Reynolds	Ribbonwalk	Richardson	Richmond	Ridge	Ritter
ASSETS
Current assets:
Cash	$5,357	$16,856	$5,567	$11,766	$14,488	$1,666	$7,224
Other receivables	-	-	2,051	-	-	897	-
Prepaid expenses	1,798	1,388	4,139	831	1,156	5,276	1,907
Due from third party property managers	3,837	5,297	4,525	3,834	5,649	2,720	5,294
Total current assets	10,992	23,541	16,282	16,431	21,293	10,558	14,425
Property and equipment, net	417,036	386,777	280,717	283,281	354,885	189,119	452,904
Total assets	$428,029	$410,318	$296,999	$299,712	$376,178	$199,678	$467,329

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$4,864	$3,882	$3,017	$5,486	$3,348	$4,186	$2,539
Tenant deposits	2,195	2,495	2,195	1,895	3,443	2,543	2,495
Due to related parties	17,626	21,602	38,502	8,175	8,625	5,977	26,459
Total current liabilities	24,685	27,979	43,714	15,555	15,416	12,705	31,493
Mortgage payables, net	-	-	221,948	-	-	138,605	-
Operational notes, related party	81,500	-	11,000	-	-	5,600	13,800
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	106,185	27,979	276,662	15,555	15,416	156,910	45,293
Members’ equity (deficit)
Members’ capital	433,598	384,620	108,910	286,371	371,141	67,671	478,006
Retained earnings (accumulated deficit)	(111,754)	(2,282)	(88,573)	(2,214)	(10,379)	(24,903)	(55,970)
Total members’ equity (deficit)	321,843	382,339	20,337	284,157	360,762	42,768	422,036
Total liabilities and members’ equity (deficit)	$428,029	$410,318	$296,999	$299,712	$376,178	$199,678	$467,329

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)

AS OF JUNE 30, 2026

	River	Riverwalk	Rooney	Roseberry	Rosewood	Roxy	Saddlebred
ASSETS
Current assets:
Cash	$2,780	$13,536	$1,151	$4,676	$6,879	$6,690	$6,317
Other receivables	-	-	3,189	4,050	-	2,980	-
Prepaid expenses	3,876	1,081	4,153	6,602	2,539	3,685	5,725
Due from third party property managers	6,756	4,512	4,258	8,719	4,921	4,403	5,600
Total current assets	13,413	19,130	12,750	24,047	14,338	17,758	17,642
Property and equipment, net	231,632	355,491	330,694	285,830	242,350	291,890	421,635
Total assets	$245,045	$374,621	$343,445	$309,877	$256,689	$309,648	$439,277

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$3,625	$1,676	$2,618	$6,332	$2,039	$2,493	$3,992
Tenant deposits	2,993	2,845	2,495	3,443	2,768	1,995	3,045
Due to related parties	7,859	19,891	7,418	8,678	6,388	8,624	11,412
Total current liabilities	14,476	24,413	12,531	18,452	11,195	13,112	18,449
Mortgage payables, net	170,548	-	256,726	209,298	187,134	218,430	329,770
Operational notes, related party	-	-	16,500	13,000	3,100	14,200	22,400
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	185,024	24,413	285,757	240,750	201,428	245,743	370,618
Members’ equity (deficit)
Members’ capital	80,173	356,718	117,830	101,708	86,072	105,930	160,407
Retained earnings (accumulated deficit)	(20,153)	(6,510)	(60,143)	(32,581)	(30,812)	(42,025)	(91,749)
Total members’ equity (deficit)	60,020	350,208	57,687	69,127	55,260	63,905	68,658
Total liabilities and members’ equity (deficit)	$245,045	$374,621	$343,445	$309,877	$256,689	$309,648	$439,277

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)

AS OF JUNE 30, 2026

	Saint	Sajni	Salem	Salinas	Saturn	Scepter	Sequoyah
ASSETS
Current assets:
Cash	$5,804	$6,102	$4,669	$5,704	$3,637	$5,836	$2,632
Other receivables	1,971	-	-	-	1	1,861	-
Prepaid expenses	3,841	4,352	6,044	678	2,916	2,689	775
Due from third party property managers	-	4,069	4,196	3,824	3,236	3,480	-
Total current assets	11,616	14,522	14,909	10,206	9,789	13,865	3,407
Property and equipment, net	287,927	299,669	276,463	213,344	188,902	241,351	228,259
Total assets	$299,544	$314,191	$291,372	$223,550	$198,691	$255,217	$231,666

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$4,537	$1,046	$7,213	$2,509	$2,414	$3,802	$6,454
Tenant deposits	-	2,445	2,195	1,945	1,495	2,195	-
Due to related parties	6,679	11,586	8,131	9,751	5,002	7,478	6,427
Total current liabilities	11,216	15,076	17,538	14,205	8,911	13,475	12,881
Mortgage payables, net	209,996	-	209,135	-	138,241	187,170	123,122
Operational notes, related party	-	52,500	18,500	19,300	16,800	5,800	23,500
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	221,212	67,576	245,174	33,505	163,952	206,444	159,503
Members’ equity (deficit)
Members’ capital	91,913	286,988	91,137	218,333	80,691	86,233	133,436
Retained earnings (accumulated deficit)	(13,581)	(40,373)	(44,939)	(28,288)	(45,952)	(37,460)	(61,273)
Total members’ equity (deficit)	78,331	246,615	46,198	190,045	34,739	48,772	72,163
Total liabilities and members’ equity (deficit)	$299,544	$314,191	$291,372	$223,550	$198,691	$255,217	$231,666

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)

AS OF JUNE 30, 2026

	Shallowford	Shoreline	Sigma	Simon	Sims	Soapstone	Sodalis
ASSETS
Current assets:
Cash	$5,761	$3,948	$2,985	$12,543	$10,847	$7,688	$4,808
Other receivables	2,586	-	1,055	-	-	-	-
Prepaid expenses	4,672	4,439	5,668	969	936	937	978
Due from third party property managers	4,018	6,457	1,491	4,306	4,452	3,765	3,267
Total current assets	17,037	14,844	11,200	17,818	16,235	12,390	9,053
Property and equipment, net	325,172	269,910	338,995	268,402	252,434	194,412	275,601
Total assets	$342,209	$284,754	$350,195	$286,220	$268,670	$206,802	$284,654

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,784	$5,140	$3,418	$1,779	$2,543	$8,893	$7,411
Tenant deposits	2,095	2,095	2,869	2,345	2,768	2,350	1,895
Due to related parties	11,295	10,589	7,661	6,635	6,425	6,632	8,582
Total current liabilities	16,175	17,823	13,948	10,759	11,735	17,874	17,888
Mortgage payables, net	177,176	210,109	267,145	-	-	128,250	-
Operational notes, related party	13,500	30,200	-	-	-	1,900	25,200
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	206,851	258,132	281,092	10,759	11,735	148,024	43,088
Members’ equity (deficit)
Members’ capital	201,385	94,096	111,952	268,408	258,152	64,092	277,711
Retained earnings (accumulated deficit)	(66,027)	(67,474)	(42,849)	7,053	(1,217)	(5,314)	(36,146)
Total members’ equity (deficit)	135,358	26,622	69,103	275,461	256,935	58,778	241,566
Total liabilities and members’ equity (deficit)	$342,209	$284,754	$350,195	$286,220	$268,670	$206,802	$284,654

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)

AS OF JUNE 30, 2026

	Spencer	Splash	Spring	Stonebriar	Sugar	Summerset	Sundance
ASSETS
Current assets:
Cash	$6,134	$5,016	$5,702	$4,165	$3,667	$3,863	$3,484
Other receivables	-	-	-	1,261	1,522	410	-
Prepaid expenses	2,948	743	734	3,506	7,734	3,131	1,172
Due from third party property managers	2,155	3,250	5,350	3,052	-	5,620	3,674
Total current assets	11,238	9,009	11,786	11,983	12,923	13,024	8,330
Property and equipment, net	261,118	194,849	222,792	181,624	270,654	228,721	288,597
Total assets	$272,355	$203,857	$234,578	$193,607	$283,577	$241,745	$296,927

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$4,629	$5,885	$3,567	$2,282	$8,501	$3,646	$3,555
Tenant deposits	2,349	1,550	3,590	1,395	3,590	-	2,195
Due to related parties	11,922	6,114	7,345	6,089	7,344	5,930	11,241
Total current liabilities	18,900	13,550	14,502	9,766	19,434	9,576	16,992
Mortgage payables, net	192,758	122,500	-	132,886	199,196	163,751	156,450
Operational notes, related party	4,400	15,700	3,400	15,000	12,200	37,400	12,700
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	216,057	151,750	17,902	157,652	230,830	210,727	186,142
Members’ equity (deficit)
Members’ capital	89,539	66,045	226,968	69,355	115,650	86,029	169,222
Retained earnings (accumulated deficit)	(33,242)	(13,937)	(10,292)	(33,400)	(62,903)	(55,011)	(58,437)
Total members’ equity (deficit)	56,298	52,107	216,676	35,955	52,747	31,018	110,785
Total liabilities and members’ equity (deficit)	$272,355	$203,857	$234,578	$193,607	$283,577	$241,745	$296,927

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)

AS OF JUNE 30, 2026

	Sunnyside	Swift	Taylor	Terracotta	Theodore	Tulip	Tuscan
ASSETS
Current assets:
Cash	$13,405	$7,085	$6,366	$4,536	$10,471	$1,364	$11,827
Other receivables	-	-	1,597	2,333	-	1,859	-
Prepaid expenses	755	1,132	2,457	3,731	969	4,626	992
Due from third party property managers	3,173	3,956	2,646	3,507	4,146	2,574	332
Total current assets	17,332	12,173	13,067	14,106	15,587	10,423	13,151
Property and equipment, net	202,113	308,929	207,991	288,843	266,404	283,600	278,811
Total assets	$219,445	$321,102	$221,058	$302,950	$281,991	$294,023	$291,962

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,795	$3,350	$1,940	$5,962	$1,772	$2,718	$11,652
Tenant deposits	1,595	2,195	848	1,745	2,245	-	-
Due to related parties	5,644	17,689	11,453	13,183	6,303	11,690	9,681
Total current liabilities	9,034	23,234	14,240	20,889	10,321	14,407	21,333
Mortgage payables, net	-	-	112,331	220,530	-	219,828	181,480
Operational notes, related party	-	-	19,700	32,400	-	24,300	-
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	9,034	23,234	146,271	273,819	10,321	258,535	202,813
Members’ equity (deficit)
Members’ capital	200,885	309,067	133,385	109,209	269,510	99,347	101,055
Retained earnings (accumulated deficit)	9,525	(11,199)	(58,598)	(80,079)	2,160	(63,860)	(11,905)
Total members’ equity (deficit)	210,411	297,868	74,787	29,130	271,670	35,487	89,150
Total liabilities and members’ equity (deficit)	$219,445	$321,102	$221,058	$302,950	$281,991	$294,023	$291,962

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)

AS OF JUNE 30, 2026

	Tuscarora	Tuxford	Vernon	Walton	Wave	Weldon	Wellington
ASSETS
Current assets:
Cash	$14,009	$4,350	$4,960	$4,100	$1,620	$2,649	$5,704
Other receivables	-	3,091	1,683	-	2,618	1,455	-
Prepaid expenses	1,065	6,340	4,999	819	4,571	2,863	1,328
Due from third party property managers	4,962	2,173	4,968	-	12,900	3,960	4,939
Total current assets	20,036	15,954	16,610	4,919	21,710	10,927	11,971
Property and equipment, net	305,133	233,494	228,389	278,336	298,297	184,703	371,654
Total assets	$325,169	$249,448	$244,998	$283,254	$320,007	$195,630	$383,625

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$3,939	$5,480	$4,345	$5,767	$5,471	$2,333	$4,192
Tenant deposits	2,895	1,995	2,843	-	3,890	2,168	2,395
Due to related parties	8,301	12,863	8,435	15,625	17,853	7,720	11,254
Total current liabilities	15,135	20,338	15,622	21,392	27,214	12,220	17,840
Mortgage payables, net	-	176,713	180,044	-	221,921	135,007	-
Operational notes, related party	-	25,800	7,400	34,500	94,200	-	5,200
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	15,135	222,851	203,066	55,892	343,335	147,227	23,040
Members’ equity (deficit)
Members’ capital	306,117	90,702	79,600	283,013	110,927	75,607	380,811
Retained earnings (accumulated deficit)	3,916	(64,105)	(37,667)	(55,650)	(134,255)	(27,204)	(20,227)
Total members’ equity (deficit)	310,033	26,596	41,933	227,363	(23,328)	48,403	360,585
Total liabilities and members’ equity (deficit)	$325,169	$249,448	$244,998	$283,254	$320,007	$195,630	$383,625

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)

AS OF JUNE 30, 2026

	Wentworth	Wescott	Westchester	Wildwood	Willow	Wilson	Winchester
ASSETS
Current assets:
Cash	$7,377	$886	$4,833	$5,953	$1,523	$8,882	$3,145
Other receivables	775	-	-	1,221	-	-	-
Prepaid expenses	3,270	1,958	6,733	2,764	730	1,045	1,111
Due from third party property managers	3,600	3,035	4,847	3,818	2,763	3,717	3,402
Total current assets	15,022	5,879	16,413	13,756	5,017	13,643	7,659
Property and equipment, net	204,044	245,996	296,701	197,546	263,546	346,288	255,515
Total assets	$219,066	$251,874	$313,114	$211,302	$268,562	$359,931	$263,174

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$5,283	$2,529	$7,071	$1,728	$4,434	$6,858	$2,820
Tenant deposits	1,595	1,695	2,595	1,945	1,545	2,445	1,895
Due to related parties	5,680	8,315	10,674	6,360	7,983	10,587	5,513
Total current liabilities	12,558	12,539	20,340	10,033	13,963	19,889	10,228
Mortgage payables, net	155,391	133,248	196,618	107,460	-	-	-
Operational notes, related party	-	35,000	25,300	-	-	-	5,400
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	167,948	180,787	242,257	117,492	13,963	19,889	15,628
Members’ equity (deficit)
Members’ capital	54,703	142,375	137,278	104,120	269,273	345,380	258,060
Retained earnings (accumulated deficit)	(3,585)	(71,287)	(66,421)	(10,310)	(14,674)	(5,338)	(10,514)
Total members’ equity (deficit)	51,118	71,087	70,857	93,810	254,599	340,042	247,546
Total liabilities and members’ equity (deficit)	$219,066	$251,874	$313,114	$211,302	$268,562	$359,931	$263,174

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)

AS OF JUNE 30, 2026

	Windsor	Winston	Wisteria	Unallocated members’ capital	Consolidated
ASSETS
Current assets:
Cash	$6,619	$9,304	$514	$-	$1,497,866
Other receivables	-	-	1,403	-	117,304
Prepaid expenses	9,098	922	3,301	-	690,854
Due from third party property managers	2,756	5,495	705	-	949,356
Total current assets	18,473	15,721	5,923	-	3,255,380
Property and equipment, net	304,710	296,772	268,642	-	69,113,589
Total assets	$323,183	$312,492	$274,565	$-	$72,368,969

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$8,032	$2,615	$2,341	$-	$953,406
Tenant deposits	2,595	1,795	-	-	492,982
Due to related parties	18,257	8,716	10,207	-	2,627,300
Total current liabilities	28,884	13,126	12,548	-	4,073,688
Mortgage payables, net	224,979	-	205,497	-	23,751,904
Operational notes, related party	47,300	-	9,300	-	2,789,300
Due to commonly controlled entity	-	-	-	179,235	179,235
Total liabilities	301,163	13,126	227,346	179,235	30,794,126
Members’ equity (deficit)
Members’ capital	114,006	306,548	93,083	-	50,082,155
Retained earnings (accumulated deficit)	(91,985)	(7,182)	(45,864)	(179,235)	(8,507,312)
Total members’ equity (deficit)	22,020	299,367	47,219	(179,235)	41,574,843
Total liabilities and members’ equity (deficit)	$323,183	$312,492	$274,565	$-	$72,368,969

See the accompanying notes to the consolidated and consolidating financial statements.

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2025 (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

	100	101	Abbington	Abernant	Alvin	Amber	Apollo
ASSETS
Current assets:
Cash	$12,326	$4,228	$9,178	$12,958	$22,932	$4,702	$54
Other receivables	-	-	2,250	-	-	-	410
Prepaid expenses	-	-	233	212	254	2,748	2,299
Due from third party property managers	5,469	-	5,050	3,275	5,315	4,515	691
Total current assets	17,796	4,228	16,711	16,445	28,500	11,965	3,454
Property and equipment, net	558,774	584,124	439,668	215,028	300,640	271,917	187,432
Total assets	$576,569	$588,352	$456,378	$231,473	$329,140	$283,882	$190,887

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$6,611	$4,865	$4,116	$1,356	$6,611	$2,200	$1,768
Tenant deposits	2,995	-	2,845	1,745	2,545	1,995	648
Due to related parties	25,635	26,111	20,219	5,236	4,120	7,519	12,148
Total current liabilities	35,240	30,975	27,180	8,337	13,276	11,715	14,563
Mortgage payables, net	-	-	-	-	-	198,894	133,436
Operational notes, related party	-	25,000	-	-	-	6,900	20,000
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	35,240	55,975	27,180	8,337	13,276	217,508	167,999
Members’ equity (deficit)
Members’ capital	567,589	620,417	444,017	227,751	303,418	107,850	69,677
Retained earnings (accumulated deficit)	(26,260)	(88,041)	(14,819)	(4,615)	12,446	(41,476)	(46,789)
Total members’ equity (deficit)	541,329	532,377	429,198	223,136	315,864	66,374	22,888
Total liabilities and members’ equity (deficit)	$576,569	$588,352	$456,378	$231,473	$329,140	$283,882	$190,887

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2025 (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

	Aster	Augusta	Avebury	Avondale	Badminton	Ballinger	Bandelier
ASSETS
Current assets:
Cash	$4,913	$17,250	$2,476	$8,474	$4,378	$6,761	$7,664
Other receivables	-	-	757	-	-	-	-
Prepaid expenses	2,957	509	1,179	-	672	0	3,273
Due from third party property managers	3,712	3,412	4,644	3,860	4,455	4,025	4,316
Total current assets	11,582	21,171	9,056	12,335	9,504	10,786	15,252
Property and equipment, net	240,529	278,472	263,014	309,091	229,090	284,790	315,375
Total assets	$252,112	$299,643	$272,070	$321,425	$238,594	$295,576	$330,627

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,204	$1,523	$1,094	$1,076	$1,027	$2,920	$1,193
Tenant deposits	2,245	1,995	1,795	1,995	2,195	2,320	2,245
Due to related parties	5,557	4,508	9,948	7,495	5,732	3,777	6,293
Total current liabilities	9,006	8,025	12,837	10,566	8,953	9,018	9,730
Mortgage payables, net	124,558	-	201,018	-	172,089	-	242,703
Operational notes, related party	19,100	-	5,400	-	17,300	-	-
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	152,664	8,025	219,255	10,566	198,342	9,018	252,433
Members’ equity (deficit)
Members’ capital	146,586	291,010	92,478	325,252	74,542	294,000	114,610
Retained earnings (accumulated deficit)	(47,138)	607	(39,663)	(14,393)	(34,290)	(7,441)	(36,415)
Total members’ equity (deficit)	99,448	291,617	52,815	310,859	40,252	286,558	78,194
Total liabilities and members’ equity (deficit)	$252,112	$299,643	$272,070	$321,425	$238,594	$295,576	$330,627

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2025 (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

	Baron	Basil	Bayside	Bazzel	Bedford	Bella	Belle
ASSETS
Current assets:
Cash	$10,966	$4,860	$2,455	$7,586	$4,534	$5,005	$4,092
Other receivables	-	-	-	-	-	-	-
Prepaid expenses	-	1,655	2,074	943	811	492	799
Due from third party property managers	6,521	3,623	5,029	4,001	5,352	2,976	2,947
Total current assets	17,488	10,138	9,557	12,529	10,697	8,473	7,838
Property and equipment, net	531,710	178,704	226,477	243,633	253,924	294,859	401,797
Total assets	$549,198	$188,842	$236,034	$256,163	$264,621	$303,333	$409,634

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$8,852	$1,206	$1,305	$6,591	$1,083	$3,490	$850
Tenant deposits	3,345	1,695	2,619	1,845	2,295	1,945	3,593
Due to related parties	23,835	4,325	6,053	10,348	4,792	6,204	9,133
Total current liabilities	36,032	7,225	9,977	18,784	8,170	11,639	13,576
Mortgage payables, net	-	129,874	163,704	-	194,623	-	-
Operational notes, related party	-	9,700	10,000	21,700	13,300	8,500	25,900
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	36,032	146,800	183,681	40,484	216,093	20,139	39,476
Members’ equity (deficit)
Members’ capital	535,053	59,778	82,354	244,654	88,210	306,079	424,526
Retained earnings (accumulated deficit)	(21,887)	(17,736)	(30,000)	(28,975)	(39,682)	(22,886)	(54,367)
Total members’ equity (deficit)	513,166	42,042	52,353	215,679	48,528	283,193	370,159
Total liabilities and members’ equity (deficit)	$549,198	$188,842	$236,034	$256,163	$264,621	$303,333	$409,634

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2025 (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

	Belvedere	Bergenia	Blossom	Bonneau	Brainerd	Braxton	Brennan
ASSETS
Current assets:
Cash	$14,538	$12,233	$8,523	$8,515	$12,763	$7,329	$2,009
Other receivables	-	-	-	-	-	-	-
Prepaid expenses	0	-	208	267	325	487	3,053
Due from third party property managers	4,401	2,920	3,371	4,869	4,457	4,296	5,210
Total current assets	18,938	15,153	12,103	13,651	17,544	12,111	10,273
Property and equipment, net	276,848	205,057	233,006	308,822	268,415	296,039	206,096
Total assets	$295,786	$220,210	$245,109	$322,473	$285,960	$308,150	$216,369

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$781	$1,080	$3,306	$8,982	$4,369	$1,143	$2,328
Tenant deposits	2,295	1,495	1,845	2,295	2,495	2,045	1,550
Due to related parties	4,812	4,874	7,262	7,207	5,702	8,464	20,465
Total current liabilities	7,888	7,449	12,413	18,484	12,566	11,652	24,343
Mortgage payables, net	-	-	-	-	143,610	-	154,077
Operational notes, related party	-	-	7,400	5,000	-	10,700	35,200
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	7,888	7,449	19,813	23,484	156,177	22,352	213,619
Members’ equity (deficit)
Members’ capital	277,133	212,646	244,545	320,505	146,157	301,378	84,906
Retained earnings (accumulated deficit)	10,765	115	(19,250)	(21,516)	(16,374)	(15,580)	(82,156)
Total members’ equity (deficit)	287,898	212,761	225,296	298,989	129,783	285,798	2,750
Total liabilities and members’ equity (deficit)	$295,786	$220,210	$245,109	$322,473	$285,960	$308,150	$216,369

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2025 (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

	Briarwood	Brooklyn	Burlington	Butter	Calvin	Camino	Cawley
ASSETS
Current assets:
Cash	$10,325	$2,129	$12,778	$7,842	$17,776	$6,897	$9,347
Other receivables	-	-	-	-	-	-	-
Prepaid expenses	237	227	1,428	963	199	3	545
Due from third party property managers	3,492	2,801	-	9,714	3,113	3,432	3,467
Total current assets	14,054	5,157	14,206	18,519	21,088	10,331	13,359
Property and equipment, net	197,296	155,584	597,497	338,177	222,855	242,343	295,362
Total assets	$211,350	$160,741	$611,704	$356,696	$243,943	$252,673	$308,721

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,532	$1,689	$14,513	$556	$2,145	$1,069	$1,343
Tenant deposits	1,995	1,295	3,645	2,795	1,795	1,595	2,095
Due to related parties	2,626	4,791	26,789	6,769	2,947	7,522	4,905
Total current liabilities	6,154	7,776	44,947	10,120	6,887	10,186	8,343
Mortgage payables, net	-	82,205	-	260,075	-	-	-
Operational notes, related party	-	24,100	4,000	24,200	-	-	-
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	6,154	114,080	48,947	294,395	6,887	10,186	8,343
Members’ equity (deficit)
Members’ capital	206,239	94,432	601,877	110,703	229,731	244,466	303,468
Retained earnings (accumulated deficit)	(1,042)	(47,772)	(39,121)	(48,402)	7,325	(1,979)	(3,090)
Total members’ equity (deficit)	205,197	46,661	562,757	62,301	237,056	242,487	300,378
Total liabilities and members’ equity (deficit)	$211,350	$160,741	$611,704	$356,696	$243,943	$252,673	$308,721

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2025 (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

	Centennial	Chaparral	Chelsea	Chester	Chickamauga	Chinook	Chitwood
ASSETS
Current assets:
Cash	$-	$8,336	$7,246	$7,410	$15,865	$8,058	$11,010
Other receivables	-	-	-	2,548	-	-	-
Prepaid expenses	-	29	2,994	1,656	597	624	17
Due from third party property managers	-	3,320	3,921	5,779	5,900	3,911	4,272
Total current assets	-	11,685	14,161	17,393	22,361	12,593	15,299
Property and equipment, net	-	170,715	278,727	339,249	344,399	290,647	349,465
Total assets	$-	$182,400	$292,888	$356,642	$366,760	$303,240	$364,763

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$-	$4,850	$2,189	$977	$3,519	$1,287	$6,848
Tenant deposits	-	1,695	1,895	3,943	3,693	1,995	2,795
Due to related parties	-	5,109	6,012	7,567	6,945	6,142	8,026
Total current liabilities	-	11,654	10,096	12,487	14,157	9,424	17,669
Mortgage payables, net	-	103,402	213,428	182,014	-	-	-
Operational notes, related party	-	-	-	-	-	5,200	-
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	-	115,056	223,523	194,502	14,157	14,624	17,669
Members’ equity (deficit)
Members’ capital	(42,205)	66,611	91,513	202,070	342,296	301,845	349,457
Retained earnings (accumulated deficit)	42,205	733	(22,149)	(39,930)	10,307	(13,229)	(2,362)
Total members’ equity (deficit)	-	67,344	69,365	162,140	352,603	288,616	347,095
Total liabilities and members’ equity (deficit)	$-	$182,400	$292,888	$356,642	$366,760	$303,240	$364,763

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2025 (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

	Clover	Coatbridge	Collier	Collinston	Conway	Cove	Creekside
ASSETS
Current assets:
Cash	$5,183	$2,617	$8,465	$1,310	$10,401	$7,364	$9,038
Other receivables	-	-	-	-	-	3,225	-
Prepaid expenses	214	1,505	27	567	630	219	172
Due from third party property managers	6,065	4,160	4,648	6,959	6,562	7,122	4,138
Total current assets	11,461	8,281	13,141	8,836	17,593	17,931	13,348
Property and equipment, net	302,410	243,944	324,431	187,609	627,408	196,520	284,113
Total assets	$313,872	$252,225	$337,572	$196,445	$645,001	$214,451	$297,462

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$916	$1,441	$1,845	$1,808	$5,832	$1,170	$4,364
Tenant deposits	1,995	3,143	2,445	1,595	3,645	1,695	2,395
Due to related parties	17,535	6,274	17,134	7,837	14,187	6,314	6,402
Total current liabilities	20,446	10,858	21,424	11,240	23,664	9,179	13,161
Mortgage payables, net	-	173,371	-	134,978	-	-	-
Operational notes, related party	5,600	25,400	-	35,600	13,400	24,700	-
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	26,046	209,629	21,424	181,818	37,064	33,879	13,161
Members’ equity (deficit)
Members’ capital	305,298	93,984	318,423	81,241	652,317	214,133	274,142
Retained earnings (accumulated deficit)	(17,473)	(51,388)	(2,275)	(66,614)	(44,380)	(33,562)	10,158
Total members’ equity (deficit)	287,826	42,596	316,148	14,628	607,937	180,571	284,300
Total liabilities and members’ equity (deficit)	$313,872	$252,225	$337,572	$196,445	$645,001	$214,451	$297,462

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2025 (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

	Creekwood	Cumberland	Cupcake	Cypress	Daisy	Davidson	Dawson
ASSETS
Current assets:
Cash	$6,255	$7,561	$6,658	$1,021	$7,443	$4,390	$3,589
Other receivables	-	-	-	-	-	-	-
Prepaid expenses	3,671	210	1,233	1,689	113	2,079	2,196
Due from third party property managers	3,833	3,636	3,595	5,837	3,716	3,195	2,610
Total current assets	13,759	11,406	11,485	8,547	11,272	9,664	8,395
Property and equipment, net	264,345	270,602	201,429	340,558	275,177	188,264	201,628
Total assets	$278,103	$282,008	$212,915	$349,104	$286,449	$197,928	$210,024

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,046	$3,341	$1,112	$1,552	$3,277	$1,497	$805
Tenant deposits	1,795	2,145	1,945	2,395	1,695	1,495	1,745
Due to related parties	5,800	6,257	4,858	8,793	8,353	6,255	6,732
Total current liabilities	8,641	11,743	7,915	12,739	13,326	9,247	9,282
Mortgage payables, net	141,500	-	150,266	179,322	-	145,405	144,370
Operational notes, related party	-	-	-	15,200	-	14,600	23,900
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	150,141	11,743	158,181	207,261	13,326	169,252	177,552
Members’ equity (deficit)
Members’ capital	161,649	271,998	58,302	200,749	274,036	68,590	79,094
Retained earnings (accumulated deficit)	(33,686)	(1,733)	(3,568)	(58,906)	(912)	(39,914)	(46,622)
Total members’ equity (deficit)	127,963	270,265	54,734	141,843	273,123	28,676	32,472
Total liabilities and members’ equity (deficit)	$278,103	$282,008	$212,915	$349,104	$286,449	$197,928	$210,024

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2025 (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

	Delta	Dewberry	Diablo	Dogwood	Dolittle	Dolly	Dops
ASSETS
Current assets:
Cash	$4,257	$3,723	$5,934	$8,316	$5,538	$7,050	$6,913
Other receivables	-	897	-	-	-	-	-
Prepaid expenses	4,131	1,693	1,776	333	2,186	249	1,690
Due from third party property managers	4,331	5,806	4,251	1,870	4,837	7,582	2,530
Total current assets	12,719	12,120	11,961	10,518	12,560	14,881	11,133
Property and equipment, net	313,327	167,685	270,628	219,498	273,801	630,081	189,346
Total assets	$326,046	$179,805	$282,589	$230,016	$286,360	$644,962	$200,479

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,966	$1,145	$3,521	$1,067	$2,315	$4,470	$1,129
Tenant deposits	2,195	1,695	2,145	1,750	2,295	3,995	1,495
Due to related parties	13,331	4,041	6,698	11,364	9,080	14,326	5,069
Total current liabilities	17,491	6,881	12,365	14,180	13,690	22,791	7,694
Mortgage payables, net	224,669	119,563	205,898	-	205,585	-	-
Operational notes, related party	95,700	24,700	28,300	-	6,300	-	-
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	337,860	151,144	246,563	14,180	225,574	22,791	7,694
Members’ equity (deficit)
Members’ capital	118,520	66,076	94,827	218,792	93,844	654,668	190,870
Retained earnings (accumulated deficit)	(130,334)	(37,415)	(58,801)	(2,957)	(33,058)	(32,497)	1,915
Total members’ equity (deficit)	(11,815)	28,662	36,026	215,836	60,786	622,171	192,785
Total liabilities and members’ equity (deficit)	$326,046	$179,805	$282,589	$230,016	$286,360	$644,962	$200,479

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2025 (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

	Dorchester	Dunbar	Eagle	Eastfair	Eastwood	Elevation	Ella
ASSETS
Current assets:
Cash	$12,640	$4,434	$7,963	$5,741	$12,782	$2,621	$8,185
Other receivables	-	-	1,177	-	-	-	-
Prepaid expenses	703	-	3,134	2,439	245	1,104	193
Due from third party property managers	4,525	3,953	4,132	4,661	4,112	7,872	3,780
Total current assets	17,868	8,387	16,406	12,841	17,139	11,597	12,158
Property and equipment, net	320,081	307,686	253,255	189,722	301,376	242,352	242,705
Total assets	$337,948	$316,073	$269,660	$202,563	$318,515	$253,949	$254,863

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$10,757	$3,199	$1,247	$1,157	$3,082	$1,601	$3,301
Tenant deposits	2,295	2,295	2,245	1,949	2,795	1,895	1,995
Due to related parties	14,863	15,556	5,448	5,029	4,051	11,755	6,594
Total current liabilities	27,915	21,050	8,940	8,135	9,927	15,251	11,890
Mortgage payables, net	-	-	131,933	148,094	-	170,514	-
Operational notes, related party	52,800	58,200	-	17,500	-	55,100	-
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	80,715	79,250	140,873	173,728	9,927	240,866	11,890
Members’ equity (deficit)
Members’ capital	338,578	319,110	139,580	59,630	326,225	100,104	251,719
Retained earnings (accumulated deficit)	(81,345)	(82,288)	(10,793)	(30,796)	(17,637)	(87,021)	(8,746)
Total members’ equity (deficit)	257,233	236,823	128,787	28,835	308,588	13,084	242,973
Total liabilities and members’ equity (deficit)	$337,948	$316,073	$269,660	$202,563	$318,515	$253,949	$254,863

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2025 (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

	Ellen	Elm	Emporia	Ensenada	Falcon	Felix	Fenwick
ASSETS
Current assets:
Cash	$15,373	$1,210	$3,290	$8,028	$7,647	$6,166	$8,442
Other receivables	-	-	-	-	1,175	-	-
Prepaid expenses	350	1,290	2,143	4,854	3,419	334	518
Due from third party property managers	3,883	3,791	4,831	2,186	4,483	3,913	6,195
Total current assets	19,606	6,291	10,264	15,068	16,724	10,413	15,154
Property and equipment, net	233,716	146,493	317,362	505,663	253,911	236,920	281,540
Total assets	$253,323	$152,784	$327,626	$520,730	$270,635	$247,333	$296,694

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$4,075	$1,198	$1,461	$1,128	$2,245	$1,436	$1,352
Tenant deposits	2,100	1,650	2,395	3,195	2,345	2,393	4,190
Due to related parties	3,731	5,126	10,082	10,532	5,867	3,721	4,545
Total current liabilities	9,906	7,974	13,938	14,855	10,457	7,549	10,087
Mortgage payables, net	-	105,920	242,750	388,823	131,924	-	-
Operational notes, related party	-	12,400	29,700	16,100	-	-	-
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	9,906	126,294	286,389	419,778	142,381	7,549	10,087
Members’ equity (deficit)
Members’ capital	248,891	56,736	117,072	179,659	138,888	241,531	298,217
Retained earnings (accumulated deficit)	(5,474)	(30,246)	(75,835)	(78,707)	(10,633)	(1,747)	(11,611)
Total members’ equity (deficit)	243,417	26,490	41,237	100,952	128,255	239,784	286,607
Total liabilities and members’ equity (deficit)	$253,323	$152,784	$327,626	$520,730	$270,635	$247,333	$296,694

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2025 (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

	Fletcher	Folly	Forest	Foster	Franklin	Gardens	General
ASSETS
Current assets:
Cash	$15,615	$8,906	$5,345	$15,297	$8,208	$5,221	$5,522
Other receivables	-	-	-	-	-	-	-
Prepaid expenses	-	556	2,300	-	523	554	467
Due from third party property managers	3,178	4,835	16,226	-	4,309	2,518	7,336
Total current assets	18,793	14,297	23,870	15,297	13,040	8,293	13,325
Property and equipment, net	165,614	287,611	316,841	294,309	283,829	203,383	297,432
Total assets	$184,407	$301,908	$340,712	$309,606	$296,869	$211,676	$310,757

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,149	$8,248	$404	$6,246	$7,937	$1,149	$3,509
Tenant deposits	1,395	2,695	2,445	-	2,595	-	2,495
Due to related parties	2,214	13,006	10,382	5,076	4,406	5,173	4,752
Total current liabilities	4,758	23,949	13,231	11,322	14,938	6,322	10,756
Mortgage payables, net	-	-	225,412	-	-	134,948	-
Operational notes, related party	-	6,600	60,400	-	-	11,000	-
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	4,758	30,549	299,042	11,322	14,938	152,271	10,756
Members’ equity (deficit)
Members’ capital	173,260	299,045	131,864	304,917	296,502	81,220	303,387
Retained earnings (accumulated deficit)	6,389	(27,686)	(90,195)	(6,634)	(14,571)	(21,815)	(3,385)
Total members’ equity (deficit)	179,649	271,359	41,669	298,283	281,930	59,405	300,002
Total liabilities and members’ equity (deficit)	$184,407	$301,908	$340,712	$309,606	$296,869	$211,676	$310,757

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2025 (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

	Goose	Grant	Greenhill	Gretal	Grove	Hadden	Hansard
ASSETS
Current assets:
Cash	$6,806	$7,591	$6,982	$14,377	$4,023	$4,004	$14,413
Other receivables	-	-	-	-	-	-	-
Prepaid expenses	2,884	3,006	2,566	197	1,996	1,916	100
Due from third party property managers	3,610	5,366	5,892	4,595	3,997	3,583	7,060
Total current assets	13,301	15,963	15,439	19,169	10,016	9,504	21,573
Property and equipment, net	236,011	337,224	294,478	414,503	208,812	198,743	280,713
Total assets	$249,312	$353,187	$309,917	$433,672	$218,828	$208,247	$302,286

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$3,137	$890	$1,206	$2,897	$1,342	$1,194	$3,244
Tenant deposits	1,895	-	3,119	2,395	1,869	1,695	4,840
Due to related parties	3,005	6,838	5,688	8,659	6,323	4,276	5,379
Total current liabilities	8,037	7,728	10,013	13,951	9,533	7,165	13,464
Mortgage payables, net	122,848	256,682	225,647	-	155,810	141,912	-
Operational notes, related party	-	-	6,100	-	11,100	6,800	-
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	130,884	264,409	241,760	13,951	176,443	155,877	13,464
Members’ equity (deficit)
Members’ capital	127,243	115,703	92,377	429,207	80,727	78,781	280,364
Retained earnings (accumulated deficit)	(8,815)	(26,925)	(24,221)	(9,486)	(38,342)	(26,411)	8,458
Total members’ equity (deficit)	118,428	88,777	68,157	419,720	42,385	52,370	288,822
Total liabilities and members’ equity (deficit)	$249,312	$353,187	$309,917	$433,672	$218,828	$208,247	$302,286

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2025 (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

	Hansel	Hargrave	Harrison	Henry	Heritage	Heron	Highland
ASSETS
Current assets:
Cash	$6,810	$5,818	$11,822	$6,861	$5,102	$4,937	$5,279
Other receivables	2,663	-	3,757	-	512	-	-
Prepaid expenses	3,480	199	1,682	63	3,000	2,358	-
Due from third party property managers	4,730	3,483	5,838	2,035	3,747	4,591	3,959
Total current assets	17,684	9,500	23,099	8,958	12,360	11,886	9,238
Property and equipment, net	371,831	220,532	419,294	393,120	266,204	262,517	262,144
Total assets	$389,515	$230,032	$442,393	$402,078	$278,564	$274,404	$271,382

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,239	$2,431	$2,441	$2,675	$1,135	$1,644	$5,342
Tenant deposits	3,003	1,945	3,045	2,395	1,995	2,369	1,845
Due to related parties	8,447	2,925	9,605	12,817	5,545	9,344	9,981
Total current liabilities	12,689	7,301	15,092	17,888	8,675	13,357	17,168
Mortgage payables, net	197,737	-	225,230	-	201,005	198,918	-
Operational notes, related party	22,600	10,300	-	45,500	19,300	7,100	-
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	233,026	17,601	240,321	63,388	228,980	219,375	17,168
Members’ equity (deficit)
Members’ capital	222,261	245,477	236,668	405,076	96,521	97,892	266,616
Retained earnings (accumulated deficit)	(65,772)	(33,046)	(34,597)	(66,386)	(46,937)	(42,863)	(12,402)
Total members’ equity (deficit)	156,489	212,431	202,072	338,691	49,583	55,029	254,214
Total liabilities and members’ equity (deficit)	$389,515	$230,032	$442,393	$402,078	$278,564	$274,404	$271,382

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2025 (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

	Hines	Hobbes	Holcomb	Holland	Hollandaise	Holloway	Inglewood
ASSETS
Current assets:
Cash	$8,644	$6,321	$12,059	$4,993	$6,535	$1,944	$8,670
Other receivables	-	-	-	1,455	2,977	-	-
Prepaid expenses	-	199	-	1,997	1,940	2,444	1,033
Due from third party property managers	3,224	4,586	620	3,891	3,582	6,599	6,219
Total current assets	11,867	11,107	12,679	12,336	15,033	10,987	15,922
Property and equipment, net	237,305	220,821	323,511	187,779	331,024	299,903	622,177
Total assets	$249,173	$231,928	$336,190	$200,115	$346,058	$310,891	$638,099

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$3,221	$2,229	$2,593	$1,156	$984	$310	$5,832
Tenant deposits	1,845	2,393	2,095	2,168	1,895	3,119	3,445
Due to related parties	10,823	2,905	14,851	9,231	6,392	9,086	13,354
Total current liabilities	15,889	7,527	19,539	12,554	9,271	12,515	22,632
Mortgage payables, net	-	-	-	145,410	253,175	218,492	-
Operational notes, related party	8,200	-	-	-	18,500	9,900	-
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	24,089	7,527	19,539	157,965	280,946	240,907	22,632
Members’ equity (deficit)
Members’ capital	243,057	236,710	331,148	78,207	131,076	112,058	653,620
Retained earnings (accumulated deficit)	(17,973)	(12,309)	(14,497)	(36,056)	(65,964)	(42,075)	(38,153)
Total members’ equity (deficit)	225,084	224,401	316,651	42,151	65,112	69,983	615,467
Total liabilities and members’ equity (deficit)	$249,173	$231,928	$336,190	$200,115	$346,058	$310,891	$638,099

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2025 (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

	Irene	Jack	Jake	Jefferson	Jill	Johnny	June
ASSETS
Current assets:
Cash	$13,815	$6,107	$8,525	$14,643	$6,906	$9,804	$7,778
Other receivables	-	4,592	-	-	4,967	-	-
Prepaid expenses	211	718	380	873	2,415	177	178
Due from third party property managers	2,832	4,729	4,890	4,809	4,134	-	5,500
Total current assets	16,858	16,146	13,795	20,324	18,422	9,981	13,456
Property and equipment, net	165,614	378,802	536,834	254,161	367,262	535,100	535,100
Total assets	$182,472	$394,948	$550,630	$274,486	$385,684	$545,081	$548,556

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,375	$1,043	$8,187	$2,784	$970	$4,456	$8,852
Tenant deposits	1,395	3,143	2,995	2,595	2,195	-	2,945
Due to related parties	2,202	8,546	24,653	4,870	8,520	23,915	23,747
Total current liabilities	4,971	12,732	35,835	10,249	11,685	28,372	35,545
Mortgage payables, net	-	287,072	-	-	197,061	-	-
Operational notes, related party	-	17,200	16,900	-	-	15,200	12,600
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	4,971	317,003	52,735	10,249	208,746	43,572	48,145
Members’ equity (deficit)
Members’ capital	172,369	140,476	565,640	248,300	214,282	552,405	560,784
Retained earnings (accumulated deficit)	5,131	(62,532)	(67,746)	15,937	(37,345)	(50,897)	(60,372)
Total members’ equity (deficit)	177,500	77,944	497,895	264,237	176,938	501,509	500,411
Total liabilities and members’ equity (deficit)	$182,472	$394,948	$550,630	$274,486	$385,684	$545,081	$548,556

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2025 (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

	Jupiter	Kawana	Kennesaw	Kenny	KerriAnn	Kessler	Kingsley
ASSETS
Current assets:
Cash	$7,421	$3,969	$5,850	$5,955	$2,480	$4,116	$3,490
Other receivables	1,653	741	-	-	2,268	1,518	-
Prepaid expenses	849	2,056	288	249	1,868	2,368	-
Due from third party property managers	3,326	-	6,042	-	5,877	3,110	5,516
Total current assets	13,248	6,766	12,181	6,204	12,493	11,111	9,007
Property and equipment, net	187,605	249,228	388,125	630,081	303,665	238,041	278,213
Total assets	$200,853	$255,993	$400,306	$636,285	$316,158	$249,152	$287,219

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,199	$2,532	$846	$5,531	$1,316	$2,088	$1,617
Tenant deposits	1,550	-	2,795	-	1,995	1,595	2,395
Due to related parties	4,365	6,138	17,741	13,878	14,005	6,087	5,556
Total current liabilities	7,114	8,671	21,382	19,409	17,316	9,770	9,568
Mortgage payables, net	138,206	190,586	-	-	235,729	125,549	212,543
Operational notes, related party	6,900	-	-	5,100	23,600	13,600	22,200
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	152,220	199,257	21,382	24,509	276,645	148,919	244,311
Members’ equity (deficit)
Members’ capital	77,123	84,911	402,598	674,153	114,391	146,559	95,286
Retained earnings (accumulated deficit)	(28,490)	(28,175)	(23,674)	(62,377)	(74,878)	(46,326)	(52,377)
Total members’ equity (deficit)	48,633	56,736	378,924	611,776	39,513	100,234	42,909
Total liabilities and members’ equity (deficit)	$200,853	$255,993	$400,306	$636,285	$316,158	$249,152	$287,219

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2025 (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

	Kirkwood	Korin	Lallie	Lanier	Lannister	Latte	Lennox
ASSETS
Current assets:
Cash	$1,936	$13,317	$1,613	$3,950	$2,178	$15,885	$4,684
Other receivables	1,638	-	-	-	2,103	-	-
Prepaid expenses	2,105	-	213	2,913	2,400	289	499
Due from third party property managers	3,132	4,195	5,135	4,832	1,606	5,662	3,870
Total current assets	8,811	17,511	6,962	11,695	8,287	21,835	9,053
Property and equipment, net	242,977	257,035	333,164	346,470	161,432	333,222	191,229
Total assets	$251,788	$274,546	$340,126	$358,164	$169,719	$355,057	$200,281

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,450	$4,532	$2,490	$1,033	$1,714	$848	$1,181
Tenant deposits	1,650	1,995	2,495	2,295	1,395	2,195	1,795
Due to related parties	5,122	4,931	39,068	8,343	6,269	20,351	5,162
Total current liabilities	9,222	11,458	44,053	11,671	9,378	23,394	8,138
Mortgage payables, net	180,144	-	237,827	261,504	112,806	-	137,925
Operational notes, related party	34,100	-	57,200	11,800	18,700	12,600	9,700
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	223,466	11,458	339,080	284,975	140,884	35,994	155,763
Members’ equity (deficit)
Members’ capital	86,877	250,902	121,831	124,976	74,454	340,926	68,810
Retained earnings (accumulated deficit)	(58,554)	12,186	(120,786)	(51,787)	(45,618)	(21,863)	(24,292)
Total members’ equity (deficit)	28,322	263,089	1,045	73,189	28,835	319,063	44,518
Total liabilities and members’ equity (deficit)	$251,788	$274,546	$340,126	$358,164	$169,719	$355,057	$200,281

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2025 (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

	Lierly	Lily	Limestone	Litton	Longwoods	Lookout	Loretta
ASSETS
Current assets:
Cash	$11,313	$4,372	$3,582	$11,985	$4,341	$10,530	$8,678
Other receivables	-	4,147	1,860	-	-	-	-
Prepaid expenses	35	4,069	749	223	-	104	630
Due from third party property managers	2,331	4,641	5,097	4,223	1,637	4,232	9,278
Total current assets	13,679	17,230	11,287	16,431	5,978	14,867	18,586
Property and equipment, net	186,007	474,572	259,563	296,237	252,959	314,517	627,058
Total assets	$199,686	$491,802	$270,850	$312,668	$258,937	$329,384	$645,644

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$5,360	-	$1,743	$2,723	$5,618	$2,191	$5,766
Tenant deposits	1,750	2,395	2,095	2,545	1,950	2,245	6,390
Due to related parties	4,656	12,915	7,582	6,251	4,515	13,449	13,857
Total current liabilities	11,766	15,310	11,419	11,519	12,083	17,885	26,013
Mortgage payables, net	130,000	308,851	201,049	158,467	-	-	-
Operational notes, related party	-	64,000	21,400	-	-	-	3,200
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	141,766	388,161	233,868	169,986	12,083	17,885	29,213
Members’ equity (deficit)
Members’ capital	54,785	205,030	103,398	161,610	266,859	310,891	642,057
Retained earnings (accumulated deficit)	3,135	(101,389)	(66,417)	(18,928)	(20,004)	608	(25,626)
Total members’ equity (deficit)	57,920	103,641	36,981	142,682	246,854	311,498	616,431
Total liabilities and members’ equity (deficit)	$199,686	$491,802	$270,850	$312,668	$258,937	$329,384	$645,644

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2025 (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

	Louis	Louise	Lovejoy	Luna	Lurleen	Madison	Mae
ASSETS
Current assets:
Cash	$17,359	$5,937	$3,929	$3,852	$1,873	$5,646	$9,035
Other receivables	3,101	1,667	1,176	-	-	1,361	-
Prepaid expenses	562	2,139	2,819	1,501	216	977	397
Due from third party property managers	3,994	4,075	2,550	4,263	3,584	3,667	6,740
Total current assets	25,015	13,817	10,473	9,616	5,673	11,652	16,171
Property and equipment, net	252,880	250,070	266,252	189,722	207,211	187,567	323,451
Total assets	$277,896	$263,888	$276,725	$199,338	$212,884	$199,218	$339,623

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,426	$1,017	$1,304	$1,627	$1,656	$1,206	$8,612
Tenant deposits	2,145	1,895	1,995	1,895	1,695	2,174	4,190
Due to related parties	7,126	7,317	7,716	6,189	6,949	5,319	7,062
Total current liabilities	10,697	10,228	11,014	9,711	10,300	8,698	19,865
Mortgage payables, net	-	180,150	203,111	148,094	108,900	100,035	-
Operational notes, related party	-	-	12,300	17,800	12,400	15,900	-
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	10,697	190,378	226,425	175,605	131,600	124,633	19,865
Members’ equity (deficit)
Members’ capital	264,800	90,210	91,179	59,442	121,234	111,071	327,208
Retained earnings (accumulated deficit)	2,398	(16,700)	(40,879)	(35,709)	(39,950)	(36,485)	(7,449)
Total members’ equity (deficit)	267,198	73,510	50,300	23,733	81,284	74,586	319,758
Total liabilities and members’ equity (deficit)	$277,896	$263,888	$276,725	$199,338	$212,884	$199,218	$339,623

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2025 (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

	Magnolia	Malbec	Mammoth	Marcelo	Marie	Marietta	Marion
ASSETS
Current assets:
Cash	$4,419	$3,802	$3,697	$8,292	$16,085	$3,255	$7,303
Other receivables	1,750	-	1,331	-	-	1,833	-
Prepaid expenses	1,671	3,005	3,134	-	105	2,302	1,169
Due from third party property managers	5,131	4,329	4,423	255	5,080	4,574	3,892
Total current assets	12,972	11,136	12,586	8,547	21,271	11,964	12,364
Property and equipment, net	230,318	280,882	309,247	260,747	295,822	277,074	245,545
Total assets	$243,290	$292,018	$321,833	$269,294	$317,093	$289,037	$257,909

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,224	$575	$1,487	$1,090	$2,134	$1,098	$3,795
Tenant deposits	3,290	2,195	2,095	1,750	2,745	2,195	2,295
Due to related parties	4,973	6,597	10,833	6,140	5,690	7,956	4,535
Total current liabilities	9,487	9,367	14,416	8,980	10,568	11,249	10,625
Mortgage payables, net	171,270	205,168	235,782	-	-	148,731	-
Operational notes, related party	23,800	6,500	44,300	-	-	18,900	5,800
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	204,557	221,035	294,497	8,980	10,568	178,880	16,425
Members’ equity (deficit)
Members’ capital	87,495	93,546	118,444	267,767	283,146	169,505	257,598
Retained earnings (accumulated deficit)	(48,762)	(22,563)	(91,108)	(7,453)	23,378	(59,348)	(16,114)
Total members’ equity (deficit)	38,733	70,983	27,335	260,314	306,524	110,157	241,484
Total liabilities and members’ equity (deficit)	$243,290	$292,018	$321,833	$269,294	$317,093	$289,037	$257,909

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2025 (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

	Marple	Martell	Mary	Matchingham	McGregor	McLovin	Meadow
ASSETS
Current assets:
Cash	$6,362	$7,027	$13,685	$3,304	$8,301	$5,326	$5,032
Other receivables	-	-	-	-	-	4,330	2,125
Prepaid expenses	-	-	481	3,063	-	5,863	1,822
Due from third party property managers	3,271	3,686	4,428	4,002	3,772	6,556	2,034
Total current assets	9,632	10,713	18,593	10,369	12,072	22,074	11,013
Property and equipment, net	164,810	244,102	255,042	188,192	273,393	485,947	285,064
Total assets	$174,442	$254,815	$273,635	$198,561	$285,465	$508,021	$296,077

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,217	$3,738	$2,640	$1,067	$4,808	-	$1,421
Tenant deposits	1,943	1,945	2,095	1,895	1,895	3,495	-
Due to related parties	5,596	4,201	4,140	7,763	15,448	11,113	10,658
Total current liabilities	8,755	9,885	8,875	10,726	22,151	14,608	12,080
Mortgage payables, net	-	-	-	144,772	-	364,461	212,873
Operational notes, related party	-	6,200	-	-	-	20,900	-
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	8,755	16,085	8,875	155,498	22,151	399,969	224,953
Members’ equity (deficit)
Members’ capital	179,284	259,455	253,450	56,666	272,673	158,241	120,941
Retained earnings (accumulated deficit)	(13,597)	(20,724)	11,309	(13,603)	(9,359)	(50,189)	(49,817)
Total members’ equity (deficit)	165,687	238,731	264,760	43,063	263,314	108,053	71,124
Total liabilities and members’ equity (deficit)	$174,442	$254,815	$273,635	$198,561	$285,465	$508,021	$296,077

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2025 (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

	Mimosa	Mojave	Murphy	Mycroft	Nugget	Odessa	Olive
ASSETS
Current assets:
Cash	$6,936	$5,636	$3,638	$2,972	$9,228	$7,397	$4,191
Other receivables	-	2,085	1,918	-	-	1,354	1,280
Prepaid expenses	81	1,284	2,046	-	-	3,592	1,354
Due from third party property managers	4,371	3,925	4,189	2,714	5,993	4,648	7,229
Total current assets	11,388	12,930	11,791	5,686	15,220	16,992	14,054
Property and equipment, net	195,010	214,415	264,948	168,543	510,334	474,689	206,108
Total assets	$206,398	$227,346	$276,738	$174,229	$525,554	$491,681	$220,162

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,716	$1,139	$2,422	$1,254	$9,582	$1,786	$1,184
Tenant deposits	1,495	2,195	1,995	1,395	3,145	3,395	1,895
Due to related parties	5,451	7,167	5,373	4,517	26,439	9,817	7,527
Total current liabilities	8,662	10,501	9,789	7,166	39,165	14,998	10,606
Mortgage payables, net	106,559	160,375	205,277	-	-	371,446	124,391
Operational notes, related party	5,800	6,900	5,300	-	-	41,400	19,000
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	121,022	177,776	220,366	7,166	39,165	427,843	153,997
Members’ equity (deficit)
Members’ capital	114,304	60,147	90,341	175,271	515,791	176,018	103,676
Retained earnings (accumulated deficit)	(28,927)	(10,578)	(33,968)	(8,208)	(29,403)	(112,180)	(37,511)
Total members’ equity (deficit)	85,377	49,569	56,373	167,063	486,389	63,837	66,165
Total liabilities and members’ equity (deficit)	$206,398	$227,346	$276,738	$174,229	$525,554	$491,681	$220,162

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2025 (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

	Oly	Onyx	Oscar	Osceola	Osprey	Otoro	Palmer
ASSETS
Current assets:
Cash	$3,777	$4,524	$6,621	$6,009	$9,828	$248	$7,443
Other receivables	4,490	-	-	-	-	1,780	-
Prepaid expenses	3,498	-	752	2,196	362	1,527	509
Due from third party property managers	5,925	3,250	4,443	4,208	2,687	10,325	-
Total current assets	17,691	7,774	11,816	12,413	12,878	13,879	7,952
Property and equipment, net	477,484	313,365	238,376	263,107	321,272	359,975	285,510
Total assets	$495,175	$321,139	$250,193	$275,520	$334,150	$373,854	$293,461

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$-	$3,303	$1,438	$1,437	$9,557	$1,800	$5,933
Tenant deposits	2,995	2,395	2,793	1,995	2,295	2,319	1,895
Due to related parties	9,357	4,808	5,460	6,772	14,325	24,822	4,188
Total current liabilities	12,352	10,507	9,691	10,205	26,177	28,940	12,016
Mortgage payables, net	365,163	-	-	-	-	271,943	-
Operational notes, related party	6,000	-	-	8,200	-	78,700	6,000
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	383,515	10,507	9,691	18,405	26,177	379,583	18,016
Members’ equity (deficit)
Members’ capital	160,366	320,768	253,527	292,330	333,097	130,815	291,320
Retained earnings (accumulated deficit)	(48,706)	(10,136)	(13,026)	(35,215)	(25,123)	(136,544)	(15,875)
Total members’ equity (deficit)	111,660	310,632	240,502	257,115	307,973	(5,729)	275,445
Total liabilities and members’ equity (deficit)	$495,175	$321,139	$250,193	$275,520	$334,150	$373,854	$293,461

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2025 (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

	Patrick	Peanut	Pearl	Pecan	Peterson	Piedmont	Pinot
ASSETS
Current assets:
Cash	$7,045	$4,099	$6,992	$8,880	$17,144	$5,323	$7,873
Other receivables	-	1,384	-	-	-	3,445	-
Prepaid expenses	55	856	233	31	239	3,106	4,549
Due from third party property managers	3,022	3,751	5,241	4,070	3,230	3,716	4,720
Total current assets	10,122	10,090	12,466	12,982	20,612	15,590	17,142
Property and equipment, net	185,523	195,646	497,393	181,059	213,663	350,951	283,596
Total assets	$195,645	$205,735	$509,859	$194,041	$234,275	$366,540	$300,738

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$4,590	$1,104	$4,468	$4,796	$1,354	$1,116	$1,139
Tenant deposits	1,595	2,093	2,745	2,295	1,650	2,295	2,395
Due to related parties	8,903	5,811	23,184	5,229	5,223	10,479	6,720
Total current liabilities	15,088	9,007	30,397	12,320	8,227	13,890	10,254
Mortgage payables, net	107,917	145,379	-	112,471	-	188,398	207,298
Operational notes, related party	-	-	7,800	-	-	-	5,900
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	123,005	154,387	38,197	124,791	8,227	202,288	223,451
Members’ equity (deficit)
Members’ capital	83,036	69,093	520,958	67,518	225,301	217,571	92,401
Retained earnings (accumulated deficit)	(10,396)	(17,745)	(49,296)	1,732	747	(53,319)	(15,115)
Total members’ equity (deficit)	72,640	51,349	471,662	69,250	226,048	164,253	77,286
Total liabilities and members’ equity (deficit)	$195,645	$205,735	$509,859	$194,041	$234,275	$366,540	$300,738

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2025 (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

	Pioneer	Plumtree	Point	Porthos	Quincy	Redondo	Regency
ASSETS
Current assets:
Cash	$8,603	$5,575	$8,501	$12,110	$8,085	$5,755	$6,266
Other receivables	-	-	-	-	-	1,895	-
Prepaid expenses	47	32	3,876	-	-	208	711
Due from third party property managers	6,571	3,145	3,824	4,596	5,989	3,762	4,357
Total current assets	15,222	8,752	16,201	16,706	14,074	11,620	11,334
Property and equipment, net	535,023	174,869	347,372	284,106	499,721	289,125	263,285
Total assets	$550,245	$183,621	$363,573	$300,812	$513,796	$300,745	$274,619

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$8,484	$4,758	$1,012	$6,297	$6,143	$4,309	$6,011
Tenant deposits	3,445	1,550	2,095	2,295	3,495	2,195	2,295
Due to related parties	23,452	5,296	6,509	4,770	11,202	9,223	8,699
Total current liabilities	35,380	11,603	9,616	13,362	20,840	15,726	17,005
Mortgage payables, net	-	110,191	265,329	-	-	156,056	136,125
Operational notes, related party	-	-	17,600	-	24,400	9,300	5,000
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	35,380	121,794	292,545	13,362	45,240	181,083	158,130
Members’ equity (deficit)
Members’ capital	547,448	63,327	128,078	290,014	514,325	172,586	140,738
Retained earnings (accumulated deficit)	(32,584)	(1,500)	(57,049)	(2,564)	(45,769)	(52,923)	(24,249)
Total members’ equity (deficit)	514,864	61,827	71,029	287,450	468,556	119,662	116,489
Total liabilities and members’ equity (deficit)	$550,245	$183,621	$363,573	$300,812	$513,796	$300,745	$274,619

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2025 (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

	Reginald	Reynolds	Ribbonwalk	Richardson	Richmond	Ridge	Ritter
ASSETS
Current assets:
Cash	$572	$13,793	$905	$11,137	$16,001	$3,484	$7,963
Other receivables	-	-	2,051	-	-	897	-
Prepaid expenses	275	491	1,700	215	347	2,920	103
Due from third party property managers	503	5,656	2,159	3,735	5,575	5,032	4,971
Total current assets	1,351	19,940	6,816	15,086	21,922	12,333	13,037
Property and equipment, net	426,919	392,682	285,113	287,602	360,117	192,111	459,836
Total assets	$428,270	$412,623	$291,929	$302,688	$382,039	$204,444	$472,873

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,382	$832	$1,321	$3,823	$3,918	$1,262	$6,299
Tenant deposits	2,195	2,495	2,195	1,895	3,443	2,543	2,495
Due to related parties	8,752	17,420	33,030	6,148	6,080	4,670	20,666
Total current liabilities	12,329	20,747	36,545	11,866	13,440	8,474	29,460
Mortgage payables, net	-	-	221,908	-	-	138,569	-
Operational notes, related party	82,500	-	12,000	-	-	5,600	15,800
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	94,829	20,747	270,453	11,866	13,440	152,643	45,260
Members’ equity (deficit)
Members’ capital	434,047	394,343	110,520	294,555	381,485	70,521	486,580
Retained earnings (accumulated deficit)	(100,606)	(2,468)	(89,044)	(3,733)	(12,887)	(18,720)	(58,968)
Total members’ equity (deficit)	333,441	391,875	21,476	290,822	368,599	51,801	427,613
Total liabilities and members’ equity (deficit)	$428,270	$412,623	$291,929	$302,688	$382,039	$204,444	$472,873

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2025 (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

	River	Riverwalk	Rooney	Roseberry	Rosewood	Roxy	Saddlebred
ASSETS
Current assets:
Cash	$5,489	$14,598	$10,136	$4,604	$8,307	$5,754	$5,510
Other receivables	-	-	3,189	4,050	-	2,980	-
Prepaid expenses	674	-	2,131	1,571	685	1,573	3,610
Due from third party property managers	5,426	4,978	1,075	8,586	4,863	4,185	6,112
Total current assets	11,590	19,576	16,530	18,811	13,855	14,492	15,231
Property and equipment, net	235,294	360,918	335,117	290,343	246,069	296,369	429,273
Total assets	$246,884	$380,494	$351,646	$309,154	$259,924	$310,860	$444,505

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,232	$2,608	$1,109	$814	$1,037	$1,101	$-
Tenant deposits	2,993	2,845	-	3,443	2,768	1,995	3,045
Due to related parties	7,257	16,351	7,373	6,845	5,340	5,555	8,789
Total current liabilities	11,482	21,804	8,482	11,101	9,145	8,651	11,834
Mortgage payables, net	170,514	-	256,682	209,259	187,097	218,390	329,716
Operational notes, related party	-	-	9,400	13,000	4,100	15,200	23,400
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	181,996	21,804	274,564	233,360	200,342	242,242	364,949
Members’ equity (deficit)
Members’ capital	83,665	366,404	117,830	103,199	88,921	107,807	162,365
Retained earnings (accumulated deficit)	(18,777)	(7,714)	(40,747)	(27,405)	(29,339)	(39,188)	(82,810)
Total members’ equity (deficit)	64,888	358,690	77,083	75,794	59,582	68,619	79,555
Total liabilities and members’ equity (deficit)	$246,884	$380,494	$351,646	$309,154	$259,924	$310,860	$444,505

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2025 (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

	Saint	Sajni	Salem	Salinas	Saturn	Scepter	Sequoyah
ASSETS
Current assets:
Cash	$11,686	$3,714	$5,580	$6,527	$3,501	$5,623	$4,473
Other receivables	1,971	-	-	-	1	1,861	-
Prepaid expenses	1,693	10	4,029	-	1,072	2,581	257
Due from third party property managers	4,641	-	4,342	3,635	3,238	3,126	4,268
Total current assets	19,991	3,724	13,950	10,162	7,812	13,190	8,999
Property and equipment, net	291,718	296,651	280,850	217,383	192,533	244,589	232,163
Total assets	$311,709	$300,375	$294,800	$227,545	$200,345	$257,779	$241,162

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,033	$1,265	$946	$2,728	$1,253	$1,126	$4,688
Tenant deposits	2,495	-	2,195	1,945	1,495	2,195	2,295
Due to related parties	6,099	6,963	5,904	8,610	8,349	7,037	4,768
Total current liabilities	9,627	8,228	9,045	13,283	11,096	10,358	11,750
Mortgage payables, net	209,957	-	209,067	-	138,211	187,134	122,812
Operational notes, related party	-	23,700	19,500	20,300	11,900	6,800	23,500
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	219,585	31,928	237,613	33,583	161,208	204,291	158,062
Members’ equity (deficit)
Members’ capital	94,499	286,988	93,530	223,932	82,739	88,543	134,782
Retained earnings (accumulated deficit)	(2,375)	(18,540)	(36,342)	(29,970)	(43,601)	(35,055)	(51,682)
Total members’ equity (deficit)	92,124	268,448	57,188	193,962	39,138	53,488	83,100
Total liabilities and members’ equity (deficit)	$311,709	$300,375	$294,800	$227,545	$200,345	$257,779	$241,162

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2025 (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

	Shallowford	Shoreline	Sigma	Simon	Sims	Soapstone	Sodalis
ASSETS
Current assets:
Cash	$4,733	$1,988	$6,888	$14,658	$10,264	$6,886	$5,987
Other receivables	2,586	-	1,055	-	-	-	-
Prepaid expenses	2,209	1,646	2,369	470	478	-	52
Due from third party property managers	4,125	4,982	786	4,338	4,017	4,182	3,715
Total current assets	13,653	8,617	11,098	19,467	14,760	11,068	9,754
Property and equipment, net	330,131	274,170	344,235	272,378	256,183	198,530	281,338
Total assets	$343,784	$282,787	$355,333	$291,845	$270,943	$209,598	$291,092

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,424	$751	$1,294	$3,151	$1,033	$4,826	$6,963
Tenant deposits	2,095	2,095	2,869	2,345	2,768	2,350	1,895
Due to related parties	7,153	8,181	6,868	4,534	4,396	7,143	5,004
Total current liabilities	10,672	11,027	11,031	10,030	8,196	14,318	13,863
Mortgage payables, net	177,103	210,073	267,098	-	-	127,154	-
Operational notes, related party	14,500	30,200	-	-	-	3,900	30,200
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	202,276	251,300	278,129	10,030	8,196	145,372	44,063
Members’ equity (deficit)
Members’ capital	202,601	94,561	114,555	277,237	265,908	67,543	279,646
Retained earnings (accumulated deficit)	(61,093)	(63,074)	(37,352)	4,578	(3,161)	(3,317)	(32,617)
Total members’ equity (deficit)	141,508	31,486	77,204	281,815	262,747	64,226	247,029
Total liabilities and members’ equity (deficit)	$343,784	$282,787	$355,333	$291,845	$270,943	$209,598	$291,092

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2025 (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

	Spencer	Splash	Spring	Stonebriar	Sugar	Summerset	Sundance
ASSETS
Current assets:
Cash	$4,372	$5,946	$5,140	$4,401	$3,242	$6,738	$6,238
Other receivables	-	-	-	1,261	1,522	410	-
Prepaid expenses	1,032	150	139	1,572	3,765	-	178
Due from third party property managers	1,833	3,250	5,327	3,394	5,430	4,909	4,867
Total current assets	7,237	9,345	10,606	10,628	13,959	12,057	11,283
Property and equipment, net	265,274	198,779	226,193	184,411	274,934	233,778	293,699
Total assets	$272,511	$208,124	$236,799	$195,038	$288,893	$245,836	$304,983

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,209	$4,138	$6,685	$1,437	$514	$2,560	$5,485
Tenant deposits	2,349	1,550	3,590	1,395	3,590	-	2,595
Due to related parties	7,760	4,923	7,003	4,075	10,376	5,595	6,083
Total current liabilities	11,319	10,611	17,278	6,907	14,480	8,155	14,163
Mortgage payables, net	192,713	122,087	-	132,857	199,150	163,710	156,056
Operational notes, related party	9,400	17,700	-	16,000	6,000	24,500	12,700
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	213,431	150,398	17,278	155,764	219,630	196,366	182,919
Members’ equity (deficit)
Members’ capital	91,238	69,790	231,753	70,888	116,943	86,146	169,961
Retained earnings (accumulated deficit)	(32,158)	(12,064)	(12,232)	(31,613)	(47,680)	(36,676)	(47,898)
Total members’ equity (deficit)	59,080	57,726	219,521	39,274	69,263	49,470	122,064
Total liabilities and members’ equity (deficit)	$272,511	$208,124	$236,799	$195,038	$288,893	$245,836	$304,983

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2025 (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

	Sunnyside	Swift	Taylor	Terracotta	Theodore	Tulip	Tuscan
ASSETS
Current assets:
Cash	$15,864	$7,662	$743	$1,877	$12,760	$4,790	$12,402
Other receivables	-	-	1,597	2,333	-	-	-
Prepaid expenses	219	-	902	1,552	470	3,930	454
Due from third party property managers	3,013	4,553	561	3,435	4,277	4,648	4,800
Total current assets	19,096	12,215	3,803	9,197	17,507	13,368	17,656
Property and equipment, net	205,153	314,217	211,680	292,630	270,351	287,963	283,251
Total assets	$224,249	$326,432	$215,483	$301,827	$287,858	$301,331	$300,907

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,103	$3,179	$1,295	$1,838	$3,135	$1,815	$11,860
Tenant deposits	1,595	2,195	848	1,745	2,245	2,195	2,295
Due to related parties	6,132	16,884	11,397	8,557	4,207	6,245	7,444
Total current liabilities	8,830	22,258	13,540	12,139	9,587	10,255	21,599
Mortgage payables, net	-	-	112,280	220,490	-	219,788	180,940
Operational notes, related party	-	-	11,100	32,400	-	24,300	-
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	8,830	22,258	136,920	265,029	9,587	254,342	202,539
Members’ equity (deficit)
Members’ capital	207,630	316,097	134,819	110,159	278,497	100,561	105,201
Retained earnings (accumulated deficit)	7,789	(11,923)	(56,256)	(73,361)	(226)	(53,572)	(6,833)
Total members’ equity (deficit)	215,419	304,173	78,563	36,798	278,271	46,989	98,368
Total liabilities and members’ equity (deficit)	$224,249	$326,432	$215,483	$301,827	$287,858	$301,331	$300,907

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2025 (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

	Tuscarora	Tuxford	Vernon	Walton	Wave	Weldon	Wellington
ASSETS
Current assets:
Cash	$9,622	$2,895	$4,326	$6,815	$3,693	$5,111	$5,475
Other receivables	6,076	-	1,683	-	2,618	1,455	-
Prepaid expenses	110	4,731	2,600	81	1,466	990	-
Due from third party property managers	5,293	2,465	4,971	3,816	9,190	3,962	3,076
Total current assets	21,100	10,090	13,580	10,712	16,967	11,518	8,551
Property and equipment, net	309,724	237,095	232,007	283,431	302,893	187,609	378,420
Total assets	$330,824	$247,185	$245,587	$294,144	$319,860	$199,127	$386,971

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$4,049	$1,678	$1,340	$5,952	$1,592	$1,156	$1,268
Tenant deposits	2,895	1,995	2,843	1,895	2,195	2,168	2,395
Due to related parties	5,963	10,465	7,861	12,229	11,826	7,518	7,947
Total current liabilities	12,907	14,138	12,043	20,077	15,613	10,841	11,610
Mortgage payables, net	-	176,678	180,009	-	221,881	134,978	-
Operational notes, related party	-	25,800	7,400	37,500	94,200	-	8,200
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	12,907	216,616	199,452	57,577	331,693	145,819	19,810
Members’ equity (deficit)
Members’ capital	315,572	91,763	81,328	286,030	111,541	77,965	386,649
Retained earnings (accumulated deficit)	2,345	(61,193)	(35,193)	(49,463)	(123,374)	(24,657)	(19,487)
Total members’ equity (deficit)	317,917	30,570	46,135	236,567	(11,833)	53,308	367,161
Total liabilities and members’ equity (deficit)	$330,824	$247,185	$245,587	$294,144	$319,860	$199,127	$386,971

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2025 (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

	Wentworth	Wescott	Westchester	Wildwood	Willow	Wilson	Winchester
ASSETS
Current assets:
Cash	$7,375	$4,234	$4,351	$7,246	$2,402	$6,888	$7,823
Other receivables	775	-	-	1,221	-	-	-
Prepaid expenses	1,482	80	1,787	1,343	222	61	426
Due from third party property managers	3,500	5,068	5,224	3,687	2,934	4,644	3,979
Total current assets	13,132	9,382	11,362	13,498	5,559	11,593	12,228
Property and equipment, net	207,461	249,761	301,388	200,578	267,566	352,149	252,922
Total assets	$220,593	$259,143	$312,751	$214,075	$273,125	$363,742	$265,150

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,112	$1,171	$1,266	$1,137	$3,341	$5,233	$1,264
Tenant deposits	1,595	3,440	2,595	1,945	1,545	2,445	1,895
Due to related parties	5,051	11,481	7,621	5,829	8,796	8,542	8,708
Total current liabilities	7,758	16,093	11,482	8,910	13,682	16,220	11,867
Mortgage payables, net	155,333	133,190	196,572	107,410	-	-	-
Operational notes, related party	-	20,800	27,300	-	-	-	-
Due to commonly controlled entity	-	-	-	-	-	-	-
Total liabilities	163,090	170,083	235,353	116,321	13,682	16,220	11,867
Members’ equity (deficit)
Members’ capital	59,116	143,156	139,161	108,462	274,527	353,841	264,871
Retained earnings (accumulated deficit)	(1,614)	(54,096)	(61,764)	(10,707)	(15,085)	(6,319)	(11,588)
Total members’ equity (deficit)	57,502	89,060	77,397	97,755	259,442	347,522	253,283
Total liabilities and members’ equity (deficit)	$220,593	$259,143	$312,751	$214,075	$273,125	$363,742	$265,150

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2025 (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

	Windsor	Winston	Wisteria	Unallocated members’ capital	Consolidated
ASSETS
Current assets:
Cash	$3,407	$10,795	$7,828	$-	$1,721,037
Other receivables	-	-	1,403	-	130,591
Prepaid expenses	1,823	213	1,090	-	272,991
Due from third party property managers	5,217	5,497	5,457	-	1,018,404
Total current assets	10,447	16,505	15,777	-	3,143,023
Property and equipment, net	309,519	301,291	273,510	-	70,161,226
Total assets	$319,966	$317,796	$289,287	$-	$73,304,250

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$801	$1,430	$930	$-	$645,998
Tenant deposits	2,595	1,795	3,143	-	530,771
Due to related parties	13,868	10,077	4,953	-	2,109,385
Total current liabilities	17,264	13,302	9,026	-	3,286,154
Mortgage payables, net	224,929	-	205,459	-	23,738,051
Operational notes, related party	48,300	-	9,300	-	2,693,700
Due to commonly controlled entity	-	-	-	179,235	179,235
Total liabilities	290,493	13,302	223,785	179,235	29,897,139
Members’ equity (deficit)
Members’ capital	114,006	312,210	93,606	-	51,037,102
Retained earnings (accumulated deficit)	(84,532)	(7,716)	(28,104)	(179,235)	(7,629,992)
Total members’ equity (deficit)	29,474	304,494	65,502	(179,235)	43,407,111
Total liabilities and members’ equity (deficit)	$319,966	$317,796	$289,287	$-	$73,304,250

See the accompanying notes to the consolidated and consolidating financial statements.

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	100	101	Abbington	Abernant	Alvin	Amber	Apollo

Rental income	$6,363	$9,586	$16,530	$10,005	$16,886	$11,970	$7,770

Operating expenses:
Depreciation	8,445	9,426	7,247	3,124	4,368	4,208	3,933
Insurance	1,011	1,017	812	524	805	504	483
Management fees, related party	3,898	4,119	3,673	1,062	1,883	971	654
Management Fees	725	505	499	420	553	718	504
Repairs & maintenance	4,071	107	785	-	-	-	2,275
Property taxes	1,694	1,701	1,611	1,195	581	1,338	686
Other operating expenses	326	4,419	2,480	1,193	3,196	(181)	1,747
Total operating expenses	20,171	21,295	17,107	7,518	11,386	7,557	10,283

Income (loss) from operations	(13,808)	(11,708)	(577)	2,487	5,499	4,413	(2,513)

Other expenses (income)
Interest expenses	-	872	-	-	-	4,175	4,614
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	-	872	-	-	-	4,175	4,614

Net Income (Loss)	$(13,808)	$(12,581)	$(577)	$2,487	$5,499	$237	$(7,127)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Aster	Augusta	Avebury	Avondale	Badminton	Ballinger	Bandelier

Rental income	$11,431	$12,300	$10,740	$7,348	$14,113	$12,570	$12,240

Operating expenses:
Depreciation	4,289	4,075	3,995	4,523	4,230	4,108	4,134
Insurance	498	616	663	719	775	632	632
Management fees, related party	1,399	1,458	966	1,269	837	1,481	1,298
Management Fees	750	445	644	795	843	443	798
Repairs & maintenance	2,745	85	537	2,485	100	-	97
Property taxes	3,252	1,659	1,195	1,850	3,620	954	1,665
Other operating expenses	2,064	1,393	771	1,926	1,810	2,521	1,814
Total operating expenses	14,997	9,732	8,771	13,567	12,215	10,139	10,437

Income (loss) from operations	(3,566)	2,568	1,969	(6,219)	1,897	2,431	1,803

Other expenses (income)
Interest expenses	4,899	-	4,166	-	4,689	-	4,789
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	4,899	-	4,166	-	4,689	-	4,789

Net Income (Loss)	$(8,466)	$2,568	$(2,197)	$(6,219)	$(2,792)	$2,431	$(2,986)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Baron	Basil	Bayside	Bazzel	Bedford	Bella	Belle

Rental income	$12,380	$10,365	$13,157	$11,719	$13,920	$8,380	$14,421

Operating expenses:
Depreciation	8,604	2,784	3,525	3,763	3,847	4,956	6,042
Insurance	1,223	430	658	647	856	647	915
Management fees, related party	3,976	695	955	1,697	894	1,153	1,619
Management Fees	622	613	712	697	835	622	855
Repairs & maintenance	2,662	276	6,570	2,545	825	2,222	1,748
Property taxes	5,699	1,758	4,242	2,660	4,853	2,076	2,930
Other operating expenses	251	714	2,568	2,413	743	2,072	2,040
Total operating expenses	23,037	7,269	19,231	14,422	12,854	13,748	16,148

Income (loss) from operations	(10,657)	3,096	(6,073)	(2,703)	1,066	(5,368)	(1,727)

Other expenses (income)
Interest expenses	-	3,425	4,232	777	4,300	274	840
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	-	3,425	4,232	777	4,300	274	840

Net Income (Loss)	$(10,657)	$(329)	$(10,305)	$(3,479)	$(3,233)	$(5,642)	$(2,566)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Belvedere	Bergenia	Blossom	Bonneau	Brainerd	Braxton	Brennan

Rental income	$14,220	$8,970	$8,100	$9,915	$12,270	$11,340	$9,300

Operating expenses:
Depreciation	4,051	2,986	3,495	5,137	3,998	4,452	3,115
Insurance	800	529	449	1,535	531	538	585
Management fees, related party	1,603	949	1,063	1,490	1,432	1,458	737
Management Fees	421	420	1,855	747	931	566	558
Repairs & maintenance	-	-	14,552	2,671	2,295	690	831
Property taxes	2,031	814	1,441	4,267	1,286	1,819	915
Other operating expenses	1,240	768	1,237	3,185	2,359	1,512	606
Total operating expenses	10,147	6,466	24,091	19,032	12,832	11,033	7,347

Income (loss) from operations	4,073	2,504	(15,991)	(9,117)	(562)	307	1,954

Other expenses (income)
Interest expenses	-	-	260	160	4,677	382	5,756
Insurance claim proceeds	-	-	(3,368)	-	-	-	-
Total other income (expense)	-	-	(3,107)	160	4,677	382	5,756

Net Income (Loss)	$4,073	$2,504	$(12,884)	$(9,276)	$(5,239)	$(75)	$(3,803)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Briarwood	Brooklyn	Burlington	Butter	Calvin	Camino	Cawley

Rental income	$9,420	$7,770	$20,520	$15,186	$11,993	$10,269	$12,570

Operating expenses:
Depreciation	2,866	2,907	9,534	5,190	3,245	3,644	4,312
Insurance	533	427	1,407	1,940	405	546	717
Management fees, related party	963	616	4,942	1,085	1,244	1,006	1,528
Management Fees	420	504	842	1,006	470	610	420
Repairs & maintenance	-	-	4,225	(901)	497	1,679	-
Property taxes	2,109	669	3,478	3,349	1,999	1,039	1,820
Other operating expenses	1,159	1,048	3,219	839	877	1,197	1,595
Total operating expenses	8,050	6,171	27,646	12,508	8,737	9,722	10,392

Income (loss) from operations	1,370	1,599	(7,126)	2,678	3,256	547	2,178

Other expenses (income)
Interest expenses	-	3,459	130	5,996	-	-	-
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	-	3,459	130	5,996	-	-	-

Net Income (Loss)	$1,370	$(1,860)	$(7,256)	$(3,318)	$3,256	$547	$2,178

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Chaparral	Chelsea	Chester	Chickamauga	Chinook	Chitwood	Clover

Rental income	$10,275	$11,899	$11,846	$14,400	$12,480	$14,700	$12,259

Operating expenses:
Depreciation	2,700	4,234	5,095	5,129	4,952	5,255	4,397
Insurance	494	581	685	729	821	706	828
Management fees, related party	926	1,058	1,784	1,849	1,493	1,911	2,172
Management Fees	486	711	895	480	420	490	718
Repairs & maintenance	231	701	3,778	74	-	772	1,000
Property taxes	1,441	1,282	1,781	1,285	1,762	2,723	1,799
Other operating expenses	(614)	153	3,097	2,990	1,434	(238)	985
Total operating expenses	5,663	8,720	17,115	12,537	10,881	11,619	11,899

Income (loss) from operations	4,612	3,179	(5,270)	1,864	1,599	3,081	360

Other expenses (income)
Interest expenses	4,613	4,215	6,236	-	183	-	180
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	4,613	4,215	6,236	-	183	-	180

Net Income (Loss)	$(2)	$(1,036)	$(11,506)	$1,864	$1,416	$3,081	$180

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Coatbridge	Collier	Collinston	Conway	Cove	Creekside	Creekwood

Rental income	$11,480	$9,240	$9,270	$20,370	$10,409	$10,117	$11,145

Operating expenses:
Depreciation	4,526	4,879	2,906	9,438	2,890	4,269	3,972
Insurance	575	690	413	1,071	627	532	581
Management fees, related party	1,181	2,514	842	3,265	841	1,513	1,103
Management Fees	524	830	556	420	622	466	657
Repairs & maintenance	100	2,609	6,279	75	2,795	573	-
Property taxes	4,379	435	1,200	2,517	1,445	1,306	1,601
Other operating expenses	2,058	2,018	1,701	2,148	1,477	3,789	1,245
Total operating expenses	13,343	13,974	13,897	18,933	10,696	12,449	9,159

Income (loss) from operations	(1,863)	(4,734)	(4,627)	1,437	(287)	(2,332)	1,986

Other expenses (income)
Interest expenses	5,010	-	3,927	432	883	-	4,856
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	5,010	-	3,927	432	883	-	4,856

Net Income (Loss)	$(6,873)	$(4,734)	$(8,554)	$1,005	$(1,170)	$(2,332)	$(2,870)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Cumberland	Cupcake	Cypress	Daisy	Davidson	Dawson	Delta

Rental income	$9,242	$10,320	$15,412	$10,350	$6,479	$10,850	$15,470

Operating expenses:
Depreciation	4,059	3,275	5,689	4,138	3,050	3,617	5,526
Insurance	561	481	617	562	413	592	640
Management fees, related party	1,224	951	1,406	1,314	675	770	1,079
Management Fees	583	430	922	450	437	648	793
Repairs & maintenance	1,245	-	951	302	3,935	-	-
Property taxes	1,141	4,298	2,535	1,564	1,245	3,606	2,595
Other operating expenses	2,940	1,021	537	879	2,369	2,181	2,371
Total operating expenses	11,752	10,456	12,657	9,210	12,125	11,414	13,003

Income (loss) from operations	(2,510)	(136)	2,756	1,140	(5,646)	(564)	2,466

Other expenses (income)
Interest expenses	-	3,017	6,600	-	3,402	4,275	7,864
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	-	3,017	6,600	-	3,402	4,275	7,864

Net Income (Loss)	$(2,510)	$(3,153)	$(3,844)	$1,140	$(9,049)	$(4,839)	$(5,398)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Dewberry	Diablo	Dogwood	Dolittle	Dolly	Dops	Dorchester

Rental income	$10,705	$12,520	$11,139	$14,586	$22,050	$9,174	$13,770

Operating expenses:
Depreciation	2,613	3,571	3,311	4,222	9,475	2,809	5,377
Insurance	464	700	549	629	1,089	1,174	1,605
Management fees, related party	683	1,304	1,630	965	3,414	803	2,693
Management Fees	636	459	664	872	445	546	460
Repairs & maintenance	-	-	982	-	149	1,755	401
Property taxes	2,958	1,778	697	3,825	1,878	762	4,955
Other operating expenses	1,542	(742)	2,200	258	3,184	3,257	1,635
Total operating expenses	8,896	7,070	10,033	10,770	19,635	11,106	17,126

Income (loss) from operations	1,809	5,450	1,106	3,817	2,415	(1,932)	(3,356)

Other expenses (income)
Interest expenses	3,639	5,080	-	4,285	-	-	1,714
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	3,639	5,080	-	4,285	-	-	1,714

Net Income (Loss)	$(1,829)	$371	$1,106	$(468)	$2,415	$(1,932)	$(5,070)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Dunbar	Eagle	Eastfair	Eastwood	Elevation	Ella	Ellen

Rental income	$11,070	$12,120	$10,450	$13,920	$11,946	$4,488	$11,250

Operating expenses:
Depreciation	6,591	3,946	2,956	4,378	5,056	3,587	3,404
Insurance	683	580	578	777	679	498	587
Management fees, related party	2,332	1,360	642	1,648	876	999	1,229
Management Fees	480	420	752	462	709	749	458
Repairs & maintenance	69	-	1,426	-	381	3,858	205
Property taxes	813	5,167	3,352	804	2,792	1,100	4,854
Other operating expenses	3,947	743	1,996	2,171	1,404	1,575	839
Total operating expenses	14,916	12,215	11,703	10,241	11,897	12,366	11,575

Income (loss) from operations	(3,846)	(95)	(1,252)	3,679	48	(7,878)	(325)

Other expenses (income)
Interest expenses	2,028	4,529	4,131	-	5,991	-	-
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	2,028	4,529	4,131	-	5,991	-	-

Net Income (Loss)	$(5,874)	$(4,624)	$(5,384)	$3,679	$(5,943)	$(7,878)	$(325)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Elm	Emporia	Ensenada	Falcon	Felix	Fenwick	Fletcher

Rental income	$9,900	$14,370	$24,402	$6,824	$9,297	$12,630	$8,906

Operating expenses:
Depreciation	2,300	4,833	6,666	3,953	4,101	4,120	2,412
Insurance	467	785	1,244	580	440	663	423
Management fees, related party	609	1,195	2,692	1,146	1,124	1,490	820
Management Fees	594	862	1,088	368	421	511	462
Repairs & maintenance	950	-	4,087	603	-	528	400
Property taxes	2,104	2,836	2,956	5,133	1,157	1,539	1,875
Other operating expenses	893	742	3,395	(100)	1,393	1,689	1,364
Total operating expenses	7,916	11,253	22,127	11,683	8,636	10,541	7,757

Income (loss) from operations	1,984	3,117	2,274	(4,859)	661	2,089	1,149

Other expenses (income)
Interest expenses	2,950	5,808	8,180	4,529	-	-	-
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	2,950	5,808	8,180	4,529	-	-	-

Net Income (Loss)	$(967)	$(2,690)	$(5,906)	$(9,388)	$661	$2,089	$1,149

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Folly	Forest	Foster	Franklin	Gardens	General	Goose

Rental income	$13,590	$12,022	$9,533	$12,990	$7,975	$15,450	$10,971

Operating expenses:
Depreciation	5,126	6,070	4,307	4,623	3,586	4,342	3,678
Insurance	1,205	2,136	627	705	529	614	546
Management fees, related party	2,482	1,200	1,352	1,519	844	1,761	1,212
Management Fees	480	578	750	1,281	460	420	531
Repairs & maintenance	-	4,383	1,644	2,932	1,330	-	488
Property taxes	3,785	3,316	5,370	4,604	526	2,101	5,506
Other operating expenses	2,741	1,531	2,292	1,738	1,726	2,130	7,855
Total operating expenses	15,820	19,215	16,341	17,402	9,000	11,368	19,815

Income (loss) from operations	(2,230)	(7,192)	(6,808)	(4,412)	(1,025)	4,082	(8,844)

Other expenses (income)
Interest expenses	233	7,466	-	-	3,666	-	4,221
Insurance claim proceeds	-	-	-	(3,530)	-	-	-
Total other income (expense)	233	7,466	-	(3,530)	3,666	-	4,221

Net Income (Loss)	$(2,463)	$(14,659)	$(6,808)	$(882)	$(4,691)	$4,082	$(13,065)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Grant	Greenhill	Gretal	Grove	Hadden	Hansard	Hansel

Rental income	$15,525	$15,720	$14,850	$9,240	$10,170	$13,920	$8,380

Operating expenses:
Depreciation	4,451	4,484	6,206	4,401	3,198	4,170	5,564
Insurance	820	769	785	682	411	855	697
Management fees, related party	1,131	1,017	2,118	710	758	1,672	1,602
Management Fees	927	943	813	554	610	510	922
Repairs & maintenance	-	-	1,911	1,334	1,500	500	5,081
Property taxes	2,402	4,714	993	1,722	2,767	1,064	857
Other operating expenses	1,158	665	2,674	529	1,971	1,341	2,484
Total operating expenses	10,888	12,592	15,499	9,933	11,215	10,112	17,205

Income (loss) from operations	4,637	3,128	(649)	(693)	(1,045)	3,808	(8,825)

Other expenses (income)
Interest expenses	5,063	4,652	-	4,170	3,033	-	7,560
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	5,063	4,652	-	4,170	3,033	-	7,560

Net Income (Loss)	$(426)	$(1,523)	$(649)	$(4,863)	$(4,078)	$3,808	$(16,385)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Hargrave	Harrison	Henry	Heritage	Heron	Highland	Hines

Rental income	$10,320	$17,520	$15,300	$9,729	$12,420	$11,610	$9,900

Operating expenses:
Depreciation	3,212	6,296	5,912	4,506	4,474	3,942	4,405
Insurance	405	850	953	629	1,230	617	446
Management fees, related party	1,103	2,362	1,542	963	1,026	1,051	1,855
Management Fees	420	628	918	661	742	697	455
Repairs & maintenance	-	2,002	607	4,057	1,120	-	646
Property taxes	1,978	876	3,021	2,428	3,166	2,155	1,021
Other operating expenses	715	420	(494)	2,066	521	1,356	1,802
Total operating expenses	7,832	13,432	12,460	15,310	12,279	9,817	10,629

Income (loss) from operations	2,488	4,088	2,840	(5,580)	141	1,793	(729)

Other expenses (income)
Interest expenses	333	7,708	1,476	5,551	5,064	120	265
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	333	7,708	1,476	5,551	5,064	120	265

Net Income (Loss)	$2,155	$(3,620)	$1,364	$(11,131)	$(4,924)	$1,673	$(994)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Hobbes	Holcomb	Holland	Hollandaise	Holloway	Inglewood	Irene

Rental income	$7,411	$13,170	$6,080	$8,907	$16,633	$14,318	$8,610

Operating expenses:
Depreciation	3,216	4,877	2,909	5,028	4,672	9,361	2,412
Insurance	405	664	413	701	955	1,100	423
Management fees, related party	840	2,311	638	1,186	1,076	2,832	797
Management Fees	861	790	456	816	993	1,692	420
Repairs & maintenance	4,174	-	(43)	3,101	-	5,318	-
Property taxes	1,868	2,525	1,257	926	4,304	2,564	2,798
Other operating expenses	1,815	1,112	1,391	2,577	2,207	2,806	1,358
Total operating expenses	13,178	12,279	7,022	14,335	14,208	25,673	8,208

Income (loss) from operations	(5,767)	891	(942)	(5,428)	2,425	(11,355)	402

Other expenses (income)
Interest expenses	-	-	2,879	5,596	5,515	-	-
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	-	-	2,879	5,596	5,515	-	-

Net Income (Loss)	$(5,767)	$891	$(3,821)	$(11,024)	$(3,089)	$(11,355)	$402

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Jack	Jake	Jefferson	Jill	Johnny	June	Jupiter

Rental income	$13,659	$7,663	$13,350	$13,590	$92	$16,620	$9,503

Operating expenses:
Depreciation	6,377	8,093	3,777	5,492	8,047	8,047	2,906
Insurance	740	1,296	617	697	969	969	413
Management fees, related party	1,761	3,855	1,469	1,875	3,339	4,249	719
Management Fees	508	555	452	446	411	420	568
Repairs & maintenance	520	2,276	-	-	1,663	-	-
Property taxes	935	3,303	881	869	1,777	1,777	1,230
Other operating expenses	2,821	2,976	3,275	2,585	4,592	(1,796)	1,698
Total operating expenses	13,662	22,354	10,472	11,963	20,799	13,666	7,534

Income (loss) from operations	(4)	(14,692)	2,878	1,627	(20,706)	2,954	1,969

Other expenses (income)
Interest expenses	6,974	548	-	6,748	494	408	3,508
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	6,974	548	-	6,748	494	408	3,508

Net Income (Loss)	$(6,978)	$(15,240)	$2,878	$(5,122)	$(21,200)	$2,546	$(1,539)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Kawana	Kennesaw	Kenny	KerriAnn	Kessler	Kingsley	Kirkwood

Rental income	$3,679	$16,770	$14,398	$12,720	$9,570	$15,180	$9,900

Operating expenses:
Depreciation	3,786	5,836	9,475	4,686	4,106	4,290	4,299
Insurance	809	886	1,106	715	436	880	456
Management fees, related party	854	2,776	2,807	986	1,117	938	1,062
Management Fees	188	1,006	601	763	420	911	501
Repairs & maintenance	3,034	1,125	(123)	1,263	68	903	814
Property taxes	954	2,408	2,047	1,893	2,695	5,481	1,025
Other operating expenses	3,216	1,309	4,288	1,835	583	738	1,090
Total operating expenses	12,841	15,347	20,201	12,140	9,425	14,141	9,248

Income (loss) from operations	(9,162)	1,423	(5,803)	580	145	1,039	652

Other expenses (income)
Interest expenses	3,768	-	164	5,502	4,775	5,742	5,466
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	3,768	-	164	5,502	4,775	5,742	5,466

Net Income (Loss)	$(12,930)	$1,423	$(5,967)	$(4,923)	$(4,630)	$(4,702)	$(4,814)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Korin	Lallie	Lanier	Lannister	Latte	Lennox	Lierly

Rental income	$13,310	$14,970	$14,592	$6,933	$13,170	$11,634	$11,430

Operating expenses:
Depreciation	3,823	6,202	5,706	3,027	5,011	2,978	2,932
Insurance	554	1,608	714	443	990	467	580
Management fees, related party	1,481	949	1,138	876	2,351	884	967
Management Fees	456	898	870	417	790	576	450
Repairs & maintenance	-	440	210	716	995	-	303
Property taxes	1,481	5,086	1,961	455	2,787	2,728	1,814
Other operating expenses	2,303	270	1,749	1,936	1,110	1,393	(723)
Total operating expenses	10,098	15,454	12,348	7,870	14,033	9,026	6,324

Income (loss) from operations	3,212	(484)	2,244	(937)	(863)	2,608	5,106

Other expenses (income)
Interest expenses	-	7,664	6,736	4,259	401	3,615	5,292
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	-	7,664	6,736	4,259	401	3,615	5,292

Net Income (Loss)	$3,212	$(8,147)	$(4,492)	$(5,195)	$(1,265)	$(1,007)	$(186)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Lily	Limestone	Litton	Longwoods	Lookout	Loretta	Louis

Rental income	$15,546	$13,692	$11,528	$11,700	$12,520	$25,347	$11,520

Operating expenses:
Depreciation	7,493	4,023	4,413	3,702	4,741	9,431	3,701
Insurance	1,644	735	665	1,917	607	1,086	496
Management fees, related party	2,042	974	1,903	1,326	2,578	3,663	1,313
Management Fees	452	814	683	746	450	420	436
Repairs & maintenance	94	710	(1,031)	2,980	300	74	-
Property taxes	3,780	4,069	470	2,724	581	2,517	1,520
Other operating expenses	1,465	827	2,319	1,361	1,510	1,429	1,073
Total operating expenses	16,970	12,152	9,422	14,756	10,768	18,620	8,537

Income (loss) from operations	(1,424)	1,540	2,106	(3,056)	1,752	6,727	2,983

Other expenses (income)
Interest expenses	8,380	4,738	5,159	-	-	102	-
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	8,380	4,738	5,159	-	-	102	-

Net Income (Loss)	$(9,804)	$(3,198)	$(3,053)	$(3,056)	$1,752	$6,625	$2,983

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Louise	Lovejoy	Luna	Lurleen	Madison	Mae	Magnolia

Rental income	$12,300	$12,110	$11,670	$10,224	$4,697	$13,125	$10,055

Operating expenses:
Depreciation	3,789	4,044	2,956	4,048	2,828	4,864	4,154
Insurance	625	591	551	866	489	846	536
Management fees, related party	908	1,005	687	894	793	1,328	884
Management Fees	738	727	700	584	444	784	597
Repairs & maintenance	7,100	3,615	811	1,174	1,346	-	750
Property taxes	971	2,615	3,221	1,362	898	3,870	1,481
Other operating expenses	935	1,282	749	1,380	622	2,090	1,259
Total operating expenses	15,066	13,878	9,675	10,309	7,419	13,781	9,660

Income (loss) from operations	(2,766)	(1,768)	1,995	(85)	(2,722)	(656)	395

Other expenses (income)
Interest expenses	4,017	4,453	4,144	4,523	3,691	-	5,846
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	4,017	4,453	4,144	4,523	3,691	-	5,846

Net Income (Loss)	$(6,782)	$(6,220)	$(2,149)	$(4,607)	$(6,413)	$(656)	$(5,451)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Malbec	Mammoth	Marcelo	Marie	Marietta	Marion	Marple

Rental income	$13,170	$12,952	$10,500	$15,570	$13,476	$11,310	$9,065

Operating expenses:
Depreciation	4,388	4,686	3,911	4,397	4,158	4,613	2,412
Insurance	649	748	514	781	683	1,417	423
Management fees, related party	1,323	830	1,275	1,781	1,317	1,250	903
Management Fees	575	774	1,843	615	674	420	871
Repairs & maintenance	-	1,598	2,270	1,638	660	-	3,845
Property taxes	6,002	3,153	1,426	274	3,845	2,631	1,798
Other operating expenses	3,275	1,218	1,159	1,848	1,013	2,122	1,041
Total operating expenses	16,212	13,007	12,398	11,334	12,349	12,451	11,293

Income (loss) from operations	(3,042)	(56)	(1,898)	4,236	1,127	(1,141)	(2,228)

Other expenses (income)
Interest expenses	5,102	7,282	-	-	5,779	206	-
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	5,102	7,282	-	-	5,779	206	-

Net Income (Loss)	$(8,144)	$(7,338)	$(1,898)	$4,236	$(4,653)	$(1,347)	$(2,228)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Martell	Mary	Matchingham	McGregor	McLovin	Meadow	Mimosa

Rental income	$9,018	$12,990	$11,610	$11,900	$9,197	$7,735	$6,145

Operating expenses:
Depreciation	3,572	3,732	2,913	4,132	7,827	4,410	2,954
Insurance	1,373	616	491	636	1,218	580	512
Management fees, related party	1,151	1,433	708	2,301	1,626	1,303	1,168
Management Fees	1,183	451	697	506	1,627	575	281
Repairs & maintenance	7,259	-	-	568	(5,268)	350	9,183
Property taxes	3,927	1,503	3,505	1,177	7,552	1,423	615
Other operating expenses	2,179	2,880	3,456	589	1,864	3,355	2,730
Total operating expenses	20,644	10,615	11,769	9,908	16,446	11,995	17,443

Income (loss) from operations	(11,627)	2,375	(159)	1,992	(7,249)	(4,260)	(11,298)

Other expenses (income)
Interest expenses	222	-	2,867	-	7,889	4,203	4,019
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	222	-	2,867	-	7,889	4,203	4,019

Net Income (Loss)	$(11,849)	$2,375	$(3,026)	$1,992	$(15,138)	$(8,464)	$(15,317)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Mojave	Murphy	Mycroft	Nugget	Odessa	Olive	Oly

Rental income	$10,800	$12,216	$8,370	$17,520	$17,670	$12,068	$18,270

Operating expenses:
Depreciation	3,525	4,085	2,466	7,694	7,332	3,689	6,265
Insurance	496	629	465	1,151	1,037	666	1,087
Management fees, related party	1,024	901	790	4,177	2,096	932	2,137
Management Fees	430	729	420	560	552	720	607
Repairs & maintenance	-	-	-	50	805	422	1,356
Property taxes	4,309	3,701	1,965	3,293	2,859	3,481	5,617
Other operating expenses	981	(66)	1,108	131	1,789	871	769
Total operating expenses	10,764	9,980	7,214	17,056	16,470	10,781	17,838

Income (loss) from operations	36	2,237	1,156	464	1,200	1,287	432

Other expenses (income)
Interest expenses	3,463	4,226	-	-	8,776	3,630	7,406
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	3,463	4,226	-	-	8,776	3,630	7,406

Net Income (Loss)	$(3,428)	$(1,990)	$1,156	$464	$(7,576)	$(2,344)	$(6,974)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Onyx	Oscar	Osceola	Osprey	Otoro	Palmer	Patrick

Rental income	$14,370	$8,600	$10,554	$14,310	$14,047	$11,700	$7,126

Operating expenses:
Depreciation	6,008	4,018	3,850	5,490	6,084	5,340	3,518
Insurance	798	440	2,614	1,529	932	670	511
Management fees, related party	1,262	1,158	1,062	2,309	1,118	1,395	836
Management Fees	862	423	658	859	840	445	540
Repairs & maintenance	-	-	1,537	1,734	1,581	185	908
Property taxes	1,968	1,157	2,673	4,569	3,262	1,873	1,434
Other operating expenses	1,465	1,839	2,493	2,125	1,594	1,079	1,704
Total operating expenses	12,364	9,035	14,887	18,615	15,412	10,987	9,451

Income (loss) from operations	2,006	(435)	(4,333)	(4,305)	(1,365)	713	(2,325)

Other expenses (income)
Interest expenses	-	-	265	-	8,183	194	3,995
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	-	-	265	-	8,183	194	3,995

Net Income (Loss)	$2,006	$(435)	$(4,597)	$(4,305)	$(9,548)	$519	$(6,320)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Peanut	Pearl	Pecan	Peterson	Piedmont	Pinot	Pioneer

Rental income	$8,802	$15,120	$11,070	$9,900	$14,450	$14,370	$19,480

Operating expenses:
Depreciation	2,964	7,498	2,863	3,104	5,272	4,429	8,117
Insurance	493	843	533	524	749	655	1,144
Management fees, related party	832	3,918	1,000	1,049	1,891	1,426	4,417
Management Fees	438	692	664	420	445	557	495
Repairs & maintenance	1,309	2,724	2,306	-	250	-	-
Property taxes	588	1,776	1,546	1,195	2,684	6,027	2,940
Other operating expenses	1,375	2,641	(311)	736	1,005	2,169	(476)
Total operating expenses	8,000	20,092	8,599	7,028	12,296	15,263	16,637

Income (loss) from operations	802	(4,972)	2,471	2,872	2,154	(893)	2,844

Other expenses (income)
Interest expenses	3,522	253	4,155	-	6,453	5,132	-
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	3,522	253	4,155	-	6,453	5,132	-

Net Income (Loss)	$(2,720)	$(5,225)	$(1,684)	$2,872	$(4,300)	$(6,025)	$2,844

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Plumtree	Point	Porthos	Quincy	Redondo	Regency	Reginald

Rental income	$8,515	$12,810	$14,250	$12,479	$13,170	$13,770	$13,170

Operating expenses:
Depreciation	2,768	5,250	4,148	7,515	4,308	4,758	9,883
Insurance	489	793	2,589	1,031	607	700	1,186
Management fees, related party	875	1,455	1,626	2,344	1,579	1,507	1,939
Management Fees	874	636	420	1,009	445	420	741
Repairs & maintenance	1,158	3,046	-	4,428	161	-	2,441
Property taxes	1,498	1,596	3,284	2,724	2,360	2,468	3,037
Other operating expenses	792	2,235	1,369	2,368	1,015	1,497	2,411
Total operating expenses	8,454	15,009	13,436	21,418	10,475	11,351	21,638

Income (loss) from operations	61	(2,199)	814	(8,939)	2,695	2,419	(8,468)

Other expenses (income)
Interest expenses	4,908	7,013	-	792	5,912	5,311	2,680
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	4,908	7,013	-	792	5,912	5,311	2,680

Net Income (Loss)	$(4,847)	$(9,212)	$814	$(9,731)	$(3,217)	$(2,892)	$(11,148)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Reynolds	Ribbonwalk	Richardson	Richmond	Ridge	Ritter	River

Rental income	$15,941	$16,819	$11,370	$13,972	$7,700	$16,543	$13,999

Operating expenses:
Depreciation	5,905	4,395	4,321	5,232	2,992	6,932	3,662
Insurance	913	715	541	759	488	1,233	640
Management fees, related party	2,943	1,318	1,435	1,837	681	3,807	1,208
Management Fees	796	862	420	420	578	472	692
Repairs & maintenance	-	100	-	-	-	69	250
Property taxes	3,019	1,501	1,875	2,444	3,107	(987)	2,545
Other operating expenses	2,179	2,646	1,259	773	2,575	1,507	2,361
Total operating expenses	15,755	11,538	9,851	11,464	10,419	13,034	11,357

Income (loss) from operations	187	5,281	1,519	2,508	(2,719)	3,509	2,641

Other expenses (income)
Interest expenses	-	4,810	-	-	3,465	512	4,017
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	-	4,810	-	-	3,465	512	4,017

Net Income (Loss)	$187	$471	$1,519	$2,508	$(6,183)	$2,998	$(1,376)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Riverwalk	Rooney	Roseberry	Rosewood	Roxy	Saddlebred	Saint

Rental income	$15,720	$4,862	$15,513	$11,598	$13,080	$16,920	$6,670

Operating expenses:
Depreciation	5,427	4,422	4,513	3,719	4,479	7,639	3,791
Insurance	710	574	1,500	629	642	1,588	601
Management fees, related party	3,124	986	1,062	963	1,345	1,926	1,133
Management Fees	420	947	911	692	420	491	734
Repairs & maintenance	-	5,591	500	-	-	713	2,433
Property taxes	817	1,457	4,836	926	1,274	4,585	3,115
Other operating expenses	4,019	4,879	2,020	1,485	1,938	1,583	1,922
Total operating expenses	14,516	18,856	15,342	8,414	10,097	18,525	13,730

Income (loss) from operations	1,204	(13,994)	171	3,185	2,983	(1,605)	(7,060)

Other expenses (income)
Interest expenses	-	5,401	5,347	4,657	5,821	7,334	4,146
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	-	5,401	5,347	4,657	5,821	7,334	4,146

Net Income (Loss)	$1,204	$(19,396)	$(5,176)	$(1,472)	$(2,837)	$(8,939)	$(11,206)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Sajni	Salem	Salinas	Saturn	Scepter	Sequoyah	Shallowford

Rental income	$8,523	$13,170	$11,036	$9,240	$10,470	$7,380	$12,570

Operating expenses:
Depreciation	7,051	4,387	4,039	3,632	3,238	3,905	4,958
Insurance	2,835	649	440	413	515	504	707
Management fees, related party	1,372	1,303	1,153	711	1,006	1,054	1,672
Management Fees	2,302	575	490	554	420	796	425
Repairs & maintenance	10,854	-	600	-	-	2,590	50
Property taxes	1,907	6,025	1,463	1,302	2,703	1,266	1,548
Other operating expenses	3,082	3,212	443	1,289	1,074	2,093	1,605
Total operating expenses	29,403	16,151	8,628	7,903	8,957	12,209	10,965

Income (loss) from operations	(20,880)	(2,981)	2,408	1,337	1,513	(4,829)	1,605

Other expenses (income)
Interest expenses	953	5,616	727	3,688	3,918	4,762	6,539
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	953	5,616	727	3,688	3,918	4,762	6,539

Net Income (Loss)	$(21,833)	$(8,597)	$1,682	$(2,351)	$(2,405)	$(9,591)	$(4,934)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Shoreline	Sigma	Simon	Sims	Soapstone	Sodalis	Spencer

Rental income	$12,570	$11,875	$12,720	$11,490	$11,760	$11,370	$17,625

Operating expenses:
Depreciation	4,260	5,240	3,976	3,749	4,118	5,737	4,157
Insurance	755	767	634	612	613	640	1,399
Management fees, related party	876	1,057	1,464	1,318	1,021	1,360	1,894
Management Fees	754	855	488	420	420	491	1,058
Repairs & maintenance	758	541	-	-	475	312	949
Property taxes	3,502	2,294	919	2,003	1,887	3,751	3,029
Other operating expenses	148	1,351	2,763	1,444	(168)	1,632	1,337
Total operating expenses	11,052	12,105	10,245	9,546	8,365	13,921	13,822

Income (loss) from operations	1,518	(230)	2,475	1,944	3,395	(2,551)	3,803

Other expenses (income)
Interest expenses	5,918	5,268	-	-	5,392	977	4,887
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	5,918	5,268	-	-	5,392	977	4,887

Net Income (Loss)	$(4,400)	$(5,498)	$2,475	$1,944	$(1,997)	$(3,528)	$(1,084)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Splash	Spring	Stonebriar	Sugar	Summerset	Sundance	Sunnyside

Rental income	$10,620	$11,610	$8,663	$10,855	$5,852	$10,875	$9,570

Operating expenses:
Depreciation	3,930	3,401	2,787	4,279	5,058	5,102	3,039
Insurance	484	477	442	1,449	1,049	769	495
Management fees, related party	989	1,092	719	982	943	1,465	1,023
Management Fees	457	581	519	732	204	680	473
Repairs & maintenance	458	352	-	7,571	7,811	2,191	525
Property taxes	1,473	2,679	1,124	2,476	670	1,887	936
Other operating expenses	319	995	1,065	3,667	3,700	3,297	1,344
Total operating expenses	8,111	9,577	6,656	21,157	19,434	15,391	7,834

Income (loss) from operations	2,509	2,033	2,007	(10,302)	(13,582)	(4,516)	1,736

Other expenses (income)
Interest expenses	4,383	93	3,794	4,921	4,753	6,023	-
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	4,383	93	3,794	4,921	4,753	6,023	-

Net Income (Loss)	$(1,873)	$1,940	$(1,787)	$(15,223)	$(18,335)	$(10,539)	$1,736

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Swift	Taylor	Terracotta	Theodore	Tulip	Tuscan	Tuscarora

Rental income	$12,667	$10,170	$10,470	$12,540	$10,876	$12,875	$14,670

Operating expenses:
Depreciation	5,287	3,689	3,787	3,947	4,363	4,439	4,591
Insurance	743	519	577	634	814	649	698
Management fees, related party	2,202	911	1,117	1,443	1,181	1,508	1,762
Management Fees	796	593	617	488	647	701	535
Repairs & maintenance	325	427	1,035	-	5,003	(600)	469
Property taxes	2,488	790	3,224	912	1,354	2,451	3,079
Other operating expenses	101	1,168	1,339	2,730	1,621	2,185	1,965
Total operating expenses	11,942	8,096	11,695	10,154	14,982	11,332	13,099

Income (loss) from operations	724	2,074	(1,225)	2,386	(4,106)	1,543	1,571

Other expenses (income)
Interest expenses	-	4,416	5,493	-	6,181	6,615	-
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	-	4,416	5,493	-	6,181	6,615	-

Net Income (Loss)	$724	$(2,342)	$(6,718)	$2,386	$(10,287)	$(5,072)	$1,571

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Tuxford	Vernon	Walton	Wave	Weldon	Wellington	Wentworth

Rental income	$12,510	$11,700	$7,580	$11,976	$9,570	$15,060	$12,050

Operating expenses:
Depreciation	3,601	3,619	5,096	4,596	2,906	6,766	3,417
Insurance	576	585	534	646	413	873	481
Management fees, related party	938	815	2,062	1,226	707	1,520	1,107
Management Fees	751	702	567	587	574	900	432
Repairs & maintenance	225	240	553	2,491	1,862	884	-
Property taxes	4,185	3,215	1,817	2,344	1,331	3,284	4,257
Other operating expenses	729	1,175	1,922	3,212	1,651	1,308	1,202
Total operating expenses	11,005	10,351	12,551	15,102	9,443	15,535	10,895

Income (loss) from operations	1,505	1,349	(4,971)	(3,125)	127	(476)	1,155

Other expenses (income)
Interest expenses	4,418	3,823	1,216	7,756	2,674	264	3,126
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	4,418	3,823	1,216	7,756	2,674	264	3,126

Net Income (Loss)	$(2,913)	$(2,475)	$(6,187)	$(10,882)	$(2,547)	$(739)	$(1,971)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Wescott	Westchester	Wildwood	Willow	Wilson	Winchester	Windsor

Rental income	$3,893	$15,440	$10,680	$9,470	$13,650	$12,200	$13,846

Operating expenses:
Depreciation	3,765	4,687	3,031	4,020	5,861	4,324	4,809
Insurance	588	797	443	475	684	733	1,645
Management fees, related party	1,157	1,219	1,186	1,217	1,827	1,351	894
Management Fees	790	926	420	429	474	1,162	1,039
Repairs & maintenance	5,504	480	-	157	537	-	(1,202)
Property taxes	1,109	5,687	716	1,449	1,743	1,959	5,273
Other operating expenses	3,277	771	1,412	1,311	1,544	1,596	1,822
Total operating expenses	16,191	14,567	7,209	9,059	12,669	11,125	14,281

Income (loss) from operations	(12,298)	873	3,471	411	981	1,075	(435)

Other expenses (income)
Interest expenses	4,893	5,531	3,074	-	-	1	7,019
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	4,893	5,531	3,074	-	-	1	7,019

Net Income (Loss)	$(17,191)	$(4,658)	$397	$411	$981	$1,074	$(7,454)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Winston	Wisteria	Consolidated

Rental income	$11,040	$2,974	$2,842,667

Operating expenses:
Depreciation	4,519	4,867	1,106,547
Insurance	606	846	183,314
Management fees, related party	1,208	791	354,320
Management Fees	662	213	154,981
Repairs & maintenance	722	4,746	290,158
Property taxes	1,755	1,031	559,329
Other operating expenses	1,033	2,940	401,364
Total operating expenses	10,506	15,435	3,050,013

Income (loss) from operations	534	(12,460)	(207,346)

Other expenses (income)
Interest expenses	-	5,299	676,873
Insurance claim proceeds	-	-	(6,898)
Total other income (expense)	-	5,299	669,975

Net Income (Loss)	$534	$(17,759)	$(877,321)

See the accompanying notes to the consolidated and consolidating financial statements.

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	100	101	Abbington	Abernant	Alvin	Amber	Apollo

Rental income	$13,991	$18,570	$16,110	$9,420	$13,920	$11,897	$6,735

Operating expenses:
Depreciation	8,445	9,308	7,247	3,124	4,368	4,208	3,933
Insurance	993	998	797	515	790	495	474
Management fees, related party	4,228	4,698	3,639	1,015	1,646	1,022	595
Management Fees	473	1,127	434	420	420	707	504
Repairs & maintenance	525	-	145	-	-	-	-
Property taxes	1,538	1,544	1,304	1,185	1,115	392	840
Other operating expenses	4,083	1,792	2,575	467	946	2,636	1,604
Total operating expenses	20,285	19,467	16,142	6,726	9,285	9,460	7,951

Income (loss) from operations	(6,293)	(897)	(32)	2,694	4,635	2,437	(1,216)

Other expenses (income)
Interest expenses	-	-	-	-	-	3,929	3,897
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	-	-	-	-	-	3,929	3,897

Net Income (Loss)	$(6,293)	$(897)	$(32)	$2,694	$4,635	$(1,492)	$(5,112)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Aster	Augusta	Avebury	Avondale	Badminton	Ballinger	Bandelier

Rental income	$9,720	$11,970	$11,010	$11,970	$13,235	$12,570	$12,120

Operating expenses:
Depreciation	3,504	4,075	3,995	4,523	4,230	4,108	4,134
Insurance	489	605	650	706	761	870	620
Management fees, related party	1,123	1,431	1,008	1,528	860	1,481	1,288
Management Fees	421	445	661	420	793	1,519	483
Repairs & maintenance	89	245	-	-	-	10,989	525
Property taxes	2,264	1,791	1,139	1,965	2,992	930	1,613
Other operating expenses	1,327	1,376	1,563	1,258	2,578	1,754	1,347
Total operating expenses	9,218	9,968	9,016	10,400	12,214	21,650	10,010

Income (loss) from operations	502	2,002	1,994	1,570	1,021	(9,080)	2,110

Other expenses (income)
Interest expenses	4,278	-	4,005	-	4,070	-	4,789
Insurance claim proceeds	-	-	-	-	-	(5,900)	-
Total other income (expense)	4,278	-	4,005	-	4,070	(5,900)	4,789

Net Income (Loss)	$(3,776)	$2,002	$(2,011)	$1,570	$(3,049)	$(3,180)	$(2,679)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Baron	Basil	Bayside	Bazzel	Bedford	Bella	Belle

Rental income	$18,720	$9,723	$13,175	$11,070	$13,920	$11,820	$15,894

Operating expenses:
Depreciation	8,403	2,784	3,525	3,763	3,847	4,206	6,042
Insurance	2,366	422	646	635	840	636	898
Management fees, related party	4,343	710	926	1,711	941	1,441	1,797
Management Fees	1,037	577	787	667	835	464	855
Repairs & maintenance	163	124	2,135	942	483	435	1,989
Property taxes	3,279	868	2,555	2,625	7,532	2,075	2,907
Other operating expenses	902	1,503	1,865	1,971	1,396	392	1,998
Total operating expenses	20,493	6,989	12,439	12,314	15,875	9,648	16,485

Income (loss) from operations	(1,773)	2,734	736	(1,244)	(1,955)	2,172	(591)

Other expenses (income)
Interest expenses	-	3,078	3,873	-	3,824	-	-
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	-	3,078	3,873	-	3,824	-	-

Net Income (Loss)	$(1,773)	$(345)	$(3,137)	$(1,244)	$(5,779)	$2,172	$(591)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Belvedere	Bergenia	Blossom	Bonneau	Brainerd	Braxton	Brennan

Rental income	$13,770	$9,720	$9,720	$14,280	$14,070	$11,340	$9,520

Operating expenses:
Depreciation	4,051	2,986	3,495	5,137	3,998	4,452	3,115
Insurance	786	520	441	1,506	521	528	574
Management fees, related party	1,556	1,009	1,123	1,730	1,576	1,458	891
Management Fees	431	444	432	573	421	426	577
Repairs & maintenance	-	235	199	1,006	97	336	4,124
Property taxes	1,776	814	750	4,224	1,261	1,921	1,419
Other operating expenses	1,083	999	1,285	1,643	1,737	1,497	2,738
Total operating expenses	9,683	7,006	7,725	15,820	9,612	10,617	13,439

Income (loss) from operations	4,087	2,714	1,995	(1,540)	4,458	723	(3,919)

Other expenses (income)
Interest expenses	-	-	-	-	4,677	-	4,495
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	-	-	-	-	4,677	-	4,495

Net Income (Loss)	$4,087	$2,714	$1,995	$(1,540)	$(219)	$723	$(8,413)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Briarwood	Brooklyn	Burlington	Butter	Calvin	Camino	Cawley

Rental income	$9,270	$5,386	$20,070	$17,044	$13,265	$9,840	$11,634

Operating expenses:
Depreciation	2,866	2,907	8,916	5,190	3,245	3,644	4,312
Insurance	523	419	1,381	1,904	397	536	704
Management fees, related party	951	677	4,906	1,215	1,336	1,024	1,470
Management Fees	453	336	453	1,009	475	591	908
Repairs & maintenance	459	425	271	101	445	-	4,693
Property taxes	771	628	2,981	3,538	1,359	975	1,855
Other operating expenses	769	3,542	918	2,723	577	764	804
Total operating expenses	6,793	8,934	19,825	15,680	7,835	7,533	14,746

Income (loss) from operations	2,477	(3,548)	245	1,363	5,430	2,307	(3,113)

Other expenses (income)
Interest expenses	-	2,677	-	5,130	-	-	-
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	-	2,677	-	5,130	-	-	-

Net Income (Loss)	$2,477	$(6,225)	$245	$(3,766)	$5,430	$2,307	$(3,113)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Centennial	Chaparral	Chelsea	Chester	Chickamauga	Chinook	Chitwood

Rental income	$-	$10,170	$11,850	$14,070	$13,920	$11,970	$14,550

Operating expenses:
Depreciation	-	2,700	4,234	5,095	5,129	4,952	5,255
Insurance	-	485	571	673	716	806	693
Management fees, related party	-	918	1,090	1,822	1,811	1,453	1,899
Management Fees	-	571	714	504	421	420	435
Repairs & maintenance	-	1,512	-	421	98	-	150
Property taxes	-	1,039	1,324	1,989	1,400	1,820	2,565
Other operating expenses	-	861	842	2,338	2,469	1,777	1,491
Total operating expenses	-	8,085	8,774	12,841	12,042	11,227	12,488

Income (loss) from operations	-	2,085	3,076	1,229	1,878	743	2,062

Other expenses (income)
Interest expenses	-	2,136	4,215	6,236	-	-	-
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	-	2,136	4,215	6,236	-	-	-

Net Income (Loss)	$-	$(50)	$(1,138)	$(5,007)	$1,878	$743	$2,062

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Clover	Coatbridge	Collier	Collinston	Conway	Cove	Creekside

Rental income	$7,424	$12,570	$13,860	$9,570	$20,520	$10,170	$11,775

Operating expenses:
Depreciation	4,397	4,526	4,879	2,906	9,438	2,890	4,269
Insurance	813	564	677	406	1,051	616	522
Management fees, related party	2,144	905	2,743	739	3,277	834	1,457
Management Fees	468	910	420	574	470	643	450
Repairs & maintenance	3,654	944	-	-	584	3,225	200
Property taxes	1,847	2,307	435	1,871	1,968	1,467	1,536
Other operating expenses	2,100	1,084	2,510	3,481	4,635	1,801	966
Total operating expenses	15,423	11,240	11,664	9,976	21,422	11,477	9,401

Income (loss) from operations	(8,000)	1,330	2,196	(406)	(902)	(1,307)	2,374

Other expenses (income)
Interest expenses	-	4,100	-	2,674	-	-	-
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	-	4,100	-	2,674	-	-	-

Net Income (Loss)	$(8,000)	$(2,770)	$2,196	$(3,080)	$(902)	$(1,307)	$2,374

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Creekwood	Cumberland	Cupcake	Cypress	Daisy	Davidson	Dawson

Rental income	$11,100	$10,170	$9,919	$15,240	$10,350	$8,970	$10,800

Operating expenses:
Depreciation	3,972	4,059	3,275	5,013	4,138	2,909	3,617
Insurance	571	550	472	606	552	406	581
Management fees, related party	1,130	1,279	919	1,603	1,314	672	802
Management Fees	664	420	470	762	463	538	648
Repairs & maintenance	1,573	-	60	993	435	-	-
Property taxes	1,978	1,126	1,944	2,549	1,148	1,948	2,497
Other operating expenses	813	1,818	1,939	988	355	1,778	2,276
Total operating expenses	10,700	9,252	9,078	12,513	8,405	8,252	10,421

Income (loss) from operations	400	918	840	2,727	1,945	718	379

Other expenses (income)
Interest expenses	4,856	-	3,017	6,105	-	2,879	3,419
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	4,856	-	3,017	6,105	-	2,879	3,419

Net Income (Loss)	$(4,456)	$918	$(2,177)	$(3,378)	$1,945	$(2,161)	$(3,040)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Delta	Dewberry	Diablo	Dogwood	Dolittle	Dolly	Dops

Rental income	$13,170	$8,868	$11,650	$10,500	$14,340	$21,530	$11,196

Operating expenses:
Depreciation	5,526	2,613	3,571	3,311	4,222	9,475	2,809
Insurance	628	456	688	539	617	1,069	526
Management fees, related party	1,018	799	1,235	1,648	1,291	3,372	884
Management Fees	799	407	558	630	574	448	657
Repairs & maintenance	1,462	573	1,381	1,405	700	368	(1,138)
Property taxes	3,417	2,958	1,553	654	4,344	1,767	713
Other operating expenses	5,418	1,269	2,646	1,108	1,361	2,851	902
Total operating expenses	18,268	9,074	11,631	9,295	13,108	19,350	5,352

Income (loss) from operations	(5,098)	(206)	19	1,205	1,232	2,180	5,844

Other expenses (income)
Interest expenses	4,435	2,836	4,067	-	4,060	-	-
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	4,435	2,835	4,067	-	4,060	-	-

Net Income (Loss)	$(9,533)	$(3,041)	$(4,048)	$1,205	$(2,829)	$2,180	$5,844

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Dorchester	Dunbar	Eagle	Eastfair	Eastwood	Elevation	Ella

Rental income	$10,880	$3,623	$11,335	$9,745	$11,975	$9,924	$10,770

Operating expenses:
Depreciation	4,835	6,591	3,946	2,956	4,378	5,056	3,587
Insurance	1,576	671	569	568	763	667	489
Management fees, related party	2,742	1,947	1,333	660	1,563	852	1,222
Management Fees	2,041	1,514	780	705	350	683	478
Repairs & maintenance	5,695	5,242	1,601	940	-	555	-
Property taxes	4,866	813	3,925	7,417	952	1,739	1,086
Other operating expenses	4,278	5,980	859	2,799	275	1,932	3,795
Total operating expenses	26,032	22,759	13,012	16,045	8,282	11,484	10,655

Income (loss) from operations	(15,152)	(19,136)	(1,678)	(6,300)	3,693	(1,561)	115

Other expenses (income)
Interest expenses	-	-	4,529	3,505	-	4,017	-
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	-	-	4,529	3,505	-	4,017	-

Net Income (Loss)	$(15,152)	$(19,136)	$(6,207)	$(9,805)	$3,693	$(5,578)	$115

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Ellen	Elm	Emporia	Ensenada	Falcon	Felix	Fenwick

Rental income	$10,770	$8,970	$7,306	$20,070	$12,720	$9,570	$10,237

Operating expenses:
Depreciation	3,404	2,300	4,833	6,666	3,953	4,101	4,120
Insurance	576	458	771	1,221	570	432	651
Management fees, related party	1,190	617	1,533	2,346	1,408	1,090	1,299
Management Fees	486	541	125	554	420	420	507
Repairs & maintenance	663	250	7,817	1,344	-	-	19
Property taxes	2,343	1,790	3,256	4,511	4,064	1,157	1,547
Other operating expenses	616	1,564	7,208	1,630	1,084	1,544	1,039
Total operating expenses	9,279	7,520	25,543	18,271	11,499	8,744	9,180

Income (loss) from operations	1,491	1,450	(18,237)	1,799	1,221	826	1,056

Other expenses (income)
Interest expenses	-	2,506	4,790	7,656	4,529	-	-
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	-	2,506	4,790	7,656	4,529	-	-

Net Income (Loss)	$1,491	$(1,056)	$(23,027)	$(5,858)	$(3,308)	$826	$1,056

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Fletcher	Folly	Forest	Foster	Franklin	Gardens	General

Rental income	$8,100	$13,590	$14,820	$14,094	$12,870	$9,745	$15,450

Operating expenses:
Depreciation	2,412	5,126	6,070	4,307	4,623	3,586	4,342
Insurance	458	1,183	2,097	615	692	519	603
Management fees, related party	735	2,482	1,606	1,647	1,510	816	1,761
Management Fees	441	547	445	420	549	577	481
Repairs & maintenance	-	720	-	-	1,294	243	609
Property taxes	590	3,707	2,573	3,477	3,382	498	1,995
Other operating expenses	960	2,063	2,114	769	854	1,121	575
Total operating expenses	5,596	15,829	14,905	11,235	12,904	7,361	10,366

Income (loss) from operations	2,504	(2,239)	(85)	2,859	(34)	2,384	5,084

Other expenses (income)
Interest expenses	-	-	5,302	-	-	3,271	-
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	-	-	5,302	-	-	3,271	-

Net Income (Loss)	$2,504	$(2,239)	$(5,387)	$2,859	$(34)	$(887)	$5,084

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Goose	Grant	Greenhill	Gretal	Grove	Hadden	Hansard

Rental income	$11,370	$15,000	$15,450	$12,695	$9,240	$10,085	$12,461

Operating expenses:
Depreciation	3,678	4,451	4,484	6,206	4,401	3,027	4,170
Insurance	536	805	755	770	669	404	840
Management fees, related party	1,233	1,166	1,063	1,958	733	761	1,675
Management Fees	481	900	927	477	562	757	643
Repairs & maintenance	584	-	-	98	-	-	2,635
Property taxes	1,742	2,888	5,319	993	2,697	4,553	1,264
Other operating expenses	1,888	1,340	953	3,512	1,872	1,681	3,910
Total operating expenses	10,142	11,549	13,501	14,014	10,935	11,182	15,137

Income (loss) from operations	1,228	3,451	1,949	(1,319)	(1,695)	(1,097)	(2,676)

Other expenses (income)
Interest expenses	4,220	5,063	4,454	-	3,773	2,811	-
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	4,220	5,063	4,454	-	3,773	2,811	-

Net Income (Loss)	$(2,992)	$(1,612)	$(2,505)	$(1,319)	$(5,468)	$(3,908)	$(2,676)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Hansel	Hargrave	Harrison	Henry	Heritage	Heron	Highland

Rental income	$12,570	$7,941	$16,920	$14,680	$12,330	$12,300	$2,897

Operating expenses:
Depreciation	5,564	3,212	6,296	5,912	4,506	4,474	3,942
Insurance	684	397	834	936	618	1,208	605
Management fees, related party	1,798	1,193	2,314	1,743	1,152	1,061	1,041
Management Fees	502	764	470	728	631	738	200
Repairs & maintenance	456	5,350	238	140	220	1,690	3,349
Property taxes	1,234	1,471	1,701	3,052	3,000	5,103	2,235
Other operating expenses	2,718	4,002	2,696	3,606	1,808	1,302	3,014
Total operating expenses	12,956	16,388	14,548	16,117	11,935	15,576	14,387

Income (loss) from operations	(386)	(8,448)	2,372	(1,437)	395	(3,276)	(11,490)

Other expenses (income)
Interest expenses	6,771	-	7,708	-	4,859	4,809	-
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	6,771	-	7,708	-	4,859	4,809	-

Net Income (Loss)	$(7,156)	$(8,448)	$(5,336)	$(1,437)	$(4,464)	$(8,085)	$(11,490)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Hines	Hobbes	Holcomb	Holland	Hollandaise	Holloway	Inglewood

Rental income	$9,720	$9,570	$10,975	$9,120	$11,370	$15,840	$19,320

Operating expenses:
Depreciation	4,405	3,216	4,877	2,909	5,028	4,672	9,361
Insurance	438	397	651	406	688	937	1,080
Management fees, related party	1,910	1,043	2,399	730	1,313	1,126	3,163
Management Fees	448	420	673	547	475	941	524
Repairs & maintenance	280	-	659	553	549	888	1,040
Property taxes	1,008	1,336	2,873	1,964	1,366	3,177	2,029
Other operating expenses	1,634	780	991	2,361	2,193	2,044	3,078
Total operating expenses	10,123	7,192	13,122	9,469	11,612	13,785	20,275

Income (loss) from operations	(403)	2,378	(2,147)	(349)	(242)	2,055	(955)

Other expenses (income)
Interest expenses	-	-	-	2,879	4,995	5,160	-
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	-	-	-	2,879	4,995	5,160	-

Net Income (Loss)	$(403)	$2,378	$(2,147)	$(3,228)	$(5,237)	$(3,105)	$(955)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Irene	Jack	Jake	Jefferson	Jill	Johnny	June

Rental income	$8,370	$12,570	$17,970	$13,030	$13,590	$20,965	$16,320

Operating expenses:
Depreciation	2,412	6,377	8,093	3,777	5,492	8,047	8,047
Insurance	416	726	1,273	606	684	951	951
Management fees, related party	778	1,674	4,399	1,444	1,875	4,597	4,225
Management Fees	420	572	567	420	465	425	584
Repairs & maintenance	-	1,075	1,474	-	-	50	1,640
Property taxes	884	935	3,591	861	1,219	1,615	1,615
Other operating expenses	692	2,261	1,639	2,028	1,308	3,025	3,222
Total operating expenses	5,602	13,620	21,037	9,137	11,042	18,710	20,284

Income (loss) from operations	2,768	(1,050)	(3,067)	3,893	2,548	2,255	(3,964)

Other expenses (income)
Interest expenses	-	6,384	-	-	6,748	-	-
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	-	6,384	-	-	6,748	-	-

Net Income (Loss)	$2,768	$(7,435)	$(3,067)	$3,893	$(4,201)	$2,255	$(3,964)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Jupiter	Kawana	Kennesaw	Kenny	KerriAnn	Kessler	Kingsley

Rental income	$9,450	$10,500	$15,400	$19,949	$11,933	$8,105	$13,770

Operating expenses:
Depreciation	2,906	3,786	5,836	9,475	4,686	4,106	4,290
Insurance	406	794	870	1,086	701	428	864
Management fees, related party	747	959	2,934	3,246	1,001	999	956
Management Fees	567	670	792	421	735	444	826
Repairs & maintenance	-	-	1,196	(238)	1,841	319	140
Property taxes	1,247	934	2,456	1,931	1,972	2,670	5,236
Other operating expenses	1,488	1,063	1,099	2,745	3,590	3,116	1,538
Total operating expenses	7,361	8,205	15,184	18,666	14,525	12,082	13,850

Income (loss) from operations	2,089	2,295	216	1,282	(2,593)	(3,977)	(80)

Other expenses (income)
Interest expenses	3,262	3,766	-	-	4,655	4,312	5,020
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	3,262	3,766	-	-	4,655	4,312	5,020

Net Income (Loss)	$(1,173)	$(1,471)	$216	$1,282	$(7,248)	$(8,289)	$(5,100)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Kirkwood	Korin	Lallie	Lanier	Lannister	Latte	Lennox

Rental income	$3,010	$12,390	$1,347	$11,620	$8,070	$9,642	$10,927

Operating expenses:
Depreciation	4,299	3,823	6,202	5,706	3,027	5,011	2,978
Insurance	447	546	1,579	701	435	971	458
Management fees, related party	791	1,408	872	1,034	682	2,618	782
Management Fees	420	436	84	776	504	563	658
Repairs & maintenance	-	163	4,941	192	487	11,973	-
Property taxes	1,230	1,649	6,504	2,678	742	2,620	828
Other operating expenses	4,496	713	4,488	3,258	1,230	(90)	1,306
Total operating expenses	11,683	8,738	24,671	14,345	7,106	23,667	7,010

Income (loss) from operations	(8,673)	3,652	(23,324)	(2,724)	964	(14,024)	3,916

Other expenses (income)
Interest expenses	4,358	-	5,614	6,313	3,588	-	3,267
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	4,358	-	5,614	6,313	3,588	-	3,267

Net Income (Loss)	$(13,031)	$3,652	$(28,938)	$(9,038)	$(2,625)	$(14,024)	$649

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Lierly	Lily	Limestone	Litton	Longwoods	Lookout	Loretta

Rental income	$11,100	$15,300	$12,796	$13,920	$11,970	$12,120	$12,405

Operating expenses:
Depreciation	2,932	7,493	4,023	4,413	3,702	4,741	9,431
Insurance	569	1,614	722	653	1,882	596	1,066
Management fees, related party	941	2,023	1,003	1,654	1,348	2,546	2,786
Management Fees	492	940	763	435	426	455	414
Repairs & maintenance	717	5,203	263	150	-	350	471
Property taxes	1,308	1,761	4,145	470	2,647	655	1,968
Other operating expenses	859	3,385	2,485	2,008	1,372	2,343	3,709
Total operating expenses	7,818	22,419	13,403	9,782	11,377	11,687	19,845

Income (loss) from operations	3,282	(7,119)	(606)	4,138	593	433	(7,439)

Other expenses (income)
Interest expenses	2,683	6,087	3,971	5,159	-	-	-
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	2,683	6,087	3,971	5,159	-	-	-

Net Income (Loss)	$599	$(13,206)	$(4,577)	$(1,021)	$593	$433	$(7,439)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Louis	Louise	Lovejoy	Luna	Lurleen	Madison	Mae

Rental income	$11,370	$11,833	$11,970	$11,420	$5,241	$8,994	$13,050

Operating expenses:
Depreciation	3,701	3,789	4,044	2,956	4,048	2,828	4,864
Insurance	486	614	580	541	851	480	831
Management fees, related party	1,300	945	1,039	720	928	940	1,322
Management Fees	611	706	721	685	389	542	914
Repairs & maintenance	1,908	-	-	-	2,592	-	-
Property taxes	1,474	1,159	2,530	2,496	1,257	1,314	3,855
Other operating expenses	1,043	1,597	1,706	2,083	2,459	1,408	1,235
Total operating expenses	10,523	8,810	10,620	9,481	12,524	7,512	13,021

Income (loss) from operations	847	3,023	1,350	1,939	(7,283)	1,482	29

Other expenses (income)
Interest expenses	-	4,017	4,012	3,506	4,120	3,122	-
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	-	4,017	4,012	3,506	4,120	3,122	-

Net Income (Loss)	$847	$(994)	$(2,662)	$(1,567)	$(11,403)	$(1,639)	$29

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Magnolia	Malbec	Mammoth	Marcelo	Marie	Marietta	Marion

Rental income	$9,870	$13,770	$12,870	$10,590	$15,270	$13,470	$11,020

Operating expenses:
Depreciation	4,154	4,388	4,686	3,911	4,397	4,158	4,612
Insurance	526	637	734	504	767	670	1,391
Management fees, related party	1,006	1,371	1,041	1,282	1,757	1,224	1,227
Management Fees	494	481	775	432	420	811	441
Repairs & maintenance	370	611	423	120	-	1,209	150
Property taxes	1,931	2,413	3,355	1,502	538	6,366	1,477
Other operating expenses	1,913	1,400	2,535	764	2,077	1,387	1,690
Total operating expenses	10,394	11,301	13,548	8,516	9,956	15,825	10,988

Income (loss) from operations	(524)	2,469	(678)	2,074	5,314	(2,355)	32

Other expenses (income)
Interest expenses	4,993	4,891	5,695	-	-	5,102	-
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	4,993	4,891	5,695	-	-	5,102	-

Net Income (Loss)	$(5,517)	$(2,422)	$(6,373)	$2,074	$5,314	$(7,457)	$32

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Marple	Martell	Mary	Matchingham	McGregor	McLovin	Meadow

Rental income	$6,623	$11,670	$12,570	$11,312	$11,790	$18,870	$11,850

Operating expenses:
Depreciation	2,412	3,572	3,732	2,913	4,132	6,931	4,410
Insurance	416	1,348	604	482	624	1,196	569
Management fees, related party	638	1,294	1,399	719	2,292	2,190	1,069
Management Fees	461	425	420	730	642	1,540	696
Repairs & maintenance	455	-	-	2,626	2,224	329	-
Property taxes	587	1,587	911	3,744	1,161	4,636	1,810
Other operating expenses	2,227	1,573	2,257	1,750	1,928	1,642	2,867
Total operating expenses	7,195	9,798	9,324	12,965	13,004	18,464	11,421

Income (loss) from operations	(572)	1,872	3,246	(1,653)	(1,214)	406	429

Other expenses (income)
Interest expenses	-	-	-	2,867	-	7,179	4,203
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	-	-	-	2,867	-	7,179	4,203

Net Income (Loss)	$(572)	$1,872	$3,246	$(4,520)	$(1,214)	$(6,772)	$(3,774)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Mimosa	Mojave	Murphy	Mycroft	Nugget	Odessa	Olive

Rental income	$10,615	$10,470	$12,120	$8,520	$17,700	$17,670	$11,520

Operating expenses:
Depreciation	2,954	3,525	4,085	2,466	7,694	7,332	3,689
Insurance	502	487	617	456	1,130	1,018	654
Management fees, related party	1,215	997	936	791	4,026	2,096	952
Management Fees	599	463	727	521	420	552	694
Repairs & maintenance	1,833	429	-	908	-	1,315	1,008
Property taxes	575	1,973	4,212	659	3,348	4,114	3,622
Other operating expenses	679	1,089	845	612	2,635	3,099	2,087
Total operating expenses	8,357	8,962	11,423	6,414	19,252	19,525	12,706

Income (loss) from operations	2,258	1,508	697	2,106	(1,552)	(1,855)	(1,186)

Other expenses (income)
Interest expenses	3,829	3,240	4,054	-	-	7,315	2,950
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	3,829	3,240	4,054	-	-	7,315	2,950

Net Income (Loss)	$(1,571)	$(1,732)	$(3,357)	$2,106	$(1,552)	$(9,170)	$(4,136)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Oly	Onyx	Oscar	Osceola	Osprey	Otoro	Palmer

Rental income	$17,970	$11,700	$9,387	$8,621	$14,310	$11,815	$11,535

Operating expenses:
Depreciation	6,265	6,008	4,018	3,850	5,490	6,084	4,586
Insurance	1,067	783	432	2,566	1,501	915	658
Management fees, related party	2,113	1,256	1,203	1,199	2,357	1,349	1,382
Management Fees	525	702	682	512	859	1,112	760
Repairs & maintenance	1,050	-	631	5,705	405	(1,827)	3,397
Property taxes	3,405	1,577	1,157	2,557	4,558	3,577	1,674
Other operating expenses	902	1,854	1,549	2,397	1,050	5,007	1,524
Total operating expenses	15,326	12,180	9,672	18,786	16,220	16,217	13,981

Income (loss) from operations	2,644	(480)	(285)	(10,165)	(1,910)	(4,402)	(2,446)

Other expenses (income)
Interest expenses	7,192	-	-	-	-	5,363	-
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	7,192	-	-	-	-	5,363	-

Net Income (Loss)	$(4,548)	$(480)	$(285)	$(10,165)	$(1,910)	$(9,765)	$(2,446)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Patrick	Peanut	Pearl	Pecan	Peterson	Piedmont	Pinot

Rental income	$9,570	$8,700	$3,644	$9,552	$11,567	$14,400	$14,370

Operating expenses:
Depreciation	3,518	2,964	7,498	2,863	3,104	5,272	4,429
Insurance	501	484	828	523	515	736	643
Management fees, related party	911	770	3,280	894	1,191	1,887	1,426
Management Fees	512	522	949	754	621	635	572
Repairs & maintenance	918	1,335	6,725	1,396	1,218	2,057	1,523
Property taxes	1,034	982	1,472	1,114	1,185	3,981	2,408
Other operating expenses	859	1,038	3,545	1,851	1,563	1,248	2,327
Total operating expenses	8,253	8,095	24,297	9,395	9,396	15,815	13,327

Income (loss) from operations	1,317	605	(20,653)	156	2,170	(1,415)	1,043

Other expenses (income)
Interest expenses	2,201	3,522	-	2,294	-	6,453	4,941
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	2,201	3,522	-	2,294	-	6,453	4,941

Net Income (Loss)	$(884)	$(2,917)	$(20,653)	$(2,137)	$2,170	$(7,869)	$(3,899)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Pioneer	Plumtree	Point	Porthos	Quincy	Redondo	Regency

Rental income	$19,320	$9,990	$12,570	$13,770	$18,270	$13,470	$7,727

Operating expenses:
Depreciation	8,117	2,768	5,250	4,148	7,515	4,308	4,437
Insurance	1,123	480	778	2,542	1,012	596	688
Management fees, related party	4,404	923	1,436	1,588	2,692	1,603	1,096
Management Fees	430	790	601	444	1,024	567	3,090
Repairs & maintenance	100	3,695	1,809	245	4,646	1,281	14,581
Property taxes	2,957	1,083	1,897	2,960	2,469	2,288	2,286
Other operating expenses	1,450	939	2,360	1,021	2,697	1,670	2,066
Total operating expenses	18,582	10,679	14,131	12,947	22,054	12,312	28,244

Income (loss) from operations	738	(689)	(1,561)	823	(3,784)	1,158	(20,517)

Other expenses (income)
Interest expenses	-	2,275	6,405	-	-	5,610	5,150
Insurance claim proceeds	-	-	-	-	-	-	(15,190)
Total other income (expense)	-	2,275	6,405	-	-	5,610	(10,041)

Net Income (Loss)	$738	$(2,964)	$(7,966)	$823	$(3,784)	$(4,452)	$(10,477)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Reginald	Reynolds	Ribbonwalk	Richardson	Richmond	Ridge	Ritter

Rental income	$11,948	$15,900	$10,476	$9,521	$13,770	$11,550	$14,970

Operating expenses:
Depreciation	8,770	5,905	4,395	4,321	5,232	2,992	6,932
Insurance	1,164	896	701	531	745	479	1,210
Management fees, related party	1,901	2,994	1,121	1,347	1,821	989	3,681
Management Fees	1,564	795	908	482	429	597	432
Repairs & maintenance	6,052	-	-	560	90	949	-
Property taxes	3,138	3,153	2,192	1,395	2,115	3,351	2,780
Other operating expenses	5,415	1,063	8,119	1,530	1,029	880	1,680
Total operating expenses	28,004	14,806	17,438	10,165	11,461	10,235	16,716

Income (loss) from operations	(16,056)	1,094	(6,962)	(643)	2,309	1,315	(1,746)

Other expenses (income)
Interest expenses	-	-	4,380	-	-	3,283	-
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	-	-	4,380	-	-	3,283	-

Net Income (Loss)	$(16,056)	$1,094	$(11,343)	$(643)	$2,309	$(1,968)	$(1,746)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	River	Riverwalk	Rooney	Roseberry	Rosewood	Roxy	Saddlebred

Rental income	$12,356	$16,413	$12,570	$14,433	$11,490	$12,755	$17,083

Operating expenses:
Depreciation	3,662	5,427	4,422	4,513	3,719	4,479	7,639
Insurance	628	697	564	1,473	537	630	1,559
Management fees, related party	1,158	3,249	1,368	1,072	919	1,319	2,014
Management Fees	737	766	450	862	804	420	1,312
Repairs & maintenance	-	3,012	-	500	-	-	6,008
Property taxes	1,381	800	1,157	5,900	1,307	1,872	1,846
Other operating expenses	3,111	3,699	2,925	2,546	1,217	2,825	3,154
Total operating expenses	10,676	17,650	10,886	16,866	8,502	11,544	23,531

Income (loss) from operations	1,680	(1,237)	1,684	(2,433)	2,988	1,211	(6,448)

Other expenses (income)
Interest expenses	4,017	-	5,063	4,924	4,525	5,277	6,496
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	4,017	-	5,063	4,924	4,525	5,277	6,496

Net Income (Loss)	$(2,337)	$(1,237)	$(3,379)	$(7,357)	$(1,537)	$(4,066)	$(12,944)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Saint	Sajni	Salem	Salinas	Saturn	Scepter	Sequoyah

Rental income	$13,685	$16,693	$6,520	$10,600	$11,135	$8,241	$11,070

Operating expenses:
Depreciation	3,791	6,435	4,387	4,039	3,632	3,238	3,905
Insurance	590	2,783	637	432	406	506	495
Management fees, related party	1,414	1,815	934	1,118	879	828	1,210
Management Fees	420	2,402	320	504	571	472	420
Repairs & maintenance	-	6,368	475	835	1,475	520	-
Property taxes	1,255	1,910	2,423	1,461	1,946	1,135	1,407
Other operating expenses	1,368	1,238	4,788	1,856	2,839	3,043	1,766
Total operating expenses	8,838	22,953	13,964	10,244	11,747	9,741	9,203

Income (loss) from operations	4,847	(6,260)	(7,444)	356	(612)	(1,500)	1,867

Other expenses (income)
Interest expenses	4,146	-	4,983	-	3,262	3,698	3,998
Insurance claim proceeds	-	(4,456)	-	-	-	-	-
Total other income (expense)	4,146	(4,456)	4,983	-	3,262	3,698	3,998

Net Income (Loss)	$701	$(1,804)	$(12,427)	$356	$(3,873)	$(5,198)	$(2,131)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Shallowford	Shoreline	Sigma	Simon	Sims	Soapstone	Sodalis

Rental income	$16,415	$14,014	$14,250	$10,175	$11,070	$11,400	$7,206

Operating expenses:
Depreciation	4,958	4,260	5,240	3,976	3,749	4,118	3,980
Insurance	694	741	752	622	601	601	628
Management fees, related party	1,979	962	1,342	1,331	1,274	992	1,236
Management Fees	449	829	855	573	431	483	1,608
Repairs & maintenance	285	-	345	447	-	-	13,881
Property taxes	2,036	2,314	2,243	806	1,598	1,360	3,000
Other operating expenses	2,357	2,098	2,996	2,763	1,742	1,021	2,644
Total operating expenses	12,759	11,205	13,774	10,519	9,394	8,576	26,977

Income (loss) from operations	3,656	2,810	476	(345)	1,676	2,824	(19,772)

Other expenses (income)
Interest expenses	6,068	4,936	5,268	-	-	2,625	-
Insurance claim proceeds	-	-	-	-	-	-	(8,220)
Total other income (expense)	6,068	4,936	5,268	-	-	2,605	(8,220)

Net Income (Loss)	$(2,412)	$(2,126)	$(4,791)	$(345)	$1,676	$220	$(11,552)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Spencer	Splash	Spring	Stonebriar	Sugar	Summerset	Sundance

Rental income	$14,342	$10,140	$10,736	$8,640	$12,379	$11,718	$12,870

Operating expenses:
Depreciation	4,157	2,978	3,401	2,787	4,279	5,058	5,102
Insurance	1,374	475	469	433	1,422	1,030	755
Management fees, related party	1,123	951	991	805	1,032	867	1,555
Management Fees	860	453	648	580	735	703	463
Repairs & maintenance	-	325	3,103	-	1,608	1,966	262
Property taxes	2,071	1,062	2,659	1,309	2,658	(176)	1,740
Other operating expenses	2,552	1,299	2,109	1,413	2,059	2,408	1,669
Total operating expenses	12,136	7,541	13,380	7,327	13,793	11,855	11,546

Income (loss) from operations	2,206	2,599	(2,645)	1,313	(1,414)	(138)	1,324

Other expenses (income)
Interest expenses	4,554	2,475	-	3,221	4,706	3,873	5,610
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	4,554	2,475	-	3,221	4,706	3,873	5,610

Net Income (Loss)	$(2,348)	$123	$(2,645)	$(1,908)	$(6,120)	$(4,011)	$(4,286)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Sunnyside	Swift	Taylor	Terracotta	Theodore	Tulip	Tuscan

Rental income	$9,720	$13,170	$5,902	$8,183	$12,020	$13,470	$14,750

Operating expenses:
Depreciation	3,039	5,287	3,689	3,787	3,947	4,363	4,439
Insurance	485	730	509	566	622	799	637
Management fees, related party	1,035	2,411	963	934	1,401	1,143	1,588
Management Fees	420	662	289	619	547	811	465
Repairs & maintenance	-	185	1,673	1,580	836	1,001	450
Property taxes	902	2,491	1,304	1,442	798	2,065	1,692
Other operating expenses	1,094	1,063	3,128	4,753	1,957	1,582	3,125
Total operating expenses	6,975	12,829	11,555	13,680	10,109	11,764	12,395

Income (loss) from operations	2,745	341	(5,653)	(5,497)	1,911	1,706	2,355

Other expenses (income)
Interest expenses	-	-	3,860	4,353	-	5,310	3,664
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	-	-	3,860	4,353	-	5,310	3,664

Net Income (Loss)	$2,745	$341	$(9,513)	$(9,850)	$1,911	$(3,604)	$(1,309)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Tuscarora	Tuxford	Vernon	Walton	Wave	Weldon	Wellington

Rental income	$13,210	$11,902	$11,700	$11,370	$11,045	$9,217	$15,017

Operating expenses:
Depreciation	4,591	3,601	3,619	4,123	4,596	2,906	6,241
Insurance	686	566	574	524	634	406	857
Management fees, related party	1,683	992	854	2,225	976	741	1,693
Management Fees	530	685	702	621	793	547	773
Repairs & maintenance	273	350	1,207	449	(450)	648	1,389
Property taxes	3,040	5,417	3,356	1,359	3,453	2,150	3,273
Other operating expenses	2,221	2,476	1,237	3,390	3,394	2,751	1,034
Total operating expenses	13,024	14,088	11,549	12,691	13,397	10,149	15,261

Income (loss) from operations	186	(2,185)	151	(1,321)	(2,351)	(932)	(244)

Other expenses (income)
Interest expenses	-	3,493	3,558	-	4,380	2,674	-
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	-	3,493	3,558	-	4,380	2,674	-

Net Income (Loss)	$186	$(5,678)	$(3,407)	$(1,321)	$(6,732)	$(3,606)	$(244)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Wentworth	Wescott	Westchester	Wildwood	Willow	Wilson	Winchester

Rental income	$11,565	$9,720	$12,875	$10,320	$9,270	$13,650	$12,985

Operating expenses:
Depreciation	3,417	3,765	4,687	3,031	4,020	5,861	4,209
Insurance	472	577	782	434	467	672	719
Management fees, related party	1,068	1,366	1,076	1,158	1,190	1,827	1,414
Management Fees	420	499	1,297	420	557	653	553
Repairs & maintenance	-	786	433	-	1,343	2,229	855
Property taxes	1,931	1,059	5,812	1,183	1,078	2,004	1,946
Other operating expenses	1,199	2,325	2,328	1,617	844	908	1,547
Total operating expenses	8,507	10,376	16,414	7,844	9,499	14,153	11,242

Income (loss) from operations	3,058	(656)	(3,539)	2,476	(229)	(503)	1,743

Other expenses (income)
Interest expenses	3,126	4,145	4,645	3,074	-	-	-
Insurance claim proceeds	-	-	-	-	-	-	-
Total other income (expense)	3,126	4,145	4,645	3,074	-	-	-

Net Income (Loss)	$(68)	$(4,801)	$(8,185)	$(598)	$(229)	$(503)	$1,743

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Windsor	Winston	Wisteria	Consolidated

Rental income	$13,074	$10,815	$12,870	$2,886,311

Operating expenses:
Depreciation	4,809	4,519	4,867	1,094,523
Insurance	1,615	595	831	180,708
Management fees, related party	958	1,227	950	360,791
Management Fees	927	658	775	152,286
Repairs & maintenance	(473)	1,565	418	263,117
Property taxes	11,368	1,662	1,852	522,416
Other operating expenses	2,631	1,083	1,385	480,908
Total operating expenses	21,836	11,309	11,077	3,054,748

Income (loss) from operations	(8,761)	(494)	1,793	(168,437)

Other expenses (income)
Interest expenses	5,311	-	4,966	565,004
Insurance claim proceeds	-	-	-	(33,766)
Total other income (expense)	5,311	-	4,966	531,217

Net Income (Loss)	$(14,073)	$(494)	$(3,173)	$(699,654)

See the accompanying notes to the consolidated and consolidating financial statements.

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	100	101	Abbington	Abernant	Alvin	Amber	Apollo

Balance at January 1, 2026	$541,329	$532,377	$429,198	$223,136	$315,864	$66,374	$22,888
Distributions	(4,353)	(1,360)	(9,327)	(7,535)	(12,626)	(2,146)	(396)
Net income (loss)	(13,808)	(12,581)	(577)	2,487	5,499	237	(7,127)
Balance at June 30, 2026	$523,168	$518,435	$419,295	$218,088	$308,737	$64,466	$15,365

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Aster	Augusta	Avebury	Avondale	Badminton	Ballinger	Bandelier

Balance at January 1, 2026	$99,448	$291,617	$52,815	$310,859	$40,252	$286,558	$78,194
Distributions	(794)	(8,621)	(2,418)	(4,587)	(1,324)	(7,429)	(2,241)
Net income (loss)	(8,466)	2,568	(2,197)	(6,219)	(2,792)	2,431	(2,986)
Balance at June 30, 2026	$90,188	$285,565	$48,201	$300,054	$36,136	$281,560	$72,968

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Baron	Basil	Bayside	Bazzel	Bedford	Bella	Belle

Balance at January 1, 2026	$513,166	$42,042	$52,353	$215,679	$48,528	$283,193	$370,159
Distributions	(7,802)	(2,865)	(1,770)	(3,887)	(1,637)	(3,736)	(2,596)
Net income (loss)	(10,657)	(329)	(10,305)	(3,479)	(3,233)	(5,642)	(2,566)
Balance at June 30, 2026	$494,708	$38,848	$40,278	$208,313	$43,657	$273,815	$364,996

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Belvedere	Bergenia	Blossom	Bonneau	Brainerd	Braxton	Brennan

Balance at January 1, 2026	$287,898	$212,761	$225,296	$298,989	$129,783	$285,798	$2,750
Distributions	(9,372)	(6,886)	(4,326)	(3,074)	(4,134)	(5,873)	-
Net income (loss)	4,073	2,504	(12,884)	(9,276)	(5,239)	(75)	(3,803)
Balance at June 30, 2026	$282,599	$208,379	$208,085	$286,639	$120,409	$279,850	$(1,053)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Briarwood	Brooklyn	Burlington	Butter	Calvin	Camino	Cawley

Balance at January 1, 2026	$205,197	$46,661	$562,757	$62,301	$237,056	$242,487	$300,378
Distributions	(7,760)	(1,702)	(7,510)	(2,104)	(9,031)	(5,115)	(8,010)
Net income (loss)	1,370	(1,860)	(7,256)	(3,318)	3,256	547	2,178
Balance at June 30, 2026	$198,807	$43,098	$547,991	$56,880	$231,281	$237,919	$294,547

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Chaparral	Chelsea	Chester	Chickamauga	Chinook	Chitwood	Clover

Balance at January 1, 2026	$67,344	$69,365	$162,140	$352,603	$288,616	$347,095	$287,826
Distributions	(4,412)	(3,874)	(421)	(10,377)	(7,470)	(8,683)	(6,360)
Net income (loss)	(2)	(1,036)	(11,506)	1,864	1,416	3,081	180
Balance at June 30, 2026	$62,931	$64,455	$150,213	$344,090	$282,562	$341,492	$281,646

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Coatbridge	Collier	Collinston	Conway	Cove	Creekside	Creekwood

Balance at January 1, 2026	$42,596	$316,148	$14,628	$607,937	$180,571	$284,300	$127,963
Distributions	(1,139)	(5,289)	(184)	(10,095)	(4,976)	(2,639)	(2,329)
Net income (loss)	(6,873)	(4,734)	(8,554)	1,005	(1,170)	(2,332)	(2,870)
Balance at June 30, 2026	$34,584	$306,124	$5,890	$598,847	$174,425	$279,329	$122,763

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Cumberland	Cupcake	Cypress	Daisy	Davidson	Dawson	Delta

Balance at January 1, 2026	$270,265	$54,734	$141,843	$273,123	$28,676	$32,472	$(11,815)
Distributions	(4,996)	(4,012)	(2,264)	(6,798)	(666)	(362)	-
Net income (loss)	(2,510)	(3,153)	(3,844)	1,140	(9,049)	(4,839)	(5,398)
Balance at June 30, 2026	$262,759	$47,570	$135,735	$267,465	$18,962	$27,271	$(17,213)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Dewberry	Diablo	Dogwood	Dolittle	Dolly	Dops	Dorchester

Balance at January 1, 2026	$28,662	$36,026	$215,836	$60,786	$622,171	$192,785	$257,233
Distributions	(2,117)	(1,379)	(7,112)	(3,302)	(11,802)	(4,139)	(2,482)
Net income (loss)	(1,829)	371	1,106	(468)	2,415	(1,932)	(5,070)
Balance at June 30, 2026	$24,716	$35,017	$209,829	$57,016	$612,784	$186,714	$249,682

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Dunbar	Eagle	Eastfair	Eastwood	Elevation	Ella	Ellen

Balance at January 1, 2026	$236,823	$128,787	$28,835	$308,588	$13,084	$242,973	$243,417
Distributions	(1,871)	(3,910)	(1,481)	(7,901)	(176)	(3,492)	(7,103)
Net income (loss)	(5,874)	(4,624)	(5,384)	3,679	(5,943)	(7,878)	(325)
Balance at June 30, 2026	$229,077	$120,253	$21,970	$304,366	$6,965	$231,603	$235,989

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Elm	Emporia	Ensenada	Falcon	Felix	Fenwick	Fletcher

Balance at January 1, 2026	$26,490	$41,237	$100,952	$128,255	$239,784	$286,607	$179,649
Distributions	(1,815)	(2,209)	(2,010)	(2,206)	(5,919)	(7,560)	(7,822)
Net income (loss)	(967)	(2,690)	(5,906)	(9,388)	661	2,089	1,149
Balance at June 30, 2026	$23,708	$36,338	$93,037	$116,661	$234,526	$281,136	$172,976

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Folly	Forest	Foster	Franklin	Gardens	General	Goose

Balance at January 1, 2026	$271,359	$41,669	$298,283	$281,930	$59,405	$300,002	$118,428
Distributions	(5,793)	(601)	(3,209)	(6,777)	(1,264)	(10,188)	(2,912)
Net income (loss)	(2,463)	(14,659)	(6,808)	(882)	(4,691)	4,082	(13,065)
Balance at June 30, 2026	$263,104	$26,410	$288,266	$274,272	$53,451	$293,897	$102,451

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Grant	Greenhill	Gretal	Grove	Hadden	Hansard	Hansel

Balance at January 1, 2026	$88,777	$68,157	$419,720	$42,385	$52,370	$288,822	$156,489
Distributions	(3,963)	(3,604)	(8,579)	(1,676)	(1,626)	(8,625)	(881)
Net income (loss)	(426)	(1,523)	(649)	(4,863)	(4,078)	3,808	(16,385)
Balance at June 30, 2026	$84,388	$63,030	$410,492	$35,846	$46,665	$284,005	$139,223

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Hargrave	Harrison	Henry	Heritage	Heron	Highland	Hines

Balance at January 1, 2026	$212,431	$202,072	$338,691	$49,583	$55,029	$254,214	$225,084
Distributions	(6,163)	(4,754)	(5,171)	(437)	(876)	(5,793)	(5,153)
Net income (loss)	2,155	(3,620)	1,364	(11,131)	(4,924)	1,673	(994)
Balance at June 30, 2026	$208,423	$193,697	$334,884	$38,015	$49,229	$250,095	$218,937

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Hobbes	Holcomb	Holland	Hollandaise	Holloway	Inglewood	Irene

Balance at January 1, 2026	$224,401	$316,651	$42,151	$65,112	$69,983	$615,467	$177,500
Distributions	(2,187)	(8,297)	(1,172)	(1,788)	(2,921)	(5,133)	(7,453)
Net income (loss)	(5,767)	891	(3,821)	(11,024)	(3,089)	(11,355)	402
Balance at June 30, 2026	$216,447	$309,245	$37,157	$52,301	$63,973	$598,979	$170,450

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Jack	Jake	Jefferson	Jill	Johnny	June	Jupiter

Balance at January 1, 2026	$77,944	$497,895	$264,237	$176,938	$501,509	$500,411	$48,633
Distributions	(1,633)	(2,465)	(9,506)	(2,199)	-	(7,961)	(2,216)
Net income (loss)	(6,978)	(15,240)	2,878	(5,122)	(21,200)	2,546	(1,539)
Balance at June 30, 2026	$69,333	$480,190	$257,609	$169,617	$480,309	$494,997	$44,878

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Kawana	Kennesaw	Kenny	KerriAnn	Kessler	Kingsley	Kirkwood

Balance at January 1, 2026	$56,736	$378,924	$611,776	$39,513	$100,234	$42,909	$28,322
Distributions	-	(8,239)	(2,823)	(718)	(2,303)	(1,060)	(147)
Net income (loss)	(12,930)	1,423	(5,967)	(4,923)	(4,630)	(4,702)	(4,814)
Balance at June 30, 2026	$43,806	$372,108	$602,986	$33,873	$93,301	$37,146	$23,361

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Korin	Lallie	Lanier	Lannister	Latte	Lennox	Lierly

Balance at January 1, 2026	$263,089	$1,045	$73,189	$28,835	$319,063	$44,518	$57,920
Distributions	(9,141)	-	(2,029)	(833)	(6,332)	(3,252)	(4,435)
Net income (loss)	3,212	(8,147)	(4,492)	(5,195)	(1,265)	(1,007)	(186)
Balance at June 30, 2026	$257,160	$(7,102)	$66,668	$22,807	$311,466	$40,259	$53,300

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Lily	Limestone	Litton	Longwoods	Lookout	Loretta	Louis

Balance at January 1, 2026	$103,641	$36,981	$142,682	$246,854	$311,498	$616,431	$267,198
Distributions	(866)	(905)	(5,093)	(1,542)	(8,989)	(9,737)	(8,588)
Net income (loss)	(9,804)	(3,198)	(3,053)	(3,056)	1,752	6,625	2,983
Balance at June 30, 2026	$92,971	$32,878	$134,536	$242,257	$304,262	$613,319	$261,594

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Louise	Lovejoy	Luna	Lurleen	Madison	Mae	Magnolia

Balance at January 1, 2026	$73,510	$50,300	$23,733	$81,284	$74,586	$319,758	$38,733
Distributions	(3,401)	(1,353)	(1,903)	(1,706)	(885)	(6,725)	(900)
Net income (loss)	(6,782)	(6,220)	(2,149)	(4,607)	(6,413)	(656)	(5,451)
Balance at June 30, 2026	$63,327	$42,726	$19,681	$74,971	$67,288	$312,378	$32,381

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Malbec	Mammoth	Marcelo	Marie	Marietta	Marion	Marple

Balance at January 1, 2026	$70,983	$27,335	$260,314	$306,524	$110,157	$241,484	$165,687
Distributions	(3,031)	-	(5,133)	(11,402)	(1,169)	(5,627)	(3,724)
Net income (loss)	(8,144)	(7,338)	(1,898)	4,236	(4,653)	(1,347)	(2,228)
Balance at June 30, 2026	$59,809	$19,998	$253,283	$299,358	$104,336	$234,510	$159,735

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Martell	Mary	Matchingham	McGregor	McLovin	Meadow	Mimosa

Balance at January 1, 2026	$238,731	$264,760	$43,063	$263,314	$108,053	$71,124	$85,377
Distributions	(3,343)	(8,891)	(2,544)	(6,034)	(1,229)	(860)	(764)
Net income (loss)	(11,849)	2,375	(3,026)	1,992	(15,138)	(8,464)	(15,317)
Balance at June 30, 2026	$223,539	$258,244	$37,493	$259,272	$91,686	$61,801	$69,295

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Mojave	Murphy	Mycroft	Nugget	Odessa	Olive	Oly

Balance at January 1, 2026	$49,569	$56,373	$167,063	$486,389	$63,837	$66,165	$111,660
Distributions	(3,404)	(2,192)	(4,601)	(9,300)	(897)	(2,840)	(2,729)
Net income (loss)	(3,428)	(1,990)	1,156	464	(7,576)	(2,344)	(6,974)
Balance at June 30, 2026	$42,737	$52,191	$163,619	$477,553	$55,364	$60,982	$101,956

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Onyx	Oscar	Osceola	Osprey	Otoro	Palmer	Patrick

Balance at January 1, 2026	$310,632	$240,502	$257,115	$307,973	$(5,729)	$275,445	$72,640
Distributions	(7,763)	(5,164)	(3,081)	(4,432)	-	(5,380)	(961)
Net income (loss)	2,006	(435)	(4,597)	(4,305)	(9,548)	519	(6,320)
Balance at June 30, 2026	$304,876	$234,902	$249,436	$299,237	$(15,278)	$270,584	$65,359

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Peanut	Pearl	Pecan	Peterson	Piedmont	Pinot	Pioneer

Balance at January 1, 2026	$51,349	$471,662	$69,250	$226,048	$164,253	$77,286	$514,864
Distributions	(1,986)	(6,858)	(4,758)	(7,455)	(1,958)	(4,375)	(11,073)
Net income (loss)	(2,720)	(5,225)	(1,684)	2,872	(4,300)	(6,025)	2,844
Balance at June 30, 2026	$46,643	$459,579	$62,808	$221,464	$157,995	$66,886	$506,635

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Plumtree	Point	Porthos	Quincy	Redondo	Regency	Reginald

Balance at January 1, 2026	$61,827	$71,029	$287,450	$468,556	$119,662	$116,489	$333,441
Distributions	(2,187)	(415)	(7,146)	(5,250)	(2,600)	(3,775)	(449)
Net income (loss)	(4,847)	(9,212)	814	(9,731)	(3,217)	(2,892)	(11,148)
Balance at June 30, 2026	$54,792	$61,402	$281,119	$453,574	$113,846	$109,822	$321,843

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Reynolds	Ribbonwalk	Richardson	Richmond	Ridge	Ritter	River

Balance at January 1, 2026	$391,875	$21,476	$290,822	$368,599	$51,801	$427,613	$64,888
Distributions	(9,723)	(1,609)	(8,184)	(10,344)	(2,850)	(8,575)	(3,491)
Net income (loss)	187	471	1,519	2,508	(6,183)	2,998	(1,376)
Balance at June 30, 2026	$382,339	$20,337	$284,157	$360,762	$42,768	$422,036	$60,020

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Riverwalk	Rooney	Roseberry	Rosewood	Roxy	Saddlebred	Saint

Balance at January 1, 2026	$358,690	$77,083	$75,794	$59,582	$68,619	$79,555	$92,124
Distributions	(9,686)	-	(1,491)	(2,849)	(1,876)	(1,958)	(2,587)
Net income (loss)	1,204	(19,396)	(5,176)	(1,472)	(2,837)	(8,939)	(11,206)
Balance at June 30, 2026	$350,208	$57,687	$69,127	$55,260	$63,905	$68,658	$78,331

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Sajni	Salem	Salinas	Saturn	Scepter	Sequoyah	Shallowford

Balance at January 1, 2026	$268,448	$57,188	$193,962	$39,138	$53,488	$83,100	$141,508
Distributions	-	(2,392)	(5,599)	(2,048)	(2,311)	(1,346)	(1,216)
Net income (loss)	(21,833)	(8,597)	1,682	(2,351)	(2,405)	(9,591)	(4,934)
Balance at June 30, 2026	$246,615	$46,198	$190,045	$34,739	$48,772	$72,163	$135,358

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Shoreline	Sigma	Simon	Sims	Soapstone	Sodalis	Spencer

Balance at January 1, 2026	$31,486	$77,204	$281,815	$262,747	$64,226	$247,029	$59,080
Distributions	(464)	(2,604)	(8,829)	(7,756)	(3,451)	(1,935)	(1,698)
Net income (loss)	(4,400)	(5,498)	2,475	1,944	(1,997)	(3,528)	(1,084)
Balance at June 30, 2026	$26,622	$69,103	$275,461	$256,935	$58,778	$241,566	$56,298

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Splash	Spring	Stonebriar	Sugar	Summerset	Sundance	Sunnyside

Balance at January 1, 2026	$57,726	$219,521	$39,274	$69,263	$49,470	$122,064	$215,419
Distributions	(3,746)	(4,785)	(1,533)	(1,292)	(117)	(740)	(6,744)
Net income (loss)	(1,873)	1,940	(1,787)	(15,223)	(18,335)	(10,539)	1,736
Balance at June 30, 2026	$52,107	$216,676	$35,955	$52,747	$31,018	$110,785	$210,411

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Swift	Taylor	Terracotta	Theodore	Tulip	Tuscan	Tuscarora

Balance at January 1, 2026	$304,173	$78,563	$36,798	$278,271	$46,989	$98,368	$317,917
Distributions	(7,030)	(1,433)	(949)	(8,987)	(1,214)	(4,146)	(9,455)
Net income (loss)	724	(2,342)	(6,718)	2,386	(10,287)	(5,072)	1,571
Balance at June 30, 2026	$297,868	$74,787	$29,130	$271,670	$35,487	$89,150	$310,033

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Tuxford	Vernon	Walton	Wave	Weldon	Wellington	Wentworth

Balance at January 1, 2026	$30,570	$46,135	$236,567	$(11,833)	$53,308	$367,161	$57,502
Distributions	(1,061)	(1,728)	(3,018)	(613)	(2,358)	(5,837)	(4,413)
Net income (loss)	(2,913)	(2,475)	(6,187)	(10,882)	(2,547)	(739)	(1,971)
Balance at June 30, 2026	$26,596	$41,933	$227,363	$(23,328)	$48,403	$360,585	$51,118

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Wescott	Westchester	Wildwood	Willow	Wilson	Winchester	Windsor

Balance at January 1, 2026	$89,060	$77,397	$97,755	$259,442	$347,522	$253,283	$29,474
Distributions	(781)	(1,883)	(4,342)	(5,254)	(8,460)	(6,811)	-
Net income (loss)	(17,191)	(4,658)	397	411	981	1,074	(7,454)
Balance at June 30, 2026	$71,087	$70,857	$93,810	$254,599	$340,042	$247,546	$22,020

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Winston	Wisteria	Unallocated members’ capital	Consolidated

Balance at January 1, 2026	$304,494	$65,502	$(179,235)	$43,407,111
Distributions	(5,662)	(523)	-	(954,948)
Net income (loss)	534	(17,759)	-	(877,321)
Balance at June 30, 2026	$299,367	$47,219	$(179,235)	$41,574,843

See the accompanying notes to the consolidated and consolidating financial statements.

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	100	101	Abbington	Abernant	Alvin	Amber	Apollo

Balance at January 1, 2025	$565,929	$561,406	$450,233	$231,398	$326,981	$76,289	$45,443
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-
Distributions	(5,528)	(7,589)	(9,437)	(5,495)	(9,376)	(2,088)	(927)
Net income (loss)	(6,293)	(897)	(32)	2,694	4,635	(1,492)	(5,112)
Balance at June 30, 2025	$554,108	$552,920	$440,765	$228,597	$322,240	$72,709	$39,404

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Aster	Augusta	Avebury	Avondale	Badminton	Ballinger	Bandelier

Balance at January 1, 2025	$110,329	$303,380	$67,265	$321,633	$52,529	$301,786	$86,796
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-
Distributions	(915)	(7,002)	(2,019)	(6,219)	(1,647)	(6,725)	(1,843)
Net income (loss)	(3,776)	2,002	(2,011)	1,570	(3,049)	(3,180)	(2,679)
Balance at June 30, 2025	$105,638	$298,381	$63,235	$316,984	$47,833	$291,881	$82,274

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Baron	Basil	Bayside	Bazzel	Bedford	Bella	Belle

Balance at January 1, 2025	$530,319	$51,027	$65,078	$225,453	$60,346	$293,418	$391,424
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-
Distributions	(7,801)	(2,099)	(1,930)	(2,524)	-	(6,058)	(4,943)
Net income (loss)	(1,773)	(345)	(3,137)	(1,244)	(5,779)	2,172	(591)
Balance at June 30, 2025	$520,745	$48,584	$60,011	$221,685	$54,567	$289,533	$385,890

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Belvedere	Bergenia	Blossom	Bonneau	Brainerd	Braxton	Brennan

Balance at January 1, 2025	$298,531	$223,730	$233,430	$310,011	$145,040	$295,928	$29,990
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-
Distributions	(8,463)	(6,239)	(5,727)	(3,852)	(5,120)	(6,063)	-
Net income (loss)	4,087	2,714	1,995	(1,540)	(219)	723	(8,413)
Balance at June 30, 2025	$294,156	$220,205	$229,698	$304,618	$139,701	$290,588	$21,577

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Briarwood	Brooklyn	Burlington	Butter	Calvin	Camino	Cawley

Balance at January 1, 2025	$215,598	$69,725	$586,890	$74,196	$244,981	$252,448	$317,670
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-
Distributions	(7,861)	(1,855)	(8,232)	(2,262)	(7,756)	(6,008)	(7,453)
Net income (loss)	2,477	(6,225)	245	(3,766)	5,430	2,307	(3,113)
Balance at June 30, 2025	$210,214	$61,644	$578,902	$68,168	$242,655	$248,747	$307,104

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Centennial	Chaparral	Chelsea	Chester	Chickamauga	Chinook	Chitwood

Balance at January 1, 2025	$-	$74,394	$81,503	$176,872	$365,556	$299,531	$362,026
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-
Distributions	-	(3,521)	(3,422)	(2,703)	(8,095)	(5,593)	(7,670)
Net income (loss)	-	(50)	(1,138)	(5,007)	1,878	743	2,062
Balance at June 30, 2025	$-	$70,823	$76,943	$169,162	$359,339	$294,681	$356,418

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Clover	Coatbridge	Collier	Collinston	Conway	Cove	Creekside

Balance at January 1, 2025	$302,837	$55,876	$325,455	$29,918	$627,687	$186,936	$295,187
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-
Distributions	(3,218)	(1,558)	(6,641)	(715)	(8,853)	(2,488)	(7,275)
Net income (loss)	(8,000)	(2,770)	2,196	(3,080)	(902)	(1,307)	2,374
Balance at June 30, 2025	$291,619	$51,548	$321,009	$26,123	$617,932	$183,141	$290,286

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Creekwood	Cumberland	Cupcake	Cypress	Daisy	Davidson	Dawson

Balance at January 1, 2025	$140,985	$281,871	$64,322	$169,832	$281,689	$34,667	$44,820
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-
Distributions	(1,203)	(6,023)	(3,463)	(2,756)	(6,278)	(749)	(1,469)
Net income (loss)	(4,456)	918	(2,177)	(3,378)	1,945	(2,161)	(3,040)
Balance at June 30, 2025	$135,326	$276,766	$58,682	$163,698	$277,357	$31,757	$40,310

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Delta	Dewberry	Diablo	Dogwood	Dolittle	Dolly	Dops

Balance at January 1, 2025	$6,122	$36,489	$46,835	$225,717	$70,405	$641,255	$199,092
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-
Distributions	(130)	(1,127)	(1,650)	(4,612)	(1,444)	(11,802)	(5,414)
Net income (loss)	(9,533)	(3,041)	(4,048)	1,205	(2,829)	2,180	5,844
Balance at June 30, 2025	$(3,542)	$32,321	$41,137	$222,310	$66,132	$631,633	$199,521

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Dorchester	Dunbar	Eagle	Eastfair	Eastwood	Elevation	Ella

Balance at January 1, 2025	$307,996	$263,676	$141,933	$34,148	$316,973	$27,020	$250,630
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-
Distributions	(3,122)	-	(2,951)	-	(6,927)	(729)	(4,441)
Net income (loss)	(15,152)	(19,136)	(6,207)	(9,805)	3,693	(5,578)	115
Balance at June 30, 2025	$289,722	$244,540	$132,775	$24,343	$313,740	$20,713	$246,304

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Ellen	Elm	Emporia	Ensenada	Falcon	Felix	Fenwick

Balance at January 1, 2025	$256,308	$38,512	$69,423	$124,854	$138,556	$249,576	$296,768
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-
Distributions	(5,914)	(1,527)	-	(2,010)	(3,138)	(5,120)	(5,430)
Net income (loss)	1,491	(1,056)	(23,027)	(5,858)	(3,308)	826	1,056
Balance at June 30, 2025	$251,886	$35,929	$46,396	$116,986	$132,110	$245,283	$292,394

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Fletcher	Folly	Forest	Foster	Franklin	Gardens	General

Balance at January 1, 2025	$187,102	$283,693	$61,048	$317,665	$295,067	$68,136	$310,505
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-
Distributions	(6,055)	(4,055)	(1,866)	(8,360)	(6,529)	(2,286)	(9,139)
Net income (loss)	2,504	(2,239)	(5,387)	2,859	(34)	(887)	5,084
Balance at June 30, 2025	$183,552	$277,399	$53,795	$312,164	$288,504	$64,962	$306,451

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Goose	Grant	Greenhill	Gretal	Grove	Hadden	Hansard

Balance at January 1, 2025	$130,681	$98,905	$79,454	$436,291	$52,212	$66,862	$301,635
Issuance of membership units, net of offering costs	-	-	-	-	151	-	-
Distributions	(3,360)	(2,734)	(2,293)	(9,678)	(235)	(513)	(4,717)
Net income (loss)	(2,992)	(1,612)	(2,505)	(1,319)	(5,468)	(3,908)	(2,676)
Balance at June 30, 2025	$124,329	$94,559	$74,656	$425,294	$46,660	$62,441	$294,242

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Hansel	Hargrave	Harrison	Henry	Heritage	Heron	Highland

Balance at January 1, 2025	$171,780	$233,425	$218,355	$350,378	$63,833	$69,707	$268,855
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-
Distributions	(1,202)	(3,586)	(3,815)	(4,231)	(787)	(241)	(451)
Net income (loss)	(7,156)	(8,448)	(5,336)	(1,437)	(4,464)	(8,085)	(11,490)
Balance at June 30, 2025	$163,422	$221,392	$209,203	$344,710	$58,581	$61,381	$256,915

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Hines	Hobbes	Holcomb	Holland	Hollandaise	Holloway	Inglewood

Balance at January 1, 2025	$234,942	$232,850	$331,950	$50,105	$83,519	$85,740	$638,161
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-
Distributions	(4,240)	(6,308)	(5,273)	(1,223)	(722)	(2,788)	(9,722)
Net income (loss)	(403)	2,378	(2,147)	(3,228)	(5,237)	(3,105)	(955)
Balance at June 30, 2025	$230,298	$228,920	$324,531	$45,653	$77,561	$79,846	$627,484

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Irene	Jack	Jake	Jefferson	Jill	Johnny	June

Balance at January 1, 2025	$185,586	$94,678	$522,766	$274,328	$191,504	$519,889	$520,939
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-
Distributions	(6,591)	(1,835)	(5,997)	(8,740)	(3,351)	(8,333)	(5,440)
Net income (loss)	2,768	(7,435)	(3,067)	3,893	(4,201)	2,255	(3,964)
Balance at June 30, 2025	$181,763	$85,408	$513,703	$269,480	$183,952	$513,811	$511,535

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Jupiter	Kawana	Kennesaw	Kenny	KerriAnn	Kessler	Kingsley

Balance at January 1, 2025	$54,500	$75,619	$396,669	$642,733	$54,425	$113,071	$61,490
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-
Distributions	(1,502)	(3,173)	(7,658)	(10,821)	(660)	(444)	(454)
Net income (loss)	(1,173)	(1,471)	216	1,282	(7,248)	(8,289)	(5,100)
Balance at June 30, 2025	$51,826	$70,974	$389,227	$633,194	$46,517	$104,339	$55,936

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Kirkwood	Korin	Lallie	Lanier	Lannister	Latte	Lennox

Balance at January 1, 2025	$64,416	$272,847	$55,327	$92,166	$38,691	$340,988	$51,982
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-
Distributions	(1,203)	(8,039)	-	(792)	(1,088)	(1,974)	(2,214)
Net income (loss)	(13,031)	3,652	(28,938)	(9,038)	(2,625)	(14,024)	649
Balance at June 30, 2025	$50,182	$268,460	$26,389	$82,337	$34,979	$324,990	$50,417

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Lierly	Lily	Limestone	Litton	Longwoods	Lookout	Loretta

Balance at January 1, 2025	$66,284	$127,788	$49,177	$154,459	$266,136	$322,051	$637,678
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-
Distributions	(4,236)	(1,202)	(768)	(4,900)	(5,590)	(5,440)	(3,651)
Net income (loss)	599	(13,206)	(4,577)	(1,021)	593	433	(7,439)
Balance at June 30, 2025	$62,647	$113,380	$43,832	$148,538	$261,139	$317,044	$626,588

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Louis	Louise	Lovejoy	Luna	Lurleen	Madison	Mae

Balance at January 1, 2025	$278,495	$80,885	$61,308	$32,086	$99,796	$82,675	$331,975
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-
Distributions	(7,098)	(2,448)	(2,132)	(1,750)	(430)	(1,728)	(4,872)
Net income (loss)	847	(994)	(2,662)	(1,567)	(11,403)	(1,639)	29
Balance at June 30, 2025	$272,245	$77,443	$56,514	$28,769	$87,962	$79,308	$327,132

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Magnolia	Malbec	Mammoth	Marcelo	Marie	Marietta	Marion

Balance at January 1, 2025	$49,406	$85,252	$42,043	$271,350	$320,147	$122,875	$251,720
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-
Distributions	(245)	(2,783)	-	(6,079)	(11,254)	(262)	(4,685)
Net income (loss)	(5,517)	(2,422)	(6,373)	2,074	5,314	(7,457)	32
Balance at June 30, 2025	$43,645	$80,047	$35,670	$267,346	$314,206	$115,156	$247,067

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Marple	Martell	Mary	Matchingham	McGregor	McLovin	Meadow

Balance at January 1, 2025	$171,022	$246,417	$274,304	$53,335	$274,650	$123,962	$82,643
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-
Distributions	(2,511)	(5,293)	(7,875)	(2,591)	(4,344)	(2,414)	(1,781)
Net income (loss)	(572)	1,872	3,246	(4,520)	(1,214)	(6,772)	(3,774)
Balance at June 30, 2025	$167,939	$242,996	$269,676	$46,224	$269,092	$114,775	$77,088

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Mimosa	Mojave	Murphy	Mycroft	Nugget	Odessa	Olive

Balance at January 1, 2025	$92,902	$57,124	$67,058	$184,116	$505,739	$89,936	$76,187
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-
Distributions	(1,259)	(2,325)	(1,461)	(6,228)	(6,117)	(1,859)	(1,188)
Net income (loss)	(1,571)	(1,732)	(3,357)	2,106	(1,552)	(9,170)	(4,136)
Balance at June 30, 2025	$90,071	$53,067	$62,240	$179,993	$498,070	$78,907	$70,863

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Oly	Onyx	Oscar	Osceola	Osprey	Otoro	Palmer

Balance at January 1, 2025	$129,557	$326,290	$246,614	$270,889	$321,796	$18,807	$288,143
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-
Distributions	(2,620)	(5,688)	(2,448)	-	(3,989)	(644)	(5,658)
Net income (loss)	(4,548)	(480)	(285)	(10,165)	(1,910)	(9,765)	(2,446)
Balance at June 30, 2025	$122,389	$320,123	$243,881	$260,725	$315,898	$8,398	$280,040

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Patrick	Peanut	Pearl	Pecan	Peterson	Piedmont	Pinot

Balance at January 1, 2025	$79,155	$61,392	$497,570	$78,381	$234,406	$182,490	$88,925
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-
Distributions	(2,104)	(1,634)	-	(3,742)	(5,286)	(1,288)	(2,889)
Net income (loss)	(884)	(2,917)	(20,653)	(2,137)	2,170	(7,869)	(3,899)
Balance at June 30, 2025	$76,167	$56,841	$476,917	$72,502	$231,290	$173,333	$82,138

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Pioneer	Plumtree	Point	Porthos	Quincy	Redondo	Regency

Balance at January 1, 2025	$531,806	$73,525	$87,075	$300,381	$488,176	$131,621	$135,203
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-
Distributions	(8,402)	(3,242)	(813)	(7,003)	(7,325)	(1,797)	(2,195)
Net income (loss)	738	(2,964)	(7,966)	823	(3,784)	(4,452)	(10,477)
Balance at June 30, 2025	$524,141	$67,319	$78,296	$294,201	$477,066	$125,372	$122,531

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Reginald	Reynolds	Ribbonwalk	Richardson	Richmond	Ridge	Ritter

Balance at January 1, 2025	$384,474	$409,040	$64,654	$301,717	$382,074	$60,154	$445,991
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-
Distributions	(2,197)	(8,495)	(1,054)	(4,808)	(7,881)	(1,768)	(7,184)
Net income (loss)	(16,056)	1,094	(11,343)	(643)	2,309	(1,968)	(1,746)
Balance at June 30, 2025	$366,221	$401,639	$52,257	$296,266	$376,502	$56,418	$437,061

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	River	Riverwalk	Rooney	Roseberry	Rosewood	Roxy	Saddlebred

Balance at January 1, 2025	$74,263	$371,717	$85,891	$89,436	$67,594	$78,514	$103,603
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-
Distributions	(2,387)	(4,241)	(2,811)	(629)	(2,125)	(1,518)	(870)
Net income (loss)	(2,337)	(1,237)	(3,379)	(7,357)	(1,537)	(4,066)	(12,944)
Balance at June 30, 2025	$69,540	$366,240	$79,701	$81,449	$63,931	$72,930	$89,789

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Saint	Sajni	Salem	Salinas	Saturn	Scepter	Sequoyah

Balance at January 1, 2025	$100,647	$289,976	$74,364	$206,266	$50,537	$63,866	$97,684
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-
Distributions	(4,745)	(5,147)	(253)	(5,218)	(993)	(1,509)	(2,675)
Net income (loss)	701	(1,804)	(12,427)	356	(3,873)	(5,198)	(2,131)
Balance at June 30, 2025	$96,603	$283,025	$61,684	$201,404	$45,671	$57,159	$92,878

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Shallowford	Shoreline	Sigma	Simon	Sims	Soapstone	Sodalis

Balance at January 1, 2025	$157,824	$61,839	$93,534	$292,953	$272,996	$72,265	$268,347
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-
Distributions	(1,241)	(1,613)	(1,940)	(5,420)	(6,393)	(3,131)	(1,001)
Net income (loss)	(2,412)	(2,126)	(4,791)	(345)	1,676	220	(11,552)
Balance at June 30, 2025	$154,171	$58,099	$86,802	$287,188	$268,278	$69,354	$255,794

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Spencer	Splash	Spring	Stonebriar	Sugar	Summerset	Sundance

Balance at January 1, 2025	$76,164	$65,406	$228,386	$47,774	$83,856	$60,964	$135,821
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-
Distributions	(2,982)	(3,254)	(3,008)	(1,391)	(1,263)	(2,170)	(2,726)
Net income (loss)	(2,348)	123	(2,645)	(1,908)	(6,120)	(4,011)	(4,286)
Balance at June 30, 2025	$70,834	$62,276	$222,733	$44,475	$76,473	$54,783	$128,810

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Sunnyside	Swift	Taylor	Terracotta	Theodore	Tulip	Tuscan

Balance at January 1, 2025	$222,668	$318,747	$99,717	$55,334	$287,654	$57,071	$110,728
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-
Distributions	(6,612)	(6,398)	(510)	(670)	(7,223)	(1,019)	(4,656)
Net income (loss)	2,745	341	(9,513)	(9,850)	1,911	(3,604)	(1,309)
Balance at June 30, 2025	$218,801	$312,690	$89,694	$44,814	$282,342	$52,449	$104,763

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Tuscarora	Tuxford	Vernon	Walton	Wave	Weldon	Wellington

Balance at January 1, 2025	$329,836	$43,712	$55,776	$247,211	$713	$60,113	$385,801
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-
Distributions	(5,798)	-	(1,415)	(3,601)	(153)	(1,051)	(6,543)
Net income (loss)	186	(5,678)	(3,407)	(1,321)	(6,732)	(3,606)	(244)
Balance at June 30, 2025	$324,224	$38,033	$50,953	$242,289	$(6,172)	$55,455	$379,013

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Wentworth	Wescott	Westchester	Wildwood	Willow	Wilson	Winchester

Balance at January 1, 2025	$65,105	$101,334	$100,798	$105,529	$268,524	$361,810	$260,782
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-
Distributions	(3,442)	(888)	(1,249)	(3,125)	(3,246)	(6,821)	(4,509)
Net income (loss)	(68)	(4,801)	(8,185)	(598)	(229)	(503)	1,743
Balance at June 30, 2025	$61,595	$95,644	$91,365	$101,807	$265,048	$354,486	$258,016

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Windsor	Winston	Wisteria	Unallocated members’ capital	Consolidated

Balance at January 1, 2025	$58,795	$316,759	$74,600	$-	$47,023,244
Issuance of membership units, net of offering costs	-	-	-	-	151
Distributions	-	(5,396)	(1,430)	-	(876,319)
Net income (loss)	(14,073)	(494)	(3,173)	-	(699,654)
Balance at June 30, 2025	$44,722	$310,869	$69,997	$-	$45,447,423

See the accompanying notes to the consolidated and consolidating financial statements.

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	100	101	Abbington	Abernant	Alvin	Amber	Apollo

Cash Flows from Operating Activities:
Net income (loss)	$(13,808)	$(12,581)	$(577)	$2,487	$5,499	$237	$(7,127)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	8,445	9,426	7,247	3,124	4,368	4,208	3,933
Amortization	-	-	-	-	-	38	58
(Increase) Decrease in assets
Other receivables	-	-	2,250	-	-	-	-
Prepaid expenses	(1,535)	(1,544)	(1,003)	(586)	(973)	(642)	(1,194)
Due from (to) third party property managers	5,469	(5,385)	(537)	354	241	352	(1,545)
Increase (decrease) in liabilities
Accrued expenses	(3,420)	(2,073)	(1,646)	699	(4,798)	233	1,286
Tenant deposits	(2,995)	2,995	-	-	-	-	-
Due to (from) related parties	5,213	5,726	4,220	(635)	2,447	(195)	6,577
Due to commonly controlled entity	-	-	-	-	-	-	-
Net cash provided by (used in) operating activities	(2,631)	(3,436)	9,955	5,443	6,784	4,232	1,989

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Repayments of operational notes, related party	-	(1,000)	-	-	-	(1,000)	-
Proceeds from operational notes, related party	-	6,800	-	-	-	-	-
Repayments of mortgage payables, net	-	-	-	-	-	-	-
Proceeds from mortgage payables, related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(4,353)	(1,360)	(9,327)	(7,535)	(12,626)	(2,146)	(396)
Net cash provided by (used in) financing activities	(4,353)	4,440	(9,327)	(7,535)	(12,626)	(3,146)	(396)
Net change in cash	(6,984)	1,003	628	(2,092)	(5,842)	1,087	1,594
Cash at beginning of the period	12,326	4,228	9,178	12,958	22,932	4,702	54
Cash at end of the period	$5,343	$5,232	$9,807	$10,865	$17,090	$5,788	$1,648

Cash paid for income taxes	$1,683	$1,746	$1,399	$-	$1,052	$108	$-
Cash paid for interest expenses	$-	$872	$-	$-	$-	$4,175	$4,614

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Aster	Augusta	Avebury	Avondale	Badminton	Ballinger	Bandelier

Cash Flows from Operating Activities:
Net income (loss)	$(8,466)	$2,568	$(2,197)	$(6,219)	$(2,792)	$2,431	$(2,986)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,289	4,075	3,995	4,523	4,230	4,108	4,134
Amortization	55	-	38	-	42	-	43
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-	-
Prepaid expenses	(1,574)	(433)	(1,847)	(1,097)	(4,399)	(967)	(2,286)
Due from (to) third party property managers	637	(547)	2	2,585	(636)	(341)	737
Increase (decrease) in liabilities
Accrued expenses	3,255	1,139	1,307	1,754	3,878	(1,107)	1,549
Tenant deposits	(450)	-	-	200	-	-	-
Due to (from) related parties	527	2,100	(3,344)	101	2,355	2,129	720
Due to commonly controlled entity	-	-	-	-	-	-	-
Net cash provided by (used in) operating activities	(1,726)	8,902	(2,045)	1,847	2,680	6,253	1,912

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Repayments of operational notes, related party	-	-	-	-	(1,000)	-	-
Proceeds from operational notes, related party	-	-	5,600	-	-	-	-
Repayments of mortgage payables, net	-	-	-	-	-	-	-
Proceeds from mortgage payables, related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(794)	(8,621)	(2,418)	(4,587)	(1,324)	(7,429)	(2,241)
Net cash provided by (used in) financing activities	(794)	(8,621)	3,182	(4,587)	(2,324)	(7,429)	(2,241)
Net change in cash	(2,520)	282	1,137	(2,740)	355	(1,177)	(329)
Cash at beginning of the period	4,913	17,250	2,476	8,474	4,378	6,761	7,664
Cash at end of the period	$2,393	$17,531	$3,614	$5,735	$4,733	$5,584	$7,335

Cash paid for income taxes	$-	$200	$-	$200	$91	$1,029	$-
Cash paid for interest expenses	$4,899	$-	$4,166	$-	$4,689	$-	$4,789

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Baron	Basil	Bayside	Bazzel	Bedford	Bella	Belle

Cash Flows from Operating Activities:
Net income (loss)	$(10,657)	$(329)	$(10,305)	$(3,479)	$(3,233)	$(5,642)	$(2,566)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	8,604	2,784	3,525	3,763	3,847	4,956	6,042
Amortization	-	34	40	-	26	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-	-
Prepaid expenses	(1,892)	(1,372)	(4,939)	(46)	(6,141)	(497)	(590)
Due from (to) third party property managers	6,521	(105)	3,456	1,475	1,005	2,976	(1,842)
Increase (decrease) in liabilities
Accrued expenses	(4,071)	1,648	4,178	(2,872)	5,046	1	3,078
Tenant deposits	(3,345)	-	(2,619)	-	-	(1,945)	-
Due to (from) related parties	5,291	481	10,182	4,613	1,976	3,910	3,106
Due to commonly controlled entity	-	-	-	-	-	-	-
Net cash provided by (used in) operating activities	452	3,143	3,518	3,454	2,526	3,759	7,227

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Repayments of operational notes, related party	-	(1,000)	-	(1,000)	(1,000)	(2,000)	(2,000)
Proceeds from operational notes, related party	-	-	-	-	-	-	-
Repayments of mortgage payables, net	-	-	-	-	-	-	-
Proceeds from mortgage payables, related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(7,802)	(2,865)	(1,770)	(3,887)	(1,637)	(3,736)	(2,596)
Net cash provided by (used in) financing activities	(7,802)	(3,865)	(1,770)	(4,887)	(2,637)	(5,736)	(4,596)
Net change in cash	(7,349)	(722)	1,747	(1,432)	(111)	(1,978)	2,631
Cash at beginning of the period	10,966	4,860	2,455	7,586	4,534	5,005	4,092
Cash at end of the period	$3,617	$4,138	$4,202	$6,153	$4,423	$3,027	$6,722

Cash paid for income taxes	$-	$-	$75	$260	$97	$-	$250
Cash paid for interest expenses	$-	$3,425	$4,232	$777	$4,300	$274	$840

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Belvedere	Bergenia	Blossom	Bonneau	Brainerd	Braxton	Brennan

Cash Flows from Operating Activities:
Net income (loss)	$4,073	$2,504	$(12,884)	$(9,276)	$(5,239)	$(75)	$(3,803)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,051	2,986	3,495	5,137	3,998	4,452	3,115
Amortization	-	-	-	-	362	-	65
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-	-
Prepaid expenses	(1,219)	(808)	(482)	(2,110)	(490)	(337)	(1,491)
Due from (to) third party property managers	(320)	40	3,371	3,579	726	274	217
Increase (decrease) in liabilities
Accrued expenses	1,989	594	7,028	(3,812)	(1,504)	1,634	1,073
Tenant deposits	-	-	(1,845)	250	-	-	-
Due to (from) related parties	2,406	110	(1,228)	6,835	1,770	52	2,082
Due to commonly controlled entity	-	-	-	-	-	-	-
Net cash provided by (used in) operating activities	10,980	5,426	(2,545)	604	(377)	6,000	1,259

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Repayments of operational notes, related party	-	-	(7,400)	(3,000)	-	(2,000)	-
Proceeds from operational notes, related party	-	-	10,000	-	-	-	-
Repayments of mortgage payables, net	-	-	-	-	-	-	-
Proceeds from mortgage payables, related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(9,372)	(6,886)	(4,326)	(3,074)	(4,134)	(5,873)	-
Net cash provided by (used in) financing activities	(9,372)	(6,886)	(1,726)	(6,074)	(4,134)	(7,873)	-
Net change in cash	1,608	(1,460)	(4,271)	(5,470)	(4,511)	(1,873)	1,259
Cash at beginning of the period	14,538	12,233	8,523	8,515	12,763	7,329	2,009
Cash at end of the period	$16,146	$10,773	$4,252	$3,045	$8,252	$5,455	$3,268

Cash paid for income taxes	$200	$-	$-	$336	$971	$-	$-
Cash paid for interest expenses	$-	$-	$260	$160	$4,677	$382	$5,756

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Briarwood	Brooklyn	Burlington	Butter	Calvin	Camino	Cawley

Cash Flows from Operating Activities:
Net income (loss)	$1,370	$(1,860)	$(7,256)	$(3,318)	$3,256	$547	$2,178
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	2,866	2,907	9,534	5,190	3,245	3,644	4,312
Amortization	-	208	-	45	-	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-	-
Prepaid expenses	(580)	(427)	(744)	(6,218)	(426)	(829)	(548)
Due from (to) third party property managers	43	2	(4,726)	787	(607)	(75)	(517)
Increase (decrease) in liabilities
Accrued expenses	1,639	473	(9,857)	4,542	71	830	1,346
Tenant deposits	-	-	-	-	-	-	-
Due to (from) related parties	1,727	2,762	6,599	760	2,923	(227)	2,331
Due to commonly controlled entity	-	-	-	-	-	-	-
Net cash provided by (used in) operating activities	7,064	4,064	(6,450)	1,788	8,463	3,890	9,102

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Repayments of operational notes, related party	-	(1,000)	(2,000)	(1,000)	-	-	-
Proceeds from operational notes, related party	-	-	9,100	-	-	-	-
Repayments of mortgage payables, net	-	-	-	-	-	-	-
Proceeds from mortgage payables, related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(7,760)	(1,702)	(7,510)	(2,104)	(9,031)	(5,115)	(8,010)
Net cash provided by (used in) financing activities	(7,760)	(2,702)	(410)	(3,104)	(9,031)	(5,115)	(8,010)
Net change in cash	(695)	1,361	(6,861)	(1,315)	(568)	(1,225)	1,093
Cash at beginning of the period	10,325	2,129	12,778	7,842	17,776	6,897	9,347
Cash at end of the period	$9,630	$3,490	$5,918	$6,527	$17,208	$5,672	$10,440

Cash paid for income taxes	$-	$-	$-	$116	$-	$-	$200
Cash paid for interest expenses	$-	$3,459	$130	$5,996	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Chaparral	Chelsea	Chester	Chickamauga	Chinook	Chitwood	Clover

Cash Flows from Operating Activities:
Net income (loss)	$(2)	$(1,036)	$(11,506)	$1,864	$1,416	$3,081	$180
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	2,700	4,234	5,095	5,129	4,952	5,255	4,397
Amortization	908	39	75	-	-	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-	-
Prepaid expenses	(730)	(1,854)	(108)	(515)	(625)	(1,060)	(1,040)
Due from (to) third party property managers	(1,405)	(131)	2,738	28	(120)	(787)	(287)
Increase (decrease) in liabilities
Accrued expenses	2,812	153	1,900	(1,374)	1,379	(1,050)	1,794
Tenant deposits	-	-	(1,398)	-	-	-	-
Due to (from) related parties	1,542	927	1,069	2,505	970	2,426	3,247
Due to commonly controlled entity	-	-	-	-	-	-	-
Net cash provided by (used in) operating activities	5,825	2,332	(2,136)	7,636	7,972	7,864	8,292

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Repayments of operational notes, related party	-	-	-	-	(4,000)	-	(2,000)
Proceeds from operational notes, related party	-	-	-	-	-	-	-
Repayments of mortgage payables, net	(104,310)	-	-	-	-	-	-
Proceeds from mortgage payables, related party	104,310	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(4,412)	(3,874)	(421)	(10,377)	(7,470)	(8,683)	(6,360)
Net cash provided by (used in) financing activities	(4,412)	(3,874)	(421)	(10,377)	(11,470)	(8,683)	(8,360)
Net change in cash	1,414	(1,542)	(2,557)	(2,741)	(3,498)	(819)	(68)
Cash at beginning of the period	8,336	7,246	7,410	15,865	8,058	11,010	5,183
Cash at end of the period	$9,749	$5,704	$4,852	$13,123	$4,560	$10,191	$5,114

Cash paid for income taxes	$-	$-	$1,150	$1,161	$200	$-	$-
Cash paid for interest expenses	$4,613	$4,215	$6,236	$-	$183	$-	$180

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Coatbridge	Collier	Collinston	Conway	Cove	Creekside	Creekwood

Cash Flows from Operating Activities:
Net income (loss)	$(6,873)	$(4,734)	$(8,554)	$1,005	$(1,170)	$(2,332)	$(2,870)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,526	4,879	2,906	9,438	2,890	4,269	3,972
Amortization	42	-	30	-	-	-	61
(Increase) Decrease in assets
Other receivables	-	-	-	-	3,225	-	-
Prepaid expenses	(3,842)	(1,025)	(1,742)	(995)	(734)	(643)	(2,191)
Due from (to) third party property managers	283	4,648	(249)	(162)	2,747	318	431
Increase (decrease) in liabilities
Accrued expenses	4,388	(198)	1,589	(2,335)	1,360	1,088	1,616
Tenant deposits	-	(2,445)	-	-	-	(45)	-
Due to (from) related parties	3,086	736	12,827	3,908	(1,079)	1,997	902
Due to commonly controlled entity	-	-	-	-	-	-	-
Net cash provided by (used in) operating activities	1,610	1,862	6,807	10,860	7,239	4,653	1,920

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Repayments of operational notes, related party	-	-	(2,000)	(4,000)	(2,000)	-	-
Proceeds from operational notes, related party	-	-	-	-	-	-	-
Repayments of mortgage payables, net	-	-	-	-	-	-	-
Proceeds from mortgage payables, related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(1,139)	(5,289)	(184)	(10,095)	(4,976)	(2,639)	(2,329)
Net cash provided by (used in) financing activities	(1,139)	(5,289)	(2,184)	(14,095)	(6,976)	(2,639)	(2,329)
Net change in cash	471	(3,428)	4,623	(3,236)	263	2,014	(409)
Cash at beginning of the period	2,617	8,465	1,310	10,401	7,364	9,038	6,255
Cash at end of the period	$3,088	$5,037	$5,933	$7,165	$7,628	$11,052	$5,846

Cash paid for income taxes	$108	$400	$481	$400	$-	$-	$-
Cash paid for interest expenses	$5,010	$-	$3,927	$432	$883	$-	$4,856

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Cumberland	Cupcake	Cypress	Daisy	Davidson	Dawson	Delta

Cash Flows from Operating Activities:
Net income (loss)	$(2,510)	$(3,153)	$(3,844)	$1,140	$(9,049)	$(4,839)	$(5,398)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,059	3,275	5,689	4,138	3,050	3,617	5,526
Amortization	-	53	59	-	31	37	41
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-	-
Prepaid expenses	(650)	(1,801)	(3,896)	(748)	(1,787)	(3,104)	(4,009)
Due from (to) third party property managers	693	40	(433)	600	1,584	(638)	(5,533)
Increase (decrease) in liabilities
Accrued expenses	(1,341)	4,212	2,361	1,366	884	4,085	3,787
Tenant deposits	(450)	-	-	-	(1,495)	-	-
Due to (from) related parties	1,940	624	(207)	13	15,765	1,045	6,518
Due to commonly controlled entity	-	-	-	-	-	-	-
Net cash provided by (used in) operating activities	1,742	3,250	(272)	6,508	8,984	203	932

Cash Flows from investing activities
Property and equipment	-	-	-	-	(8,468)	-	-
Net cash flows used in investing activities	-	-	-	-	(8,468)	-	-

Cash Flows from Financing Activities
Repayments of operational notes, related party	-	-	-	-	-	-	-
Proceeds from operational notes, related party	-	-	6,300	-	-	-	-
Repayments of mortgage payables, net	-	-	-	-	-	-	-
Proceeds from mortgage payables, related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(4,996)	(4,012)	(2,264)	(6,798)	(666)	(362)	-
Net cash provided by (used in) financing activities	(4,996)	(4,012)	4,036	(6,798)	(666)	(362)	-
Net change in cash	(3,254)	(761)	3,764	(290)	(149)	(159)	932
Cash at beginning of the period	7,561	6,658	1,021	7,443	4,390	3,589	4,257
Cash at end of the period	$4,307	$5,896	$4,785	$7,153	$4,241	$3,431	$5,189

Cash paid for income taxes	$400	$-	$150	$-	$482	$94	$-
Cash paid for interest expenses	$-	$3,017	$6,600	$-	$3,402	$4,275	$7,864

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Dewberry	Diablo	Dogwood	Dolittle	Dolly	Dops	Dorchester

Cash Flows from Operating Activities:
Net income (loss)	$(1,829)	$371	$1,106	$(468)	$2,415	$(1,932)	$(5,070)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	2,613	3,571	3,311	4,222	9,475	2,809	5,377
Amortization	33	38	-	38	-	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-	-
Prepaid expenses	(3,485)	(2,467)	(504)	(4,725)	(1,403)	997	(1,784)
Due from (to) third party property managers	87	401	(1,091)	(58)	(67)	(713)	458
Increase (decrease) in liabilities
Accrued expenses	2,967	(380)	490	2,644	(1,732)	493	(4,458)
Tenant deposits	-	-	-	-	-	-	-
Due to (from) related parties	2,109	14	1,072	1,419	3,941	57	4,527
Due to commonly controlled entity	-	-	-	-	-	-	-
Net cash provided by (used in) operating activities	2,493	1,548	4,384	3,071	12,630	1,710	(950)

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Repayments of operational notes, related party	-	(1,000)	-	(1,000)	-	-	(2,000)
Proceeds from operational notes, related party	-	-	-	-	-	-	-
Repayments of mortgage payables, net	-	-	-	-	-	-	-
Proceeds from mortgage payables, related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(2,117)	(1,379)	(7,112)	(3,302)	(11,802)	(4,139)	(2,482)
Net cash provided by (used in) financing activities	(2,117)	(2,379)	(7,112)	(4,302)	(11,802)	(4,139)	(4,482)
Net change in cash	377	(832)	(2,729)	(1,231)	828	(2,429)	(5,432)
Cash at beginning of the period	3,723	5,934	8,316	5,538	7,050	6,913	12,640
Cash at end of the period	$4,100	$5,102	$5,588	$4,307	$7,878	$4,484	$7,208

Cash paid for income taxes	$81	$-	$-	$109	$1,875	$-	$354
Cash paid for interest expenses	$3,639	$5,080	$-	$4,285	$-	$-	$1,714

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Dunbar	Eagle	Eastfair	Eastwood	Elevation	Ella	Ellen

Cash Flows from Operating Activities:
Net income (loss)	$(5,874)	$(4,624)	$(5,384)	$3,679	$(5,943)	$(7,878)	$(325)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	6,591	3,946	2,956	4,378	5,056	3,587	3,404
Amortization	-	57	38	-	34	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-	-
Prepaid expenses	(1,042)	(2,293)	(2,815)	(938)	(3,494)	(572)	(549)
Due from (to) third party property managers	98	87	2,894	(895)	(128)	3,780	(205)
Increase (decrease) in liabilities
Accrued expenses	(990)	4,980	3,414	(1,345)	3,135	(579)	1,843
Tenant deposits	-	-	-	-	-	(1,995)	-
Due to (from) related parties	216	865	566	2,436	3,615	(312)	1,854
Due to commonly controlled entity	-	-	-	-	-	-	-
Net cash provided by (used in) operating activities	(1,002)	3,018	1,668	7,315	2,276	(3,970)	6,022

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Repayments of operational notes, related party	(2,000)	-	(1,000)	-	(1,000)	-	-
Proceeds from operational notes, related party	7,000	-	-	-	-	-	-
Repayments of mortgage payables, net	-	-	-	-	-	-	-
Proceeds from mortgage payables, related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(1,871)	(3,910)	(1,481)	(7,901)	(176)	(3,492)	(7,103)
Net cash provided by (used in) financing activities	3,129	(3,910)	(2,481)	(7,901)	(1,176)	(3,492)	(7,103)
Net change in cash	2,126	(892)	(813)	(586)	1,100	(7,461)	(1,080)
Cash at beginning of the period	4,434	7,963	5,741	12,782	2,621	8,185	15,373
Cash at end of the period	$6,560	$7,071	$4,928	$12,196	$3,722	$724	$14,293

Cash paid for income taxes	$1,054	$-	$75	$1,054	$115	$907	$-
Cash paid for interest expenses	$2,028	$4,529	$4,131	$-	$5,991	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Elm	Emporia	Ensenada	Falcon	Felix	Fenwick	Fletcher

Cash Flows from Operating Activities:
Net income (loss)	$(967)	$(2,690)	$(5,906)	$(9,388)	$661	$2,089	$1,149
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	2,300	4,833	6,666	3,953	4,101	4,120	2,412
Amortization	26	43	62	57	-	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-	-
Prepaid expenses	(2,804)	(3,994)	(4,494)	(2,282)	(343)	(495)	(652)
Due from (to) third party property managers	(503)	2	(3,012)	4,483	657	98	67
Increase (decrease) in liabilities
Accrued expenses	2,273	2,778	3,334	4,426	581	1,047	1,585
Tenant deposits	-	-	400	(2,345)	-	-	-
Due to (from) related parties	3,787	(2,139)	1,451	220	1,660	2,190	1,442
Due to commonly controlled entity	-	-	-	-	-	-	-
Net cash provided by (used in) operating activities	4,112	(1,167)	(1,499)	(875)	7,316	9,048	6,003

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Repayments of operational notes, related party	-	(1,000)	-	-	-	-	-
Proceeds from operational notes, related party	-	6,300	-	-	-	-	-
Repayments of mortgage payables, net	-	-	-	-	-	-	-
Proceeds from mortgage payables, related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(1,815)	(2,209)	(2,010)	(2,206)	(5,919)	(7,560)	(7,822)
Net cash provided by (used in) financing activities	(1,815)	3,091	(2,010)	(2,206)	(5,919)	(7,560)	(7,822)
Net change in cash	2,298	1,924	(3,509)	(3,081)	1,397	1,489	(1,819)
Cash at beginning of the period	1,210	3,290	8,028	7,647	6,166	8,442	15,615
Cash at end of the period	$3,508	$5,214	$4,519	$4,566	$7,563	$9,930	$13,796

Cash paid for income taxes	$72	$-	$-	$-	$555	$200	$-
Cash paid for interest expenses	$2,950	$5,808	$8,180	$4,529	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Folly	Forest	Foster	Franklin	Gardens	General	Goose

Cash Flows from Operating Activities:
Net income (loss)	$(2,463)	$(14,659)	$(6,808)	$(882)	$(4,691)	$4,082	$(13,065)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	5,126	6,070	4,307	4,623	3,586	4,342	3,678
Amortization	-	41	-	-	30	-	54
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-	-
Prepaid expenses	(1,313)	(1,519)	(959)	(553)	(1,306)	(472)	1,649
Due from (to) third party property managers	425	1,235	(4,059)	4,309	(700)	2,869	25
Increase (decrease) in liabilities
Accrued expenses	(3,546)	5,161	1,326	5,584	520	(545)	2,820
Tenant deposits	-	(1,198)	1,850	-	-	-	100
Due to (from) related parties	6,467	3,656	1,971	(1,269)	2,189	3,088	(897)
Due to commonly controlled entity	-	-	-	-	-	-	-
Net cash provided by (used in) operating activities	4,696	(1,211)	(2,371)	11,812	(372)	13,363	(5,636)

Cash Flows from investing activities
Property and equipment	-	-	-	(5,548)	-	-	-
Net cash flows used in investing activities	-	-	-	(5,548)	-	-	-

Cash Flows from Financing Activities
Repayments of operational notes, related party	(4,000)	-	-	-	-	-	-
Proceeds from operational notes, related party	-	-	-	-	-	-	5,500
Repayments of mortgage payables, net	-	-	-	-	-	-	-
Proceeds from mortgage payables, related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(5,793)	(601)	(3,209)	(6,777)	(1,264)	(10,188)	(2,912)
Net cash provided by (used in) financing activities	(9,793)	(601)	(3,209)	(6,777)	(1,264)	(10,188)	2,588
Net change in cash	(5,097)	(1,811)	(5,581)	(512)	(1,636)	3,176	(3,048)
Cash at beginning of the period	8,906	5,345	15,297	8,208	5,221	5,522	6,806
Cash at end of the period	$3,809	$3,534	$9,716	$7,696	$3,585	$8,698	$3,759

Cash paid for income taxes	$314	$147	$-	$-	$-	$-	$-
Cash paid for interest expenses	$233	$7,466	$-	$-	$3,666	$-	$4,221

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Grant	Greenhill	Gretal	Grove	Hadden	Hansard	Hansel

Cash Flows from Operating Activities:
Net income (loss)	$(426)	$(1,523)	$(649)	$(4,863)	$(4,078)	$3,808	$(16,385)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,451	4,484	6,206	4,401	3,198	4,170	5,564
Amortization	45	41	-	32	30	-	80
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-	-
Prepaid expenses	(3,606)	(5,872)	(998)	(2,728)	(3,378)	(1,201)	(1,770)
Due from (to) third party property managers	(73)	17	(211)	1,572	2	(542)	4,730
Increase (decrease) in liabilities
Accrued expenses	2,654	4,688	(1,045)	1,576	2,638	(1,218)	4,551
Tenant deposits	-	-	-	-	-	-	(3,003)
Due to (from) related parties	835	1,725	2,755	2,055	589	2,535	4,227
Due to commonly controlled entity	-	-	-	-	-	-	-
Net cash provided by (used in) operating activities	3,880	3,560	6,058	2,046	(999)	7,552	(2,006)

Cash Flows from investing activities
Property and equipment	-	-	-	-	(5,149)	-	-
Net cash flows used in investing activities	-	-	-	-	(5,149)	-	-

Cash Flows from Financing Activities
Repayments of operational notes, related party	-	(1,000)	-	(1,000)	-	-	-
Proceeds from operational notes, related party	-	-	-	-	7,100	-	-
Repayments of mortgage payables, net	-	-	-	-	-	-	-
Proceeds from mortgage payables, related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(3,963)	(3,604)	(8,579)	(1,676)	(1,626)	(8,625)	(881)
Net cash provided by (used in) financing activities	(3,963)	(4,604)	(8,579)	(2,676)	5,474	(8,625)	(881)
Net change in cash	(83)	(1,044)	(2,521)	(629)	(674)	(1,073)	(2,887)
Cash at beginning of the period	7,591	6,982	14,377	4,023	4,004	14,413	6,810
Cash at end of the period	$7,508	$5,938	$11,856	$3,394	$3,331	$13,340	$3,923

Cash paid for income taxes	$-	$-	$1,336	$-	$94	$400	$1,230
Cash paid for interest expenses	$5,063	$4,652	$-	$4,170	$3,033	$-	$7,560

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Hargrave	Harrison	Henry	Heritage	Heron	Highland	Hines

Cash Flows from Operating Activities:
Net income (loss)	$2,155	$(3,620)	$1,364	$(11,131)	$(4,924)	$1,673	$(994)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	3,212	6,296	5,912	4,506	4,474	3,942	4,405
Amortization	-	89	-	38	38	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-	-
Prepaid expenses	(426)	(2,003)	(1,385)	(3,220)	(4,443)	(943)	(686)
Due from (to) third party property managers	(101)	(141)	2	(583)	(58)	46	(105)
Increase (decrease) in liabilities
Accrued expenses	(16)	(413)	1,622	2,578	2,872	(2,291)	(1,267)
Tenant deposits	-	-	-	-	-	-	-
Due to (from) related parties	3,468	1,285	(1,368)	3,677	(2,855)	(2,226)	2,335
Due to commonly controlled entity	-	-	-	-	-	-	-
Net cash provided by (used in) operating activities	8,292	1,491	6,147	(4,135)	(4,896)	202	3,688

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Repayments of operational notes, related party	(2,000)	-	(3,000)	-	-	(1,000)	(2,000)
Proceeds from operational notes, related party	-	-	-	-	5,300	6,900	-
Repayments of mortgage payables, net	-	-	-	-	-	-	-
Proceeds from mortgage payables, related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(6,163)	(4,754)	(5,171)	(437)	(876)	(5,793)	(5,153)
Net cash provided by (used in) financing activities	(8,163)	(4,754)	(8,171)	(437)	4,424	107	(7,153)
Net change in cash	129	(3,263)	(2,025)	(4,573)	(472)	309	(3,465)
Cash at beginning of the period	5,818	11,822	6,861	5,102	4,937	5,279	8,644
Cash at end of the period	$5,947	$8,560	$4,836	$529	$4,465	$5,588	$5,178

Cash paid for income taxes	$-	$1,348	$250	$-	$113	$282	$893
Cash paid for interest expenses	$333	$7,708	$1,476	$5,551	$5,064	$120	$265

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Hobbes	Holcomb	Holland	Hollandaise	Holloway	Inglewood	Irene

Cash Flows from Operating Activities:
Net income (loss)	$(5,767)	$891	$(3,821)	$(11,024)	$(3,089)	$(11,355)	$402
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	3,216	4,877	2,909	5,028	4,672	9,361	2,412
Amortization	-	-	31	44	49	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-	-
Prepaid expenses	(426)	(1,013)	(1,799)	(1,845)	(3,376)	(637)	(441)
Due from (to) third party property managers	1,315	2	2,174	2,192	527	2,532	134
Increase (decrease) in liabilities
Accrued expenses	(35)	792	1,103	1,143	5,336	(2,409)	2,297
Tenant deposits	(698)	-	-	200	-	150	-
Due to (from) related parties	2,765	3,314	(773)	2,693	1,449	3,823	1,427
Due to commonly controlled entity	-	-	-	-	-	-	-
Net cash provided by (used in) operating activities	370	8,862	(176)	(1,568)	5,568	1,465	6,232

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Repayments of operational notes, related party	-	-	-	-	-	-	-
Proceeds from operational notes, related party	-	-	-	-	-	-	-
Repayments of mortgage payables, net	-	-	-	-	-	-	-
Proceeds from mortgage payables, related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(2,187)	(8,297)	(1,172)	(1,788)	(2,921)	(5,133)	(7,453)
Net cash provided by (used in) financing activities	(2,187)	(8,297)	(1,172)	(1,788)	(2,921)	(5,133)	(7,453)
Net change in cash	(1,816)	565	(1,348)	(3,356)	2,647	(3,668)	(1,221)
Cash at beginning of the period	6,321	12,059	4,993	6,535	1,944	8,670	13,815
Cash at end of the period	$4,505	$12,624	$3,644	$3,179	$4,591	$5,002	$12,594

Cash paid for income taxes	$-	$549	$482	$400	$127	$400	$-
Cash paid for interest expenses	$-	$-	$2,879	$5,596	$5,515	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Jack	Jake	Jefferson	Jill	Johnny	June	Jupiter

Cash Flows from Operating Activities:
Net income (loss)	$(6,978)	$(15,240)	$2,878	$(5,122)	$(21,200)	$2,546	$(1,539)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	6,377	8,093	3,777	5,492	8,047	8,047	2,906
Amortization	49	-	-	80	-	-	30
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-	-
Prepaid expenses	(1,905)	(1,623)	(70)	(1,532)	(1,294)	(1,293)	(1,772)
Due from (to) third party property managers	(172)	(132)	61	(177)	(928)	(52)	(33)
Increase (decrease) in liabilities
Accrued expenses	1,163	(3,565)	(1,043)	998	(1,680)	(6,102)	1,095
Tenant deposits	-	350	-	-	2,945	-	-
Due to (from) related parties	3,360	5,742	2,016	310	7,092	5,602	641
Due to commonly controlled entity	-	-	-	-	-	-	-
Net cash provided by (used in) operating activities	1,894	(6,376)	7,618	48	(7,018)	8,749	1,329

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Repayments of operational notes, related party	(1,000)	(2,000)	-	-	-	(2,000)	(1,000)
Proceeds from operational notes, related party	-	5,000	-	-	-	-	-
Repayments of mortgage payables, net	-	-	-	-	-	-	-
Proceeds from mortgage payables, related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(1,633)	(2,465)	(9,506)	(2,199)	-	(7,961)	(2,216)
Net cash provided by (used in) financing activities	(2,633)	535	(9,506)	(2,199)	-	(9,961)	(3,216)
Net change in cash	(739)	(5,841)	(1,888)	(2,150)	(7,018)	(1,212)	(1,888)
Cash at beginning of the period	6,107	8,525	14,643	6,906	9,804	7,778	7,421
Cash at end of the period	$5,368	$2,684	$12,755	$4,755	$2,785	$6,567	$5,533

Cash paid for income taxes	$1,253	$-	$936	$1,218	$1,638	$300	$481
Cash paid for interest expenses	$6,974	$548	$-	$6,748	$494	$408	$3,508

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Kawana	Kennesaw	Kenny	KerriAnn	Kessler	Kingsley	Kirkwood

Cash Flows from Operating Activities:
Net income (loss)	$(12,930)	$1,423	$(5,967)	$(4,923)	$(4,630)	$(4,702)	$(4,814)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	3,786	5,836	9,475	4,686	4,106	4,290	4,299
Amortization	37	-	-	44	55	48	35
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-	-
Prepaid expenses	(1,749)	(1,059)	(1,430)	(534)	(1,578)	(5,199)	(1,620)
Due from (to) third party property managers	(1,152)	327	(6,113)	143	(197)	450	134
Increase (decrease) in liabilities
Accrued expenses	(439)	2,421	(2,579)	1,901	2,495	5,146	459
Tenant deposits	-	-	2,945	-	-	-	-
Due to (from) related parties	447	3,621	9,157	(7,111)	2,565	2,443	3,318
Due to commonly controlled entity	-	-	-	-	-	-	-
Net cash provided by (used in) operating activities	(12,000)	12,570	5,490	(5,793)	2,816	2,476	1,812

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Repayments of operational notes, related party	-	-	(2,000)	-	-	-	-
Proceeds from operational notes, related party	8,900	-	-	8,100	-	-	-
Repayments of mortgage payables, net	-	-	-	-	-	-	-
Proceeds from mortgage payables, related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	-	(8,239)	(2,823)	(718)	(2,303)	(1,060)	(147)
Net cash provided by (used in) financing activities	8,900	(8,239)	(4,823)	7,382	(2,303)	(1,060)	(147)
Net change in cash	(3,100)	4,331	667	1,589	513	1,416	1,664
Cash at beginning of the period	3,969	5,850	5,955	2,480	4,116	3,490	1,936
Cash at end of the period	$869	$10,181	$6,622	$4,068	$4,628	$4,906	$3,600

Cash paid for income taxes	$-	$250	$1,875	$957	$-	$110	$910
Cash paid for interest expenses	$3,768	$-	$164	$5,502	$4,775	$5,742	$5,466

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Korin	Lallie	Lanier	Lannister	Latte	Lennox	Lierly

Cash Flows from Operating Activities:
Net income (loss)	$3,212	$(8,147)	$(4,492)	$(5,195)	$(1,265)	$(1,007)	$(186)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	3,823	6,202	5,706	3,027	5,011	2,978	2,932
Amortization	-	53	45	51	-	36	1,100
(Increase) Decrease in assets
Other receivables	-	-	-	1,692	-	-	-
Prepaid expenses	(849)	(8,012)	(3,005)	(1,398)	(1,209)	(2,284)	(854)
Due from (to) third party property managers	(363)	2	(93)	820	(98)	(78)	(1,254)
Increase (decrease) in liabilities
Accrued expenses	1,277	6,324	2,143	620	2,909	2,656	3,324
Tenant deposits	-	-	-	-	-	-	-
Due to (from) related parties	1,960	6,955	2,483	(1,946)	(1,329)	1,395	1,625
Due to commonly controlled entity	-	-	-	-	-	-	-
Net cash provided by (used in) operating activities	9,060	3,376	2,787	(2,330)	4,019	3,696	6,687

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Repayments of operational notes, related party	-	-	-	(1,000)	(9,000)	-	-
Proceeds from operational notes, related party	-	-	-	6,200	-	-	-
Repayments of mortgage payables, net	-	-	-	-	-	-	(131,100)
Proceeds from mortgage payables, related party	-	-	-	-	-	-	131,100
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(9,141)	-	(2,029)	(833)	(6,332)	(3,252)	(4,435)
Net cash provided by (used in) financing activities	(9,141)	-	(2,029)	4,367	(15,332)	(3,252)	(4,435)
Net change in cash	(81)	3,376	758	2,037	(11,313)	444	2,253
Cash at beginning of the period	13,317	1,613	3,950	2,178	15,885	4,684	11,313
Cash at end of the period	$13,236	$4,989	$4,708	$4,215	$4,571	$5,128	$13,566

Cash paid for income taxes	$-	$137	$-	$-	$-	$84	$-
Cash paid for interest expenses	$-	$7,664	$6,736	$4,259	$401	$3,615	$5,292

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Lily	Limestone	Litton	Longwoods	Lookout	Loretta	Louis

Cash Flows from Operating Activities:
Net income (loss)	$(9,804)	$(3,198)	$(3,053)	$(3,056)	$1,752	$6,625	$2,983
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	7,493	4,023	4,413	3,702	4,741	9,431	3,701
Amortization	51	38	400	-	-	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-	3,101
Prepaid expenses	(2,457)	(4,752)	(793)	(2,947)	(824)	(1,018)	(200)
Due from (to) third party property managers	(717)	428	4,223	(1,955)	371	(39)	(51)
Increase (decrease) in liabilities
Accrued expenses	4,434	3,637	191	(2,034)	(750)	(2,362)	953
Tenant deposits	-	-	(2,545)	-	-	(6,390)	-
Due to (from) related parties	3,338	2,437	2,020	4,184	3,118	4,985	(1,234)
Due to commonly controlled entity	-	-	-	-	-	-	-
Net cash provided by (used in) operating activities	2,338	2,612	4,856	(2,106)	8,409	11,232	9,254

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Repayments of operational notes, related party	-	-	-	-	-	(2,000)	-
Proceeds from operational notes, related party	-	-	-	-	-	-	-
Repayments of mortgage payables, net	-	-	-	-	-	-	-
Proceeds from mortgage payables, related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(866)	(905)	(5,093)	(1,542)	(8,989)	(9,737)	(8,588)
Net cash provided by (used in) financing activities	(866)	(905)	(5,093)	(1,542)	(8,989)	(11,737)	(8,588)
Net change in cash	1,472	1,708	(237)	(3,648)	(580)	(505)	666
Cash at beginning of the period	4,372	3,582	11,985	4,341	10,530	8,678	17,359
Cash at end of the period	$5,844	$5,289	$11,748	$692	$9,950	$8,173	$18,024

Cash paid for income taxes	$-	$118	$1,041	$200	$300	$300	$-
Cash paid for interest expenses	$8,380	$4,738	$5,159	$-	$-	$102	$-

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Louise	Lovejoy	Luna	Lurleen	Madison	Mae	Magnolia

Cash Flows from Operating Activities:
Net income (loss)	$(6,782)	$(6,220)	$(2,149)	$(4,607)	$(6,413)	$(656)	$(5,451)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	3,789	4,044	2,956	4,048	2,828	4,864	4,154
Amortization	35	38	38	275	47	-	71
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-	-
Prepaid expenses	(1,867)	(3,498)	(2,704)	(1,096)	(1,619)	(891)	(2,258)
Due from (to) third party property managers	4,075	(326)	436	842	2,072	147	(103)
Increase (decrease) in liabilities
Accrued expenses	3,939	2,641	2,807	1,320	866	(3,882)	1,520
Tenant deposits	-	-	-	-	-	-	-
Due to (from) related parties	(1,516)	3,714	1,022	3,849	1,880	2,669	2,229
Due to commonly controlled entity	-	-	-	-	-	-	-
Net cash provided by (used in) operating activities	1,673	393	2,405	4,632	(340)	2,252	162

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Repayments of operational notes, related party	-	-	-	-	(1,000)	-	-
Proceeds from operational notes, related party	-	-	-	-	-	-	-
Repayments of mortgage payables, net	-	-	-	-	-	-	-
Proceeds from mortgage payables, related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(3,401)	(1,353)	(1,903)	(1,706)	(885)	(6,725)	(900)
Net cash provided by (used in) financing activities	(3,401)	(1,353)	(1,903)	(1,706)	(1,885)	(6,725)	(900)
Net change in cash	(1,728)	(961)	502	2,927	(2,224)	(4,473)	(738)
Cash at beginning of the period	5,937	3,929	3,852	1,873	5,646	9,035	4,419
Cash at end of the period	$4,209	$2,969	$4,354	$4,799	$3,422	$4,562	$3,681

Cash paid for income taxes	$-	$-	$74	$-	$-	$342	$-
Cash paid for interest expenses	$4,017	$4,453	$4,144	$4,523	$3,691	$-	$5,846

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Malbec	Mammoth	Marcelo	Marie	Marietta	Marion	Marple

Cash Flows from Operating Activities:
Net income (loss)	$(8,144)	$(7,338)	$(1,898)	$4,236	$(4,653)	$(1,347)	$(2,228)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,388	4,686	3,911	4,397	4,158	4,613	2,412
Amortization	67	42	-	-	63	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-	-
Prepaid expenses	(1,524)	(4,257)	(789)	(1,084)	(3,017)	(1,026)	(652)
Due from (to) third party property managers	187	141	255	(134)	(164)	(106)	3,271
Increase (decrease) in liabilities
Accrued expenses	6,605	3,468	12,986	(777)	4,016	(1,022)	5,532
Tenant deposits	-	-	-	-	-	-	(1,943)
Due to (from) related parties	1,544	2,175	1,456	2,422	2,847	4,731	(1,395)
Due to commonly controlled entity	-	-	-	-	-	-	-
Net cash provided by (used in) operating activities	3,123	(1,083)	15,921	9,061	3,251	5,843	4,996

Cash Flows from investing activities
Property and equipment	-	-	(11,964)	-	-	-	-
Net cash flows used in investing activities	-	-	(11,964)	-	-	-	-

Cash Flows from Financing Activities
Repayments of operational notes, related party	-	-	-	-	-	(2,000)	-
Proceeds from operational notes, related party	-	-	-	-	-	-	-
Repayments of mortgage payables, net	-	-	-	-	-	-	-
Proceeds from mortgage payables, related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(3,031)	-	(5,133)	(11,402)	(1,169)	(5,627)	(3,724)
Net cash provided by (used in) financing activities	(3,031)	-	(5,133)	(11,402)	(1,169)	(7,627)	(3,724)
Net change in cash	93	(1,083)	(1,176)	(2,342)	2,082	(1,784)	1,272
Cash at beginning of the period	3,802	3,697	8,292	16,085	3,255	7,303	6,362
Cash at end of the period	$3,895	$2,615	$7,116	$13,743	$5,337	$5,518	$7,633

Cash paid for income taxes	$-	$-	$-	$1,040	$185	$200	$-
Cash paid for interest expenses	$5,102	$7,282	$-	$-	$5,779	$206	$-

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Martell	Mary	Matchingham	McGregor	McLovin	Meadow	Mimosa

Cash Flows from Operating Activities:
Net income (loss)	$(11,849)	$2,375	$(3,026)	$1,992	$(15,138)	$(8,464)	$(15,317)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	3,572	3,732	2,913	4,132	7,827	4,410	2,954
Amortization	-	-	31	-	58	39	269
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-	-
Prepaid expenses	(2,127)	(460)	(350)	(971)	(3,314)	(2,183)	(699)
Due from (to) third party property managers	(930)	297	303	(34)	1,136	2,034	1,533
Increase (decrease) in liabilities
Accrued expenses	(455)	(849)	3,466	(2,771)	5,374	1,751	407
Tenant deposits	650	-	-	-	(500)	-	(1,495)
Due to (from) related parties	3,458	2,010	(290)	718	(714)	1,386	274
Due to commonly controlled entity	-	-	-	-	-	-	-
Net cash provided by (used in) operating activities	(7,680)	7,104	3,047	3,066	(5,270)	(1,026)	(12,074)

Cash Flows from investing activities
Property and equipment	-	-	-	-	(10,796)	-	-
Net cash flows used in investing activities	-	-	-	-	(10,796)	-	-

Cash Flows from Financing Activities
Repayments of operational notes, related party	(2,000)	-	-	-	-	-	(1,000)
Proceeds from operational notes, related party	9,300	-	-	-	17,000	-	11,100
Repayments of mortgage payables, net	-	-	-	-	-	-	-
Proceeds from mortgage payables, related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(3,343)	(8,891)	(2,544)	(6,034)	(1,229)	(860)	(764)
Net cash provided by (used in) financing activities	3,957	(8,891)	(2,544)	(6,034)	15,771	(860)	9,336
Net change in cash	(3,723)	(1,787)	503	(2,968)	(295)	(1,886)	(2,739)
Cash at beginning of the period	7,027	13,685	3,304	8,301	5,326	5,032	6,936
Cash at end of the period	$3,304	$11,898	$3,807	$5,333	$5,031	$3,146	$4,197

Cash paid for income taxes	$200	$938	$72	$984	$-	$628	$-
Cash paid for interest expenses	$222	$-	$2,867	$-	$7,889	$4,203	$4,019

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Mojave	Murphy	Mycroft	Nugget	Odessa	Olive	Oly

Cash Flows from Operating Activities:
Net income (loss)	$(3,428)	$(1,990)	$1,156	$464	$(7,576)	$(2,344)	$(6,974)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	3,525	4,085	2,466	7,694	7,332	3,689	6,265
Amortization	66	38	-	-	59	34	58
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-	-
Prepaid expenses	(659)	(4,603)	(715)	(1,780)	(3,273)	(4,476)	(2,083)
Due from (to) third party property managers	-	(63)	31	(88)	(1,041)	(92)	19
Increase (decrease) in liabilities
Accrued expenses	4,263	2,385	1,703	(5,288)	3,456	3,561	4,245
Tenant deposits	-	-	-	-	-	-	-
Due to (from) related parties	(613)	2,246	(124)	2,141	3,386	2,302	2,432
Due to commonly controlled entity	-	-	-	-	-	-	-
Net cash provided by (used in) operating activities	3,155	2,100	4,517	3,142	2,343	2,673	3,962

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Repayments of operational notes, related party	(1,000)	-	-	-	(2,000)	-	(1,000)
Proceeds from operational notes, related party	-	-	-	-	-	-	-
Repayments of mortgage payables, net	-	-	-	-	-	-	-
Proceeds from mortgage payables, related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(3,404)	(2,192)	(4,601)	(9,300)	(897)	(2,840)	(2,729)
Net cash provided by (used in) financing activities	(4,404)	(2,192)	(4,601)	(9,300)	(2,897)	(2,840)	(3,729)
Net change in cash	(1,250)	(93)	(84)	(6,158)	(554)	(167)	233
Cash at beginning of the period	5,636	3,638	2,972	9,228	7,397	4,191	3,777
Cash at end of the period	$4,387	$3,545	$2,888	$3,070	$6,843	$4,025	$4,010

Cash paid for income taxes	$-	$-	$-	$-	$-	$25	$-
Cash paid for interest expenses	$3,463	$4,226	$-	$-	$8,776	$3,630	$7,406

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Onyx	Oscar	Osceola	Osprey	Otoro	Palmer	Patrick

Cash Flows from Operating Activities:
Net income (loss)	$2,006	$(435)	$(4,597)	$(4,305)	$(9,548)	$519	$(6,320)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	6,008	4,018	3,850	5,490	6,084	5,340	3,518
Amortization	-	-	-	-	47	-	383
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-	-
Prepaid expenses	(1,215)	75	(1,798)	(2,007)	(4,637)	(513)	(729)
Due from (to) third party property managers	502	1,802	274	(986)	399	(4,086)	(351)
Increase (decrease) in liabilities
Accrued expenses	(474)	578	2,169	(4,128)	5,335	(3,311)	2,633
Tenant deposits	-	(1)	-	-	-	-	600
Due to (from) related parties	2,563	(235)	3,477	4,939	5,791	7,352	(1,848)
Due to commonly controlled entity	-	-	-	-	-	-	-
Net cash provided by (used in) operating activities	9,390	5,802	3,376	(997)	3,471	5,300	(2,115)

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Repayments of operational notes, related party	-	-	(2,000)	-	-	(1,000)	-
Proceeds from operational notes, related party	-	-	-	-	-	-	-
Repayments of mortgage payables, net	-	-	-	-	-	-	(108,300)
Proceeds from mortgage payables, related party	-	-	-	-	-	-	108,300
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(7,763)	(5,164)	(3,081)	(4,432)	-	(5,380)	(961)
Net cash provided by (used in) financing activities	(7,763)	(5,164)	(5,081)	(4,432)	-	(6,380)	(961)
Net change in cash	1,627	639	(1,705)	(5,429)	3,471	(1,080)	(3,076)
Cash at beginning of the period	4,524	6,621	6,009	9,828	248	7,443	7,045
Cash at end of the period	$6,152	$7,260	$4,304	$4,400	$3,719	$6,363	$3,969

Cash paid for income taxes	$1,084	$558	$-	$348	$-	$200	$-
Cash paid for interest expenses	$-	$-	$265	$-	$8,183	$194	$3,995

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Peanut	Pearl	Pecan	Peterson	Piedmont	Pinot	Pioneer

Cash Flows from Operating Activities:
Net income (loss)	$(2,720)	$(5,225)	$(1,684)	$2,872	$(4,300)	$(6,025)	$2,844
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	2,964	7,498	2,863	3,104	5,272	4,429	8,117
Amortization	31	-	389	-	77	68	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-	-
Prepaid expenses	(1,315)	(1,049)	(786)	(560)	(3,790)	(2,843)	(1,722)
Due from (to) third party property managers	(43)	45	2,386	40	(1,516)	-	(123)
Increase (decrease) in liabilities
Accrued expenses	513	(1,762)	2,821	700	2,686	6,027	(4,636)
Tenant deposits	-	-	-	-	-	-	-
Due to (from) related parties	1,127	8,428	1,603	(649)	2,186	841	5,280
Due to commonly controlled entity	-	-	-	-	-	-	-
Net cash provided by (used in) operating activities	558	7,935	7,592	5,508	616	2,496	9,759

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Repayments of operational notes, related party	-	(1,000)	-	-	-	(1,000)	-
Proceeds from operational notes, related party	-	-	-	-	-	-	-
Repayments of mortgage payables, net	-	-	(112,860)	-	-	-	-
Proceeds from mortgage payables, related party	-	-	112,860	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(1,986)	(6,858)	(4,758)	(7,455)	(1,958)	(4,375)	(11,073)
Net cash provided by (used in) financing activities	(1,986)	(7,858)	(4,758)	(7,455)	(1,958)	(5,375)	(11,073)
Net change in cash	(1,428)	78	2,835	(1,948)	(1,342)	(2,879)	(1,313)
Cash at beginning of the period	4,099	6,992	8,880	17,144	5,323	7,873	8,603
Cash at end of the period	$2,671	$7,070	$11,715	$15,196	$3,980	$4,995	$7,290

Cash paid for income taxes	$-	$1,544	$-	$-	$150	$-	$-
Cash paid for interest expenses	$3,522	$253	$4,155	$-	$6,453	$5,132	$-

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Plumtree	Point	Porthos	Quincy	Redondo	Regency	Reginald

Cash Flows from Operating Activities:
Net income (loss)	$(4,847)	$(9,212)	$814	$(9,731)	$(3,217)	$(2,892)	$(11,148)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	2,768	5,250	4,148	7,515	4,308	4,758	9,883
Amortization	959	46	-	-	394	344	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	1,895	-	-
Prepaid expenses	(720)	(2,631)	(3,975)	(1,596)	(720)	(358)	(1,523)
Due from (to) third party property managers	(1,443)	(575)	97	4,060	(447)	(227)	(3,334)
Increase (decrease) in liabilities
Accrued expenses	3,268	1,877	(2,153)	(2,457)	(135)	94	3,482
Tenant deposits	45	-	-	(500)	-	-	-
Due to (from) related parties	1,541	2,845	5,799	4,287	2,024	2,663	8,874
Due to commonly controlled entity	-	-	-	-	-	-	-
Net cash provided by (used in) operating activities	1,570	(2,400)	4,729	1,578	4,101	4,382	6,234

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Repayments of operational notes, related party	-	(1,000)	-	(1,000)	(1,000)	(1,000)	(1,000)
Proceeds from operational notes, related party	-	-	-	-	-	-	-
Repayments of mortgage payables, net	(111,150)	-	-	-	-	-	-
Proceeds from mortgage payables, related party	111,150	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(2,187)	(415)	(7,146)	(5,250)	(2,600)	(3,775)	(449)
Net cash provided by (used in) financing activities	(2,187)	(1,415)	(7,146)	(6,250)	(3,600)	(4,775)	(1,449)
Net change in cash	(617)	(3,815)	(2,416)	(4,672)	501	(394)	4,785
Cash at beginning of the period	5,575	8,501	12,110	8,085	5,755	6,266	572
Cash at end of the period	$4,958	$4,687	$9,694	$3,413	$6,257	$5,872	$5,357

Cash paid for income taxes	$-	$1,169	$200	$-	$-	$-	$250
Cash paid for interest expenses	$4,908	$7,013	$-	$792	$5,912	$5,311	$2,680

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Reynolds	Ribbonwalk	Richardson	Richmond	Ridge	Ritter	River

Cash Flows from Operating Activities:
Net income (loss)	$187	$471	$1,519	$2,508	$(6,183)	$2,998	$(1,376)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	5,905	4,395	4,321	5,232	2,992	6,932	3,662
Amortization	-	41	-	-	36	-	34
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-	-
Prepaid expenses	(897)	(2,438)	(616)	(809)	(2,355)	(1,804)	(3,202)
Due from (to) third party property managers	359	(2,366)	(100)	(75)	2,312	(323)	(1,330)
Increase (decrease) in liabilities
Accrued expenses	3,050	1,696	1,663	(570)	2,924	(3,760)	2,392
Tenant deposits	-	-	-	-	-	-	-
Due to (from) related parties	4,182	5,473	2,027	2,546	1,307	5,792	602
Due to commonly controlled entity	-	-	-	-	-	-	-
Net cash provided by (used in) operating activities	12,786	7,271	8,814	8,831	1,032	9,836	782

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Repayments of operational notes, related party	-	(1,000)	-	-	-	(2,000)	-
Proceeds from operational notes, related party	-	-	-	-	-	-	-
Repayments of mortgage payables, net	-	-	-	-	-	-	-
Proceeds from mortgage payables, related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(9,723)	(1,609)	(8,184)	(10,344)	(2,850)	(8,575)	(3,491)
Net cash provided by (used in) financing activities	(9,723)	(2,609)	(8,184)	(10,344)	(2,850)	(10,575)	(3,491)
Net change in cash	3,063	4,662	630	(1,513)	(1,818)	(739)	(2,709)
Cash at beginning of the period	13,793	905	11,137	16,001	3,484	7,963	5,489
Cash at end of the period	$16,856	$5,567	$11,766	$14,488	$1,666	$7,224	$2,780

Cash paid for income taxes	$250	$628	$-	$(21)	$86	$-	$99
Cash paid for interest expenses	$-	$4,810	$-	$-	$3,465	$512	$4,017

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Riverwalk	Rooney	Roseberry	Rosewood	Roxy	Saddlebred	Saint

Cash Flows from Operating Activities:
Net income (loss)	$1,204	$(19,396)	$(5,176)	$(1,472)	$(2,837)	$(8,939)	$(11,206)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	5,427	4,422	4,513	3,719	4,479	7,639	3,791
Amortization	-	45	39	36	40	54	39
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-	-
Prepaid expenses	(1,081)	(2,022)	(5,031)	(1,854)	(2,112)	(2,116)	(2,148)
Due from (to) third party property managers	465	(3,183)	(133)	(58)	(218)	512	4,641
Increase (decrease) in liabilities
Accrued expenses	(931)	1,508	5,518	1,002	1,392	3,992	3,504
Tenant deposits	-	2,495	-	-	-	-	(2,495)
Due to (from) related parties	3,540	45	1,833	1,048	3,069	2,623	580
Due to commonly controlled entity	-	-	-	-	-	-	-
Net cash provided by (used in) operating activities	8,624	(16,085)	1,563	2,421	3,813	3,765	(3,295)

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Repayments of operational notes, related party	-	-	-	(1,000)	(1,000)	(1,000)	-
Proceeds from operational notes, related party	-	7,100	-	-	-	-	-
Repayments of mortgage payables, net	-	-	-	-	-	-	-
Proceeds from mortgage payables, related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(9,686)	-	(1,491)	(2,849)	(1,876)	(1,958)	(2,587)
Net cash provided by (used in) financing activities	(9,686)	7,100	(1,491)	(3,849)	(2,876)	(2,958)	(2,587)
Net change in cash	(1,062)	(8,985)	72	(1,428)	936	807	(5,882)
Cash at beginning of the period	14,598	10,136	4,604	8,307	5,754	5,510	11,686
Cash at end of the period	$13,536	$1,151	$4,676	$6,879	$6,690	$6,317	$5,804

Cash paid for income taxes	$1,202	$-	$118	$-	$1,041	$-	$-
Cash paid for interest expenses	$-	$5,401	$5,347	$4,657	$5,821	$7,334	$4,146

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Sajni	Salem	Salinas	Saturn	Scepter	Sequoyah	Shallowford

Cash Flows from Operating Activities:
Net income (loss)	$(21,833)	$(8,597)	$1,682	$(2,351)	$(2,405)	$(9,591)	$(4,934)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	7,051	4,387	4,039	3,632	3,238	3,905	4,958
Amortization	-	68	-	30	36	310	73
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-	-
Prepaid expenses	(4,342)	(2,015)	(678)	(1,844)	(108)	(517)	(2,463)
Due from (to) third party property managers	(4,069)	146	(188)	2	(354)	4,268	108
Increase (decrease) in liabilities
Accrued expenses	(219)	6,266	(219)	1,161	2,676	1,767	1,360
Tenant deposits	2,445	-	-	-	-	(2,295)	-
Due to (from) related parties	4,623	2,226	1,141	(3,347)	441	1,659	4,142
Due to commonly controlled entity	-	-	-	-	-	-	-
Net cash provided by (used in) operating activities	(16,343)	2,482	5,776	(2,717)	3,524	(495)	3,244

Cash Flows from investing activities
Property and equipment	(10,069)	-	-	-	-	-	-
Net cash flows used in investing activities	(10,069)	-	-	-	-	-	-

Cash Flows from Financing Activities
Repayments of operational notes, related party	(23,700)	(1,000)	(1,000)	(1,000)	(1,000)	-	(1,000)
Proceeds from operational notes, related party	52,500	-	-	5,900	-	-	-
Repayments of mortgage payables, net	-	-	-	-	-	-	-
Proceeds from mortgage payables, related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	-	(2,392)	(5,599)	(2,048)	(2,311)	(1,346)	(1,216)
Net cash provided by (used in) financing activities	28,800	(3,392)	(6,599)	2,852	(3,311)	(1,346)	(2,216)
Net change in cash	2,388	(911)	(823)	135	213	(1,841)	1,028
Cash at beginning of the period	3,714	5,580	6,527	3,501	5,623	4,473	4,733
Cash at end of the period	$6,102	$4,669	$5,704	$3,637	$5,836	$2,632	$5,761

Cash paid for income taxes	$200	$-	$-	$491	$-	$-	$1,125
Cash paid for interest expenses	$953	$5,616	$727	$3,688	$3,918	$4,762	$6,539

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Shoreline	Sigma	Simon	Sims	Soapstone	Sodalis	Spencer

Cash Flows from Operating Activities:
Net income (loss)	$(4,400)	$(5,498)	$2,475	$1,944	$(1,997)	$(3,528)	$(1,084)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,260	5,240	3,976	3,749	4,118	5,737	4,157
Amortization	36	46	-	-	1,096	-	45
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-	-
Prepaid expenses	(2,792)	(3,300)	(499)	(458)	(937)	(925)	(1,916)
Due from (to) third party property managers	(1,475)	(705)	32	(435)	417	447	(322)
Increase (decrease) in liabilities
Accrued expenses	4,389	2,124	(1,372)	1,510	4,067	447	3,419
Tenant deposits	-	-	-	-	-	-	-
Due to (from) related parties	2,407	793	2,101	2,029	(511)	3,578	4,162
Due to commonly controlled entity	-	-	-	-	-	-	-
Net cash provided by (used in) operating activities	2,424	(1,300)	6,714	8,339	6,254	5,756	8,461

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Repayments of operational notes, related party	-	-	-	-	(2,000)	(5,000)	(5,000)
Proceeds from operational notes, related party	-	-	-	-	-	-	-
Repayments of mortgage payables, net	-	-	-	-	(128,250)	-	-
Proceeds from mortgage payables, related party	-	-	-	-	128,250	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(464)	(2,604)	(8,829)	(7,756)	(3,451)	(1,935)	(1,698)
Net cash provided by (used in) financing activities	(464)	(2,604)	(8,829)	(7,756)	(5,451)	(6,935)	(6,698)
Net change in cash	1,960	(3,903)	(2,116)	583	803	(1,179)	1,762
Cash at beginning of the period	1,988	6,888	14,658	10,264	6,886	5,987	4,372
Cash at end of the period	$3,948	$2,985	$12,543	$10,847	$7,688	$4,808	$6,134

Cash paid for income taxes	$110	$700	$981	$200	$-	$-	$106
Cash paid for interest expenses	$5,918	$5,268	$-	$-	$5,392	$977	$4,887

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Splash	Spring	Stonebriar	Sugar	Summerset	Sundance	Sunnyside

Cash Flows from Operating Activities:
Net income (loss)	$(1,873)	$1,940	$(1,787)	$(15,223)	$(18,335)	$(10,539)	$1,736
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	3,930	3,401	2,787	4,279	5,058	5,102	3,039
Amortization	413	-	29	46	40	394	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-	-
Prepaid expenses	(593)	(595)	(1,934)	(3,969)	(3,131)	(993)	(536)
Due from (to) third party property managers	-	(23)	342	5,430	(711)	1,193	(160)
Increase (decrease) in liabilities
Accrued expenses	1,747	(3,119)	845	7,986	1,086	(1,930)	693
Tenant deposits	-	-	-	-	-	(400)	-
Due to (from) related parties	1,191	342	2,014	(3,032)	335	5,159	(488)
Due to commonly controlled entity	-	-	-	-	-	-	-
Net cash provided by (used in) operating activities	4,815	1,947	2,297	(4,483)	(15,658)	(2,014)	4,285

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Repayments of operational notes, related party	(2,000)	(2,000)	(1,000)	(1,000)	-	-	-
Proceeds from operational notes, related party	-	5,400	-	7,200	12,900	-	-
Repayments of mortgage payables, net	(122,500)	-	-	-	-	-	-
Proceeds from mortgage payables, related party	122,500	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(3,746)	(4,785)	(1,533)	(1,292)	(117)	(740)	(6,744)
Net cash provided by (used in) financing activities	(5,746)	(1,385)	(2,533)	4,908	12,783	(740)	(6,744)
Net change in cash	(930)	562	(237)	424	(2,874)	(2,754)	(2,460)
Cash at beginning of the period	5,946	5,140	4,401	3,242	6,738	6,238	15,864
Cash at end of the period	$5,016	$5,702	$4,165	$3,667	$3,863	$3,484	$13,405

Cash paid for income taxes	$-	$247	$-	$132	$25	$-	$-
Cash paid for interest expenses	$4,383	$93	$3,794	$4,921	$4,753	$6,023	$-

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Swift	Taylor	Terracotta	Theodore	Tulip	Tuscan	Tuscarora

Cash Flows from Operating Activities:
Net income (loss)	$724	$(2,342)	$(6,718)	$2,386	$(10,287)	$(5,072)	$1,571
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	5,287	3,689	3,787	3,947	4,363	4,439	4,591
Amortization	-	51	40	-	40	540	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	(1,859)	-	6,076
Prepaid expenses	(1,132)	(1,556)	(2,179)	(499)	(696)	(538)	(955)
Due from (to) third party property managers	597	(2,085)	(71)	131	2,075	4,468	331
Increase (decrease) in liabilities
Accrued expenses	171	645	4,124	(1,363)	903	(207)	(110)
Tenant deposits	-	-	-	-	(2,195)	(2,295)	-
Due to (from) related parties	805	55	4,626	2,097	5,444	2,236	2,338
Due to commonly controlled entity	-	-	-	-	-	-	-
Net cash provided by (used in) operating activities	6,453	(1,544)	3,608	6,698	(2,212)	3,571	13,842

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Repayments of operational notes, related party	-	(12,100)	-	-	-	-	-
Proceeds from operational notes, related party	-	20,700	-	-	-	-	-
Repayments of mortgage payables, net	-	-	-	-	-	(181,480)	-
Proceeds from mortgage payables, related party	-	-	-	-	-	181,480	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(7,030)	(1,433)	(949)	(8,987)	(1,214)	(4,146)	(9,455)
Net cash provided by (used in) financing activities	(7,030)	7,167	(949)	(8,987)	(1,214)	(4,146)	(9,455)
Net change in cash	(577)	5,623	2,659	(2,289)	(3,426)	(575)	4,387
Cash at beginning of the period	7,662	743	1,877	12,760	4,790	12,402	9,622
Cash at end of the period	$7,085	$6,366	$4,536	$10,471	$1,364	$11,827	$14,009

Cash paid for income taxes	$200	$-	$-	$976	$-	$-	$-
Cash paid for interest expenses	$-	$4,416	$5,493	$-	$6,181	$6,615	$-

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Tuxford	Vernon	Walton	Wave	Weldon	Wellington	Wentworth

Cash Flows from Operating Activities:
Net income (loss)	$(2,913)	$(2,475)	$(6,187)	$(10,882)	$(2,547)	$(739)	$(1,971)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	3,601	3,619	5,096	4,596	2,906	6,766	3,417
Amortization	35	35	-	41	30	-	58
(Increase) Decrease in assets
Other receivables	(3,091)	-	-	-	-	-	-
Prepaid expenses	(1,609)	(2,399)	(738)	(3,104)	(1,873)	(1,328)	(1,788)
Due from (to) third party property managers	292	2	3,816	(3,710)	2	(1,863)	(100)
Increase (decrease) in liabilities
Accrued expenses	3,802	3,005	(186)	3,879	1,177	2,924	4,171
Tenant deposits	-	-	(1,895)	1,695	-	-	-
Due to (from) related parties	2,398	574	3,395	6,027	202	3,307	629
Due to commonly controlled entity	-	-	-	-	-	-	-
Net cash provided by (used in) operating activities	2,516	2,362	3,302	(1,459)	(104)	9,066	4,415

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Repayments of operational notes, related party	-	-	(3,000)	-	-	(3,000)	-
Proceeds from operational notes, related party	-	-	-	-	-	-	-
Repayments of mortgage payables, net	-	-	-	-	-	-	-
Proceeds from mortgage payables, related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(1,061)	(1,728)	(3,018)	(613)	(2,358)	(5,837)	(4,413)
Net cash provided by (used in) financing activities	(1,061)	(1,728)	(6,018)	(613)	(2,358)	(8,837)	(4,413)
Net change in cash	1,456	633	(2,716)	(2,072)	(2,462)	229	2
Cash at beginning of the period	2,895	4,326	6,815	3,693	5,111	5,475	7,375
Cash at end of the period	$4,350	$4,960	$4,100	$1,620	$2,649	$5,704	$7,377

Cash paid for income taxes	$107	$96	$-	$-	$481	$250	$-
Cash paid for interest expenses	$4,418	$3,823	$1,216	$7,756	$2,674	$264	$3,126

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Wescott	Westchester	Wildwood	Willow	Wilson	Winchester	Windsor

Cash Flows from Operating Activities:
Net income (loss)	$(17,191)	$(4,658)	$397	$411	$981	$1,074	$(7,454)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	3,765	4,687	3,031	4,020	5,861	4,324	4,809
Amortization	58	46	49	-	-	-	50
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-	-
Prepaid expenses	(1,878)	(4,946)	(1,420)	(508)	(984)	(685)	(7,275)
Due from (to) third party property managers	2,033	377	(132)	171	927	577	2,460
Increase (decrease) in liabilities
Accrued expenses	1,358	5,805	591	1,093	1,624	1,556	7,231
Tenant deposits	(1,745)	-	-	-	-	-	-
Due to (from) related parties	(3,167)	3,053	531	(813)	2,045	(3,195)	4,389
Due to commonly controlled entity	-	-	-	-	-	-	-
Net cash provided by (used in) operating activities	(16,767)	4,365	3,048	4,375	10,454	3,650	4,212

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	(6,917)	-
Net cash flows used in investing activities	-	-	-	-	-	(6,917)	-

Cash Flows from Financing Activities
Repayments of operational notes, related party	-	(2,000)	-	-	-	-	(1,000)
Proceeds from operational notes, related party	14,200	-	-	-	-	5,400	-
Repayments of mortgage payables, net	-	-	-	-	-	-	-
Proceeds from mortgage payables, related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(781)	(1,883)	(4,342)	(5,254)	(8,460)	(6,811)	-
Net cash provided by (used in) financing activities	13,419	(3,883)	(4,342)	(5,254)	(8,460)	(1,411)	(1,000)
Net change in cash	(3,348)	482	(1,294)	(879)	1,994	(4,678)	3,212
Cash at beginning of the period	4,234	4,351	7,246	2,402	6,888	7,823	3,407
Cash at end of the period	$886	$4,833	$5,953	$1,523	$8,882	$3,145	$6,619

Cash paid for income taxes	$925	$154	$802	$-	$-	$-	$129
Cash paid for interest expenses	$4,893	$5,531	$3,074	$-	$-	$1	$7,019

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Winston	Wisteria	Consolidated

Cash Flows from Operating Activities:
Net income (loss)	$534	$(17,759)	$(877,321)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,519	4,867	1,106,547
Amortization	-	38	13,853
(Increase) Decrease in assets
Other receivables	-	-	13,287
Prepaid expenses	(709)	(2,211)	(417,863)
Due from (to) third party property managers	2	4,751	69,048
Increase (decrease) in liabilities
Accrued expenses	1,185	1,411	307,408
Tenant deposits	-	(3,143)	(37,790)
Due to (from) related parties	(1,361)	5,254	517,915
Due to commonly controlled entity	-	-	-
Net cash provided by (used in) operating activities	4,171	(6,791)	695,087

Cash Flows from investing activities
Property and equipment	-	-	(58,910)
Net cash flows used in investing activities	-	-	(58,910)

Cash Flows from Financing Activities
Repayments of operational notes, related party	-	-	(177,200)
Proceeds from operational notes, related party	-	-	272,800
Repayments of mortgage payables, net	-	-	(999,950)
Proceeds from mortgage payables, related party	-	-	999,950
Net proceeds from the issuance of membership units	-	-	-
Distributions	(5,662)	(523)	(954,948)
Net cash provided by (used in) financing activities	(5,662)	(523)	(859,348)
Net change in cash	(1,491)	(7,314)	(223,171)
Cash at beginning of the period	10,795	7,828	1,721,037
Cash at end of the period	$9,304	$514	$1,497,866

Cash paid for income taxes	$-	$-	$64,016
Cash paid for interest expenses	$-	$5,299	$676,873

See the accompanying notes to the consolidated and consolidating financial statements.

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	100	101	Abbington	Abernant	Alvin	Amber	Apollo

Cash Flows from Operating Activities:
Net income (loss)	$(6,293)	$(897)	$(32)	$2,694	$4,635	$(1,492)	$(5,112)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	8,445	9,308	7,247	3,124	4,368	4,208	3,933
Amortization	-	-	-	-	-	38	58
(Increase) decrease in assets
Prepaid expenses	662	665	532	343	527	(613)	(324)
Due from (to) third party property managers	(5,624)	(341)	(129)	(145)	(34)	(614)	1,336
Increase (decrease) in liabilities
Accrued expenses	(1,613)	4,388	(4,188)	(301)	(3,536)	(446)	(321)
Tenant deposits	2,995	-	-	-	-	-	-
Due to (from) related parties	4,479	11,016	3,226	1,144	1,353	1,990	1,808
Net cash provided by (used in) operating activities	3,050	24,139	6,656	6,860	7,312	3,072	1,378

Cash Flows from investing activities
Property and equipment	-	(7,073)	-	-	-	-	-
Net cash flows used in investing activities	-	(7,073)	-	-	-	-	-

Cash Flows from Financing Activities
Proceeds from operational notes, related party	-	7,100	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(5,528)	(7,589)	(9,437)	(5,495)	(9,376)	(2,088)	(927)
Net cash provided by (used in) financing activities	(5,528)	(489)	(9,437)	(5,495)	(9,376)	(2,088)	(927)
Net change in cash	(2,478)	16,577	(2,781)	1,364	(2,064)	983	451
Cash at beginning of the period	14,219	4,848	10,672	12,076	26,090	3,964	1,694
Cash at end of the period	$11,741	$21,424	$7,891	$13,440	$24,026	$4,947	$2,145

Cash paid for income taxes	$1,425	$-	$1,136	$-	$-	$420	$-
Cash paid for interest expenses	$-	$-	$-	$-	$-	$3,929	$3,897

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Aster	Augusta	Avebury	Avondale	Badminton	Ballinger	Bandelier

Cash Flows from Operating Activities:
Net income (loss)	$(3,776)	$2,002	$(2,011)	$1,570	$(3,049)	$(3,180)	$(2,679)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	3,504	4,075	3,995	4,523	4,230	4,108	4,134
Amortization	55	-	38	-	42	-	43
(Increase) decrease in assets
Prepaid expenses	(533)	403	(344)	471	(5)	414	(704)
Due from (to) third party property managers	(101)	290	(310)	(241)	(136)	333	(397)
Increase (decrease) in liabilities
Accrued expenses	(519)	319	(531)	589	(640)	(2,781)	(199)
Tenant deposits	-	-	-	-	-	-	-
Due to (from) related parties	2,388	1,202	2,215	1,298	1,120	1,196	2,475
Net cash provided by (used in) operating activities	1,017	8,292	3,051	8,211	1,562	89	2,673

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Proceeds from operational notes, related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(915)	(7,002)	(2,019)	(6,219)	(1,647)	(6,725)	(1,843)
Net cash provided by (used in) financing activities	(915)	(7,002)	(2,019)	(6,219)	(1,647)	(6,725)	(1,843)
Net change in cash	102	1,290	1,032	1,991	(84)	(6,636)	830
Cash at beginning of the period	5,281	19,643	3,606	6,934	5,085	12,717	6,425
Cash at end of the period	$5,384	$20,933	$4,638	$8,925	$5,000	$6,081	$7,256

Cash paid for income taxes	$153	$250	$-	$250	$165	$733	$107
Cash paid for interest expenses	$4,278	$-	$4,005	$-	$4,070	$-	$4,789

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Baron	Basil	Bayside	Bazzel	Bedford	Bella	Belle

Cash Flows from Operating Activities:
Net income (loss)	$(1,773)	$(345)	$(3,137)	$(1,244)	$(5,779)	$2,172	$(591)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	8,403	2,784	3,525	3,763	3,847	4,206	6,042
Amortization	-	34	40	-	26	-	-
(Increase) decrease in assets
Prepaid expenses	800	(135)	(83)	423	(327)	424	599
Due from (to) third party property managers	(271)	(279)	(166)	(645)	(4,726)	(1,093)	97
Increase (decrease) in liabilities
Accrued expenses	(4,070)	(675)	(364)	(3,323)	(43)	(880)	1,885
Tenant deposits	-	-	-	-	-	-	-
Due to (from) related parties	3,835	1,270	1,503	2,928	(5,495)	(2,449)	3,013
Net cash provided by (used in) operating activities	6,925	2,656	1,318	1,903	(12,496)	2,380	11,046

Cash Flows from investing activities
Property and equipment	(6,011)	-	-	-	-	-	-
Net cash flows used in investing activities	(6,011)	-	-	-	-	-	-

Cash Flows from Financing Activities
Proceeds from operational notes, related party	-	-	-	-	13,300	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(7,801)	(2,099)	(1,930)	(2,524)	-	(6,058)	(4,943)
Net cash provided by (used in) financing activities	(7,801)	(2,099)	(1,930)	(2,524)	13,300	(6,058)	(4,943)
Net change in cash	(6,888)	557	(613)	(621)	804	(3,678)	6,103
Cash at beginning of the period	13,820	6,984	4,921	7,449	3,820	6,160	6,393
Cash at end of the period	$6,932	$7,540	$4,309	$6,828	$4,624	$2,482	$12,496

Cash paid for income taxes	$-	$115	$115	$290	$173	$-	$250
Cash paid for interest expenses	$-	$3,078	$3,873	$-	$3,824	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Belvedere	Bergenia	Blossom	Bonneau	Brainerd	Braxton	Brennan

Cash Flows from Operating Activities:
Net income (loss)	$4,087	$2,714	$1,995	$(1,540)	$(219)	$723	$(8,413)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,051	2,986	3,495	5,137	3,998	4,452	3,115
Amortization	-	-	-	-	362	-	65
(Increase) decrease in assets
Prepaid expenses	524	346	294	1,004	347	352	(322)
Due from (to) third party property managers	141	95	146	644	33	(688)	233
Increase (decrease) in liabilities
Accrued expenses	233	(946)	(793)	(4,445)	(2,687)	554	(386)
Tenant deposits	-	-	-	-	-	-	-
Due to (from) related parties	1,169	1,165	2,425	(579)	3,248	2,600	3,099
Net cash provided by (used in) operating activities	10,206	6,360	7,562	221	5,084	7,993	(2,610)

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Proceeds from operational notes, related party	-	-	-	7,000	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(8,463)	(6,239)	(5,727)	(3,852)	(5,120)	(6,063)	-
Net cash provided by (used in) financing activities	(8,463)	(6,239)	(5,727)	3,148	(5,120)	(6,063)	-
Net change in cash	1,743	121	1,834	3,369	(36)	1,930	(2,610)
Cash at beginning of the period	16,602	15,462	7,063	5,771	17,919	6,295	4,049
Cash at end of the period	$18,346	$15,582	$8,897	$9,140	$17,883	$8,224	$1,439

Cash paid for income taxes	$250	$-	$153	$365	$691	$-	$-
Cash paid for interest expenses	$-	$-	$-	$-	$4,677	$-	$4,495

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Briarwood	Brooklyn	Burlington	Butter	Calvin	Camino	Cawley

Cash Flows from Operating Activities:
Net income (loss)	$2,477	$(6,225)	$245	$(3,766)	$5,430	$2,307	$(3,113)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	2,866	2,907	8,916	5,190	3,245	3,644	4,312
Amortization	-	208	-	45	-	-	-
(Increase) decrease in assets
Prepaid expenses	349	279	921	40	265	357	469
Due from (to) third party property managers	333	1,218	(683)	(300)	(1,834)	(757)	1,515
Increase (decrease) in liabilities
Accrued expenses	(1,566)	408	7,485	(445)	(2,980)	(301)	(96)
Tenant deposits	-	-	-	-	-	-	-
Due to (from) related parties	974	1,843	368	2,403	1,272	1,507	1,129
Net cash provided by (used in) operating activities	5,434	638	17,251	3,165	5,398	6,757	4,216

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Proceeds from operational notes, related party	-	-	12,000	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(7,861)	(1,855)	(8,232)	(2,262)	(7,756)	(6,008)	(7,453)
Net cash provided by (used in) financing activities	(7,861)	(1,855)	3,768	(2,262)	(7,756)	(6,008)	(7,453)
Net change in cash	(2,427)	(1,217)	21,019	904	(2,358)	749	(3,237)
Cash at beginning of the period	15,889	4,299	5,097	5,879	20,020	7,713	17,482
Cash at end of the period	$13,462	$3,082	$26,116	$6,783	$17,661	$8,462	$14,245

Cash paid for income taxes	$153	$-	$-	$140	$-	$-	$250
Cash paid for interest expenses	$-	$2,677	$-	$5,130	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Centennial	Chaparral	Chelsea	Chester	Chickamauga	Chinook	Chitwood

Cash Flows from Operating Activities:
Net income (loss)	$-	$(50)	$(1,138)	$(5,007)	$1,878	$743	$2,062
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	-	2,700	4,234	5,095	5,129	4,952	5,255
Amortization	-	26	39	75	-	-	-
(Increase) decrease in assets
Prepaid expenses	-	323	(456)	(744)	477	537	462
Due from (to) third party property managers	-	651	(1,106)	411	(11)	231	259
Increase (decrease) in liabilities
Accrued expenses	-	(86)	(763)	(777)	(3,718)	113	(4,457)
Tenant deposits	-	-	-	-	-	-	-
Due to (from) related parties	-	2,119	3,237	3,489	1,399	2,625	1,429
Net cash provided by (used in) operating activities	-	5,683	4,047	2,541	5,154	9,202	5,010

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Proceeds from operational notes, related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	-	(3,521)	(3,422)	(2,703)	(8,095)	(5,593)	(7,670)
Net cash provided by (used in) financing activities	-	(3,521)	(3,422)	(2,703)	(8,095)	(5,593)	(7,670)
Net change in cash	-	2,162	625	(162)	(2,941)	3,609	(2,660)
Cash at beginning of the period	-	9,712	8,741	10,082	18,721	6,864	13,968
Cash at end of the period	$-	$11,873	$9,366	$9,920	$15,780	$10,473	$11,308

Cash paid for income taxes	$-	$-	$-	$876	$810	$250	$-
Cash paid for interest expenses	$-	$2,136	$4,215	$6,236	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Clover	Coatbridge	Collier	Collinston	Conway	Cove	Creekside

Cash Flows from Operating Activities:
Net income (loss)	$(8,000)	$(2,770)	$2,196	$(3,080)	$(902)	$(1,307)	$2,374
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,397	4,526	4,879	2,906	9,438	2,890	4,269
Amortization	-	42	-	30	-	-	-
(Increase) decrease in assets
Prepaid expenses	542	(161)	451	(376)	701	410	348
Due from (to) third party property managers	3,776	(610)	(46)	(1,491)	406	(3,079)	2
Increase (decrease) in liabilities
Accrued expenses	5,906	(508)	(2,166)	5,649	(4,544)	1,349	(265)
Tenant deposits	(1,995)	-	-	-	-	-	-
Due to (from) related parties	3,331	(18)	(112)	5,542	6,867	(321)	1,243
Net cash provided by (used in) operating activities	7,957	502	5,201	9,179	11,965	(58)	7,972

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Proceeds from operational notes, related party	5,600	-	-	6,200	-	6,000	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(3,218)	(1,558)	(6,641)	(715)	(8,853)	(2,488)	(7,275)
Net cash provided by (used in) financing activities	2,382	(1,558)	(6,641)	5,485	(8,853)	3,512	(7,275)
Net change in cash	10,339	(1,056)	(1,441)	14,664	3,111	3,454	697
Cash at beginning of the period	3,654	4,367	5,342	1,002	6,782	2,682	10,948
Cash at end of the period	$13,993	$3,311	$3,901	$15,666	$9,894	$6,137	$11,645

Cash paid for income taxes	$(51)	$172	$825	$492	$1,616	$-	$153
Cash paid for interest expenses	$-	$4,100	$-	$2,674	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Creekwood	Cumberland	Cupcake	Cypress	Daisy	Davidson	Dawson

Cash Flows from Operating Activities:
Net income (loss)	$(4,456)	$918	$(2,177)	$(3,378)	$1,945	$(2,161)	$(3,040)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	3,972	4,059	3,275	5,013	4,138	2,909	3,617
Amortization	61	-	53	59	-	31	37
(Increase) decrease in assets
Prepaid expenses	(589)	367	(431)	(2,274)	368	(369)	(72)
Due from (to) third party property managers	(2,305)	(45)	1,402	(415)	(220)	(1,882)	(225)
Increase (decrease) in liabilities
Accrued expenses	(565)	(2,854)	(905)	(622)	(843)	(311)	(424)
Tenant deposits	-	-	-	-	-	-	-
Due to (from) related parties	2,483	1,217	2,243	2,790	852	4,051	1,154
Net cash provided by (used in) operating activities	(1,398)	3,662	3,461	1,173	6,240	2,268	1,048

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Proceeds from operational notes, related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(1,203)	(6,023)	(3,463)	(2,756)	(6,278)	(749)	(1,469)
Net cash provided by (used in) financing activities	(1,203)	(6,023)	(3,463)	(2,756)	(6,278)	(749)	(1,469)
Net change in cash	(2,602)	(2,361)	(2)	(1,583)	(38)	1,519	(421)
Cash at beginning of the period	9,400	10,567	8,611	4,137	6,204	1,690	3,807
Cash at end of the period	$6,799	$8,206	$8,609	$2,554	$6,166	$3,209	$3,386

Cash paid for income taxes	$-	$697	$153	$150	$153	$493	$147
Cash paid for interest expenses	$4,856	$-	$3,017	$6,105	$-	$2,879	$3,419

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Delta	Dewberry	Diablo	Dogwood	Dolittle	Dolly	Dops

Cash Flows from Operating Activities:
Net income (loss)	$(9,533)	$(3,041)	$(4,048)	$1,205	$(2,829)	$2,180	$5,844
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	5,526	2,613	3,571	3,311	4,222	9,475	2,809
Amortization	41	33	38	-	38	-	-
(Increase) decrease in assets
Prepaid expenses	(708)	(391)	(496)	359	(511)	713	(743)
Due from (to) third party property managers	(2,561)	(396)	96	(1,196)	(4,800)	(167)	(2,383)
Increase (decrease) in liabilities
Accrued expenses	142	(189)	(721)	(1,156)	(178)	(4,334)	615
Tenant deposits	-	-	-	-	-	-	-
Due to (from) related parties	9,841	4,137	2,422	2,225	5,574	559	944
Net cash provided by (used in) operating activities	2,748	2,766	863	4,748	1,517	8,425	7,086

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Proceeds from operational notes, related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(130)	(1,127)	(1,650)	(4,612)	(1,444)	(11,802)	(5,414)
Net cash provided by (used in) financing activities	(130)	(1,127)	(1,650)	(4,612)	(1,444)	(11,802)	(5,414)
Net change in cash	2,618	1,639	(787)	136	73	(3,376)	1,671
Cash at beginning of the period	3,316	1,707	5,138	8,906	5,223	7,104	5,867
Cash at end of the period	$5,934	$3,346	$4,351	$9,043	$5,296	$3,727	$7,538

Cash paid for income taxes	$200	$115	$50	$-	$172	$1,623	$-
Cash paid for interest expenses	$4,435	$2,836	$4,067	$-	$4,060	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Dorchester	Dunbar	Eagle	Eastfair	Eastwood	Elevation	Ella

Cash Flows from Operating Activities:
Net income (loss)	$(15,152)	$(19,136)	$(6,207)	$(9,805)	$3,693	$(5,578)	$115
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,835	6,591	3,946	2,956	4,378	5,056	3,587
Amortization	-	-	57	38	-	34	-
(Increase) decrease in assets
Prepaid expenses	1,051	447	(517)	(777)	508	(82)	326
Due from (to) third party property managers	7,087	4,728	3,626	2,504	763	(2,256)	(2,707)
Increase (decrease) in liabilities
Accrued expenses	(4,701)	16,323	(954)	(155)	(3,351)	11	(2,584)
Tenant deposits	-	(2,495)	-	-	-	-	-
Due to (from) related parties	6,087	18,090	2,644	3,854	1,213	4,361	1,509
Net cash provided by (used in) operating activities	(794)	24,548	2,594	(1,385)	7,205	1,547	246

Cash Flows from investing activities
Property and equipment	(6,500)	(7,800)	-	-	-	-	-
Net cash flows used in investing activities	(6,500)	(7,800)	-	-	-	-	-

Cash Flows from Financing Activities
Proceeds from operational notes, related party	7,000	17,200	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(3,122)	-	(2,951)	-	(6,927)	(729)	(4,441)
Net cash provided by (used in) financing activities	3,878	17,200	(2,951)	-	(6,927)	(729)	(4,441)
Net change in cash	(3,416)	33,948	(356)	(1,385)	278	818	(4,196)
Cash at beginning of the period	5,646	426	13,114	4,031	12,167	1,609	8,722
Cash at end of the period	$2,231	$34,374	$12,758	$2,646	$12,445	$2,427	$4,527

Cash paid for income taxes	$396	$783	$153	$115	$775	$115	$625
Cash paid for interest expenses	$-	$-	$4,529	$3,505	$-	$4,017	$-

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Ellen	Elm	Emporia	Ensenada	Falcon	Felix	Fenwick

Cash Flows from Operating Activities:
Net income (loss)	$1,491	$(1,056)	$(23,027)	$(5,858)	$(3,308)	$826	$1,056
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	3,404	2,300	4,833	6,666	3,953	4,101	4,120
Amortization	-	26	43	62	57	-	-
(Increase) decrease in assets
Prepaid expenses	384	(248)	(623)	(1,059)	(517)	288	434
Due from (to) third party property managers	(1,072)	(101)	264	(70)	(378)	(6)	132
Increase (decrease) in liabilities
Accrued expenses	(1,759)	(768)	13,195	6,489	(216)	(378)	612
Tenant deposits	-	-	(2,495)	-	-	-	-
Due to (from) related parties	1,202	1,842	18,172	6,371	2,874	1,407	4,208
Net cash provided by (used in) operating activities	3,649	1,994	10,362	12,601	2,466	6,239	10,562

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Proceeds from operational notes, related party	-	-	14,000	7,400	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(5,914)	(1,527)	-	(2,010)	(3,138)	(5,120)	(5,430)
Net cash provided by (used in) financing activities	(5,914)	(1,527)	14,000	5,390	(3,138)	(5,120)	(5,430)
Net change in cash	(2,265)	468	24,362	17,991	(672)	1,119	5,132
Cash at beginning of the period	22,186	3,599	5,187	5,455	9,362	7,195	6,766
Cash at end of the period	$19,921	$4,066	$29,549	$23,445	$8,689	$8,314	$11,898

Cash paid for income taxes	$-	$140	$200	$-	$153	$570	$250
Cash paid for interest expenses	$-	$2,506	$4,790	$7,656	$4,529	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Fletcher	Folly	Forest	Foster	Franklin	Gardens	General

Cash Flows from Operating Activities:
Net income (loss)	$2,504	$(2,239)	$(5,387)	$2,859	$(34)	$(887)	$5,084
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	2,412	5,126	6,070	4,307	4,623	3,586	4,342
Amortization	-	-	41	-	-	30	-
(Increase) decrease in assets
Prepaid expenses	277	789	720	410	461	(177)	402
Due from (to) third party property managers	2,247	4	(954)	35	(673)	(481)	226
Increase (decrease) in liabilities
Accrued expenses	(433)	(3,695)	(256)	(5,319)	(1,678)	(929)	(1,827)
Tenant deposits	-	-	-	-	-	-	-
Due to (from) related parties	898	4,166	2,223	1,360	5,946	2,003	1,220
Net cash provided by (used in) operating activities	7,905	4,151	2,457	3,652	8,645	3,144	9,447

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Proceeds from operational notes, related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(6,055)	(4,055)	(1,866)	(8,360)	(6,529)	(2,286)	(9,139)
Net cash provided by (used in) financing activities	(6,055)	(4,055)	(1,866)	(8,360)	(6,529)	(2,286)	(9,139)
Net change in cash	1,850	96	591	(4,708)	2,116	858	309
Cash at beginning of the period	16,718	6,899	6,769	22,788	11,854	4,183	9,492
Cash at end of the period	$18,568	$6,995	$7,360	$18,080	$13,970	$5,041	$9,800

Cash paid for income taxes	$153	$371	$197	$-	$-	$-	$-
Cash paid for interest expenses	$-	$-	$5,302	$-	$-	$3,271	$-

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Goose	Grant	Greenhill	Gretal	Grove	Hadden	Hansard

Cash Flows from Operating Activities:
Net income (loss)	$(2,992)	$(1,612)	$(2,505)	$(1,319)	$(5,468)	$(3,908)	$(2,676)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	3,678	4,451	4,484	6,206	4,401	3,027	4,170
Amortization	54	45	41	-	32	30	-
(Increase) decrease in assets
Prepaid expenses	(480)	(700)	(594)	514	(311)	(422)	560
Due from (to) third party property managers	(821)	(821)	(622)	1,713	164	55	(2,123)
Increase (decrease) in liabilities
Accrued expenses	(1,041)	(930)	(728)	(3,913)	(295)	(271)	(3,385)
Tenant deposits	-	-	-	-	-	-	2,390
Due to (from) related parties	2,543	2,772	2,250	1,708	2,814	2,088	1,435
Net cash provided by (used in) operating activities	942	3,204	2,327	4,908	1,338	599	371

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Proceeds from operational notes, related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	151	-	-
Distributions	(3,360)	(2,734)	(2,293)	(9,678)	(235)	(513)	(4,717)
Net cash provided by (used in) financing activities	(3,360)	(2,734)	(2,293)	(9,678)	(84)	(513)	(4,717)
Net change in cash	(2,419)	470	33	(4,770)	1,255	87	(4,346)
Cash at beginning of the period	11,278	6,958	5,904	18,017	2,003	3,675	18,918
Cash at end of the period	$8,859	$7,429	$5,937	$13,247	$3,258	$3,762	$14,572

Cash paid for income taxes	$153	$125	$140	$1,067	$-	$172	$721
Cash paid for interest expenses	$4,220	$5,063	$4,454	$-	$3,773	$2,811	$-

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Hansel	Hargrave	Harrison	Henry	Heritage	Heron	Highland

Cash Flows from Operating Activities:
Net income (loss)	$(7,156)	$(8,448)	$(5,336)	$(1,437)	$(4,464)	$(8,085)	$(11,490)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	5,564	3,212	6,296	5,912	4,506	4,474	3,942
Amortization	80	-	89	-	38	38	-
(Increase) decrease in assets
Prepaid expenses	(858)	265	(909)	624	(471)	(101)	404
Due from (to) third party property managers	417	1,120	418	(592)	(323)	(2)	954
Increase (decrease) in liabilities
Accrued expenses	5,836	(2,740)	(1,036)	2,182	(132)	22	(2,438)
Tenant deposits	-	-	-	-	-	-	-
Due to (from) related parties	6,354	1,756	4,364	3,004	2,339	2,136	4,821
Net cash provided by (used in) operating activities	10,237	(4,836)	3,886	9,692	1,492	(1,518)	(3,807)

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Proceeds from operational notes, related party	6,400	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(1,202)	(3,586)	(3,815)	(4,231)	(787)	(241)	(451)
Net cash provided by (used in) financing activities	5,198	(3,586)	(3,815)	(4,231)	(787)	(241)	(451)
Net change in cash	15,435	(8,421)	70	5,461	705	(1,759)	(4,257)
Cash at beginning of the period	4,001	12,446	14,150	5,077	7,302	6,112	5,332
Cash at end of the period	$19,436	$4,025	$14,220	$10,538	$8,007	$4,352	$1,075

Cash paid for income taxes	$684	$-	$1,080	$250	$125	$172	$350
Cash paid for interest expenses	$6,771	$-	$7,708	$-	$4,859	$4,809	$-

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Hines	Hobbes	Holcomb	Holland	Hollandaise	Holloway	Inglewood

Cash Flows from Operating Activities:
Net income (loss)	$(403)	$2,378	$(2,147)	$(3,228)	$(5,237)	$(3,105)	$(955)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,405	3,216	4,877	2,909	5,028	4,672	9,361
Amortization	-	-	-	31	44	49	-
(Increase) decrease in assets
Prepaid expenses	292	265	434	(369)	(716)	(37)	720
Due from (to) third party property managers	(316)	(299)	1,954	1	(346)	(757)	574
Increase (decrease) in liabilities
Accrued expenses	(1,268)	(3,168)	576	(473)	(671)	(663)	(5,341)
Tenant deposits	-	-	-	-	-	-	-
Due to (from) related parties	7,086	1,163	2,191	3,175	4,723	1,042	2,515
Net cash provided by (used in) operating activities	9,795	3,556	7,885	2,046	2,826	1,201	6,874

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Proceeds from operational notes, related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(4,240)	(6,308)	(5,273)	(1,223)	(722)	(2,788)	(9,722)
Net cash provided by (used in) financing activities	(4,240)	(6,308)	(5,273)	(1,223)	(722)	(2,788)	(9,722)
Net change in cash	5,555	(2,752)	2,612	823	2,104	(1,587)	(2,848)
Cash at beginning of the period	106	10,734	12,761	2,840	3,549	6,286	10,103
Cash at end of the period	$5,662	$7,982	$15,373	$3,663	$5,653	$4,699	$7,255

Cash paid for income taxes	$615	$-	$(4)	$492	$296	$172	$1,602
Cash paid for interest expenses	$-	$-	$-	$2,879	$4,995	$5,160	$-

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Irene	Jack	Jake	Jefferson	Jill	Johnny	June

Cash Flows from Operating Activities:
Net income (loss)	$2,768	$(7,435)	$(3,067)	$3,893	$(4,201)	$2,255	$(3,964)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	2,412	6,377	8,093	3,777	5,492	8,047	8,047
Amortization	-	49	-	-	80	-	-
(Increase) decrease in assets
Prepaid expenses	277	(797)	848	404	(825)	634	634
Due from (to) third party property managers	27	(44)	(1,878)	(77)	20	(244)	(2,521)
Increase (decrease) in liabilities
Accrued expenses	(1,214)	7,456	5,503	(3,331)	(875)	7,774	(2,799)
Tenant deposits	-	-	-	-	-	-	-
Due to (from) related parties	884	7,607	12,769	1,278	3,885	9,325	7,561
Net cash provided by (used in) operating activities	5,155	13,213	22,269	5,945	3,576	27,792	6,959

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Proceeds from operational notes, related party	-	7,600	9,100	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(6,591)	(1,835)	(5,997)	(8,740)	(3,351)	(8,333)	(5,440)
Net cash provided by (used in) financing activities	(6,591)	5,765	3,103	(8,740)	(3,351)	(8,333)	(5,440)
Net change in cash	(1,437)	18,978	25,373	(2,795)	224	19,459	1,519
Cash at beginning of the period	17,882	1,571	5,636	17,605	7,824	7,839	4,951
Cash at end of the period	$16,445	$20,549	$31,009	$14,810	$8,048	$27,298	$6,470

Cash paid for income taxes	$153	$399	$-	$654	$(275)	$1,378	$1,378
Cash paid for interest expenses	$-	$6,384	$-	$-	$6,748	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Jupiter	Kawana	Kennesaw	Kenny	KerriAnn	Kessler	Kingsley

Cash Flows from Operating Activities:
Net income (loss)	$(1,173)	$(1,471)	$216	$1,282	$(7,248)	$(8,289)	$(5,100)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	2,906	3,786	5,836	9,475	4,686	4,106	4,290
Amortization	30	37	-	-	44	55	48
(Increase) decrease in assets
Prepaid expenses	(403)	(249)	580	724	(611)	(577)	576
Due from (to) third party property managers	1	11	(2,708)	(622)	(713)	(2,089)	(2,982)
Increase (decrease) in liabilities
Accrued expenses	(666)	(852)	886	1,793	(333)	5,545	(416)
Tenant deposits	-	-	-	-	-	1,595	-
Due to (from) related parties	2,060	2,506	2,720	2,338	5,905	2,234	1,983
Net cash provided by (used in) operating activities	2,754	3,767	7,531	14,990	1,730	2,579	(1,601)

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Proceeds from operational notes, related party	-	-	-	6,100	-	13,600	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(1,502)	(3,173)	(7,658)	(10,821)	(660)	(444)	(454)
Net cash provided by (used in) financing activities	(1,502)	(3,173)	(7,658)	(4,721)	(660)	13,156	(454)
Net change in cash	1,252	593	(127)	10,268	1,069	15,736	(2,055)
Cash at beginning of the period	6,961	9,329	10,695	7,269	1,987	2,283	7,981
Cash at end of the period	$8,214	$9,922	$10,568	$17,537	$3,056	$18,019	$5,926

Cash paid for income taxes	$492	$-	$250	$1,623	$470	$153	$140
Cash paid for interest expenses	$3,262	$3,766	$-	$-	$4,655	$4,312	$5,020

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Kirkwood	Korin	Lallie	Lanier	Lannister	Latte	Lennox

Cash Flows from Operating Activities:
Net income (loss)	$(13,031)	$3,652	$(28,938)	$(9,038)	$(2,625)	$(14,024)	$649
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,299	3,823	6,202	5,706	3,027	5,011	2,978
Amortization	35	-	53	45	51	-	36
(Increase) decrease in assets
Prepaid expenses	(569)	362	(528)	(695)	(303)	648	(135)
Due from (to) third party property managers	4,231	(186)	4,710	(2,662)	(259)	(4,914)	(223)
Increase (decrease) in liabilities
Accrued expenses	(223)	1	196	(395)	(507)	2,538	(759)
Tenant deposits	-	-	(2,295)	2,195	-	2,195	-
Due to (from) related parties	6,361	1,139	17,170	2,222	1,869	12,782	(35)
Net cash provided by (used in) operating activities	1,102	8,792	(3,430)	(2,621)	1,253	4,236	2,510

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Proceeds from operational notes, related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(1,203)	(8,039)	-	(792)	(1,088)	(1,974)	(2,214)
Net cash provided by (used in) financing activities	(1,203)	(8,039)	-	(792)	(1,088)	(1,974)	(2,214)
Net change in cash	(100)	753	(3,430)	(3,413)	165	2,262	296
Cash at beginning of the period	1,311	15,433	5,901	6,484	1,504	7,920	3,680
Cash at end of the period	$1,211	$16,187	$2,470	$3,071	$1,669	$10,183	$3,976

Cash paid for income taxes	$271	$153	$172	$200	$-	$-	$127
Cash paid for interest expenses	$4,358	$-	$5,614	$6,313	$3,588	$-	$3,267

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Lierly	Lily	Limestone	Litton	Longwoods	Lookout	Loretta

Cash Flows from Operating Activities:
Net income (loss)	$599	$(13,206)	$(4,577)	$(1,021)	$593	$433	$(7,439)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	2,932	7,493	4,023	4,413	3,702	4,741	9,431
Amortization	32	51	38	400	-	-	-
(Increase) decrease in assets
Prepaid expenses	379	(615)	(422)	435	1,254	398	711
Due from (to) third party property managers	569	288	(789)	(75)	130	(1,776)	(5,647)
Increase (decrease) in liabilities
Accrued expenses	382	22	(775)	(2,391)	(3,551)	(2,404)	4,163
Tenant deposits	-	-	-	-	-	-	6,390
Due to (from) related parties	2,128	3,210	2,207	3,186	1,118	2,129	(2,937)
Net cash provided by (used in) operating activities	7,022	(2,756)	(296)	4,947	3,247	3,521	4,670

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Proceeds from operational notes, related party	-	-	-	-	-	-	6,200
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(4,236)	(1,202)	(768)	(4,900)	(5,590)	(5,440)	(3,651)
Net cash provided by (used in) financing activities	(4,236)	(1,202)	(768)	(4,900)	(5,590)	(5,440)	2,549
Net change in cash	2,785	(3,958)	(1,064)	47	(2,344)	(1,919)	7,219
Cash at beginning of the period	12,250	7,504	6,065	13,102	12,962	12,269	7,031
Cash at end of the period	$15,035	$3,546	$5,001	$13,148	$10,619	$10,350	$14,250

Cash paid for income taxes	$153	$-	$140	$763	$200	$810	$1,610
Cash paid for interest expenses	$2,683	$6,087	$3,971	$5,159	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Louis	Louise	Lovejoy	Luna	Lurleen	Madison	Mae

Cash Flows from Operating Activities:
Net income (loss)	$847	$(994)	$(2,662)	$(1,567)	$(11,403)	$(1,639)	$29
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	3,701	3,789	4,044	2,956	4,048	2,828	4,864
Amortization	-	35	38	38	275	47	-
(Increase) decrease in assets
Prepaid expenses	324	(426)	(667)	(80)	567	(374)	554
Due from (to) third party property managers	(121)	(427)	(401)	(194)	2,103	(19)	(209)
Increase (decrease) in liabilities
Accrued expenses	(390)	(572)	(807)	(656)	1,160	(312)	(5,271)
Tenant deposits	-	-	-	-	(1,695)	-	-
Due to (from) related parties	1,251	2,345	2,229	1,105	3,614	2,052	1,416
Net cash provided by (used in) operating activities	5,611	3,750	1,773	1,601	(1,331)	2,582	1,383

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Proceeds from operational notes, related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(7,098)	(2,448)	(2,132)	(1,750)	(430)	(1,728)	(4,872)
Net cash provided by (used in) financing activities	(7,098)	(2,448)	(2,132)	(1,750)	(430)	(1,728)	(4,872)
Net change in cash	(1,486)	1,302	(358)	(149)	(1,761)	854	(3,490)
Cash at beginning of the period	18,130	4,541	4,669	4,217	1,792	5,617	10,408
Cash at end of the period	$16,644	$5,843	$4,311	$4,068	$31	$6,471	$6,919

Cash paid for income taxes	$-	$-	$-	$122	$-	$-	$422
Cash paid for interest expenses	$-	$4,017	$4,012	$3,506	$4,120	$3,122	$-

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Magnolia	Malbec	Mammoth	Marcelo	Marie	Marietta	Marion

Cash Flows from Operating Activities:
Net income (loss)	$(5,517)	$(2,422)	$(6,373)	$2,074	$5,314	$(7,457)	$32
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,154	4,388	4,686	3,911	4,397	4,158	4,612
Amortization	71	67	42	-	-	63	-
(Increase) decrease in assets
Prepaid expenses	(438)	(609)	(901)	336	511	(524)	927
Due from (to) third party property managers	(906)	-	(89)	(91)	(116)	8	(126)
Increase (decrease) in liabilities
Accrued expenses	(146)	(786)	(239)	(87)	(3,532)	(116)	537
Tenant deposits	-	-	-	-	-	-	-
Due to (from) related parties	2,245	2,636	3,873	1,189	1,425	2,411	(3,406)
Net cash provided by (used in) operating activities	(538)	3,275	1,000	7,332	7,999	(1,457)	2,576

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Proceeds from operational notes, related party	-	-	-	-	-	-	5,800
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(245)	(2,783)	-	(6,079)	(11,254)	(262)	(4,685)
Net cash provided by (used in) financing activities	(245)	(2,783)	-	(6,079)	(11,254)	(262)	1,115
Net change in cash	(782)	492	1,000	1,253	(3,255)	(1,719)	3,691
Cash at beginning of the period	6,885	5,920	3,385	7,477	21,404	4,505	3,900
Cash at end of the period	$6,103	$6,412	$4,385	$8,730	$18,149	$2,786	$7,591

Cash paid for income taxes	$-	$153	$-	$-	$762	$190	$200
Cash paid for interest expenses	$4,993	$4,891	$5,695	$-	$-	$5,102	$-

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Marple	Martell	Mary	Matchingham	McGregor	McLovin	Meadow

Cash Flows from Operating Activities:
Net income (loss)	$(572)	$1,872	$3,246	$(4,520)	$(1,214)	$(6,772)	$(3,774)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	2,412	3,572	3,732	2,913	4,132	6,931	4,410
Amortization	-	-	-	31	-	58	39
(Increase) decrease in assets
Prepaid expenses	277	898	403	(309)	416	(974)	(642)
Due from (to) third party property managers	(3,153)	(12)	103	(142)	25	72	(1,434)
Increase (decrease) in liabilities
Accrued expenses	(55)	554	(3,021)	(943)	(3,152)	5,922	(324)
Tenant deposits	1,943	-	-	-	-	-	-
Due to (from) related parties	1,022	(3,729)	1,258	1,907	2,079	5,631	4,637
Net cash provided by (used in) operating activities	1,873	3,156	5,722	(1,063)	2,287	10,870	2,913

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	(10,685)	-
Net cash flows used in investing activities	-	-	-	-	-	(10,685)	-

Cash Flows from Financing Activities
Proceeds from operational notes, related party	-	6,200	-	-	-	12,600	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(2,511)	(5,293)	(7,875)	(2,591)	(4,344)	(2,414)	(1,781)
Net cash provided by (used in) financing activities	(2,511)	907	(7,875)	(2,591)	(4,344)	10,186	(1,781)
Net change in cash	(639)	4,063	(2,153)	(3,654)	(2,058)	10,371	1,131
Cash at beginning of the period	4,534	3,557	15,993	6,184	6,890	6,004	3,595
Cash at end of the period	$3,895	$7,620	$13,841	$2,530	$4,832	$16,374	$4,726

Cash paid for income taxes	$153	$200	$656	$25	$704	$-	$643
Cash paid for interest expenses	$-	$-	$-	$2,867	$-	$7,179	$4,203

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Mimosa	Mojave	Murphy	Mycroft	Nugget	Odessa	Olive

Cash Flows from Operating Activities:
Net income (loss)	$(1,571)	$(1,732)	$(3,357)	$2,106	$(1,552)	$(9,170)	$(4,136)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	2,954	3,525	4,085	2,466	7,694	7,332	3,689
Amortization	269	66	38	-	-	59	34
(Increase) decrease in assets
Prepaid expenses	335	(447)	(511)	304	753	(1,110)	(220)
Due from (to) third party property managers	(2,603)	-	(547)	50	(77)	1,407	(168)
Increase (decrease) in liabilities
Accrued expenses	22	6,080	(383)	(1,222)	(4,937)	5,893	(817)
Tenant deposits	-	-	-	-	-	-	-
Due to (from) related parties	5,192	3,799	2,123	884	1,313	5,476	2,161
Net cash provided by (used in) operating activities	4,597	11,291	1,450	4,588	3,194	9,886	543

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Proceeds from operational notes, related party	-	6,900	-	-	-	6,300	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(1,259)	(2,325)	(1,461)	(6,228)	(6,117)	(1,859)	(1,188)
Net cash provided by (used in) financing activities	(1,259)	4,575	(1,461)	(6,228)	(6,117)	4,441	(1,188)
Net change in cash	3,338	15,866	(12)	(1,641)	(2,923)	14,328	(645)
Cash at beginning of the period	2,486	2,210	4,252	13,827	7,300	6,061	4,215
Cash at end of the period	$5,824	$18,076	$4,240	$12,187	$4,377	$20,388	$3,570

Cash paid for income taxes	$-	$153	$32	$153	$-	$-	$172
Cash paid for interest expenses	$3,829	$3,240	$4,054	$-	$-	$7,315	$2,950

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Oly	Onyx	Oscar	Osceola	Osprey	Otoro	Palmer

Cash Flows from Operating Activities:
Net income (loss)	$(4,548)	$(480)	$(285)	$(10,165)	$(1,910)	$(9,765)	$(2,446)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	6,265	6,008	4,018	3,850	5,490	6,084	4,586
Amortization	58	-	-	-	-	47	-
(Increase) decrease in assets
Prepaid expenses	(2,146)	522	288	1,711	1,001	(604)	439
Due from (to) third party property managers	298	1,896	3,683	1,351	(239)	(7,334)	3,331
Increase (decrease) in liabilities
Accrued expenses	356	(1,959)	895	2,830	(5,241)	(229)	412
Tenant deposits	-	-	(3,390)	(1,695)	-	-	-
Due to (from) related parties	(1,898)	1,639	(1,062)	2,508	2,421	13,598	(1,846)
Net cash provided by (used in) operating activities	(1,616)	7,627	4,146	391	1,523	1,796	4,476

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Proceeds from operational notes, related party	6,000	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(2,620)	(5,688)	(2,448)	-	(3,989)	(644)	(5,658)
Net cash provided by (used in) financing activities	3,380	(5,688)	(2,448)	-	(3,989)	(644)	(5,658)
Net change in cash	1,765	1,939	1,699	391	(2,465)	1,152	(1,182)
Cash at beginning of the period	7,918	5,934	3,177	6,913	9,493	1,310	6,345
Cash at end of the period	$9,682	$7,873	$4,876	$7,304	$7,028	$2,462	$5,163

Cash paid for income taxes	$-	$814	$572	$-	$396	$-	$250
Cash paid for interest expenses	$7,192	$-	$-	$-	$-	$5,363	$-

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Patrick	Peanut	Pearl	Pecan	Peterson	Piedmont	Pinot

Cash Flows from Operating Activities:
Net income (loss)	$(884)	$(2,917)	$(20,653)	$(2,137)	$2,170	$(7,869)	$(3,899)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	3,518	2,964	7,498	2,863	3,104	5,272	4,429
Amortization	11	31	-	11	-	77	68
(Increase) decrease in assets
Prepaid expenses	334	(358)	552	349	343	(1,066)	(557)
Due from (to) third party property managers	(697)	(1,452)	11,246	3,679	1,714	(346)	307
Increase (decrease) in liabilities
Accrued expenses	(54)	(685)	(3,806)	(16)	(432)	(625)	(858)
Tenant deposits	-	-	(2,945)	-	(1,595)	-	-
Due to (from) related parties	1,641	1,957	3,235	2,087	1,132	3,140	2,466
Net cash provided by (used in) operating activities	3,870	(460)	(4,873)	6,836	6,436	(1,416)	1,956

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Proceeds from operational notes, related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(2,104)	(1,634)	-	(3,742)	(5,286)	(1,288)	(2,889)
Net cash provided by (used in) financing activities	(2,104)	(1,634)	-	(3,742)	(5,286)	(1,288)	(2,889)
Net change in cash	1,766	(2,093)	(4,873)	3,094	1,150	(2,705)	(933)
Cash at beginning of the period	6,535	6,822	6,421	12,097	16,634	9,652	7,603
Cash at end of the period	$8,301	$4,728	$1,548	$15,191	$17,784	$6,948	$6,670

Cash paid for income taxes	$153	$-	$1,281	$153	$-	$200	$153
Cash paid for interest expenses	$2,201	$3,522	$-	$2,294	$-	$6,453	$4,941

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Pioneer	Plumtree	Point	Porthos	Quincy	Redondo	Regency

Cash Flows from Operating Activities:
Net income (loss)	$738	$(2,964)	$(7,966)	$823	$(3,784)	$(4,452)	$(10,477)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	8,117	2,768	5,250	4,148	7,515	4,308	4,437
Amortization	-	27	46	-	-	394	344
(Increase) decrease in assets
Prepaid expenses	749	320	(704)	1,695	675	398	458
Due from (to) third party property managers	32	-	(184)	(76)	(257)	(4,171)	2,064
Increase (decrease) in liabilities
Accrued expenses	14,239	(76)	5,793	(3,840)	2,291	4,690	(3,217)
Tenant deposits	-	-	-	-	-	-	(1,498)
Due to (from) related parties	(69)	2,125	6,075	2,105	8,726	295	2,266
Net cash provided by (used in) operating activities	23,806	2,200	8,309	4,854	15,165	1,462	(5,623)

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	(9,653)
Net cash flows used in investing activities	-	-	-	-	-	-	(9,653)

Cash Flows from Financing Activities
Proceeds from operational notes, related party	-	-	6,500	-	6,600	11,300	5,000
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(8,402)	(3,242)	(813)	(7,003)	(7,325)	(1,797)	(2,195)
Net cash provided by (used in) financing activities	(8,402)	(3,242)	5,687	(7,003)	(725)	9,503	2,805
Net change in cash	15,404	(1,042)	13,996	(2,148)	14,440	10,965	(12,470)
Cash at beginning of the period	7,993	10,009	4,225	14,714	7,047	4,546	14,652
Cash at end of the period	$23,397	$8,967	$18,221	$12,565	$21,486	$15,511	$2,182

Cash paid for income taxes	$-	$173	$895	$250	$-	$50	$-
Cash paid for interest expenses	$-	$2,275	$6,405	$-	$-	$5,610	$5,150

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Reginald	Reynolds	Ribbonwalk	Richardson	Richmond	Ridge	Ritter

Cash Flows from Operating Activities:
Net income (loss)	$(16,056)	$1,094	$(11,343)	$(643)	$2,309	$(1,968)	$(1,746)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	8,770	5,905	4,395	4,321	5,232	2,992	6,932
Amortization	-	-	41	-	-	36	-
(Increase) decrease in assets
Prepaid expenses	776	598	(553)	354	497	(378)	807
Due from (to) third party property managers	1,781	(533)	47	371	(617)	(502)	(54)
Increase (decrease) in liabilities
Accrued expenses	(5,588)	1,621	(296)	(669)	(1,576)	(746)	(2,201)
Tenant deposits	5,190	-	-	-	-	-	-
Due to (from) related parties	7,732	2,862	3,558	1,580	1,831	2,176	5,719
Net cash provided by (used in) operating activities	2,606	11,548	(4,151)	5,313	7,676	1,609	9,458

Cash Flows from investing activities
Property and equipment	(5,285)	-	-	-	-	-	-
Net cash flows used in investing activities	(5,285)	-	-	-	-	-	-

Cash Flows from Financing Activities
Proceeds from operational notes, related party	22,000	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(2,197)	(8,495)	(1,054)	(4,808)	(7,881)	(1,768)	(7,184)
Net cash provided by (used in) financing activities	19,803	(8,495)	(1,054)	(4,808)	(7,881)	(1,768)	(7,184)
Net change in cash	17,124	3,053	(5,205)	505	(205)	(159)	2,273
Cash at beginning of the period	3,677	16,194	7,225	13,581	16,627	4,424	7,416
Cash at end of the period	$20,801	$19,247	$2,021	$14,086	$16,421	$4,266	$9,689

Cash paid for income taxes	$250	$250	$643	$153	$-	$57	$-
Cash paid for interest expenses	$-	$-	$4,380	$-	$-	$3,283	$-

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	River	Riverwalk	Rooney	Roseberry	Rosewood	Roxy	Saddlebred

Cash Flows from Operating Activities:
Net income (loss)	$(2,337)	$(1,237)	$(3,379)	$(7,357)	$(1,537)	$(4,066)	$(12,944)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	3,662	5,427	4,422	4,513	3,719	4,479	7,639
Amortization	34	-	45	39	36	40	54
(Increase) decrease in assets
Prepaid expenses	(110)	465	(765)	(50)	(485)	(870)	(1,300)
Due from (to) third party property managers	2,892	1,345	139	(321)	(149)	(19)	1,029
Increase (decrease) in liabilities
Accrued expenses	(806)	(3,561)	(981)	105	(644)	(658)	128
Tenant deposits	-	(1,148)	-	-	-	-	(1,123)
Due to (from) related parties	1,256	2,560	2,489	4,448	2,258	2,813	3,153
Net cash provided by (used in) operating activities	4,591	3,852	1,969	1,376	3,198	1,720	(3,363)

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Proceeds from operational notes, related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(2,387)	(4,241)	(2,811)	(629)	(2,125)	(1,518)	(870)
Net cash provided by (used in) financing activities	(2,387)	(4,241)	(2,811)	(629)	(2,125)	(1,518)	(870)
Net change in cash	2,204	(389)	(842)	748	1,073	202	(4,233)
Cash at beginning of the period	4,648	14,359	7,631	2,382	6,677	6,359	7,936
Cash at end of the period	$6,852	$13,970	$6,790	$3,130	$7,750	$6,560	$3,702

Cash paid for income taxes	$147	$930	$50	$172	$-	$763	$-
Cash paid for interest expenses	$4,017	$-	$5,063	$4,924	$4,525	$5,277	$6,496

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Saint	Sajni	Salem	Salinas	Saturn	Scepter	Sequoyah

Cash Flows from Operating Activities:
Net income (loss)	$701	$(1,804)	$(12,427)	$356	$(3,873)	$(5,198)	$(2,131)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	3,791	6,435	4,387	4,039	3,632	3,238	3,905
Amortization	39	-	68	-	30	36	310
(Increase) decrease in assets
Prepaid expenses	(629)	1,855	(609)	288	(369)	(497)	330
Due from (to) third party property managers	(15)	(1,910)	(4,380)	951	(3,248)	(3,408)	266
Increase (decrease) in liabilities
Accrued expenses	(1,229)	46,157	(592)	(1,440)	(229)	5,942	588
Tenant deposits	-	-	2,195	-	-	2,195	-
Due to (from) related parties	2,497	25,883	6,762	2,308	4,173	6,236	2,483
Net cash provided by (used in) operating activities	5,154	76,617	(4,596)	6,501	115	8,544	5,750

Cash Flows from investing activities
Property and equipment	-	(13,450)	-	-	-	-	-
Net cash flows used in investing activities	-	(13,450)	-	-	-	-	-

Cash Flows from Financing Activities
Proceeds from operational notes, related party	-	6,000	5,700	-	-	6,800	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(4,745)	(5,147)	(253)	(5,218)	(993)	(1,509)	(2,675)
Net cash provided by (used in) financing activities	(4,745)	853	5,447	(5,218)	(993)	5,291	(2,675)
Net change in cash	409	64,020	852	1,283	(878)	13,835	3,075
Cash at beginning of the period	12,217	6,044	2,035	5,932	3,172	3,385	3,513
Cash at end of the period	$12,626	$70,064	$2,886	$7,216	$2,294	$17,220	$6,587

Cash paid for income taxes	$50	$250	$153	$50	$504	$50	$153
Cash paid for interest expenses	$4,146	$-	$4,983	$-	$3,262	$3,698	$3,998

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Shallowford	Shoreline	Sigma	Simon	Sims	Soapstone	Sodalis

Cash Flows from Operating Activities:
Net income (loss)	$(2,412)	$(2,126)	$(4,791)	$(345)	$1,676	$220	$(11,552)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,958	4,260	5,240	3,976	3,749	4,118	3,980
Amortization	73	36	46	-	-	32	-
(Increase) decrease in assets
Prepaid expenses	(709)	(114)	(743)	415	401	401	419
Due from (to) third party property managers	(3,750)	(1,629)	(116)	1,550	51	63	836
Increase (decrease) in liabilities
Accrued expenses	(485)	(748)	(931)	(3,249)	29	327	(150)
Tenant deposits	-	-	-	-	-	-	-
Due to (from) related parties	6,508	970	4,077	1,265	1,139	2,225	(6,320)
Net cash provided by (used in) operating activities	4,182	649	2,781	3,612	7,045	7,385	(12,787)

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Proceeds from operational notes, related party	-	-	-	-	-	-	8,500
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(1,241)	(1,613)	(1,940)	(5,420)	(6,393)	(3,131)	(1,001)
Net cash provided by (used in) financing activities	(1,241)	(1,613)	(1,940)	(5,420)	(6,393)	(3,131)	7,499
Net change in cash	2,941	(964)	840	(1,808)	652	4,255	(5,288)
Cash at beginning of the period	3,698	7,940	8,321	17,998	12,444	6,932	6,783
Cash at end of the period	$6,639	$6,976	$9,161	$16,190	$13,096	$11,187	$1,494

Cash paid for income taxes	$850	$172	$702	$701	$200	$190	$-
Cash paid for interest expenses	$6,068	$4,936	$5,268	$-	$-	$2,625	$-

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Spencer	Splash	Spring	Stonebriar	Sugar	Summerset	Sundance

Cash Flows from Operating Activities:
Net income (loss)	$(2,348)	$123	$(2,645)	$(1,908)	$(6,120)	$(4,011)	$(4,286)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,157	2,978	3,401	2,787	4,279	5,058	5,102
Amortization	45	12	-	29	46	40	394
(Increase) decrease in assets
Prepaid expenses	506	317	312	(808)	(416)	180	503
Due from (to) third party property managers	(2,933)	-	3,370	(385)	170	964	42
Increase (decrease) in liabilities
Accrued expenses	(633)	105	(3,854)	(470)	(247)	(792)	(467)
Tenant deposits	-	-	-	-	-	-	-
Due to (from) related parties	1,722	2,161	342	2,051	(2,936)	1,190	4,405
Net cash provided by (used in) operating activities	516	5,696	927	1,297	(5,224)	2,629	5,694

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Proceeds from operational notes, related party	-	-	-	-	6,000	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(2,982)	(3,254)	(3,008)	(1,391)	(1,263)	(2,170)	(2,726)
Net cash provided by (used in) financing activities	(2,982)	(3,254)	(3,008)	(1,391)	4,737	(2,170)	(2,726)
Net change in cash	(2,467)	2,442	(2,082)	(94)	(487)	459	2,968
Cash at beginning of the period	7,027	6,893	5,343	7,013	3,972	5,299	3,838
Cash at end of the period	$4,560	$9,335	$3,261	$6,918	$3,486	$5,758	$6,806

Cash paid for income taxes	$172	$153	$329	$-	$140	$140	$50
Cash paid for interest expenses	$4,554	$2,475	$-	$3,221	$4,706	$3,873	$5,610

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Sunnyside	Swift	Taylor	Terracotta	Theodore	Tulip	Tuscan

Cash Flows from Operating Activities:
Net income (loss)	$2,745	$341	$(9,513)	$(9,850)	$1,911	$(3,604)	$(1,309)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	3,039	5,287	3,689	3,787	3,947	4,363	4,439
Amortization	-	-	51	40	-	40	14
(Increase) decrease in assets
Prepaid expenses	324	486	(408)	(650)	415	(448)	425
Due from (to) third party property managers	52	(430)	3,303	(3,178)	392	(990)	1,276
Increase (decrease) in liabilities
Accrued expenses	(976)	13,509	(691)	3,397	(2,619)	(654)	(1,135)
Tenant deposits	-	-	(1,645)	1,745	-	-	-
Due to (from) related parties	1,161	(2,528)	3,302	5,202	1,311	2,543	2,728
Net cash provided by (used in) operating activities	6,344	16,667	(1,912)	492	5,358	1,251	6,438

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Proceeds from operational notes, related party	-	-	-	13,300	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(6,612)	(6,398)	(510)	(670)	(7,223)	(1,019)	(4,656)
Net cash provided by (used in) financing activities	(6,612)	(6,398)	(510)	12,630	(7,223)	(1,019)	(4,656)
Net change in cash	(268)	10,269	(2,422)	13,122	(1,866)	232	1,782
Cash at beginning of the period	14,812	10,298	3,404	1,314	15,244	5,906	15,475
Cash at end of the period	$14,544	$20,567	$982	$14,437	$13,379	$6,138	$17,256

Cash paid for income taxes	$-	$250	$-	$107	$696	$-	$153
Cash paid for interest expenses	$-	$-	$3,860	$4,353	$-	$5,310	$3,664

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Tuscarora	Tuxford	Vernon	Walton	Wave	Weldon	Wellington

Cash Flows from Operating Activities:
Net income (loss)	$186	$(5,678)	$(3,407)	$(1,321)	$(6,732)	$(3,606)	$(244)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,591	3,601	3,619	4,123	4,596	2,906	6,241
Amortization	-	35	35	-	41	30	-
(Increase) decrease in assets
Prepaid expenses	457	(401)	(426)	350	(587)	(370)	571
Due from (to) third party property managers	3,135	(499)	(339)	67	(235)	(243)	(1,860)
Increase (decrease) in liabilities
Accrued expenses	(1,656)	(223)	(594)	990	139	(597)	1,788
Tenant deposits	(3,145)	-	-	-	-	-	-
Due to (from) related parties	1,450	2,180	2,042	3,424	4,697	3,178	(106)
Net cash provided by (used in) operating activities	5,018	(986)	929	7,632	1,919	1,296	6,389

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Proceeds from operational notes, related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(5,798)	-	(1,415)	(3,601)	(153)	(1,051)	(6,543)
Net cash provided by (used in) financing activities	(5,798)	-	(1,415)	(3,601)	(153)	(1,051)	(6,543)
Net change in cash	(780)	(986)	(486)	4,031	1,766	245	(154)
Cash at beginning of the period	11,464	5,512	4,514	6,916	1,969	3,840	7,114
Cash at end of the period	$10,684	$4,526	$4,029	$10,947	$3,735	$4,085	$6,960

Cash paid for income taxes	$50	$142	$147	$153	$200	$492	$250
Cash paid for interest expenses	$-	$3,493	$3,558	$-	$4,380	$2,674	$-

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Wentworth	Wescott	Westchester	Wildwood	Willow	Wilson	Winchester

Cash Flows from Operating Activities:
Net income (loss)	$(68)	$(4,801)	$(8,185)	$(598)	$(229)	$(503)	$1,743
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	3,417	3,765	4,687	3,031	4,020	5,861	4,209
Amortization	58	58	46	49	-	-	-
(Increase) decrease in assets
Prepaid expenses	(431)	266	(386)	(416)	311	448	480
Due from (to) third party property managers	(95)	(278)	(207)	(204)	(734)	176	(2,449)
Increase (decrease) in liabilities
Accrued expenses	(1,109)	(726)	(557)	(1,156)	(143)	183	676
Tenant deposits	-	-	-	-	-	-	-
Due to (from) related parties	2,371	5,049	2,428	2,948	(2,215)	1,441	1,410
Net cash provided by (used in) operating activities	4,143	3,333	(2,175)	3,655	1,010	7,605	6,068

Cash Flows from investing activities
Property and equipment	-	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Proceeds from operational notes, related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(3,442)	(888)	(1,249)	(3,125)	(3,246)	(6,821)	(4,509)
Net cash provided by (used in) financing activities	(3,442)	(888)	(1,249)	(3,125)	(3,246)	(6,821)	(4,509)
Net change in cash	700	2,445	(3,424)	530	(2,236)	784	1,559
Cash at beginning of the period	8,105	2,273	7,646	7,637	3,572	8,153	4,347
Cash at end of the period	$8,805	$4,719	$4,222	$8,167	$1,336	$8,937	$5,906

Cash paid for income taxes	$153	$643	$197	$517	$153	$153	$-
Cash paid for interest expenses	$3,126	$4,145	$4,645	$3,074	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Windsor	Winston	Wisteria	Consolidated

Cash Flows from Operating Activities:
Net income (loss)	$(14,073)	$(494)	$(3,173)	$(699,654)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,809	4,519	4,867	1,094,523
Amortization	50	-	38	8,231
(Increase) decrease in assets
Prepaid expenses	397	396	(362)	12,127
Due from (to) third party property managers	(5,356)	344	(201)	(44,827)
Increase (decrease) in liabilities
Accrued expenses	6,982	353	(620)	1,880
Tenant deposits	-	-	-	1,870
Due to (from) related parties	5,260	1,440	2,137	682,096
Net cash provided by (used in) operating activities	(1,931)	6,558	2,688	1,056,245

Cash Flows from investing activities
Property and equipment	-	-	-	(66,457)
Net cash flows used in investing activities	-	-	-	(66,457)

Cash Flows from Financing Activities
Proceeds from operational notes, related party	15,800	-	-	309,100
Net proceeds from the issuance of membership units	-	-	-	151
Distributions	-	(5,396)	(1,430)	(876,319)
Net cash provided by (used in) financing activities	15,800	(5,396)	(1,430)	(567,067)
Net change in cash	13,869	1,162	1,258	422,721
Cash at beginning of the period	4,831	9,599	6,681	1,881,389
Cash at end of the period	$18,700	$10,761	$7,939	$2,304,110

Cash paid for income taxes	$140	$-	$-	$64,403
Cash paid for interest expenses	$5,311	$-	$4,966	$565,004

See the accompanying notes to the consolidated and consolidating financial statements.

ARRIVED HOMES, LLC AND ITS SERIES

NOTES TO THE UNAUDITED CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

NOTE 1: NATURE OF OPERATIONS

Arrived Homes, LLC (the “Company”) is a Delaware series limited liability company formed on July 13, 2020, under the laws of Delaware. Arrived Homes, LLC was formed to permit public investment in individual single-family rental homes, each of which will be held by a separate property-owning subsidiary owned by a separate series of limited liability interests that Arrived Fund Manager, LLC (the “manager”) establishes. As a Delaware series limited liability company, the debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to a particular series are segregated and enforceable only against the assets of such series, as provided under Delaware law.

The following list represents each series of Arrived Homes, LLC and the wholly owned limited liability company, which was used to acquire the single-family rental property for each series, along with the date the series was formed and the date the series LLC acquired the single-family rental property as of June 30, 2026.

SERIES OFFERING TABLE

Series Name	Name of the wholly-owned subsidiary of the Series	Date Formed	Acquisition Date
Arrived Homes Series 100, a series of Arrived Homes, LLC (100)	Arrived TN 100, LLC	4/11/2022	4/29/2022
Arrived Homes Series 101, a series of Arrived Homes, LLC (101)	Arrived TN 101, LLC	5/10/2022	5/31/2022
Arrived Homes Series Abbington, a series of Arrived Homes, LLC (Abbington)	Arrived TN Abbington, LLC	5/4/2022	5/12/2022
Arrived Homes Series Abernant, a series of Arrived Homes, LLC (Abernant)	Arrived Homes Series Abernant, a series of Arrived Homes, LLC	7/24/2023	8/16/2023
Arrived Homes Series Alvin, a series of Arrived Homes, LLC (Alvin)	Arrived TN Alvin, LLC	7/25/2023	8/30/2023
Arrived Homes Series Amber, a series of Arrived Homes, LLC (Amber)	Arrived NC Amber, LLC	9/3/2021	9/30/2021
Arrived Homes Series Apollo, a series of Arrived Homes, LLC (Apollo)	Arrived Homes Series Apollo, a series of Arrived Homes, LLC	5/3/2022	5/6/2022
Arrived Homes Series Aster, a series of Arrived Homes, LLC (Aster)	Arrived AR Aster, LLC	6/15/2022	7/11/2022
Arrived Homes Series Augusta, a series of Arrived Homes, LLC (Augusta)	Arrived GA Augusta, LLC	5/10/2023	5/25/2023
Arrived Homes Series Avebury, a series of Arrived Homes, LLC (Avebury)	Arrived AL Avebury, LLC	2/4/2022	2/22/2022
Arrived Homes Series Avondale, a series of Arrived Homes, LLC (Avondale)	Arrived GA Avondale, LLC	5/3/2023	5/23/2023
Arrived Homes Series Badminton, a series of Arrived Homes, LLC (Badminton)	Arrived SC Badminton, LLC	5/21/2021	6/18/2021
Arrived Homes Series Ballinger, a series of Arrived Homes, LLC (Ballinger)	Arrived TN Ballinger, LLC	7/25/2023	11/15/2023
Arrived Homes Series Bandelier, a series of Arrived Homes, LLC (Bandelier)	Arrived AZ Bandelier, LLC	9/16/2021	10/27/2021
Arrived Homes Series Baron, a series of Arrived Homes, LLC (Baron)	Arrived CO Baron, LLC	4/29/2022	5/10/2022
Arrived Homes Series Basil, a series of Arrived Homes, LLC (Basil)	Arrived SC Basil, LLC	6/1/2021	6/25/2021
Arrived Homes Series Bayside, a series of Arrived Homes, LLC (Bayside)	Arrived SC Bayside, LLC	6/15/2021	7/16/2021
Arrived Homes Series Bazzel, a series of Arrived Homes, LLC (Bazzel)	Arrived SC Bazzel, LLC	5/12/2022	6/10/2022
Arrived Homes Series Bedford, a series of Arrived Homes, LLC (Bedford)	Arrived SC Bedford, LLC	12/28/2021	2/28/2022
Arrived Homes Series Bella, a series of Arrived Homes, LLC (Bella)	Arrived VA Bella, LLC	5/15/2023	6/7/2023
Arrived Homes Series Belle, a series of Arrived Homes, LLC (Belle)	Arrived Homes Series Belle, a series of Arrived Homes, LLC	5/31/2022	6/10/2022
Arrived Homes Series Belvedere, a series of Arrived Homes, LLC (Belvedere)	Arrived GA Belvedere, LLC	5/4/2023	5/16/2023

Series Name	Name of the wholly-owned subsidiary of the Series	Date Formed	Acquisition Date
Arrived Homes Series Bergenia, a series of Arrived Homes, LLC (Bergenia)	Arrived Homes Series Bergenia, a series of Arrived Homes, LLC	7/5/2023	7/12/2023
Arrived Homes Series Blossom, a series of Arrived Homes, LLC (Blossom)	Arrived AR Blossom, LLC	6/15/2022	7/25/2022
Arrived Homes Series Bonneau, a series of Arrived Homes, LLC (Bonneau)	Arrived SC Bonneau, LLC	6/6/2022	7/21/2022
Arrived Homes Series Brainerd, a series of Arrived Homes, LLC (Brainerd)	Arrived TN Brainerd, LLC	10/27/2022	11/9/2022
Arrived Homes Series Braxton, a series of Arrived Homes, LLC (Braxton)	Arrived KY Braxton, LLC	6/17/2022	7/8/2022
Arrived Homes Series Brennan, a series of Arrived Homes, LLC (Brennan)	Arrived AL Brennan, LLC	4/14/2022	4/25/2022
Arrived Homes Series Briarwood, a series of Arrived Homes, LLC (Briarwood)	Arrived AR Briarwood, LLC	7/5/2023	8/10/2023
Arrived Homes Series Brooklyn, a series of Arrived Homes, LLC (Brooklyn)	Arrived Homes Series Brooklyn, a series of Arrived Homes, LLC	10/27/2022	11/15/2022
Arrived Homes Series Burlington, a series of Arrived Homes, LLC (Burlington)	Arrived CO Burlington, LLC	5/3/2022	5/12/2022
Arrived Homes Series Butter, a series of Arrived Homes, LLC (Butter)	Arrived SC Butter, LLC	9/1/2021	11/18/2021
Arrived Homes Series Calvin, a series of Arrived Homes, LLC (Calvin)	Arrived VA Calvin, LLC	7/7/2023	7/27/2023
Arrived Homes Series Camino, a series of Arrived Homes, LLC (Camino)	Arrived Homes Series Camino, a series of Arrived Homes, LLC	6/22/2022	7/8/2022
Arrived Homes Series Cawley, a series of Arrived Homes, LLC (Cawley)	Arrived GA Cawley, LLC	5/23/2023	6/7/2023
Arrived Homes Series Centennial, a series of Arrived Homes, LLC (Centennial)	DISSOLVED - Arrived NC Centennial LLC	5/28/2021	6/4/2021
Arrived Homes Series Chaparral, a series of Arrived Homes, LLC (Chaparral)	Arrived AR Chaparral, LLC	1/4/2021	1/14/2021
Arrived Homes Series Chelsea, a series of Arrived Homes, LLC (Chelsea)	Arrived AL Chelsea, LLC	2/7/2022	2/24/2022
Arrived Homes Series Chester, a series of Arrived Homes, LLC (Chester)	Arrived TN Chester, LLC	6/22/2022	7/11/2022
Arrived Homes Series Chickamauga, a series of Arrived Homes, LLC (Chickamauga)	Arrived TN Chickamauga, LLC	10/27/2022	11/14/2022
Arrived Homes Series Chinook, a series of Arrived Homes, LLC (Chinook)	Arrived GA Chinook, LLC	5/23/2023	6/7/2023
Arrived Homes Series Chitwood, a series of Arrived Homes, LLC (Chitwood)	Arrived OH Chitwood, LLC	5/26/2022	6/9/2022
Arrived Homes Series Clover, a series of Arrived Homes, LLC (Clover)	Arrived Homes Series Clover, a series of Arrived Homes, LLC	5/24/2022	6/6/2022
Arrived Homes Series Coatbridge, a series of Arrived Homes, LLC (Coatbridge)	Arrived SC Coatbridge, LLC	6/15/2021	7/1/2021

Series Name	Name of the wholly-owned subsidiary of the Series	Date Formed	Acquisition Date
Arrived Homes Series Collier, a series of Arrived Homes, LLC (Collier)	Arrived TN Collier, LLC	5/31/2022	6/17/2022
Arrived Homes Series Collinston, a series of Arrived Homes, LLC (Collinston)	Arrived NC Collinston, LLC	8/11/2021	9/17/2021
Arrived Homes Series Conway, a series of Arrived Homes, LLC (Conway)	Arrived TN Conway, LLC	5/31/2022	7/14/2022
Arrived Homes Series Cove, a series of Arrived Homes, LLC (Cove)	Arrived Homes Series Cove, a series of Arrived Homes, LLC	12/8/2022	3/23/2023
Arrived Homes Series Creekside, a series of Arrived Homes, LLC (Creekside)	Arrived AR Creekside, LLC	6/15/2022	6/22/2022
Arrived Homes Series Creekwood, a series of Arrived Homes, LLC (Creekwood)	Arrived Homes Series Creekwood, a series of Arrived Homes, LLC	6/22/2022	7/11/2022
Arrived Homes Series Cumberland, a series of Arrived Homes, LLC (Cumberland)	Arrived TN Cumberland, LLC	6/7/2022	7/6/2022
Arrived Homes Series Cupcake, a series of Arrived Homes, LLC (Cupcake)	Arrived AR Cupcake LLC	5/23/2021	9/24/2021
Arrived Homes Series Cypress, a series of Arrived Homes, LLC (Cypress)	Arrived GA Cypress, LLC	6/22/2022	7/15/2022
Arrived Homes Series Daisy, a series of Arrived Homes, LLC (Daisy)	Arrived AR Daisy, LLC	6/15/2022	6/20/2022
Arrived Homes Series Davidson, a series of Arrived Homes, LLC (Davidson)	Arrived NC Davidson LLC	7/22/2021	10/1/2021
Arrived Homes Series Dawson, a series of Arrived Homes, LLC (Dawson)	Arrived SC Dawson, LLC	6/15/2021	7/6/2021
Arrived Homes Series Delta, a series of Arrived Homes, LLC (Delta)	Arrived GA Delta, LLC	12/29/2021	1/26/2022
Arrived Homes Series Dewberry, a series of Arrived Homes, LLC (Dewberry)	Arrived SC Dewberry, LLC	5/21/2021	6/29/2021
Arrived Homes Series Diablo, a series of Arrived Homes, LLC (Diablo)	Arrived AZ Diablo, LLC	11/29/2021	12/27/2021
Arrived Homes Series Dogwood, a series of Arrived Homes, LLC (Dogwood)	Arrived Homes Series Dogwood, a series of Arrived Homes, LLC	5/31/2022	6/6/2022
Arrived Homes Series Dolittle, a series of Arrived Homes, LLC (Dolittle)	Arrived SC Dolittle, LLC	9/1/2021	11/10/2021
Arrived Homes Series Dolly, a series of Arrived Homes, LLC (Dolly)	Arrived TN Dolly, LLC	6/13/2022	6/24/2022

Series Name	Name of the wholly-owned subsidiary of the Series	Date Formed	Acquisition Date
Arrived Homes Series Dops, a series of Arrived Homes, LLC (Dops)	Arrived Homes Series Dops, a series of Arrived Homes, LLC	11/29/2022	12/15/2022
Arrived Homes Series Dorchester, a series of Arrived Homes, LLC (Dorchester)	Arrived SC Dorchester, LLC	5/31/2022	6/10/2022
Arrived Homes Series Dunbar, a series of Arrived Homes, LLC (Dunbar)	Arrived TN Dunbar, LLC	5/19/2022	5/31/2022
Arrived Homes Series Eagle, a series of Arrived Homes, LLC (Eagle)	Arrived AR Eagle, LLC	6/24/2022	8/5/2022
Arrived Homes Series Eastfair, a series of Arrived Homes, LLC (Eastfair)	Arrived SC Eastfair, LLC	5/21/2021	6/9/2021
Arrived Homes Series Eastwood, a series of Arrived Homes, LLC (Eastwood)	Arrived TN Eastwood, LLC	7/25/2023	8/30/2023
Arrived Homes Series Elevation, a series of Arrived Homes, LLC (Elevation)	Arrived SC Elevation, LLC	7/7/2021	7/21/2021
Arrived Homes Series Ella, a series of Arrived Homes, LLC (Ella)	Arrived TN Ella, LLC	1/10/2023	1/31/2023
Arrived Homes Series Ellen, a series of Arrived Homes, LLC (Ellen)	Arrived IN Ellen, LLC	5/24/2023	7/12/2023
Arrived Homes Series Elm, a series of Arrived Homes, LLC (Elm)	Arrived SC Elm, LLC	6/15/2021	8/16/2021
Arrived Homes Series Emporia, a series of Arrived Homes, LLC (Emporia)	Arrived GA Emporia, LLC	1/7/2022	1/27/2022
Arrived Homes Series Ensenada, a series of Arrived Homes, LLC (Ensenada)	Arrived CO Ensenada, LLC	9/28/2021	10/15/2021
Arrived Homes Series Falcon, a series of Arrived Homes, LLC (Falcon)	Arrived AR Falcon, LLC	6/24/2022	9/9/2022
Arrived Homes Series Felix, a series of Arrived Homes, LLC (Felix)	Arrived NC Felix, LLC	5/24/2023	6/7/2023
Arrived Homes Series Fenwick, a series of Arrived Homes, LLC (Fenwick)	Arrived GA Fenwick, LLC	5/8/2023	5/31/2023
Arrived Homes Series Fletcher, a series of Arrived Homes, LLC (Fletcher)	Arrived AR Fletcher, LLC	7/5/2023	7/26/2023
Arrived Homes Series Folly, a series of Arrived Homes, LLC (Folly)	Arrived SC Folly, LLC	5/31/2022	6/8/2022
Arrived Homes Series Forest, a series of Arrived Homes, LLC (Forest)	Arrived SC Forest, LLC	6/28/2021	7/26/2021
Arrived Homes Series Foster, a series of Arrived Homes, LLC (Foster)	Arrived OH Foster, LLC	5/19/2023	5/31/2023
Arrived Homes Series Franklin, a series of Arrived Homes, LLC (Franklin)	Arrived IN Franklin, LLC	5/24/2023	6/14/2023
Arrived Homes Series Gardens, a series of Arrived Homes, LLC (Gardens)	Arrived Homes Series Gardens, a series of Arrived Homes, LLC	3/17/2022	3/23/2022
Arrived Homes Series General, a series of Arrived Homes, LLC (General)	Arrived VA General, LLC	5/25/2023	6/7/2023

Series Name	Name of the wholly-owned subsidiary of the Series	Date Formed	Acquisition Date
Arrived Homes Series Goose, a series of Arrived Homes, LLC (Goose)	Arrived AR Goose, LLC	6/24/2022	8/5/2022
Arrived Homes Series Grant, a series of Arrived Homes, LLC (Grant)	Arrived GA Grant, LLC	10/1/2021	10/29/2021
Arrived Homes Series Greenhill, a series of Arrived Homes, LLC (Greenhill)	Arrived SC Greenhill, LLC	11/17/2021	1/11/2022
Arrived Homes Series Gretal, a series of Arrived Homes, LLC (Gretal)	Arrived TN Gretal, LLC	7/20/2022	9/29/2022
Arrived Homes Series Grove, a series of Arrived Homes, LLC (Grove)	Arrived Homes Series Grove, a series of Arrived Homes, LLC	4/20/2022	3/29/2022
Arrived Homes Series Hadden, a series of Arrived Homes, LLC (Hadden)	Arrived SC Hadden, LLC	12/29/2021	1/31/2022
Arrived Homes Series Hansard, a series of Arrived Homes, LLC (Hansard)	Arrived TN Hansard, LLC	12/9/2022	12/28/2022
Arrived Homes Series Hansel, a series of Arrived Homes, LLC (Hansel)	Arrived TN Hansel, LLC	7/20/2022	8/26/2022
Arrived Homes Series Hargrave, a series of Arrived Homes, LLC (Hargrave)	Arrived VA Hargrave, LLC	7/7/2023	7/27/2023
Arrived Homes Series Harrison, a series of Arrived Homes, LLC (Harrison)	Arrived TN Harrison, LLC	6/22/2022	7/8/2022
Arrived Homes Series Henry, a series of Arrived Homes, LLC (Henry)	Arrived GA Henry, LLC	6/6/2022	6/16/2022
Arrived Homes Series Heritage, a series of Arrived Homes, LLC (Heritage)	Arrived Homes Series Heritage, a series of Arrived Homes, LLC	4/12/2022	4/13/2022
Arrived Homes Series Heron, a series of Arrived Homes, LLC (Heron)	Arrived SC Heron, LLC	6/30/2022	4/22/2022
Arrived Homes Series Highland, a series of Arrived Homes, LLC (Highland)	Arrived SC Highland, LLC	6/14/2022	6/24/2022
Arrived Homes Series Hines, a series of Arrived Homes, LLC (Hines)	Arrived TN Hines, LLC	5/18/2022	5/27/2022
Arrived Homes Series Hobbes, a series of Arrived Homes, LLC (Hobbes)	Arrived VA Hobbes, LLC	7/7/2023	7/27/2023
Arrived Homes Series Holcomb, a series of Arrived Homes, LLC (Holcomb)	Arrived Homes Series Holcomb, a series of Arrived Homes, LLC	5/3/2022	5/27/2022
Arrived Homes Series Holland, a series of Arrived Homes, LLC (Holland)	Arrived NC Holland LLC	7/22/2021	9/29/2021
Arrived Homes Series Hollandaise, a series of Arrived Homes, LLC (Hollandaise)	Arrived TN Hollandaise, LLC	1/20/2022	2/3/2022
Arrived Homes Series Holloway, a series of Arrived Homes, LLC (Holloway)	Arrived SC Holloway, LLC	5/21/2021	6/16/2021
Arrived Homes Series Inglewood, a series of Arrived Homes, LLC (Inglewood)	Arrived TN Inglewood, LLC	6/22/2022	7/12/2022
Arrived Homes Series Irene, a series of Arrived Homes, LLC (Irene)	Arrived AR Irene, LLC	7/5/2023	7/26/2023

Series Name	Name of the wholly-owned subsidiary of the Series	Date Formed	Acquisition Date
Arrived Homes Series Jack, a series of Arrived Homes, LLC (Jack)	Arrived TN Jack, LLC	4/26/2022	3/22/2022
Arrived Homes Series Jake, a series of Arrived Homes, LLC (Jake)	Arrived CO Jake, LLC	5/10/2022	5/24/2022
Arrived Homes Series Jefferson, a series of Arrived Homes, LLC (Jefferson)	Arrived TN Jefferson, LLC	12/9/2022	12/28/2022
Arrived Homes Series Jill, a series of Arrived Homes, LLC (Jill)	Arrived TN Jill, LLC	5/12/2022	7/27/2022
Arrived Homes Series Johnny, a series of Arrived Homes, LLC (Johnny)	Arrived TN Johnny, LLC	5/10/2022	6/15/2022
Arrived Homes Series June, a series of Arrived Homes, LLC (June)	Arrived TN June, LLC	5/10/2022	6/15/2022
Arrived Homes Series Jupiter, a series of Arrived Homes, LLC (Jupiter)	Arrived NC Jupiter LLC	7/21/2021	9/14/2021
Arrived Homes Series Kawana, a series of Arrived Homes, LLC (Kawana)	Arrived AL Kawana, LLC	1/20/2022	2/11/2022
Arrived Homes Series Kennesaw, a series of Arrived Homes, LLC (Kennesaw)	Arrived Homes Series Kennesaw, a series of Arrived Homes, LLC	5/18/2022	6/9/2022
Arrived Homes Series Kenny, a series of Arrived Homes, LLC (Kenny)	Arrived TN Kenny, LLC	6/21/2022	6/24/2022
Arrived Homes Series KerriAnn, a series of Arrived Homes, LLC (KerriAnn)	Arrived NC KerriAnn, LLC	10/4/2021	10/28/2021
Arrived Homes Series Kessler, a series of Arrived Homes, LLC (Kessler)	Arrived AR Kessler, LLC	6/15/2022	6/22/2022
Arrived Homes Series Kingsley, a series of Arrived Homes, LLC (Kingsley)	Arrived SC Kingsley, LLC	5/21/2021	6/1/2021
Arrived Homes Series Kirkwood, a series of Arrived Homes, LLC (Kirkwood)	Arrived TN Kirkwood, LLC	4/10/2022	4/22/2022
Arrived Homes Series Korin, a series of Arrived Homes, LLC (Korin)	Arrived AR Korin, LLC	11/8/2022	11/29/2022
Arrived Homes Series Lallie, a series of Arrived Homes, LLC (Lallie)	Arrived SC Lallie, LLC	6/1/2021	6/18/2021
Arrived Homes Series Lanier, a series of Arrived Homes, LLC (Lanier)	Arrived Homes Series Lanier, a series of Arrived Homes, LLC	4/12/2022	4/8/2022
Arrived Homes Series Lannister, a series of Arrived Homes, LLC (Lannister)	Arrived Homes Series Lannister, a series of Arrived Homes, LLC	5/3/2022	5/19/2022
Arrived Homes Series Latte, a series of Arrived Homes, LLC (Latte)	Arrived Homes Series Latte, a series of Arrived Homes, LLC	5/18/2022	6/1/2022
Arrived Homes Series Lennox, a series of Arrived Homes, LLC (Lennox)	Arrived SC Lennox, LLC	6/15/2021	7/1/2021

Series Name	Name of the wholly-owned subsidiary of the Series	Date Formed	Acquisition Date
Arrived Homes Series Lierly, a series of Arrived Homes, LLC (Lierly)	Arrived AR Lierly, LLC	12/15/2020	1/21/2021
Arrived Homes Series Lily, a series of Arrived Homes, LLC (Lily)	Arrived CO Lily, LLC	9/2/2021	10/1/2021
Arrived Homes Series Limestone, a series of Arrived Homes, LLC (Limestone)	Arrived SC Limestone LLC	7/21/2021	9/23/2021
Arrived Homes Series Litton, a series of Arrived Homes, LLC (Litton)	Arrived TN Litton, LLC	10/27/2022	11/14/2022
Arrived Homes Series Longwoods, a series of Arrived Homes, LLC (Longwoods)	Arrived GA Longwoods, LLC	5/5/2023	5/24/2023
Arrived Homes Series Lookout, a series of Arrived Homes, LLC (Lookout)	Arrived TN Lookout, LLC	5/19/2022	5/31/2022
Arrived Homes Series Loretta, a series of Arrived Homes, LLC (Loretta)	Arrived TN Loretta, LLC	5/31/2022	7/15/2022
Arrived Homes Series Louis, a series of Arrived Homes, LLC (Louis)	Arrived MO Louis, LLC	5/8/2023	5/10/2023
Arrived Homes Series Louise, a series of Arrived Homes, LLC (Louise)	Arrived Homes Series Louise, a series of Arrived Homes, LLC	3/8/2022	3/17/2022
Arrived Homes Series Lovejoy, a series of Arrived Homes, LLC (Lovejoy)	Arrived GA Lovejoy, LLC	1/7/2022	2/3/2022
Arrived Homes Series Luna, a series of Arrived Homes, LLC (Luna)	Arrived SC Luna, LLC	5/21/2021	6/14/2021
Arrived Homes Series Lurleen, a series of Arrived Homes, LLC (Lurleen)	Arrived Homes Series Lurleen, a series of Arrived Homes, LLC	10/27/2022	12/5/2022
Arrived Homes Series Madison, a series of Arrived Homes, LLC (Madison)	Arrived Homes Series Madison, a series of Arrived Homes, LLC	12/29/2022	5/6/2022
Arrived Homes Series Mae, a series of Arrived Homes, LLC (Mae)	Arrived SC Mae, LLC	6/6/2022	6/22/2022
Arrived Homes Series Magnolia, a series of Arrived Homes, LLC (Magnolia)	Arrived GA Magnolia, LLC	4/12/2022	4/26/2022
Arrived Homes Series Malbec, a series of Arrived Homes, LLC (Malbec)	Arrived AR Malbec, LLC	4/26/2021	5/13/2021
Arrived Homes Series Mammoth, a series of Arrived Homes, LLC (Mammoth)	Arrived Homes Series Mammoth, a series of Arrived Homes, LLC	4/12/2022	3/31/2022
Arrived Homes Series Marcelo, a series of Arrived Homes, LLC (Marcelo)	Arrived KY Marcelo, LLC	6/17/2022	7/29/2022
Arrived Homes Series Marie, a series of Arrived Homes, LLC (Marie)	Arrived TN Marie, LLC	12/9/2022	12/28/2022
Arrived Homes Series Marietta, a series of Arrived Homes, LLC (Marietta)	Arrived SC Marietta, LLC	6/28/2022	6/30/2022
Arrived Homes Series Marion, a series of Arrived Homes, LLC (Marion)	Arrived GA Marion, LLC	4/21/2023	5/25/2023
Arrived Homes Series Marple, a series of Arrived Homes, LLC (Marple)	Arrived AR Marple, LLC	5/5/2023	5/31/2023
Arrived Homes Series Martell, a series of Arrived Homes, LLC (Martell)	Arrived GA Martell, LLC	4/27/2023	5/17/2023
Arrived Homes Series Mary, a series of Arrived Homes, LLC (Mary)	Arrived TN Mary, LLC	3/1/2023	5/31/2023

Series Name	Name of the wholly-owned subsidiary of the Series	Date Formed	Acquisition Date
Arrived Homes Series Matchingham, a series of Arrived Homes, LLC (Matchingham)	Arrived SC Matchingham, LLC	8/10/2021	10/22/2021
Arrived Homes Series McGregor, a series of Arrived Homes, LLC (McGregor)	Arrived TN McGregor, LLC	4/10/2022	4/14/2022
Arrived Homes Series McLovin, a series of Arrived Homes, LLC (McLovin)	Arrived CO McLovin, LLC	11/12/2021	12/3/2021
Arrived Homes Series Meadow, a series of Arrived Homes, LLC (Meadow)	Arrived NC Meadow, LLC	8/27/2021	9/28/2021
Arrived Homes Series Mimosa, a series of Arrived Homes, LLC (Mimosa)	Arrived Homes Series Mimosa, a series of Arrived Homes, LLC	9/2/2022	9/23/2022
Arrived Homes Series Mojave, a series of Arrived Homes, LLC (Mojave)	Arrived AR Mojave LLC	5/23/2021	9/24/2021
Arrived Homes Series Murphy, a series of Arrived Homes, LLC (Murphy)	Arrived SC Murphy, LLC	9/1/2021	11/10/2021
Arrived Homes Series Mycroft, a series of Arrived Homes, LLC (Mycroft)	Arrived AR Mycroft, LLC	4/27/2023	5/31/2023
Arrived Homes Series Nugget, a series of Arrived Homes, LLC (Nugget)	Arrived CO Nugget, LLC	4/29/2022	5/20/2022
Arrived Homes Series Odessa, a series of Arrived Homes, LLC (Odessa)	Arrived CO Odessa, LLC	9/2/2021	9/30/2021
Arrived Homes Series Olive, a series of Arrived Homes, LLC (Olive)	Arrived SC Olive, LLC	6/15/2021	7/27/2021
Arrived Homes Series Oly, a series of Arrived Homes, LLC (Oly)	Arrived CO Oly, LLC	11/12/2021	11/30/2021
Arrived Homes Series Onyx, a series of Arrived Homes, LLC (Onyx)	Arrived TN Onyx, LLC	5/22/2023	5/31/2023
Arrived Homes Series Oscar, a series of Arrived Homes, LLC (Oscar)	Arrived NC Oscar, LLC	5/24/2023	6/28/2023
Arrived Homes Series Osceola, a series of Arrived Homes, LLC (Osceola)	Arrived FL Osceola, LLC	5/4/2023	5/23/2023
Arrived Homes Series Osprey, a series of Arrived Homes, LLC (Osprey)	Arrived SC Osprey, LLC	4/29/2022	6/3/2022
Arrived Homes Series Otoro, a series of Arrived Homes, LLC (Otoro)	Arrived GA Otoro, LLC	2/2/2022	3/21/2022
Arrived Homes Series Palmer, a series of Arrived Homes, LLC (Palmer)	Arrived GA Palmer, LLC	5/23/2023	6/7/2023
Arrived Homes Series Patrick, a series of Arrived Homes, LLC (Patrick)	Arrived AR Patrick, LLC	1/4/2021	2/1/2021
Arrived Homes Series Peanut, a series of Arrived Homes, LLC (Peanut)	Arrived Homes Series Peanut, a series of Arrived Homes, LLC	3/8/2022	3/22/2022
Arrived Homes Series Pearl, a series of Arrived Homes, LLC (Pearl)	Arrived TN Pearl, LLC	5/2/2022	5/13/2022
Arrived Homes Series Pecan, a series of Arrived Homes, LLC (Pecan)	Arrived AR Pecan, LLC	1/4/2021	2/1/2021
Arrived Homes Series Peterson, a series of Arrived Homes, LLC (Peterson)	Arrived Homes Series Peterson, a series of Arrived Homes, LLC	7/24/2023	8/3/2023
Arrived Homes Series Piedmont, a series of Arrived Homes, LLC (Piedmont)	Arrived GA Piedmont, LLC	6/22/2022	6/29/2022

Series Name	Name of the wholly-owned subsidiary of the Series	Date Formed	Acquisition Date
Arrived Homes Series Pinot, a series of Arrived Homes, LLC (Pinot)	Arrived AR Pinot, LLC	4/26/2021	5/13/2021
Arrived Homes Series Pioneer, a series of Arrived Homes, LLC (Pioneer)	Arrived CO Pioneer, LLC	5/16/2022	6/7/2022
Arrived Homes Series Plumtree, a series of Arrived Homes, LLC (Plumtree)	Arrived AR Plumtree, LLC	12/15/2020	1/4/2021
Arrived Homes Series Point, a series of Arrived Homes, LLC (Point)	Arrived TN Point, LLC	4/26/2022	4/5/2022
Arrived Homes Series Porthos, a series of Arrived Homes, LLC (Porthos)	Arrived GA Porthos, LLC	5/8/2023	6/14/2023
Arrived Homes Series Quincy, a series of Arrived Homes, LLC (Quincy)	Arrived CO Quincy, LLC	6/6/2022	6/28/2022
Arrived Homes Series Redondo, a series of Arrived Homes, LLC (Redondo)	Arrived NM Redondo, LLC	9/22/2022	10/31/2022
Arrived Homes Series Regency, a series of Arrived Homes, LLC (Regency)	Arrived OH Regency, LLC	12/1/2022	12/21/2022
Arrived Homes Series Reginald, a series of Arrived Homes, LLC (Reginald)	Arrived GA Reginald, LLC	6/22/2022	7/5/2022
Arrived Homes Series Reynolds, a series of Arrived Homes, LLC (Reynolds)	Arrived Homes Series Reynolds, a series of Arrived Homes, LLC	5/18/2022	6/2/2022
Arrived Homes Series Ribbonwalk, a series of Arrived Homes, LLC (Ribbonwalk)	Arrived NC Ribbonwalk, LLC	9/30/2021	10/28/2021
Arrived Homes Series Richardson, a series of Arrived Homes, LLC (Richardson)	Arrived AR Richardson, LLC	6/23/2022	7/8/2022
Arrived Homes Series Richmond, a series of Arrived Homes, LLC (Richmond)	Arrived VA Richmond, LLC	7/20/2023	8/2/2023
Arrived Homes Series Ridge, a series of Arrived Homes, LLC (Ridge)	Arrived SC Ridge, LLC	6/15/2021	7/9/2021
Arrived Homes Series Ritter, a series of Arrived Homes, LLC (Ritter)	Arrived CO Ritter, LLC	5/11/2022	5/27/2022
Arrived Homes Series River, a series of Arrived Homes, LLC (River)	Arrived SC River, LLC	6/15/2021	7/30/2021
Arrived Homes Series Riverwalk, a series of Arrived Homes, LLC (Riverwalk)	Arrived TN Riverwalk, LLC	5/27/2022	6/13/2022
Arrived Homes Series Rooney, a series of Arrived Homes, LLC (Rooney)	Arrived AZ Rooney, LLC	9/13/2021	10/13/2021
Arrived Homes Series Roseberry, a series of Arrived Homes, LLC (Roseberry)	Arrived SC Roseberry, LLC	6/15/2021	8/2/2021
Arrived Homes Series Rosewood, a series of Arrived Homes, LLC (Rosewood)	Arrived Homes Series Rosewood, a series of Arrived Homes, LLC	4/20/2022	4/18/2022
Arrived Homes Series Roxy, a series of Arrived Homes, LLC (Roxy)	Arrived TN Roxy, LLC	4/26/2022	4/7/2022
Arrived Homes Series Saddlebred, a series of Arrived Homes, LLC (Saddlebred)	Arrived CO Saddlebred, LLC	9/16/2021	10/1/2021
Arrived Homes Series Saint, a series of Arrived Homes, LLC (Saint)	Arrived AZ Saint, LLC	9/27/2021	1/13/2022
Arrived Homes Series Sajni, a series of Arrived Homes, LLC (Sajni)	Arrived GA Sajni, LLC	12/15/2022	1/24/2023

Series Name	Name of the wholly-owned subsidiary of the Series	Date Formed	Acquisition Date
Arrived Homes Series Salem, a series of Arrived Homes, LLC (Salem)	Arrived AR Salem, LLC	4/26/2021	5/13/2021
Arrived Homes Series Salinas, a series of Arrived Homes, LLC (Salinas)	Arrived NM Salinas, LLC	12/9/2022	1/13/2023
Arrived Homes Series Saturn, a series of Arrived Homes, LLC (Saturn)	Arrived NC Saturn, LLC	8/11/2021	8/31/2021
Arrived Homes Series Scepter, a series of Arrived Homes, LLC (Scepter)	Arrived AZ Scepter, LLC	9/20/2021	10/13/2021
Arrived Homes Series Sequoyah, a series of Arrived Homes, LLC (Sequoyah)	Arrived AR Sequoyah, LLC	10/27/2022	11/9/2022
Arrived Homes Series Shallowford, a series of Arrived Homes, LLC (Shallowford)	Arrived TN Shallowford, LLC	6/22/2022	7/12/2022
Arrived Homes Series Shoreline, a series of Arrived Homes, LLC (Shoreline)	Arrived SC Shoreline, LLC	5/21/2021	6/18/2021
Arrived Homes Series Sigma, a series of Arrived Homes, LLC (Sigma)	Arrived NC Sigma, LLC	11/24/2021	12/17/2021
Arrived Homes Series Simon, a series of Arrived Homes, LLC (Simon)	Arrived TN Simon, LLC	6/1/2023	6/14/2023
Arrived Homes Series Sims, a series of Arrived Homes, LLC (Sims)	Arrived GA Sims, LLC	5/17/2023	5/31/2023
Arrived Homes Series Soapstone, a series of Arrived Homes, LLC (Soapstone)	Arrived AR Soapstone, LLC	12/15/2020	10/11/2019
Arrived Homes Series Sodalis, a series of Arrived Homes, LLC (Sodalis)	Arrived IN Sodalis, LLC	6/7/2022	6/27/2022
Arrived Homes Series Spencer, a series of Arrived Homes, LLC (Spencer)	Arrived SC Spencer, LLC	6/1/2021	6/22/2021
Arrived Homes Series Splash, a series of Arrived Homes, LLC (Splash)	Arrived AR Splash, LLC	4/26/2021	5/3/2021
Arrived Homes Series Spring, a series of Arrived Homes, LLC (Spring)	Arrived SC Spring, LLC	5/23/2022	6/30/2022
Arrived Homes Series Stonebriar, a series of Arrived Homes, LLC (Stonebriar)	Arrived Homes Series Stonebriar, a series of Arrived Homes, LLC	4/20/2022	4/18/2022
Arrived Homes Series Sugar, a series of Arrived Homes, LLC (Sugar)	Arrived SC Sugar, LLC	6/15/2021	7/7/2021
Arrived Homes Series Summerset, a series of Arrived Homes, LLC (Summerset)	Arrived SC Summerset, LLC	6/1/2021	6/21/2021
Arrived Homes Series Sundance, a series of Arrived Homes, LLC (Sundance)	Arrived NM Sundance, LLC	9/26/2022	10/14/2022
Arrived Homes Series Sunnyside, a series of Arrived Homes, LLC (Sunnyside)	Arrived Homes Series Sunnyside, a series of Arrived Homes, LLC	11/16/2022	12/20/2022
Arrived Homes Series Swift, a series of Arrived Homes, LLC (Swift)	Arrived GA Swift, LLC	4/13/2022	4/20/2022
Arrived Homes Series Taylor, a series of Arrived Homes, LLC (Taylor)	Arrived Homes Series Taylor, a series of Arrived Homes, LLC	6/14/2022	6/29/2022
Arrived Homes Series Terracotta, a series of Arrived Homes, LLC (Terracotta)	Arrived AZ Terracotta, LLC	1/20/2022	2/4/2022
Arrived Homes Series Theodore, a series of Arrived Homes, LLC (Theodore)	Arrived TN Theodore, LLC	6/1/2023	6/14/2023

Series Name	Name of the wholly-owned subsidiary of the Series	Date Formed	Acquisition Date
Arrived Homes Series Tulip, a series of Arrived Homes, LLC (Tulip)	Arrived Homes Series Tulip, a series of Arrived Homes, LLC	3/8/2022	3/25/2022
Arrived Homes Series Tuscan, a series of Arrived Homes, LLC (Tuscan)	Arrived AR Tuscan, LLC	4/26/2021	5/13/2021
Arrived Homes Series Tuscarora, a series of Arrived Homes, LLC (Tuscarora)	Arrived NM Tuscarora, LLC	9/26/2022	12/22/2022
Arrived Homes Series Tuxford, a series of Arrived Homes, LLC (Tuxford)	Arrived SC Tuxford, LLC	1/20/2022	2/9/2022
Arrived Homes Series Vernon, a series of Arrived Homes, LLC (Vernon)	Arrived SC Vernon, LLC	8/10/2021	11/24/2021
Arrived Homes Series Walton, a series of Arrived Homes, LLC (Walton)	Arrived AR Walton, LLC	6/8/2022	6/24/2022
Arrived Homes Series Wave, a series of Arrived Homes, LLC (Wave)	Arrived GA Wave, LLC	12/29/2021	2/11/2022
Arrived Homes Series Weldon, a series of Arrived Homes, LLC (Weldon)	Arrived NC Weldon LLC	7/23/2021	9/17/2021
Arrived Homes Series Wellington, a series of Arrived Homes, LLC (Wellington)	Arrived GA Wellington, LLC	6/16/2022	7/7/2022
Arrived Homes Series Wentworth, a series of Arrived Homes, LLC (Wentworth)	Arrived AR Wentworth, LLC	4/26/2021	9/24/2021
Arrived Homes Series Wescott, a series of Arrived Homes, LLC (Wescott)	Arrived TN Wescott, LLC	4/18/2022	5/12/2022
Arrived Homes Series Westchester, a series of Arrived Homes, LLC (Westchester)	Arrived SC Westchester, LLC	6/28/2021	7/15/2021
Arrived Homes Series Wildwood, a series of Arrived Homes, LLC (Wildwood)	Arrived TN Wildwood, LLC	4/13/2022	4/25/2022
Arrived Homes Series Willow, a series of Arrived Homes, LLC (Willow)	Arrived AR Willow, LLC	6/15/2022	7/13/2022
Arrived Homes Series Wilson, a series of Arrived Homes, LLC (Wilson)	Arrived AR Wilson, LLC	6/15/2022	7/1/2022
Arrived Homes Series Winchester, a series of Arrived Homes, LLC (Winchester)	Arrived Homes Series Winchester, a series of Arrived Homes, LLC	7/5/2023	7/14/2023
Arrived Homes Series Windsor, a series of Arrived Homes, LLC (Windsor)	Arrived SC Windsor, LLC	6/15/2021	7/22/2021
Arrived Homes Series Winston, a series of Arrived Homes, LLC (Winston)	Arrived Homes Series Winston, a series of Arrived Homes, LLC	6/22/2022	7/8/2022
Arrived Homes Series Wisteria, a series of Arrived Homes, LLC (Wisteria)	Arrived Homes Series Wisteria, a series of Arrived Homes, LLC	3/8/2022	3/29/2022
Arrived Homes Series Arlo, a series of Arrived Homes, LLC (Arlo)	Arrived Homes Series Arlo, a series of Arrived Homes, LLC	2/5/2024	2/14/2024 *
Arrived Homes Series Hualapai, a series of Arrived Homes, LLC (Hualapai)	Arrived AZ Hualapai, LLC	1/26/2024	2/7/2024 *
Arrived Homes Series Brentwood, a series of Arrived Homes, LLC (Brentwood)	Arrived KY Brentwood, LLC	12/27/2023	2/7/2024 *
Arrived Homes Series Bellvue, a series of Arrived Homes, LLC (Bellvue)	Arrived CO Bellvue, LLC	1/30/2024	2/7/2024 *
Arrived Homes Series Lorenz, a series of Arrived Homes, LLC (Lorenz)	Arrived NC Lorenz, LLC	2/22/2024	3/13/2024 *
Arrived Homes Series Lexie, a series of Arrived Homes, LLC (Lexie)	Arrived TN Lexie, LLC	2/20/2024	2/28/2024 *
Arrived Homes Series Hartsfield, a series of Arrived Homes, LLC (Hartsfield)	Arrived TN Hartsfield, LLC	2/22/2024	3/6/2024 *

*	The following Series ceased to be offered through Arrived Homes as of December 31, 2024. As of that date, the Manager has transferred these Series out of Arrived Homes. Accordingly, these Series will no longer be included in any subsequent public reporting, financial statements, or investor communications under Arrived Homes.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the series conform to accounting principles generally accepted in the United States of America (GAAP). The series has adopted a calendar year as its fiscal year.

The Company is an emerging growth company as the term is used in the Jumpstart Our Business Startups Act, enacted on April 5, 2012, and has elected to comply with certain reduced public company reporting requirements; however, the Company may adopt accounting standards based on the effective dates for public entities.

The accompanying unaudited consolidated and consolidating financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission for interim financial reporting. In the opinion of management, all adjustments necessary for a fair presentation of the interim financial statements have been included and are of a normal recurring nature.

These interim financial statements do not include all of the information and footnotes required by GAAP for complete annual financial statements and should be read in conjunction with the Company’s audited financial statements and related notes as of and for the year ended December 31, 2025, included in the Company’s Annual Report on Form 1-K. The December 31, 2025 balance sheet presented herein has been derived from those audited financial statements.

Principles of Consolidation

These consolidated and consolidating financial statements include the accounts of Arrived Homes, LLC and its series. All intercompany transactions and balances have been eliminated upon consolidation.

Use of Estimates

The preparation of the consolidated and consolidating financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the consolidated and consolidating financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

Deferred Offering Costs

The Company and each series comply with the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 340-10-S99-1 with regard to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to members’ equity upon the completion of an offering or to expense if the offering is not completed. Offering costs include offering expense reimbursements and sourcing fees as noted below.

Per the operating agreement, the manager is eligible to receive up to a maximum of 2% of the gross offering proceeds per the series offering, as reimbursement for offering expenses including legal, accounting, escrow, underwriting, filing, and compliance costs, as applicable, related to a specific offering.

Upon completion of an offering, the series may also be required to pay the manager sourcing fees as defined in the offering documents. The manager is responsible for sourcing and analyzing the series’ property.

Fair Value of Financial Instruments

FASB guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 – Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows, or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts of the Company’s consolidated and consolidating financial instruments, such as cash and accrued expenses, approximate fair value due to the short-term nature of these instruments. The estimated fair value of operational notes, related party, approximates its carrying amount because the stated interest rate of 6.5% approximates rates currently available to the Company for borrowings with similar terms and credit risk, and the notes are reissued at then-current terms upon maturity.

Management Fee

For all series qualified prior to July 12, 2022, the manager received and continues to receive from each such series an annual asset management fee equal to one percent (1%) of the capital contributions to such series. For all series qualified after July 12, 2022, the manager has received and will continue to receive from such series an annual asset management fee equal to six-tenths of a percent (0.6%) of the purchase price of the series property for such series, paid out of the series’ net operating rental income on a quarterly basis. Additionally, pursuant to the operating agreement, the manager will receive reimbursements for out-of-pocket expenses in connection with the series’ organization and offerings (up to a maximum of 2% of the gross offering proceeds per series offering) and in connection with the series’ operations and the acquisition of properties and in connection with third parties providing services to the series.

Property Management Fee

The Company will appoint an affiliate of the manager or a third-party property management company to serve as property manager to manage the property of each series pursuant to a property management agreement. The fee arrangements for each property management company are set forth below:

Marketplace Homes

As compensation for the services provided by the property manager, each series will be charged a property management fee of $70 on a monthly basis and paid to the property manager pursuant to the property management agreement.

Mynd Property Management

As compensation for the services provided by the property manager, each series will be charged a property management fee equal to six percent (6%) of all rents and fees as remitted to the series or a minimum property management fee of $84 on a monthly basis and paid to the property manager pursuant to the property management agreement.

The property manager for each series is specified in the latest Offering Circular under “The Series Properties Being Offered.”

Property Disposition Fee

Upon the disposition and sale of the series’ property, the manager will charge the series a market-rate property disposition fee that will cover property sale expenses such as brokerage commissions, title, escrow, and closing costs. It is expected that the disposition fee charged to the series will range from six to seven percent of the property sale price. To the extent that the actual property disposition fees are less than the amount charged to the series, the manager will receive the difference.

Prepaid and Accrued Expenses

Prepaid expenses consist of prepaid insurance. Accrued expenses include accrued property taxes, audit and tax fees, interest payable on the series’ mortgages, and interest payable on the series’ operational notes, related party.

Due From (To) Third-Party Property Managers

Due from (to) third-party property managers are uncollateralized obligations due under normal trade terms generally requiring payment within 30 days from the approved prior-month financial statements. Due from (to) property managers are presented net of receipts and expenses for the reported month. The Company uses a loss-rate approach based on historical loss information, adjusted for management’s expectations about current and future economic conditions, as the basis to determine expected cash receipts and distributions. Management exercises significant judgment in determining expected credit losses. Key inputs include macroeconomic factors, industry trends, and the creditworthiness of counterparties. Management believes that the composition of receivables at period-end is consistent with historical conditions as credit terms and practices and the property managers have not changed significantly. The Company and series determined it was not necessary to record an allowance for credit losses as of June 30, 2026 and December 31, 2025.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. The series’ property and equipment includes the cost of the purchased property, including the building and related land. The Company allocates certain capitalized title fees and relevant acquisition expenses to the capitalized costs of the building. All capitalized property costs, except for the value attributable to the land, are depreciated using the straight-line method over the estimated useful life of 27.5 years. Additions and property improvements in excess of $5,000 are capitalized and depreciated using the straight-line method over the estimated useful lives of 5–7 years, while routine repairs and maintenance are charged to expense as incurred. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the statement of comprehensive income (loss).

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell. The Company did not record any impairment losses on long-lived assets for the six months ended June 30, 2026 and 2025.

Tenant Deposits

Tenant deposit liabilities represent security deposits received from tenant customers. This encompasses deposits administered by property management entities and liabilities associated with tenant deposits.

Operating Expenses

The series is responsible for the costs and expenses attributable to the activities of the series. The manager will bear its own expenses of an ordinary nature. If the operating expenses exceed the amount of revenues generated from a series property and cannot be covered by any operating expense reserves on the balance sheet of the series, the manager may (a) pay such operating expenses and not seek reimbursement, in which case the expenses would be recognized by the series with a credit to contributed capital, (b) loan the amount of the operating expenses to the series, on which the manager may impose a reasonable rate of interest and be entitled to reimbursement of such amount from future revenues generated by the series’ property, and/or (c) cause additional interests to be issued in the series in order to cover such additional amounts.

Revenue Recognition

The Company’s rental arrangements are accounted for as operating leases under ASC 842, Leases. Rental income is recognized on a straight-line basis over the applicable lease term when collectability is probable. Variable lease payments and other tenant charges are recognized in the period in which the related amounts are earned. Tenant security deposits are not recognized as revenue unless and until the Company becomes entitled to retain them.

Comprehensive Income (Loss)

The Company and series follow FASB ASC 220 in reporting comprehensive income (loss). Comprehensive income (loss) is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income (loss). Since the Company has no items of other comprehensive income (loss), comprehensive income (loss) is equal to net income (loss).

Organizational Costs

In accordance with FASB ASC 720, Organizational Costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Income Taxes

The Company is organized as an LLC for legal purposes and has elected to be treated as a C corporation for tax purposes, pursuant to subchapter C of the Internal Revenue Code.

Furthermore, each series complies with the requirements to be a Real Estate Investment Trust (“REIT”), a special type of C corporation that files tax form 1120-REIT. A REIT may not be required to pay income tax at the corporate level because this form of corporation is permitted to deduct dividends paid to members as an expense. Therefore, if a REIT paid out all profit and capital gains to its members, it could potentially report no taxable income. Tax losses of REITs are not allocated directly to members but, under current law, losses may be accumulated and carried forward indefinitely and be used to offset up to 80% of taxable income in any future year, thereby reducing the reported taxable income of the REIT.

Most states give REITs a deduction for dividends paid. Since the series generally pay dividends in excess of the taxable income generated, there would be no state tax liability in these states. In states that do not give a deduction for dividends paid, there may be a state income tax due that is assessed based on the tax table for that particular state. There is no state tax liability for members based on the locations of properties held in the REITs. The rules for state tax loss carryforwards vary by state as some conform to the federal rules while others have restrictions on timeframes and/or the percentage of loss that can be carried forward.

Recently Issued and Recently Adopted Accounting Pronouncements

In November 2024, the FASB issued ASU 2024-03, “Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses,” which requires the disaggregated disclosure of specific expense categories, including purchases of inventory, employee compensation, depreciation, and amortization included in each relevant expense caption presented on the statement of operations. The standard also requires disclosure of a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively, as well as the total amount of selling expenses and an entity’s definition of selling expenses. ASU 2024-03 is effective for annual periods beginning after December 15, 2026, and interim periods beginning after December 15, 2027. The Company is currently evaluating the impact this standard will have on its financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated and consolidating financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 3: GOING CONCERN

The accompanying consolidated and consolidating financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has a lack of liquidity, nominal cash, and has had limited operations since inception. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The Company’s ability to continue as a going concern in the next twelve months from the filing of this Semiannual Report is dependent upon its ability to continue to generate cash flow from its rental properties and/or obtain financing from the manager. However, there are no assurances that the Company can continue to generate cash flow from its rental properties or that the manager will always be in the position to provide funding when needed. The consolidated and consolidating financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4: PROPERTY AND EQUIPMENT

Property and equipment, net consists of the following:

June 30, 2026
Series	Building	Land	Property Improvements	Total	Less: Accumulated Depreciation	Property and equipment, net
100	$464,472	$154,824	$-	$619,296	$(68,967)	$550,329
101	479,535	159,845	7,073	646,453	(71,755)	574,698
Abbington	361,773	120,591	6,695	489,059	(56,638)	432,421
Abernant	171,814	57,271	-	229,086	(17,181)	211,904
Alvin	240,221	80,074	-	320,294	(24,022)	296,272
Amber	231,434	76,250	-	307,684	(39,975)	267,709
Apollo	148,028	49,343	12,420	209,791	(26,292)	183,499
Aster	192,736	64,093	7,847	264,676	(28,436)	236,240
Augusta	224,136	74,712	-	298,848	(24,451)	274,397
Avebury	219,734	73,245	-	292,978	(33,959)	259,019
Avondale	248,780	82,927	-	331,707	(27,140)	304,567
Badminton	192,775	63,750	7,254	263,779	(38,919)	224,860
Ballinger	225,915	75,305	-	301,220	(20,538)	280,683
Bandelier	227,358	122,465	-	349,823	(38,582)	311,241
Baron	440,147	142,573	6,011	588,730	(65,624)	523,106
Basil	153,138	50,625	-	203,763	(27,843)	175,920
Bayside	193,863	63,750	-	257,613	(34,660)	222,952
Bazzel	187,453	62,484	19,530	269,468	(29,598)	239,870
Bedford	211,603	70,534	-	282,138	(32,061)	250,077
Bella	231,329	77,110	7,499	315,938	(26,035)	289,903
Belle	332,313	110,771	-	443,084	(47,329)	395,755
Belvedere	222,829	74,276	-	297,105	(24,309)	272,796
Bergenia	164,244	54,748	-	218,993	(16,922)	202,070
Blossom	192,230	64,077	-	256,307	(26,796)	229,511
Bonneau	253,239	84,413	5,330	342,982	(39,297)	303,684
Brainerd	219,905	72,500	-	292,405	(27,988)	264,417
Braxton	244,842	80,875	-	325,717	(34,129)	291,587
Brennan	171,314	57,105	-	228,419	(25,437)	202,981
Briarwood	157,646	52,549	-	210,195	(15,765)	194,430
Brooklyn	125,094	41,500	6,328	172,922	(20,245)	152,677
Burlington	490,374	163,458	6,180	660,011	(72,048)	587,963
Butter	286,835	93,724	-	380,558	(47,571)	332,988
Calvin	178,500	59,500	-	238,000	(18,391)	219,609
Camino	200,434	66,811	-	267,245	(28,547)	238,698
Cawley	237,152	79,051	-	316,203	(25,152)	291,050
Centennial	-	-	-	-	-	-
Chaparral	148,009	49,491	-	197,500	(29,485)	168,015
Chelsea	232,861	77,620	-	310,481	(35,988)	274,494
Chester	280,215	93,000	-	373,215	(39,060)	334,154
Chickamauga	282,098	93,075	-	375,173	(35,903)	339,270
Chinook	230,186	76,729	7,665	314,580	(28,885)	285,695
Chitwood	289,031	96,344	-	385,375	(41,165)	344,210
Clover	249,340	83,113	-	332,453	(34,440)	298,014
Coatbridge	205,145	67,500	7,962	280,607	(41,189)	239,418
Collier	268,326	89,442	-	357,769	(38,216)	319,552
Collinston	159,806	52,500	-	212,306	(27,603)	184,703
Conway	519,077	171,250	-	690,327	(72,356)	617,971
Cove	158,950	52,983	-	211,933	(18,303)	193,630
Creekside	234,815	78,472	-	313,287	(33,443)	279,844
Creekwood	218,448	72,375	-	290,823	(30,450)	260,373

June 30, 2026
Series	Building	Land	Property Improvements	Total	Less: Accumulated Depreciation	Property and equipment, net
Cumberland	223,247	74,416	-	297,662	(31,119)	266,543
Cupcake	166,444	54,639	8,000	229,083	(30,928)	198,154
Cypress	275,692	91,250	6,760	373,702	(38,833)	334,869
Daisy	227,590	75,863	-	303,453	(32,414)	271,039
Davidson	160,008	52,500	8,468	220,975	(27,294)	193,681
Dawson	171,298	56,250	5,028	232,575	(34,564)	198,011
Delta	257,741	85,914	8,400	352,054	(44,254)	307,800
Dewberry	143,700	47,500	-	191,200	(26,127)	165,073
Diablo	195,243	103,950	-	299,193	(32,135)	267,058
Dogwood	182,125	60,000	-	242,125	(25,939)	216,186
Dolittle	232,183	76,093	-	308,276	(38,697)	269,579
Dolly	521,147	173,682	-	694,829	(74,224)	620,606
Dops	154,480	51,250	-	205,730	(19,193)	186,537
Dorchester	259,980	86,660	6,500	353,140	(38,436)	314,704
Dunbar	243,644	81,215	21,611	346,470	(45,376)	301,095
Eagle	203,903	67,968	7,150	279,021	(29,712)	249,309
Eastfair	162,575	53,750	-	216,325	(29,559)	186,766
Eastwood	240,809	80,270	-	321,079	(24,081)	296,998
Elevation	201,118	65,837	13,996	280,951	(43,655)	237,296
Ella	197,272	65,757	-	263,030	(23,912)	239,118
Ellen	187,200	62,400	-	249,600	(19,287)	230,313
Elm	125,176	41,250	-	166,426	(22,233)	144,193
Emporia	265,811	88,604	-	354,415	(41,885)	312,529
Ensenada	365,214	196,000	-	561,214	(62,218)	498,996
Falcon	204,606	67,500	7,000	279,106	(29,148)	249,958
Felix	187,146	62,382	6,979	256,507	(23,687)	232,820
Fenwick	226,605	75,535	-	302,140	(24,720)	277,420
Fletcher	132,652	44,217	-	176,869	(13,667)	163,202
Folly	235,178	78,393	8,504	322,074	(39,590)	282,485
Forest	265,264	87,500	12,474	365,238	(54,467)	310,771
Foster	236,883	78,961	-	315,843	(25,842)	290,002
Franklin	225,740	75,247	10,733	311,720	(26,967)	284,753
Gardens	166,712	55,571	5,548	227,830	(28,033)	199,797
General	238,814	79,605	-	318,419	(25,329)	293,090
Goose	189,997	63,332	6,700	260,029	(27,695)	232,333
Grant	244,818	129,500	-	374,318	(41,545)	332,773
Greenhill	246,644	82,215	-	328,858	(38,865)	289,993
Gretal	341,305	112,500	-	453,805	(45,507)	408,297
Grove	170,579	56,860	13,000	240,439	(36,029)	204,410
Hadden	166,460	55,487	5,149	227,095	(26,401)	200,694
Hansard	229,327	75,709	-	305,035	(28,492)	276,543
Hansel	305,996	101,999	-	407,994	(41,727)	366,268
Hargrave	176,640	58,880	-	235,520	(18,199)	217,321
Harrison	346,265	115,000	-	461,265	(48,267)	412,998
Henry	325,137	108,379	-	433,516	(46,307)	387,209
Heritage	220,017	73,339	5,056	298,412	(36,714)	261,698
Heron	216,890	72,297	5,305	294,492	(36,449)	258,043
Highland	216,811	72,270	-	289,081	(30,879)	258,202
Hines	193,050	64,350	8,950	266,350	(33,450)	232,900
Hobbes	176,871	58,957	-	235,828	(18,223)	217,605

June 30, 2026
Series	Building	Land	Property Improvements	Total	Less: Accumulated Depreciation	Property and equipment, net
Holcomb	268,238	89,413	-	357,651	(39,016)	318,634
Holland	160,008	52,500	-	212,508	(27,638)	184,870
Hollandaise	276,552	92,184	-	368,736	(42,740)	325,996
Holloway	256,950	85,000	-	341,950	(46,718)	295,232
Inglewood	514,831	169,750	-	684,581	(71,764)	612,816
Irene	132,652	44,217	-	176,869	(13,667)	163,202
Jack	313,439	104,480	6,782	424,700	(52,276)	372,425
Jake	445,114	148,371	-	593,485	(64,744)	528,741
Jefferson	207,755	68,441	-	276,196	(25,812)	250,384
Jill	302,035	101,838	-	403,872	(42,102)	361,770
Johnny	442,591	147,497	-	590,089	(63,036)	527,053
June	442,591	147,497	-	590,089	(63,036)	527,053
Jupiter	159,802	52,500	-	212,302	(27,602)	184,700
Kawana	208,216	69,405	-	277,621	(32,179)	245,442
Kennesaw	321,006	107,002	-	428,008	(45,719)	382,289
Kenny	521,147	173,682	-	694,829	(74,224)	620,606
KerriAnn	257,713	85,000	-	342,713	(43,733)	298,979
Kessler	195,429	65,143	5,526	266,098	(32,163)	233,935
Kingsley	238,075	78,750	-	316,825	(42,902)	273,923
Kirkwood	197,564	65,855	7,069	270,488	(31,810)	238,678
Korin	210,256	69,716	-	279,972	(26,760)	253,212
Lallie	280,725	92,500	10,869	384,094	(57,132)	326,962
Lanier	285,656	95,219	5,121	385,996	(45,232)	340,764
Lannister	132,923	44,308	6,100	183,331	(24,926)	158,405
Latte	275,597	91,866	-	367,463	(39,252)	328,211
Lennox	163,783	53,750	-	217,533	(29,282)	188,251
Lierly	161,250	53,750	-	215,000	(31,924)	183,076
Lily	380,574	126,250	31,533	538,356	(71,277)	467,079
Limestone	221,258	72,500	-	293,758	(38,217)	255,540
Litton	242,715	80,000	-	322,715	(30,891)	291,824
Longwoods	203,601	67,867	-	271,468	(22,211)	249,257
Lookout	260,780	86,927	-	347,707	(37,932)	309,775
Loretta	518,678	171,250	-	689,928	(72,301)	617,628
Louis	203,538	67,846	-	271,384	(22,204)	249,180
Louise	208,392	69,464	-	277,856	(31,575)	246,282
Lovejoy	222,438	74,146	-	296,584	(34,377)	262,207
Luna	162,575	53,750	-	216,325	(29,559)	186,766
Lurleen	165,449	55,150	10,401	230,999	(27,836)	203,163
Madison	155,520	51,840	-	207,360	(22,621)	184,739
Mae	267,516	89,172	-	356,688	(38,101)	318,587
Magnolia	189,690	63,230	7,050	259,970	(33,806)	226,164
Malbec	241,344	80,225	-	321,568	(45,074)	276,494
Mammoth	257,706	85,902	-	343,608	(39,047)	304,562
Marcelo	215,116	71,705	11,964	298,786	(29,986)	268,800
Marie	241,848	79,625	-	321,473	(30,048)	291,425
Marietta	228,678	76,807	-	305,485	(32,569)	272,916
Marion	192,484	64,161	11,128	267,773	(26,840)	240,933
Marple	132,652	44,217	-	176,869	(14,471)	162,398
Martell	196,472	65,491	-	261,963	(21,433)	240,530
Mary	205,277	68,426	-	273,703	(22,394)	251,309

June 30, 2026
Series	Building	Land	Property Improvements	Total	Less: Accumulated Depreciation	Property and equipment, net
Matchingham	160,191	52,273	-	212,463	(27,184)	185,279
McGregor	227,254	75,751	-	303,005	(33,744)	269,261
McLovin	343,044	183,750	21,481	548,274	(59,358)	488,916
Meadow	242,548	80,000	-	322,548	(41,894)	280,654
Mimosa	159,969	53,750	-	213,719	(21,663)	192,056
Mojave	178,180	58,500	8,000	244,680	(33,789)	210,891
Murphy	224,701	73,612	-	298,312	(37,450)	260,862
Mycroft	135,657	45,219	-	180,876	(14,799)	166,077
Nugget	423,141	141,047	-	564,188	(61,548)	502,640
Odessa	403,261	133,750	-	537,011	(69,654)	467,357
Olive	175,139	57,500	5,044	237,683	(35,264)	202,419
Oly	344,549	184,100	-	528,649	(57,429)	471,220
Onyx	245,598	81,866	15,427	342,891	(35,534)	307,356
Oscar	188,729	62,910	5,865	257,503	(23,145)	234,359
Osceola	211,769	70,590	-	282,359	(23,102)	259,257
Osprey	264,002	88,001	6,901	358,903	(43,121)	315,782
Otoro	296,828	98,943	6,875	402,646	(48,755)	353,891
Palmer	220,930	73,643	13,227	307,801	(27,631)	280,170
Patrick	158,368	52,551	6,319	217,239	(35,233)	182,005
Peanut	163,038	54,346	-	217,385	(24,703)	192,682
Pearl	412,412	137,471	-	549,882	(59,987)	489,895
Pecan	157,052	52,124	-	209,176	(30,979)	178,197
Peterson	170,723	56,908	-	227,631	(17,072)	210,559
Piedmont	289,947	97,027	-	386,974	(41,296)	345,679
Pinot	243,611	81,054	-	324,665	(45,498)	279,166
Pioneer	431,448	143,816	15,000	590,263	(63,358)	526,906
Plumtree	151,745	50,738	-	202,483	(30,381)	172,102
Point	288,748	96,249	-	384,997	(42,875)	342,122
Porthos	228,114	76,038	-	304,152	(24,194)	279,958
Quincy	413,303	137,768	-	551,071	(58,864)	492,207
Redondo	236,941	78,750	-	315,691	(30,874)	284,817
Regency	208,617	68,750	9,653	287,020	(28,493)	258,527
Reginald	329,750	108,750	38,879	477,378	(60,342)	417,036
Reynolds	324,775	108,258	-	433,033	(46,256)	386,777
Ribbonwalk	241,740	80,000	-	321,740	(41,023)	280,717
Richardson	237,659	78,750	-	316,409	(33,128)	283,281
Richmond	287,745	95,915	-	383,659	(28,774)	354,885
Ridge	164,536	54,000	-	218,536	(29,417)	189,119
Ritter	381,271	127,090	-	508,362	(55,458)	452,904
River	201,388	66,250	-	267,638	(36,006)	231,632
Riverwalk	298,504	99,501	-	398,005	(42,514)	355,491
Rooney	242,468	129,500	-	371,968	(41,273)	330,694
Roseberry	248,204	81,250	-	329,454	(43,624)	285,830
Rosewood	204,541	68,180	-	272,722	(30,371)	242,350
Roxy	246,352	82,117	-	328,469	(36,579)	291,890
Saddlebred	357,856	118,750	17,602	494,208	(72,573)	421,635
Saint	208,509	112,274	-	320,783	(32,856)	287,927
Sajni	226,838	75,613	37,662	340,112	(40,443)	299,669
Salem	241,306	80,225	-	321,531	(45,068)	276,463
Salinas	172,670	57,557	8,994	239,220	(25,876)	213,344

June 30, 2026
Series	Building	Land	Property Improvements	Total	Less: Accumulated Depreciation	Property and equipment, net
Saturn	163,562	53,750	6,480	223,792	(34,890)	188,902
Scepter	177,069	94,500	-	271,569	(30,218)	241,351
Sequoyah	187,039	62,000	5,041	254,080	(25,821)	228,259
Shallowford	272,709	90,500	-	363,209	(38,037)	325,172
Shoreline	234,300	77,500	-	311,800	(41,890)	269,910
Sigma	289,989	96,250	-	386,239	(47,244)	338,995
Simon	218,698	72,899	-	291,597	(23,195)	268,402
Sims	206,196	68,732	-	274,929	(22,494)	252,434
Soapstone	165,000	55,000	11,177	231,177	(36,765)	194,412
Sodalis	218,882	72,961	17,569	309,411	(33,809)	275,601
Spencer	227,685	75,000	-	302,685	(41,567)	261,118
Splash	163,770	53,750	9,526	227,046	(32,198)	194,849
Spring	187,077	62,359	-	249,436	(26,644)	222,792
Stonebriar	153,288	51,096	-	204,385	(22,761)	181,624
Sugar	235,235	77,500	-	312,735	(42,081)	270,654
Summerset	192,776	63,750	15,526	272,051	(43,331)	228,721
Sundance	238,965	78,750	7,575	325,290	(36,693)	288,597
Sunnyside	167,162	55,721	-	222,882	(20,769)	202,113
Swift	259,781	86,594	5,641	352,015	(43,086)	308,929
Taylor	173,433	58,010	5,354	236,796	(28,805)	207,991
Terracotta	208,259	112,139	-	320,398	(31,555)	288,843
Theodore	217,070	72,357	-	289,427	(23,023)	266,404
Tulip	239,969	79,990	-	319,959	(36,359)	283,600
Tuscan	244,164	80,225	-	324,389	(45,577)	278,811
Tuscarora	252,508	83,998	-	336,505	(31,372)	305,133
Tuxford	198,079	66,026	-	264,106	(30,612)	233,494
Vernon	199,031	64,942	-	263,973	(35,585)	228,389
Walton	226,775	75,592	9,726	312,093	(33,757)	278,336
Wave	252,771	84,590	-	337,362	(39,064)	298,297
Weldon	159,806	52,500	-	212,306	(27,603)	184,703
Wellington	306,669	101,250	11,903	419,822	(48,167)	371,654
Wentworth	172,251	56,550	8,000	236,801	(32,757)	204,044
Wescott	207,088	69,029	-	276,118	(30,122)	245,996
Westchester	257,791	85,000	-	342,791	(46,090)	296,701
Wildwood	166,727	55,576	-	222,303	(24,756)	197,546
Willow	221,118	73,250	-	294,368	(30,823)	263,546
Wilson	289,478	96,830	5,795	392,103	(45,815)	346,288
Winchester	200,150	66,717	12,614	279,480	(23,965)	255,515
Windsor	264,500	87,500	-	352,000	(47,290)	304,710
Winston	248,565	82,855	-	331,420	(34,649)	296,772
Wisteria	224,188	74,729	7,912	306,830	(38,188)	268,642

	$57,440,937	$19,596,642	$759,412	$77,796,991	$(8,683,401)	$69,113,589

December 31, 2025
Series	Building	Land	Property Improvements	Total	Less: Accumulated Depreciation	Property and equipment, net
100	$464,472	$154,824	$-	$619,296	$(60,522)	$558,774
101	479,535	159,845	7,073	646,453	(62,329)	584,124
Abbington	361,773	120,591	6,695	489,059	(49,391)	439,668
Abernant	171,814	57,271	-	229,086	(14,058)	215,028
Alvin	240,221	80,074	-	320,294	(19,654)	300,640
Amber	231,434	76,250	-	307,684	(35,767)	271,917
Apollo	148,028	49,343	12,420	209,791	(22,359)	187,432
Aster	192,736	64,093	7,847	264,676	(24,147)	240,529
Augusta	224,136	74,712	-	298,848	(20,376)	278,472
Avebury	219,734	73,245	-	292,978	(29,964)	263,014
Avondale	248,780	82,927	-	331,707	(22,616)	309,091
Badminton	192,775	63,750	7,254	263,779	(34,689)	229,090
Ballinger	225,915	75,305	-	301,220	(16,430)	284,790
Bandelier	227,358	122,465	-	349,823	(34,448)	315,375
Baron	440,147	142,573	6,011	588,730	(57,021)	531,710
Basil	153,138	50,625	-	203,763	(25,059)	178,704
Bayside	193,863	63,750	-	257,613	(31,135)	226,477
Bazzel	187,453	62,484	19,530	269,468	(25,834)	243,633
Bedford	211,603	70,534	-	282,138	(28,214)	253,924
Bella	231,329	77,110	7,499	315,938	(21,079)	294,859
Belle	332,313	110,771	-	443,084	(41,287)	401,797
Belvedere	222,829	74,276	-	297,105	(20,257)	276,848
Bergenia	164,244	54,748	-	218,993	(13,936)	205,057
Blossom	192,230	64,077	-	256,307	(23,301)	233,006
Bonneau	253,239	84,413	5,330	342,982	(34,160)	308,822
Brainerd	219,905	72,500	-	292,405	(23,990)	268,415
Braxton	244,842	80,875	-	325,717	(29,678)	296,039
Brennan	171,314	57,105	-	228,419	(22,323)	206,096
Briarwood	157,646	52,549	-	210,195	(12,898)	197,296
Brooklyn	125,094	41,500	6,328	172,922	(17,338)	155,584
Burlington	490,374	163,458	6,180	660,011	(62,514)	597,497
Butter	286,835	93,724	-	380,558	(42,381)	338,177
Calvin	178,500	59,500	-	238,000	(15,145)	222,855
Camino	200,434	66,811	-	267,245	(24,902)	242,343
Cawley	237,152	79,051	-	316,203	(20,841)	295,362
Centennial	-	-	-	-	-	-
Chaparral	148,009	49,491	-	197,500	(26,785)	170,715
Chelsea	232,861	77,620	-	310,481	(31,754)	278,727
Chester	280,215	93,000	-	373,215	(33,965)	339,249
Chickamauga	282,098	93,075	-	375,173	(30,774)	344,399
Chinook	230,186	76,729	7,665	314,580	(23,933)	290,647
Chitwood	289,031	96,344	-	385,375	(35,910)	349,465
Clover	249,340	83,113	-	332,453	(30,043)	302,410
Coatbridge	205,145	67,500	7,962	280,607	(36,663)	243,944
Collier	268,326	89,442	-	357,769	(33,338)	324,431
Collinston	159,806	52,500	-	212,306	(24,697)	187,609
Conway	519,077	171,250	-	690,327	(62,918)	627,408
Cove	158,950	52,983	-	211,933	(15,413)	196,520

December 31, 2025
Series	Building	Land	Property Improvements	Total	Less: Accumulated Depreciation	Property and equipment, net
Creekside	234,815	78,472	-	313,287	(29,174)	284,113
Creekwood	218,448	72,375	-	290,823	(26,478)	264,345
Cumberland	223,247	74,416	-	297,662	(27,060)	270,602
Cupcake	166,444	54,639	8,000	229,083	(27,653)	201,429
Cypress	275,692	91,250	6,760	373,702	(33,145)	340,558
Daisy	227,590	75,863	-	303,453	(28,276)	275,177
Davidson	160,008	52,500	-	212,508	(24,244)	188,264
Dawson	171,298	56,250	5,028	232,575	(30,947)	201,628
Delta	257,741	85,914	8,400	352,054	(38,727)	313,327
Dewberry	143,700	47,500	-	191,200	(23,514)	167,685
Diablo	195,243	103,950	-	299,193	(28,564)	270,628
Dogwood	182,125	60,000	-	242,125	(22,627)	219,498
Dolittle	232,183	76,093	-	308,276	(34,476)	273,801
Dolly	521,147	173,682	-	694,829	(64,748)	630,081
Dops	154,480	51,250	-	205,730	(16,384)	189,346
Dorchester	259,980	86,660	6,500	353,140	(33,059)	320,081
Dunbar	243,644	81,215	21,611	346,470	(38,785)	307,686
Eagle	203,903	67,968	7,150	279,021	(25,766)	253,255
Eastfair	162,575	53,750	-	216,325	(26,603)	189,722
Eastwood	240,809	80,270	-	321,079	(19,703)	301,376
Elevation	201,118	65,837	13,996	280,951	(38,599)	242,352
Ella	197,272	65,757	-	263,030	(20,325)	242,705
Ellen	187,200	62,400	-	249,600	(15,884)	233,716
Elm	125,176	41,250	-	166,426	(19,933)	146,493
Emporia	265,811	88,604	-	354,415	(37,053)	317,362
Ensenada	365,214	196,000	-	561,214	(55,552)	505,663
Falcon	204,606	67,500	7,000	279,106	(25,194)	253,911
Felix	187,146	62,382	6,979	256,507	(19,587)	236,920
Fenwick	226,605	75,535	-	302,140	(20,600)	281,540
Fletcher	132,652	44,217	-	176,869	(11,255)	165,614
Folly	235,178	78,393	8,504	322,074	(34,463)	287,611
Forest	265,264	87,500	12,474	365,238	(48,396)	316,841
Foster	236,883	78,961	-	315,843	(21,535)	294,309
Franklin	225,740	75,247	5,186	306,173	(22,344)	283,829
Gardens	166,712	55,571	5,548	227,830	(24,447)	203,383
General	238,814	79,605	-	318,419	(20,987)	297,432
Goose	189,997	63,332	6,700	260,029	(24,018)	236,011
Grant	244,818	129,500	-	374,318	(37,094)	337,224
Greenhill	246,644	82,215	-	328,858	(34,381)	294,478
Gretal	341,305	112,500	-	453,805	(39,302)	414,503
Grove	170,579	56,860	13,000	240,439	(31,627)	208,812
Hadden	166,460	55,487	-	221,947	(23,203)	198,743
Hansard	229,327	75,709	-	305,035	(24,323)	280,713
Hansel	305,996	101,999	-	407,994	(36,163)	371,831
Hargrave	176,640	58,880	-	235,520	(14,988)	220,532
Harrison	346,265	115,000	-	461,265	(41,972)	419,294
Henry	325,137	108,379	-	433,516	(40,396)	393,120
Heritage	220,017	73,339	5,056	298,412	(32,208)	266,204

December 31, 2025
Series	Building	Land	Property Improvements	Total	Less: Accumulated Depreciation	Property and equipment, net
Heron	216,890	72,297	5,305	294,492	(31,975)	262,517
Highland	216,811	72,270	-	289,081	(26,937)	262,144
Hines	193,050	64,350	8,950	266,350	(29,045)	237,305
Hobbes	176,871	58,957	-	235,828	(15,007)	220,821
Holcomb	268,238	89,413	-	357,651	(34,139)	323,511
Holland	160,008	52,500	-	212,508	(24,728)	187,779
Hollandaise	276,552	92,184	-	368,736	(37,712)	331,024
Holloway	256,950	85,000	-	341,950	(42,047)	299,903
Inglewood	514,831	169,750	-	684,581	(62,404)	622,177
Irene	132,652	44,217	-	176,869	(11,255)	165,614
Jack	313,439	104,480	6,782	424,700	(45,899)	378,802
Jake	445,114	148,371	-	593,485	(56,651)	536,834
Jefferson	207,755	68,441	-	276,196	(22,035)	254,161
Jill	302,035	101,838	-	403,872	(36,610)	367,262
Johnny	442,591	147,497	-	590,089	(54,989)	535,100
June	442,591	147,497	-	590,089	(54,989)	535,100
Jupiter	159,802	52,500	-	212,302	(24,697)	187,605
Kawana	208,216	69,405	-	277,621	(28,393)	249,228
Kennesaw	321,006	107,002	-	428,008	(39,882)	388,125
Kenny	521,147	173,682	-	694,829	(64,748)	630,081
KerriAnn	257,713	85,000	-	342,713	(39,048)	303,665
Kessler	195,429	65,143	5,526	266,098	(28,057)	238,041
Kingsley	238,075	78,750	-	316,825	(38,612)	278,213
Kirkwood	197,564	65,855	7,069	270,488	(27,511)	242,977
Korin	210,256	69,716	-	279,972	(22,937)	257,035
Lallie	280,725	92,500	10,869	384,094	(50,930)	333,164
Lanier	285,656	95,219	5,121	385,996	(39,526)	346,470
Lannister	132,923	44,308	6,100	183,331	(21,899)	161,432
Latte	275,597	91,866	-	367,463	(34,241)	333,222
Lennox	163,783	53,750	-	217,533	(26,304)	191,229
Lierly	161,250	53,750	-	215,000	(28,993)	186,007
Lily	380,574	126,250	31,533	538,356	(63,784)	474,572
Limestone	221,258	72,500	-	293,758	(34,194)	259,563
Litton	242,715	80,000	-	322,715	(26,478)	296,237
Longwoods	203,601	67,867	-	271,468	(18,509)	252,959
Lookout	260,780	86,927	-	347,707	(33,190)	314,517
Loretta	518,678	171,250	-	689,928	(62,870)	627,058
Louis	203,538	67,846	-	271,384	(18,503)	252,880
Louise	208,392	69,464	-	277,856	(27,786)	250,070
Lovejoy	222,438	74,146	-	296,584	(30,332)	266,252
Luna	162,575	53,750	-	216,325	(26,603)	189,722
Lurleen	165,449	55,150	10,401	230,999	(23,788)	207,211
Madison	155,520	51,840	-	207,360	(19,793)	187,567
Mae	267,516	89,172	-	356,688	(33,237)	323,451
Magnolia	189,690	63,230	7,050	259,970	(29,652)	230,318
Malbec	241,344	80,225	-	321,568	(40,686)	280,882

December 31, 2025
Series	Building	Land	Property Improvements	Total	Less: Accumulated Depreciation	Property and equipment, net
Mammoth	257,706	85,902	-	343,608	(34,361)	309,247
Marcelo	215,116	71,705	-	286,822	(26,075)	260,747
Marie	241,848	79,625	-	321,473	(25,650)	295,822
Marietta	228,678	76,807	-	305,485	(28,411)	277,074
Marion	192,484	64,161	11,128	267,773	(22,228)	245,545
Marple	132,652	44,217	-	176,869	(12,059)	164,810
Martell	196,472	65,491	-	261,963	(17,861)	244,102
Mary	205,277	68,426	-	273,703	(18,662)	255,042
Matchingham	160,191	52,273	-	212,463	(24,272)	188,192
McGregor	227,254	75,751	-	303,005	(29,612)	273,393
McLovin	343,044	183,750	10,685	537,478	(51,531)	485,947
Meadow	242,548	80,000	-	322,548	(37,484)	285,064
Mimosa	159,969	53,750	-	213,719	(18,709)	195,010
Mojave	178,180	58,500	8,000	244,680	(30,265)	214,415
Murphy	224,701	73,612	-	298,312	(33,365)	264,948
Mycroft	135,657	45,219	-	180,876	(12,332)	168,543
Nugget	423,141	141,047	-	564,188	(53,855)	510,334
Odessa	403,261	133,750	-	537,011	(62,322)	474,689
Olive	175,139	57,500	5,044	237,683	(31,575)	206,108
Oly	344,549	184,100	-	528,649	(51,164)	477,484
Onyx	245,598	81,866	15,427	342,891	(29,526)	313,365
Oscar	188,729	62,910	5,865	257,503	(19,127)	238,376
Osceola	211,769	70,590	-	282,359	(19,252)	263,107
Osprey	264,002	88,001	6,901	358,903	(37,631)	321,272
Otoro	296,828	98,943	6,875	402,646	(42,671)	359,975
Palmer	220,930	73,643	13,227	307,801	(22,291)	285,510
Patrick	158,368	52,551	6,319	217,239	(31,715)	185,523
Peanut	163,038	54,346	-	217,385	(21,739)	195,646
Pearl	412,412	137,471	-	549,882	(52,489)	497,393
Pecan	157,052	52,124	-	209,176	(28,116)	181,059
Peterson	170,723	56,908	-	227,631	(13,968)	213,663
Piedmont	289,947	97,027	-	386,974	(36,024)	350,951
Pinot	243,611	81,054	-	324,665	(41,069)	283,596
Pioneer	431,448	143,816	15,000	590,263	(55,240)	535,023
Plumtree	151,745	50,738	-	202,483	(27,614)	174,869
Point	288,748	96,249	-	384,997	(37,625)	347,372
Porthos	228,114	76,038	-	304,152	(20,047)	284,106
Quincy	413,303	137,768	-	551,071	(51,350)	499,721
Redondo	236,941	78,750	-	315,691	(26,566)	289,125
Regency	208,617	68,750	9,653	287,020	(23,735)	263,285
Reginald	329,750	108,750	38,879	477,378	(50,459)	426,919
Reynolds	324,775	108,258	-	433,033	(40,351)	392,682
Ribbonwalk	241,740	80,000	-	321,740	(36,628)	285,113
Richardson	237,659	78,750	-	316,409	(28,807)	287,602
Richmond	287,745	95,915	-	383,659	(23,543)	360,117
Ridge	164,536	54,000	-	218,536	(26,425)	192,111
Ritter	381,271	127,090	-	508,362	(48,526)	459,836
River	201,388	66,250	-	267,638	(32,344)	235,294
Riverwalk	298,504	99,501	-	398,005	(37,087)	360,918
Rooney	242,468	129,500	-	371,968	(36,851)	335,117

December 31, 2025
Series	Building	Land	Property Improvements	Total	Less: Accumulated Depreciation	Property and equipment, net
Roseberry	248,204	81,250	-	329,454	(39,111)	290,343
Rosewood	204,541	68,180	-	272,722	(26,652)	246,069
Roxy	246,352	82,117	-	328,469	(32,100)	296,369
Saddlebred	357,856	118,750	17,602	494,208	(64,934)	429,273
Saint	208,509	112,274	-	320,783	(29,065)	291,718
Sajni	226,838	75,613	27,593	330,043	(33,391)	296,651
Salem	241,306	80,225	-	321,531	(40,681)	280,850
Salinas	172,670	57,557	8,994	239,220	(21,837)	217,383
Saturn	163,562	53,750	6,480	223,792	(31,258)	192,533
Scepter	177,069	94,500	-	271,569	(26,980)	244,589
Sequoyah	187,039	62,000	5,041	254,080	(21,916)	232,163
Shallowford	272,709	90,500	-	363,209	(33,078)	330,131
Shoreline	234,300	77,500	-	311,800	(37,630)	274,170
Sigma	289,989	96,250	-	386,239	(42,004)	344,235
Simon	218,698	72,899	-	291,597	(19,219)	272,378
Sims	206,196	68,732	-	274,929	(18,745)	256,183
Soapstone	165,000	55,000	11,177	231,177	(32,647)	198,530
Sodalis	218,882	72,961	17,569	309,411	(28,073)	281,338
Spencer	227,685	75,000	-	302,685	(37,411)	265,274
Splash	163,770	53,750	9,526	227,046	(28,267)	198,779
Spring	187,077	62,359	-	249,436	(23,243)	226,193
Stonebriar	153,288	51,096	-	204,385	(19,974)	184,411
Sugar	235,235	77,500	-	312,735	(37,801)	274,934
Summerset	192,776	63,750	15,526	272,051	(38,273)	233,778
Sundance	238,965	78,750	7,575	325,290	(31,591)	293,699
Sunnyside	167,162	55,721	-	222,882	(17,729)	205,153
Swift	259,781	86,594	5,641	352,015	(37,799)	314,217
Taylor	173,433	58,010	5,354	236,796	(25,117)	211,680
Terracotta	208,259	112,139	-	320,398	(27,768)	292,630
Theodore	217,070	72,357	-	289,427	(19,076)	270,351
Tulip	239,969	79,990	-	319,959	(31,996)	287,963
Tuscan	244,164	80,225	-	324,389	(41,138)	283,251
Tuscarora	252,508	83,998	-	336,505	(26,781)	309,724
Tuxford	198,079	66,026	-	264,106	(27,011)	237,095
Vernon	199,031	64,942	-	263,973	(31,966)	232,007
Walton	226,775	75,592	9,726	312,093	(28,662)	283,431
Wave	252,771	84,590	-	337,362	(34,469)	302,893
Weldon	159,806	52,500	-	212,306	(24,697)	187,609
Wellington	306,669	101,250	11,903	419,822	(41,401)	378,420
Wentworth	172,251	56,550	8,000	236,801	(29,341)	207,461
Wescott	207,088	69,029	-	276,118	(26,357)	249,761
Westchester	257,791	85,000	-	342,791	(41,403)	301,388
Wildwood	166,727	55,576	-	222,303	(21,725)	200,578
Willow	221,118	73,250	-	294,368	(26,802)	267,566
Wilson	289,478	96,830	5,795	392,103	(39,954)	352,149
Winchester	200,150	66,717	5,698	272,564	(19,641)	252,922
Windsor	264,500	87,500	-	352,000	(42,481)	309,519
Winston	248,565	82,855	-	331,420	(30,129)	301,291
Wisteria	224,188	74,729	7,912	306,830	(33,320)	273,510

	$57,440,937	$19,596,642	$700,502	$77,738,081	$(7,576,854)	$70,161,226

Depreciation expense was $1,106,547 and $1,094,523, respectively, for the six months ended June 30, 2026 and 2025.

NOTE 5: MORTGAGE PAYABLES, NET

The Company has mortgages with Arvest Bank, Certain Lending, and Arrived Short Term Notes, LLC, an affiliate of the manager. The following is a summary of the mortgages by each series as of June 30, 2026 and December 31, 2025:

JUNE 30, 2026
Series Name	Lender	Mortgage payables	Term	Interest Only Period (Months)	Interest Rate	Unamortized capitalized loan fees	Mortgage Payable, net of unamortized loan fees	Amortization of loan fees (six months)
Arrived NC Amber, LLC	Certain Lending	$200,830	30	84	3.875%	$1,899	$198,931	$38
Arrived Homes Series Apollo, a series of Arrived Homes, LLC	Certain Lending	136,500	30	84	5.625%	3,006	133,494	58
Arrived AR Aster, LLC	Certain Lending	127,500	30	84	6.625%	2,887	124,613	55
Arrived AL Avebury, LLC	Certain Lending	203,000	30	84	3.875%	1,944	201,056	38
Arrived SC Badminton, LLC	Certain Lending	174,200	30	60	4.625%	2,070	172,130	42
Arrived AZ Bandelier, LLC	Certain Lending	244,930	30	84	3.875%	2,184	242,746	43
Arrived SC Basil, LLC	Certain Lending	131,625	30	60	4.625%	1,716	129,909	34
Arrived SC Bayside, LLC	Certain Lending	165,750	30	84	4.625%	2,006	163,744	40
Arrived SC Bedford, LLC	Certain Lending	196,000	30	84	3.875%	1,351	194,650	26
Arrived TN Brainerd, LLC	Arrived Short Term Notes, LLC	145,000	30	60	5.950%	1,027	143,973	362
Arrived AL Brennan, LLC	Certain Lending	157,500	30	84	5.625%	3,359	154,142	65
Arrived Homes Series Brooklyn, a series of Arrived Homes, LLC	Arrived Short Term Notes, LLC	83,000	30	60	5.950%	588	82,412	208
Arrived SC Butter, LLC	Certain Lending	262,426	30	84	3.875%	2,306	260,120	45

JUNE 30, 2026
Series Name	Lender	Mortgage payables	Term	Interest Only Period (Months)	Interest Rate	Unamortized capitalized loan fees	Mortgage Payable, net of unamortized loan fees	Amortization of loan fees (six months)
Arrived AR Chaparral, LLC	Arrived Short Term Notes, LLC	104,310	-	18	6.500%	-	104,310	908
Arrived AL Chelsea, LLC	Certain Lending	215,492	30	84	3.875%	2,025	213,467	39
Arrived TN Chester, LLC	Certain Lending	186,000	30	84	6.625%	3,911	182,089	75
Arrived SC Coatbridge, LLC	Certain Lending	175,500	30	60	4.625%	2,087	173,413	42
Arrived NC Collinston, LLC	Certain Lending	136,500	30	60	3.875%	1,493	135,007	30
Arrived Homes Series Creekwood, a series of Arrived Homes, LLC	Certain Lending	144,750	30	84	6.625%	3,189	141,561	61
Arrived AR Cupcake LLC	Certain Lending	152,989	30	84	3.875%	2,671	150,318	53
Arrived GA Cypress, LLC	Certain Lending	182,500	30	84	6.625%	3,119	179,381	59
Arrived NC Davidson LLC	Certain Lending	147,000	30	84	3.875%	1,564	145,436	31
Arrived SC Dawson, LLC	Certain Lending	146,250	30	60	4.625%	1,844	144,407	37
Arrived GA Delta, LLC	Certain Lending	226,800	30	84	3.875%	2,090	224,710	41
Arrived SC Dewberry, LLC	Certain Lending	121,225	30	60	4.625%	1,630	119,595	33
Arrived AZ Diablo, LLC	Certain Lending	207,900	30	84	3.875%	1,963	205,937	38

JUNE 30, 2026
Series Name	Lender	Mortgage payables	Term	Interest Only Period (Months)	Interest Rate	Unamortized capitalized loan fees	Mortgage Payable, net of unamortized loan fees	Amortization of loan fees (six months)
Arrived SC Dolittle, LLC	Certain Lending	207,577	30	84	3.875%	1,954	205,623	38
Arrived AR Eagle, LLC	Certain Lending	135,000	30	84	6.625%	3,009	131,991	57
Arrived SC Eastfair, LLC	Certain Lending	150,000	30	60	4.625%	1,869	148,131	38
Arrived SC Elevation, LLC	Certain Lending	172,250	30	60	4.625%	1,702	170,548	34
Arrived SC Elm, LLC	Certain Lending	107,250	30	60	4.625%	1,304	105,946	26
Arrived GA Emporia, LLC	Certain Lending	245,000	30	84	3.875%	2,206	242,794	43
Arrived CO Ensenada, LLC	Certain Lending	392,000	30	84	3.875%	3,116	388,884	62
Arrived AR Falcon, LLC	Certain Lending	135,000	30	84	6.625%	3,019	131,981	57
Arrived SC Forest, LLC	Certain Lending	227,500	30	60	4.625%	2,047	225,453	41
Arrived Homes Series Gardens, a series of Arrived Homes, LLC	Certain Lending	136,500	30	84	4.750%	1,522	134,978	30
Arrived AR Goose, LLC	Certain Lending	125,750	30	84	6.625%	2,848	122,902	54
Arrived GA Grant, LLC	Certain Lending	259,000	30	84	3.875%	2,274	256,726	45
Arrived SC Greenhill, LLC	Certain Lending	227,784	30	84	3.875%	2,096	225,688	41
Arrived Homes Series Grove, a series of Arrived Homes, LLC	Certain Lending	157,500	30	84	4.750%	1,658	155,842	32

JUNE 30, 2026
Series Name	Lender	Mortgage payables	Term	Interest Only Period (Months)	Interest Rate	Unamortized capitalized loan fees	Mortgage Payable, net of unamortized loan fees	Amortization of loan fees (six months)
Arrived SC Hadden, LLC	Certain Lending	143,500	30	84	3.875%	1,558	141,942	30
Arrived TN Hansel, LLC	Certain Lending	201,995	30	84	6.625%	4,178	197,817	80
Arrived TN Harrison, LLC	Certain Lending	230,000	30	84	6.625%	4,681	225,319	89
Arrived Homes Series Heritage, a series of Arrived Homes, LLC	Certain Lending	203,000	30	84	4.750%	1,957	201,043	38
Arrived SC Heron, LLC	Certain Lending	200,900	30	84	4.750%	1,944	198,956	38
Arrived NC Holland LLC	Certain Lending	147,000	30	60	4.625%	1,559	145,441	31
Arrived TN Hollandaise, LLC	Certain Lending	255,500	30	84	3.875%	2,281	253,219	44
Arrived SC Holloway, LLC	Certain Lending	221,000	30	60	4.625%	2,459	218,541	49
Arrived TN Jack, LLC	Certain Lending	289,629	30	84	4.375%	2,508	287,120	49
Arrived TN Jill, LLC	Certain Lending	201,320	30	84	6.625%	4,179	197,141	80
Arrived NC Jupiter LLC	Certain Lending	139,750	30	60	4.625%	1,514	138,236	30
Arrived AL Kawana, LLC	Certain Lending	192,500	30	84	3.875%	1,877	190,623	37
Arrived NC KerriAnn, LLC	Certain Lending	238,000	30	84	3.875%	2,227	235,773	44
Arrived AR Kessler, LLC	Certain Lending	128,500	30	84	6.625%	2,896	125,604	55

JUNE 30, 2026
Series Name	Lender	Mortgage payables	Term	Interest Only Period (Months)	Interest Rate	Unamortized capitalized loan fees	Mortgage Payable, net of unamortized loan fees	Amortization of loan fees (six months)
Arrived SC Kingsley, LLC	Certain Lending	215,000	30	60	4.625%	2,409	212,591	48
Arrived TN Kirkwood, LLC	Certain Lending	182,000	30	84	4.750%	1,821	180,179	35
Arrived SC Lallie, LLC	Certain Lending	240,500	30	60	4.625%	2,621	237,879	53
Arrived Homes Series Lanier, a series of Arrived Homes, LLC	Certain Lending	263,900	30	84	4.750%	2,350	261,550	45
Arrived Homes Series Lannister, a series of Arrived Homes, LLC	Certain Lending	115,500	30	84	6.125%	2,644	112,857	51
Arrived SC Lennox, LLC	Certain Lending	139,750	30	60	4.625%	1,789	137,961	36
Arrived AR Lierly, LLC	Arrived Short Term Notes, LLC	131,100	-	18	6.500%	-	131,100	1,100
Arrived CO Lily, LLC	Certain Lending	311,500	30	84	3.875%	2,598	308,902	51
Arrived SC Limestone LLC	Certain Lending	203,000	30	60	3.875%	1,913	201,087	38
Arrived TN Litton, LLC	Arrived Short Term Notes, LLC	160,000	30	60	5.950%	1,133	158,867	400
Arrived Homes Series Louise, a series of Arrived Homes, LLC	Arrived Short Term Notes, LLC	182,000	30	84	4.375%	1,815	180,185	35
Arrived GA Lovejoy, LLC	Certain Lending	205,100	30	84	3.875%	1,951	203,149	38
Arrived SC Luna, LLC	Certain Lending	150,000	30	60	4.625%	1,869	148,131	38
Arrived Homes Series Lurleen, a series of Arrived Homes, LLC	Arrived Short Term Notes, LLC	110,000	30	60	6.990%	825	109,175	275

JUNE 30, 2026
Series Name	Lender	Mortgage payables	Term	Interest Only Period (Months)	Interest Rate	Unamortized capitalized loan fees	Mortgage Payable, net of unamortized loan fees	Amortization of loan fees (six months)
Arrived Homes Series Madison, a series of Arrived Homes, LLC	Certain Lending	102,500	30	84	6.000%	2,419	100,081	47
Arrived GA Magnolia, LLC	Certain Lending	175,000	30	84	5.625%	3,660	171,341	71
Arrived AR Malbec, LLC	Certain Lending	208,585	30	60	4.625%	3,350	205,235	67
Arrived Homes Series Mammoth, a series of Arrived Homes, LLC	Arrived Short Term Notes, LLC	238,000	30	84	4.750%	2,176	235,824	42
Arrived SC Marietta, LLC	Certain Lending	152,113	30	84	6.625%	3,318	148,794	63
Arrived SC Matchingham, LLC	Certain Lending	146,364	30	84	3.875%	1,560	144,803	31
Arrived CO McLovin, LLC	Certain Lending	367,500	30	84	3.875%	2,980	364,520	58
Arrived NC Meadow, LLC	Certain Lending	214,900	30	84	3.875%	1,988	212,912	39
Arrived Homes Series Mimosa, a series of Arrived Homes, LLC	Arrived Short Term Notes, LLC	107,500	30	60	6.625%	672	106,828	269
Arrived AR Mojave LLC	Certain Lending	163,800	30	84	3.875%	3,359	160,441	66
Arrived SC Murphy, LLC	Certain Lending	207,270	30	84	3.875%	1,955	205,315	38
Arrived CO Odessa, LLC	Arrived Short Term Notes, LLC	374,500	30	84	3.875%	2,995	371,505	59

JUNE 30, 2026
Series Name	Lender	Mortgage payables	Term	Interest Only Period (Months)	Interest Rate	Unamortized capitalized loan fees	Mortgage Payable, net of unamortized loan fees	Amortization of loan fees (six months)
Arrived SC Olive, LLC	Certain Lending	126,100	30	60	4.625%	1,676	124,424	34
Arrived CO Oly, LLC	Certain Lending	368,200	30	84	3.875%	2,978	365,222	58
Arrived GA Otoro, LLC	Certain Lending	274,400	30	84	3.875%	2,410	271,990	47
Arrived AR Patrick, LLC	Arrived Short Term Notes, LLC	108,300	-	18	6.500%	-	108,300	383
Arrived Homes Series Peanut, a series of Arrived Homes, LLC	Certain Lending	147,000	30	84	4.750%	1,590	145,410	31
Arrived AR Pecan, LLC	Arrived Short Term Notes, LLC	112,860	-	18	6.500%	-	112,860	389
Arrived GA Piedmont, LLC	Certain Lending	192,500	30	84	6.625%	4,025	188,475	77
Arrived AR Pinot, LLC	Certain Lending	210,740	30	60	4.625%	3,374	207,366	68
Arrived AR Plumtree, LLC	Arrived Short Term Notes, LLC	111,150	-	18	6.500%	-	111,150	959
Arrived TN Point, LLC	Certain Lending	267,750	30	84	4.750%	2,375	265,375	46
Arrived NM Redondo, LLC	Arrived Short Term Notes, LLC	157,500	30	60	6.625%	1,050	156,450	394
Arrived OH Regency, LLC	Arrived Short Term Notes, LLC	137,500	30	60	6.990%	1,031	136,469	344

JUNE 30, 2026
Series Name	Lender	Mortgage payables	Term	Interest Only Period (Months)	Interest Rate	Unamortized capitalized loan fees	Mortgage Payable, net of unamortized loan fees	Amortization of loan fees (six months)
Arrived NC Ribbonwalk, LLC	Certain Lending	224,000	30	84	3.875%	2,052	221,948	41
Arrived SC Ridge, LLC	Certain Lending	140,400	30	60	4.625%	1,795	138,605	36
Arrived SC River, LLC	Certain Lending	172,250	30	60	4.625%	1,702	170,548	34
Arrived AZ Rooney, LLC	Certain Lending	259,000	30	84	3.875%	2,274	256,726	45
Arrived SC Roseberry, LLC	Certain Lending	211,250	30	60	4.625%	1,952	209,298	39
Arrived Homes Series Rosewood, a series of Arrived Homes, LLC	Certain Lending	189,000	30	84	4.750%	1,867	187,134	36
Arrived TN Roxy, LLC	Certain Lending	220,500	30	84	4.750%	2,070	218,430	40
Arrived CO Saddlebred, LLC	Certain Lending	332,500	30	60	3.875%	2,730	329,770	54
Arrived AZ Saint, LLC	Certain Lending	211,992	30	84	3.875%	1,995	209,996	39
Arrived AR Salem, LLC	Certain Lending	212,550	30	60	4.625%	3,415	209,135	68
Arrived NC Saturn, LLC	Certain Lending	139,750	30	60	4.625%	1,509	138,241	30
Arrived AZ Scepter, LLC	Certain Lending	189,000	30	60	3.875%	1,830	187,170	36

JUNE 30, 2026
Series Name	Lender	Mortgage payables	Term	Interest Only Period (Months)	Interest Rate	Unamortized capitalized loan fees	Mortgage Payable, net of unamortized loan fees	Amortization of loan fees (six months)
Arrived AR Sequoyah, LLC	Arrived Short Term Notes, LLC	124,000	30	60	6.490%	878	123,122	310
Arrived TN Shallowford, LLC	Certain Lending	181,000	30	84	6.625%	3,824	177,176	73
Arrived SC Shoreline, LLC	Certain Lending	211,900	30	60	4.625%	1,791	210,109	36
Arrived NC Sigma, LLC	Certain Lending	269,500	30	84	3.875%	2,355	267,145	46
Arrived AR Soapstone, LLC	Arrived Short Term Notes, LLC	128,250	-	18	6.500%	-	128,250	1,096
Arrived SC Spencer, LLC	Certain Lending	195,000	30	60	4.625%	2,243	192,758	45
Arrived AR Splash, LLC	Arrived Short Term Notes, LLC	122,500	-	18	6.500%	-	122,500	413
Arrived Homes Series Stonebriar, a series of Arrived Homes, LLC	Certain Lending	134,400	30	84	4.750%	1,514	132,886	29
Arrived SC Sugar, LLC	Certain Lending	201,500	30	60	4.625%	2,304	199,196	46
Arrived SC Summerset, LLC	Certain Lending	165,750	30	60	4.625%	1,999	163,751	40
Arrived NM Sundance, LLC	Arrived Short Term Notes, LLC	157,500	30	60	6.625%	1,050	156,450	394
Arrived Homes Series Taylor, a series of Arrived Homes, LLC	Certain Lending	115,000	30	84	6.625%	2,669	112,331	51

JUNE 30, 2026
Series Name	Lender	Mortgage payables	Term	Interest Only Period (Months)	Interest Rate	Unamortized capitalized loan fees	Mortgage Payable, net of unamortized loan fees	Amortization of loan fees (six months)
Arrived AZ Terracotta, LLC	Certain Lending	222,600	30	84	3.875%	2,070	220,530	40
Arrived Homes Series Tulip, a series of Arrived Homes, LLC	Certain Lending	221,900	30	84	4.750%	2,072	219,828	40
Arrived AR Tuscan, LLC	Arrived Short Term Notes, LLC	181,480	-	18	6.500%	-	181,480	540
Arrived SC Tuxford, LLC	Certain Lending	178,500	30	84	3.875%	1,787	176,713	35
Arrived SC Vernon, LLC	Certain Lending	181,837	30	84	3.875%	1,793	180,044	35
Arrived GA Wave, LLC	Certain Lending	224,000	30	84	3.875%	2,079	221,921	41
Arrived NC Weldon LLC	Certain Lending	136,500	30	60	3.875%	1,493	135,007	30
Arrived AR Wentworth, LLC	Certain Lending	158,340	30	84	3.875%	2,949	155,391	58
Arrived TN Wescott, LLC	Certain Lending	136,250	30	84	6.125%	3,002	133,248	58
Arrived SC Westchester, LLC	Certain Lending	198,900	30	60	4.625%	2,282	196,618	46
Arrived TN Wildwood, LLC	Certain Lending	110,000	30	84	5.500%	2,541	107,460	49
Arrived SC Windsor, LLC	Certain Lending	227,500	30	60	4.625%	2,521	224,979	50
Arrived Homes Series Wisteria, a series of Arrived Homes, LLC	Certain Lending	207,477	30	84	4.750%	1,979	205,497	38

		$24,021,338				$269,434	$23,751,904	$13,853

DECEMBER 31, 2025
Series Name	Lender	Mortgage payables	Term	Interest Only Period	Interest Rate	Unamortized capitalized loan fees	Mortgage Payable, net of unamortized loan fees	Amortization of loan fees
Arrived NC Amber, LLC	Certain Lending	$200,830	30	7	3.875%	$1,936	$198,894	$75
Arrived Homes Series Apollo, a series of Arrived Homes, LLC	Certain Lending	136,500	30	7	5.625%	3,064	133,436	116
Arrived AR Aster, LLC	Certain Lending	127,500	30	7	6.625%	2,942	124,558	110
Arrived AL Avebury, LLC	Certain Lending	203,000	30	7	3.875%	1,982	201,018	76
Arrived SC Badminton, LLC	Certain Lending	174,200	30	5	4.625%	2,111	172,089	83
Arrived AZ Bandelier, LLC	Certain Lending	244,930	30	7	3.875%	2,227	242,703	86
Arrived SC Basil, LLC	Certain Lending	131,625	30	5	4.625%	1,751	129,874	69
Arrived SC Bayside, LLC	Certain Lending	165,750	30	7	4.625%	2,046	163,704	80
Arrived SC Bedford, LLC	Certain Lending	196,000	30	7	3.875%	1,377	194,623	53
Arrived TN Brainerd, LLC	Arrived Short Term Notes, LLC	145,000	30	5	5.950%	1,390	143,610	725
Arrived AL Brennan, LLC	Certain Lending	157,500	30	7	5.625%	3,423	154,077	130
Arrived Homes Series Brooklyn, a series of Arrived Homes, LLC	Arrived Short Term Notes, LLC	83,000	30	5	5.950%	795	82,205	415
Arrived SC Butter, LLC	Certain Lending	262,426	30	7	3.875%	2,351	260,075	90
Arrived AR Chaparral, LLC	Arvest Bank	104,310	10	5	4.000%	908	103,402	53

DECEMBER 31, 2025
Series Name	Lender	Mortgage payables	Term	Interest Only Period	Interest Rate	Unamortized capitalized loan fees	Mortgage Payable, net of unamortized loan fees	Amortization of loan fees
Arrived AL Chelsea, LLC	Certain Lending	215,492	30	7	3.875%	2,064	213,428	79
Arrived TN Chester, LLC	Certain Lending	186,000	30	7	6.625%	3,986	182,014	149
Arrived SC Coatbridge, LLC	Certain Lending	175,500	30	5	4.625%	2,129	173,371	84
Arrived NC Collinston, LLC	Certain Lending	136,500	30	5	3.875%	1,522	134,978	59
Arrived Homes Series Creekwood, a series of Arrived Homes, LLC	Certain Lending	144,750	30	7	6.625%	3,250	141,500	122
Arrived AR Cupcake LLC	Certain Lending	152,989	30	7	3.875%	2,724	150,266	105
Arrived GA Cypress, LLC	Certain Lending	182,500	30	7	6.625%	3,178	179,322	119
Arrived NC Davidson LLC	Certain Lending	147,000	30	7	3.875%	1,595	145,405	62
Arrived SC Dawson, LLC	Certain Lending	146,250	30	5	4.625%	1,880	144,370	74
Arrived GA Delta, LLC	Certain Lending	226,800	30	7	3.875%	2,131	224,669	82
Arrived SC Dewberry, LLC	Certain Lending	121,225	30	5	4.625%	1,663	119,563	65
Arrived AZ Diablo, LLC	Certain Lending	207,900	30	7	3.875%	2,002	205,898	77

DECEMBER 31, 2025
Series Name	Lender	Mortgage payables	Term	Interest Only Period	Interest Rate	Unamortized capitalized loan fees	Mortgage Payable, net of unamortized loan fees	Amortization of loan fees
Arrived SC Dolittle, LLC	Certain Lending	207,577	30	7	3.875%	1,993	205,585	77
Arrived AR Eagle, LLC	Certain Lending	135,000	30	7	6.625%	3,067	131,933	115
Arrived SC Eastfair, LLC	Certain Lending	150,000	30	5	4.625%	1,906	148,094	75
Arrived SC Elevation, LLC	Certain Lending	172,250	30	5	4.625%	1,736	170,514	68
Arrived SC Elm, LLC	Certain Lending	107,250	30	5	4.625%	1,330	105,920	52
Arrived GA Emporia, LLC	Certain Lending	245,000	30	7	3.875%	2,250	242,750	86
Arrived CO Ensenada, LLC	Certain Lending	392,000	30	7	3.875%	3,178	388,823	123
Arrived AR Falcon, LLC	Certain Lending	135,000	30	7	6.625%	3,076	131,924	115
Arrived SC Forest, LLC	Certain Lending	227,500	30	5	4.625%	2,088	225,412	82
Arrived Homes Series Gardens, a series of Arrived Homes, LLC	Certain Lending	136,500	30	7	4.750%	1,552	134,948	59
Arrived AR Goose, LLC	Certain Lending	125,750	30	7	6.625%	2,902	122,848	109
Arrived GA Grant, LLC	Certain Lending	259,000	30	7	3.875%	2,319	256,682	90
Arrived SC Greenhill, LLC	Certain Lending	227,784	30	7	3.875%	2,137	225,647	82
Arrived Homes Series Grove, a series of Arrived Homes, LLC	Certain Lending	157,500	30	7	4.750%	1,690	155,810	64
Arrived SC Hadden, LLC	Certain Lending	143,500	30	7	3.875%	1,588	141,912	61

DECEMBER 31, 2025
Series Name	Lender	Mortgage payables	Term	Interest Only Period	Interest Rate	Unamortized capitalized loan fees	Mortgage Payable, net of unamortized loan fees	Amortization of loan fees
Arrived TN Hansel, LLC	Certain Lending	201,995	30	7	6.625%	4,258	197,737	160
Arrived TN Harrison, LLC	Certain Lending	230,000	30	7	6.625%	4,770	225,230	178
Arrived Homes Series Heritage, a series of Arrived Homes, LLC	Certain Lending	203,000	30	7	4.750%	1,995	201,005	76
Arrived SC Heron, LLC	Certain Lending	200,900	30	7	4.750%	1,982	198,918	75
Arrived NC Holland LLC	Certain Lending	147,000	30	5	4.625%	1,590	145,410	62
Arrived TN Hollandaise, LLC	Certain Lending	255,500	30	7	3.875%	2,325	253,175	89
Arrived SC Holloway, LLC	Certain Lending	221,000	30	5	4.625%	2,508	218,492	99
Arrived TN Jack, LLC	Certain Lending	289,629	30	7	4.375%	2,557	287,072	97
Arrived TN Jill, LLC	Certain Lending	201,320	30	7	6.625%	4,259	197,061	159
Arrived NC Jupiter LLC	Certain Lending	139,750	30	5	4.625%	1,544	138,206	60
Arrived AL Kawana, LLC	Certain Lending	192,500	30	7	3.875%	1,914	190,586	73
Arrived NC KerriAnn, LLC	Certain Lending	238,000	30	7	3.875%	2,271	235,729	88
Arrived AR Kessler, LLC	Certain Lending	128,500	30	7	6.625%	2,951	125,549	111
Arrived SC Kingsley, LLC	Certain Lending	215,000	30	5	4.625%	2,457	212,543	97

DECEMBER 31, 2025
Series Name	Lender	Mortgage payables	Term	Interest Only Period	Interest Rate	Unamortized capitalized loan fees	Mortgage Payable, net of unamortized loan fees	Amortization of loan fees
Arrived TN Kirkwood, LLC	Certain Lending	182,000	30	7	4.750%	1,856	180,144	71
Arrived SC Lallie, LLC	Certain Lending	240,500	30	5	4.625%	2,673	237,827	105
Arrived Homes Series Lanier, a series of Arrived Homes, LLC	Certain Lending	263,900	30	7	4.750%	2,396	261,504	91
Arrived Homes Series Lannister, a series of Arrived Homes, LLC	Certain Lending	115,500	30	7	6.125%	2,695	112,806	102
Arrived SC Lennox, LLC	Certain Lending	139,750	30	5	4.625%	1,825	137,925	72
Arrived AR Lierly, LLC	Arvest Bank	131,100	10	5	4.000%	1,100	130,000	64
Arrived CO Lily, LLC	Certain Lending	311,500	30	7	3.875%	2,649	308,851	103
Arrived SC Limestone LLC	Certain Lending	203,000	30	5	3.875%	1,951	201,049	76
Arrived TN Litton, LLC	Arrived Short Term Notes, LLC	160,000	30	5	5.950%	1,533	158,467	800
Arrived Homes Series Louise, a series of Arrived Homes, LLC	Arrived Short Term Notes, LLC	182,000	30	7	4.375%	1,850	180,150	71
Arrived GA Lovejoy, LLC	Certain Lending	205,100	30	7	3.875%	1,989	203,111	76
Arrived SC Luna, LLC	Certain Lending	150,000	30	5	4.625%	1,906	148,094	75

DECEMBER 31, 2025
Series Name	Lender	Mortgage payables	Term	Interest Only Period	Interest Rate	Unamortized capitalized loan fees	Mortgage Payable, net of unamortized loan fees	Amortization of loan fees
Arrived Homes Series Lurleen, a series of Arrived Homes, LLC	Arrived Short Term Notes, LLC	110,000	30	5	6.990%	1,100	108,900	550
Arrived Homes Series Madison, a series of Arrived Homes, LLC	Certain Lending	102,500	30	7	6.000%	2,465	100,035	93
Arrived GA Magnolia, LLC	Certain Lending	175,000	30	7	5.625%	3,730	171,270	142
Arrived AR Malbec, LLC	Certain Lending	208,585	30	5	4.625%	3,417	205,168	134
Arrived Homes Series Mammoth, a series of Arrived Homes, LLC	Arrived Short Term Notes, LLC	238,000	30	7	4.750%	2,218	235,782	84
Arrived SC Marietta, LLC	Certain Lending	152,113	30	7	6.625%	3,382	148,731	126
Arrived SC Matchingham, LLC	Certain Lending	146,364	30	7	3.875%	1,591	144,772	62
Arrived CO McLovin, LLC	Certain Lending	367,500	30	7	3.875%	3,039	364,461	117
Arrived NC Meadow, LLC	Certain Lending	214,900	30	7	3.875%	2,027	212,873	79
Arrived Homes Series Mimosa, a series of Arrived Homes, LLC	Arrived Short Term Notes, LLC	107,500	30	5	6.625%	941	106,559	537
Arrived AR Mojave LLC	Certain Lending	163,800	30	7	3.875%	3,425	160,375	133
Arrived SC Murphy, LLC	Certain Lending	207,270	30	7	3.875%	1,993	205,277	77

DECEMBER 31, 2025
Series Name	Lender	Mortgage payables	Term	Interest Only Period	Interest Rate	Unamortized capitalized loan fees	Mortgage Payable, net of unamortized loan fees	Amortization of loan fees
Arrived CO Odessa, LLC	Arrived Short Term Notes, LLC	374,500	30	7	3.875%	3,054	371,446	119
Arrived SC Olive, LLC	Certain Lending	126,100	30	5	4.625%	1,709	124,391	67
Arrived CO Oly, LLC	Certain Lending	368,200	30	7	3.875%	3,037	365,163	117
Arrived GA Otoro, LLC	Certain Lending	274,400	30	7	3.875%	2,457	271,943	94
Arrived AR Patrick, LLC	Arvest Bank	108,300	10	5	4.000%	383	107,917	22
Arrived Homes Series Peanut, a series of Arrived Homes, LLC	Certain Lending	147,000	30	7	4.750%	1,621	145,379	62
Arrived AR Pecan, LLC	Arvest Bank	112,860	10	5	4.000%	389	112,471	23
Arrived GA Piedmont, LLC	Certain Lending	192,500	30	7	6.625%	4,102	188,398	153
Arrived AR Pinot, LLC	Certain Lending	210,740	30	5	4.625%	3,442	207,298	136
Arrived AR Plumtree, LLC	Arvest Bank	111,150	10	5	4.000%	959	110,191	55
Arrived TN Point, LLC	Certain Lending	267,750	30	7	4.750%	2,421	265,329	92
Arrived NM Redondo, LLC	Arrived Short Term Notes, LLC	157,500	30	5	6.625%	1,444	156,056	788
Arrived OH Regency, LLC	Arrived Short Term Notes, LLC	137,500	30	5	6.990%	1,375	136,125	687

DECEMBER 31, 2025
Series Name	Lender	Mortgage payables	Term	Interest Only Period	Interest Rate	Unamortized capitalized loan fees	Mortgage Payable, net of unamortized loan fees	Amortization of loan fees
Arrived NC Ribbonwalk, LLC	Certain Lending	224,000	30	7	3.875%	2,093	221,908	81
Arrived SC Ridge, LLC	Certain Lending	140,400	30	5	4.625%	1,831	138,569	72
Arrived SC River, LLC	Certain Lending	172,250	30	5	4.625%	1,736	170,514	68
Arrived AZ Rooney, LLC	Certain Lending	259,000	30	7	3.875%	2,319	256,682	90
Arrived SC Roseberry, LLC	Certain Lending	211,250	30	5	4.625%	1,991	209,259	78
Arrived Homes Series Rosewood, a series of Arrived Homes, LLC	Certain Lending	189,000	30	7	4.750%	1,903	187,097	72
Arrived TN Roxy, LLC	Certain Lending	220,500	30	7	4.750%	2,110	218,390	80
Arrived CO Saddlebred, LLC	Certain Lending	332,500	30	5	3.875%	2,784	329,716	108
Arrived AZ Saint, LLC	Certain Lending	211,992	30	7	3.875%	2,034	209,957	78
Arrived AR Salem, LLC	Certain Lending	212,550	30	5	4.625%	3,483	209,067	137
Arrived NC Saturn, LLC	Certain Lending	139,750	30	5	4.625%	1,539	138,211	60
Arrived AZ Scepter, LLC	Certain Lending	189,000	30	5	3.875%	1,867	187,134	72
Arrived AR Sequoyah, LLC	Arrived Short Term Notes, LLC	124,000	30	5	6.490%	1,188	122,812	620

DECEMBER 31, 2025
Series Name	Lender	Mortgage payables	Term	Interest Only Period	Interest Rate	Unamortized capitalized loan fees	Mortgage Payable, net of unamortized loan fees	Amortization of loan fees
Arrived TN Shallowford, LLC	Certain Lending	181,000	30	7	6.625%	3,897	177,103	146
Arrived SC Shoreline, LLC	Certain Lending	211,900	30	5	4.625%	1,827	210,073	72
Arrived NC Sigma, LLC	Certain Lending	269,500	30	7	3.875%	2,402	267,098	92
Arrived AR Soapstone, LLC	Arvest Bank	128,250	10	5	4.000%	1,096	127,154	64
Arrived SC Spencer, LLC	Certain Lending	195,000	30	5	4.625%	2,288	192,713	90
Arrived AR Splash, LLC	Arvest Bank	122,500	10	5	4.000%	413	122,087	23
Arrived Homes Series Stonebriar, a series of Arrived Homes, LLC	Certain Lending	134,400	30	7	4.750%	1,543	132,857	59
Arrived SC Sugar, LLC	Certain Lending	201,500	30	5	4.625%	2,350	199,150	92
Arrived SC Summerset, LLC	Certain Lending	165,750	30	5	4.625%	2,040	163,710	80
Arrived NM Sundance, LLC	Arrived Short Term Notes, LLC	157,500	30	5	6.625%	1,444	156,056	788
Arrived Homes Series Taylor, a series of Arrived Homes, LLC	Certain Lending	115,000	30	7	6.625%	2,720	112,280	102
Arrived AZ Terracotta, LLC	Certain Lending	222,600	30	7	3.875%	2,110	220,490	81
Arrived Homes Series Tulip, a series of Arrived Homes, LLC	Certain Lending	221,900	30	7	4.750%	2,112	219,788	81
Arrived AR Tuscan, LLC	Arvest Bank	181,480	10	5	4.000%	540	180,940	28

DECEMBER 31, 2025
Series Name	Lender	Mortgage payables	Term	Interest Only Period	Interest Rate	Unamortized capitalized loan fees	Mortgage Payable, net of unamortized loan fees	Amortization of loan fees
Arrived SC Tuxford, LLC	Certain Lending	178,500	30	7	3.875%	1,822	176,678	70
Arrived SC Vernon, LLC	Certain Lending	181,837	30	7	3.875%	1,828	180,009	70
Arrived GA Wave, LLC	Certain Lending	224,000	30	7	3.875%	2,120	221,881	81
Arrived NC Weldon LLC	Certain Lending	136,500	30	5	3.875%	1,522	134,978	59
Arrived AR Wentworth, LLC	Certain Lending	158,340	30	7	3.875%	3,007	155,333	116
Arrived TN Wescott, LLC	Certain Lending	136,250	30	7	6.125%	3,060	133,190	116
Arrived SC Westchester, LLC	Certain Lending	198,900	30	5	4.625%	2,328	196,572	91
Arrived TN Wildwood, LLC	Certain Lending	110,000	30	7	5.500%	2,590	107,410	98
Arrived SC Windsor, LLC	Certain Lending	227,500	30	5	4.625%	2,571	224,929	101
Arrived Homes Series Wisteria, a series of Arrived Homes, LLC	Certain Lending	207,477	30	7	4.750%	2,018	205,459	77
		$24,021,338				$283,288	$23,738,051	$16,461

The mortgages are secured by each series’ property. The mortgages with Arvest Bank for eight series were interest-only adjustable-rate mortgages bearing interest at 4.0% per annum. During the six months ended June 30, 2026, upon expiration of the interest-only periods, the mortgages were scheduled to convert to principal amortization and reset to a higher interest rate, subject to annual resets thereafter. Accordingly, these series repaid the Arvest Bank mortgages in an aggregate amount of $999,950, which were refinanced through new mortgages from Arrived Short Term Notes, LLC in the same aggregate amount, bearing interest at 6.5% per annum for a term of 18 months. There were no other new mortgages or principal repayments during the period. All mortgage loans have maturity dates in excess of one year and are reflected as noncurrent liabilities on the consolidated and consolidating balance sheets. Loan fees incurred in connection with the mortgages were capitalized as a debt discount and are being amortized to interest expense over the life of the loan. For the six months ended June 30, 2026 and 2025, the Company recorded amortization of loan fees of $13,853 and $8,231, respectively. As of June 30, 2026 and December 31, 2025, mortgage payables, net of unamortized loan fees of $269,434 and $283,288, respectively, were $23,751,904 and $23,738,051, respectively.

Interest expense related to the mortgages, including amortization of loan fees, for the six months ended June 30, 2026 and 2025 was $583,270 and $565,004, respectively.

NOTE 6: OPERATIONAL NOTES PAYABLE, RELATED PARTY

Certain series have obtained operational notes from a related party, Arrived Short Term Notes, LLC, to fund property improvements and other operating needs. The operational notes have a term of 18 months and do not have any prepayment penalties. As of June 30, 2026, all outstanding operational notes bear interest at a rate of 6.5% per annum. As of December 31, 2025, outstanding operational notes bore interest at rates of 6.5% to 7.5% per annum.

As of June 30, 2026 and December 31, 2025, the aggregate outstanding balance of operational notes was $2,789,300 and $2,693,700, respectively. During the six months ended June 30, 2026, several series obtained operational notes in an aggregate amount of $272,800 and repaid operational notes in an aggregate amount of $177,200. On May 22, 2026, operational notes with an aggregate principal balance of $2,307,000 were reissued at an interest rate of 6.5% per annum for a term of 18 months, reducing the interest rate on notes previously bearing interest at 7.5% per annum.

Interest expense associated with the operational notes for the six months ended June 30, 2026 and 2025 was $93,602 and $80,017, respectively.

NOTE 7: MEMBERS’ EQUITY (DEFICIT)

Each series is managed by Arrived Fund Manager, LLC, a Delaware limited liability company and managing member of the Company. Pursuant to the terms of the operating agreement, the manager will provide certain management and advisory services, as well as a management team and appropriate support personnel to the Company.

The manager will be responsible for directing the management of the series’ business and affairs, managing the day-to-day affairs, and implementing the series’ investment strategy.

The manager has a unilateral ability to amend the operating agreement and the allocation policy in certain circumstances without the consent of the investors. The investors only have limited voting rights with respect to the series. The manager has sole discretion in determining what distributions, if any, are made to interest holders except as otherwise limited by law or the operating agreement. The series expects the manager to make distributions on a monthly basis. However, the manager may change the timing of distributions or determine that no distributions shall be made, in its sole discretion.

Membership Interests

There were no series offering closes or redemptions during the six months ended June 30, 2026 and 2025.

Distributions

During the six months ended June 30, 2026 and 2025, 230 and 229 series, respectively, recorded distributions to the investors of the respective series totaling $954,948 and $876,319, respectively, which were recorded as a reduction to members’ capital.

The following table reflects total distributions by series during the six months ended June 30, 2026 and 2025.

Series	June 30, 2026	June 30, 2025
100	$4,353	$5,528
101	1,360	7,589
Abbington	9,327	9,437
Abernant	7,535	5,495
Alvin	12,626	9,376
Amber	2,146	2,088
Apollo	396	927
Aster	794	915
Augusta	8,621	7,002
Avebury	2,418	2,019
Avondale	4,587	6,219
Badminton	1,324	1,647
Ballinger	7,429	6,725
Bandelier	2,241	1,843
Baron	7,802	7,801
Basil	2,865	2,099
Bayside	1,770	1,930
Bazzel	3,887	2,524
Bedford	1,637	-
Bella	3,736	6,058
Belle	2,596	4,943
Belvedere	9,372	8,463
Bergenia	6,886	6,239
Blossom	4,326	5,727
Bonneau	3,074	3,852
Brainerd	4,134	5,120
Braxton	5,873	6,063
Brennan	-	-
Briarwood	7,760	7,861
Brooklyn	1,702	1,855
Burlington	7,510	8,232
Butter	2,104	2,262
Calvin	9,031	7,756
Camino	5,115	6,008
Cawley	8,010	7,453
Chaparral	4,412	3,521
Chelsea	3,874	3,422
Chester	421	2,703
Chickamauga	10,377	8,095
Chinook	7,470	5,593
Chitwood	8,683	7,670
Clover	6,360	3,218
Coatbridge	1,139	1,558
Collier	5,289	6,641

Series	June 30, 2026	June 30, 2025
Collinston	184	715
Conway	10,095	8,853
Cove	4,976	2,488
Creekside	2,639	7,275
Creekwood	2,329	1,203
Cumberland	4,996	6,023
Cupcake	4,012	3,463
Cypress	2,264	2,756
Daisy	6,798	6,278
Davidson	666	749
Dawson	362	1,469
Delta	-	130
Dewberry	2,117	1,127
Diablo	1,379	1,650
Dogwood	7,112	4,612
Dolittle	3,302	1,444
Dolly	11,802	11,802
Dops	4,139	5,414
Dorchester	2,482	3,122
Dunbar	1,871	-
Eagle	3,910	2,951
Eastfair	1,481	-
Eastwood	7,901	6,927
Elevation	176	729
Ella	3,492	4,441
Ellen	7,103	5,914
Elm	1,815	1,527
Emporia	2,209	-
Ensenada	2,010	2,010
Falcon	2,206	3,138
Felix	5,919	5,120
Fenwick	7,560	5,430
Fletcher	7,822	6,055
Folly	5,793	4,055
Forest	601	1,866
Foster	3,209	8,360
Franklin	6,777	6,529
Gardens	1,264	2,286
General	10,188	9,139
Goose	2,912	3,360
Grant	3,963	2,734
Greenhill	3,604	2,293
Gretal	8,579	9,678
Grove	1,676	235
Hadden	1,626	513
Hansard	8,625	4,717

Series	June 30, 2026	June 30, 2025
Hansel	881	1,202
Hargrave	6,163	3,586
Harrison	4,754	3,815
Henry	5,171	4,231
Heritage	437	787
Heron	876	241
Highland	5,793	451
Hines	5,153	4,240
Hobbes	2,187	6,308
Holcomb	8,297	5,273
Holland	1,172	1,223
Hollandaise	1,788	722
Holloway	2,921	2,788
Inglewood	5,133	9,722
Irene	7,453	6,591
Jack	1,633	1,835
Jake	2,465	5,997
Jefferson	9,506	8,740
Jill	2,199	3,351
Johnny	-	8,333
June	7,961	5,440
Jupiter	2,216	1,502
Kawana	-	3,173
Kennesaw	8,239	7,658
Kenny	2,823	10,821
KerriAnn	718	660
Kessler	2,303	444
Kingsley	1,060	454
Kirkwood	147	1,203
Korin	9,141	8,039
Lallie	-	-
Lanier	2,029	792
Lannister	833	1,088
Latte	6,332	1,974
Lennox	3,252	2,214
Lierly	4,435	4,236
Lily	866	1,202
Limestone	905	768
Litton	5,093	4,900
Longwoods	1,542	5,590
Lookout	8,989	5,440
Loretta	9,737	3,651
Louis	8,588	7,098
Louise	3,401	2,448
Lovejoy	1,353	2,132
Luna	1,903	1,750
Lurleen	1,706	430
Madison	885	1,728
Mae	6,725	4,872
Magnolia	900	245
Malbec	3,031	2,783
Mammoth	-	-

Series	June 30, 2026	June 30, 2025
Marcelo	5,133	6,079
Marie	11,402	11,254
Marietta	1,169	262
Marion	5,627	4,685
Marple	3,724	2,511
Martell	3,343	5,293
Mary	8,891	7,875
Matchingham	2,544	2,591
McGregor	6,034	4,344
McLovin	1,229	2,414
Meadow	860	1,781
Mimosa	764	1,259
Mojave	3,404	2,325
Murphy	2,192	1,461
Mycroft	4,601	6,228
Nugget	9,300	6,117
Odessa	897	1,859
Olive	2,840	1,188
Oly	2,729	2,620
Onyx	7,763	5,688
Oscar	5,164	2,448
Osceola	3,081	-
Osprey	4,432	3,989
Otoro	-	644
Palmer	5,380	5,658
Patrick	961	2,104
Peanut	1,986	1,634
Pearl	6,858	-
Pecan	4,758	3,742
Peterson	7,455	5,286
Piedmont	1,958	1,288
Pinot	4,375	2,889
Pioneer	11,073	8,402
Plumtree	2,187	3,242
Point	415	813
Porthos	7,146	7,003
Quincy	5,250	7,325
Redondo	2,600	1,797
Regency	3,775	2,195
Reginald	449	2,197
Reynolds	9,723	8,495
Ribbonwalk	1,609	1,054
Richardson	8,184	4,808
Richmond	10,344	7,881
Ridge	2,850	1,768
Ritter	8,575	7,184
River	3,491	2,387
Riverwalk	9,686	4,241
Rooney	-	2,811
Roseberry	1,491	629

Series	June 30, 2026	June 30, 2025
Rosewood	2,849	2,125
Roxy	1,876	1,518
Saddlebred	1,958	870
Saint	2,587	4,745
Sajni	-	5,147
Salem	2,392	253
Salinas	5,599	5,218
Saturn	2,048	993
Scepter	2,311	1,509
Sequoyah	1,346	2,675
Shallowford	1,216	1,241
Shoreline	464	1,613
Sigma	2,604	1,940
Simon	8,829	5,420
Sims	7,756	6,393
Soapstone	3,451	3,131
Sodalis	1,935	1,001
Spencer	1,698	2,982
Splash	3,746	3,254
Spring	4,785	3,008
Stonebriar	1,533	1,391
Sugar	1,292	1,263
Summerset	117	2,170
Sundance	740	2,726
Sunnyside	6,744	6,612
Swift	7,030	6,398
Taylor	1,433	510
Terracotta	949	670
Theodore	8,987	7,223
Tulip	1,214	1,019
Tuscan	4,146	4,656
Tuscarora	9,455	5,798
Tuxford	1,061	-
Vernon	1,728	1,415
Walton	3,018	3,601
Wave	613	153
Weldon	2,358	1,051
Wellington	5,837	6,543
Wentworth	4,413	3,442
Wescott	781	888
Westchester	1,883	1,249
Wildwood	4,342	3,125
Willow	5,254	3,246
Wilson	8,460	6,821
Winchester	6,811	4,509
Windsor	-	-
Winston	5,662	5,396
Wisteria	523	1,430

	$954,948	$876,319

Unallocated Members' Capital and Due to Commonly Controlled Entity

As of June 30, 2026 and December 31, 2025, Unallocated Members’ Capital includes an accumulated deficit of $179,235 related to series that are no longer separately presented in the consolidating financial statements, consisting of $109,479 from series previously transferred to a commonly controlled entity and $69,756 from series Campbell, which was previously sold. In connection with these series, the Company carries a liability, “Due to Commonly Controlled Entity,” of $179,235 as of June 30, 2026 and December 31, 2025, representing the net liabilities of those series. This liability is not contractually owed and is not expected to be settled in cash. It is presented solely to maintain continuity in the consolidated financial statements. There was no activity in either balance during the six months ended June 30, 2026. See the Company’s annual report on Form 1-K for the year ended December 31, 2025 for additional information.

NOTE 8: RELATED PARTY TRANSACTIONS

The series’ manager, Arrived Fund Manager, LLC, is the managing member with common management of the series.

Mortgage Payables

Certain series have obtained mortgages from Arrived Short Term Notes, LLC, an affiliate of the manager, in connection with the acquisition or refinancing of their respective properties. During the six months ended June 30, 2026, eight series refinanced mortgages with Arvest Bank through new mortgages from Arrived Short Term Notes, LLC in an aggregate amount of $999,950. See Note 5 for further details.

Due from (to) Related Party

Each series enters into various transactions with the manager and its affiliates in the normal course of operating and financing activities. As of June 30, 2026 and December 31, 2025, certain series had aggregate payables of $2,627,300 and $2,109,385, respectively, to the manager. These advances are interest-free, do not have defined repayment terms, and are used to support the ongoing operations of the business.

Deemed Contributions

During the six months ended June 30, 2026 and 2025, no series received deemed contributions from the manager.

Management Compensation

During the six months ended June 30, 2026 and 2025, total management fees charged by the manager, including asset management fees and property management fees, were an aggregate of $354,320 and $360,791, respectively.

The following table reflects the total management compensation paid by series during the six months ended June 30, 2026 and 2025.

June 30, 2026				June 30, 2025
Series	Asset management fee	Property management fee, related party	Total	Series	Asset management fee	Property management fee, related party	Total
100	$3,529	$369	$3,898	100	$3,529	$699	$4,228
101	3,632	487	4,119	101	3,632	1,066	4,698
Abbington	2,770	902	3,673	Abbington	2,770	869	3,639
Abernant	682	380	1,062	Abernant	682	334	1,015
Alvin	953	931	1,883	Alvin	953	694	1,646
Amber	732	239	971	Amber	732	290	1,022
Apollo	537	118	654	Apollo	537	58	595
Aster	765	634	1,399	Aster	765	358	1,123
Augusta	894	564	1,458	Augusta	894	538	1,431
Avebury	751	215	966	Avebury	751	257	1,008
Avondale	990	279	1,269	Avondale	990	538	1,528
Badminton	551	286	837	Badminton	551	309	860
Ballinger	896	586	1,481	Ballinger	896	586	1,481
Bandelier	739	559	1,298	Bandelier	739	550	1,288
Baron	3,265	710	3,976	Baron	3,265	1,078	4,343
Basil	478	216	695	Basil	478	232	710
Bayside	615	340	955	Bayside	615	311	926
Bazzel	1,456	241	1,697	Bazzel	1,456	255	1,711
Bedford	616	278	894	Bedford	616	325	941
Bella	763	390	1,153	Bella	915	526	1,441
Belle	1,320	299	1,619	Belle	1,320	477	1,797
Belvedere	885	718	1,603	Belvedere	885	671	1,556
Bergenia	651	298	949	Bergenia	651	358	1,009
Blossom	765	298	1,063	Blossom	765	358	1,123
Bonneau	1,008	482	1,490	Bonneau	1,008	722	1,730
Brainerd	870	562	1,432	Brainerd	870	706	1,576
Braxton	971	487	1,458	Braxton	971	487	1,458
Brennan	675	62	737	Brennan	675	216	891
Briarwood	630	334	963	Briarwood	630	322	951
Brooklyn	498	118	616	Brooklyn	498	179	677
Burlington	3,720	1,222	4,942	Burlington	3,720	1,186	4,906
Butter	805	280	1,085	Butter	805	410	1,215
Calvin	705	539	1,244	Calvin	705	631	1,336
Camino	795	211	1,006	Camino	795	229	1,024
Cawley	942	586	1,528	Cawley	942	528	1,470
Centennial	-	-	-	Centennial	-	-	-
Chaparral	524	402	926	Chaparral	524	394	918
Chelsea	817	241	1,058	Chelsea	817	273	1,090
Chester	1,116	668	1,784	Chester	1,116	706	1,822
Chickamauga	1,117	732	1,849	Chickamauga	1,117	694	1,811
Chinook	915	578	1,493	Chinook	915	538	1,453
Chitwood	1,155	756	1,911	Chitwood	1,155	744	1,899
Clover	1,910	263	2,172	Clover	1,910	234	2,144
Coatbridge	656	525	1,181	Coatbridge	656	249	905
Collier	2,054	459	2,514	Collier	2,054	689	2,743
Collinston	515	327	842	Collinston	515	223	739
Conway	2,055	1,210	3,265	Conway	2,055	1,222	3,277
Cove	630	211	841	Cove	630	204	834
Creekside	935	578	1,513	Creekside	935	522	1,457
Creekwood	869	234	1,103	Creekwood	869	261	1,130

June 30, 2026				June 30, 2025
Series	Asset management fee	Property management fee, related party	Total	Series	Asset management fee	Property management fee, related party	Total
Cumberland	885	339	1,224	Cumberland	885	394	1,279
Cupcake	546	406	951	Cupcake	546	373	919
Cypress	1,095	311	1,406	Cypress	1,095	508	1,603
Daisy	906	408	1,314	Daisy	906	408	1,314
Davidson	463	212	675	Davidson	463	209	672
Dawson	550	220	770	Dawson	550	252	802
Delta	727	351	1,079	Delta	727	291	1,018
Dewberry	462	220	683	Dewberry	462	337	799
Diablo	723	582	1,304	Diablo	723	512	1,235
Dogwood	1,403	227	1,630	Dogwood	1,403	245	1,648
Dolittle	669	295	965	Dolittle	669	621	1,291
Dolly	2,070	1,344	3,414	Dolly	2,070	1,302	3,372
Dops	615	188	803	Dops	615	269	884
Dorchester	2,011	682	2,693	Dorchester	2,011	730	2,742
Dunbar	1,867	466	2,332	Dunbar	1,867	80	1,947
Eagle	810	550	1,360	Eagle	810	523	1,333
Eastfair	430	212	642	Eastfair	430	230	660
Eastwood	955	694	1,648	Eastwood	955	608	1,563
Elevation	629	247	876	Elevation	629	223	852
Ella	780	219	999	Ella	780	442	1,222
Ellen	749	480	1,229	Ellen	749	442	1,190
Elm	411	198	609	Elm	411	206	617
Emporia	907	287	1,195	Emporia	907	626	1,533
Ensenada	1,160	1,532	2,692	Ensenada	1,160	1,186	2,346
Falcon	810	336	1,146	Falcon	810	598	1,408
Felix	744	380	1,124	Felix	744	346	1,090
Fenwick	900	590	1,490	Fenwick	900	399	1,299
Fletcher	528	292	820	Fletcher	528	207	735
Folly	1,815	667	2,482	Folly	1,815	667	2,482
Forest	816	384	1,200	Forest	816	790	1,606
Foster	939	413	1,352	Foster	939	708	1,647
Franklin	900	619	1,519	Franklin	900	610	1,510
Gardens	582	262	844	Gardens	582	234	816
General	945	816	1,761	General	945	816	1,761
Goose	755	458	1,212	Goose	755	479	1,233
Grant	816	315	1,131	Grant	816	350	1,166
Greenhill	703	314	1,017	Greenhill	703	361	1,063
Gretal	1,350	768	2,118	Gretal	1,350	608	1,958
Grove	525	185	710	Grove	525	208	733
Hadden	555	203	758	Hadden	555	207	761
Hansard	909	764	1,672	Hansard	909	766	1,675
Hansel	1,212	390	1,602	Hansel	1,212	586	1,798
Hargrave	698	406	1,103	Hargrave	698	495	1,193
Harrison	1,380	982	2,362	Harrison	1,380	934	2,314

June 30, 2026				June 30, 2025
Series	Asset management fee	Property management fee, related party	Total	Series	Asset management fee	Property management fee, related party	Total
Henry	1,236	306	1,542	Henry	1,236	507	1,743
Heritage	756	208	963	Heritage	756	396	1,152
Heron	774	252	1,026	Heron	774	287	1,061
Highland	819	232	1,051	Highland	819	222	1,041
Hines	1,483	372	1,855	Hines	1,483	428	1,910
Hobbes	581	259	840	Hobbes	698	346	1,043
Holcomb	2,048	263	2,311	Holcomb	2,048	351	2,399
Holland	517	122	638	Holland	517	213	730
Hollandaise	823	363	1,186	Hollandaise	823	490	1,313
Holloway	739	337	1,076	Holloway	739	387	1,126
Inglewood	2,037	795	2,832	Inglewood	2,037	1,126	3,163
Irene	528	269	797	Irene	528	250	778
Jack	1,089	673	1,761	Jack	1,089	586	1,674
Jake	3,382	473	3,855	Jake	3,382	1,018	4,399
Jefferson	821	648	1,469	Jefferson	821	622	1,444
Jill	1,208	667	1,875	Jill	1,208	667	1,875
Johnny	3,339	-	3,339	Johnny	3,339	1,257	4,597
June	3,339	910	4,249	June	3,339	886	4,225
Jupiter	527	192	719	Jupiter	527	221	747
Kawana	749	106	854	Kawana	749	210	959
Kennesaw	2,441	335	2,776	Kennesaw	2,441	493	2,934
Kenny	2,070	737	2,807	Kenny	2,070	1,176	3,246
KerriAnn	732	254	986	KerriAnn	732	269	1,001
Kessler	771	346	1,117	Kessler	771	228	999
Kingsley	634	304	938	Kingsley	634	321	956
Kirkwood	690	372	1,062	Kirkwood	690	101	791
Korin	837	645	1,481	Korin	837	571	1,408
Lallie	849	100	949	Lallie	849	24	872
Lanier	840	298	1,138	Lanier	840	194	1,034
Lannister	517	359	876	Lannister	517	165	682
Latte	2,087	263	2,351	Latte	2,087	531	2,618
Lennox	530	354	884	Lennox	530	252	782
Lierly	473	494	967	Lierly	473	468	941
Lily	1,219	824	2,042	Lily	1,219	804	2,023
Limestone	692	281	974	Limestone	692	310	1,003
Litton	960	943	1,903	Litton	960	694	1,654
Longwoods	810	516	1,326	Longwoods	810	538	1,348
Lookout	1,996	582	2,578	Lookout	1,996	550	2,546
Loretta	2,055	1,608	3,663	Loretta	2,055	731	2,786
Louis	811	502	1,313	Louis	811	490	1,300
Louise	662	246	908	Louise	662	283	945
Lovejoy	763	242	1,005	Lovejoy	763	276	1,039
Luna	454	233	687	Luna	454	266	720
Lurleen	660	234	894	Lurleen	660	268	928
Madison	734	60	793	Madison	734	207	940
Mae	1,061	266	1,328	Mae	1,061	261	1,322
Magnolia	677	207	884	Magnolia	677	329	1,006
Malbec	689	634	1,323	Malbec	689	682	1,371
Mammoth	744	86	830	Mammoth	744	297	1,041
Marcelo	855	420	1,275	Marcelo	855	427	1,282

June 30, 2026				June 30, 2025
Series	Asset management fee	Property management fee, related party	Total	Series	Asset management fee	Property management fee, related party	Total
Marie	956	826	1,781	Marie	956	802	1,757
Marietta	913	405	1,317	Marietta	913	311	1,224
Marion	765	485	1,250	Marion	765	462	1,227
Marple	528	375	903	Marple	528	110	638
Martell	780	371	1,151	Martell	780	514	1,294
Mary	814	619	1,433	Mary	814	586	1,399
Matchingham	476	232	708	Matchingham	476	243	719
McGregor	1,769	532	2,301	McGregor	1,769	523	2,292
McLovin	1,100	526	1,626	McLovin	1,100	1,090	2,190
Meadow	795	508	1,303	Meadow	795	274	1,069
Mimosa	645	523	1,168	Mimosa	645	570	1,215
Mojave	580	444	1,024	Mojave	580	418	997
Murphy	653	248	901	Murphy	653	283	936
Mycroft	540	250	790	Mycroft	540	251	791
Nugget	3,196	982	4,177	Nugget	3,196	830	4,026
Odessa	1,102	994	2,096	Odessa	1,102	994	2,096
Olive	687	245	932	Olive	687	265	952
Oly	1,096	1,042	2,137	Oly	1,096	1,018	2,113
Onyx	975	287	1,262	Onyx	975	281	1,256
Oscar	750	408	1,158	Oscar	750	453	1,203
Osceola	840	222	1,062	Osceola	840	359	1,199
Osprey	2,023	286	2,309	Osprey	2,023	334	2,357
Otoro	1,021	97	1,118	Otoro	1,021	328	1,349
Palmer	879	516	1,395	Palmer	879	503	1,382
Patrick	565	270	836	Patrick	565	346	911
Peanut	567	266	832	Peanut	567	203	770
Pearl	3,129	790	3,918	Pearl	3,129	152	3,280
Pecan	534	466	1,000	Pecan	534	360	894
Peterson	677	372	1,049	Peterson	677	514	1,191
Piedmont	1,155	736	1,891	Piedmont	1,155	732	1,887
Pinot	696	730	1,426	Pinot	696	730	1,426
Pioneer	3,279	1,138	4,417	Pioneer	3,279	1,126	4,404
Plumtree	544	331	875	Plumtree	544	379	923
Point	850	605	1,455	Point	850	586	1,436
Porthos	906	720	1,626	Porthos	906	682	1,588
Quincy	1,650	694	2,344	Quincy	1,650	1,042	2,692
Redondo	945	634	1,579	Redondo	945	658	1,603
Regency	825	682	1,507	Regency	825	271	1,096
Reginald	1,305	634	1,939	Reginald	1,305	596	1,901
Reynolds	2,464	479	2,943	Reynolds	2,464	530	2,994
Ribbonwalk	695	623	1,318	Ribbonwalk	695	426	1,121
Richardson	945	490	1,435	Richardson	945	402	1,347
Richmond	1,140	698	1,837	Richmond	1,140	682	1,821
Ridge	527	154	681	Ridge	527	462	989
Ritter	2,904	903	3,807	Ritter	2,904	778	3,681
River	638	570	1,208	River	638	519	1,158
Riverwalk	2,286	838	3,124	Riverwalk	2,286	963	3,249
Rooney	782	203	986	Rooney	782	586	1,368
Roseberry	732	330	1,062	Roseberry	732	340	1,072
Rosewood	727	236	963	Rosewood	727	192	919
Roxy	718	626	1,345	Roxy	718	600	1,319
Saddlebred	992	934	1,926	Saddlebred	992	1,022	2,014
Saint	740	394	1,133	Saint	740	675	1,414
Sajni	900	472	1,372	Sajni	900	915	1,815

June 30, 2026				June 30, 2025
Series	Asset management fee	Property management fee, related party	Total	Series	Asset management fee	Property management fee, related party	Total
Salem	669	634	1,303	Salem	669	265	934
Salinas	690	463	1,153	Salinas	690	428	1,118
Saturn	527	185	711	Saturn	527	352	879
Scepter	589	418	1,006	Scepter	589	239	828
Sequoyah	744	310	1,054	Sequoyah	744	466	1,210
Shallowford	1,086	586	1,672	Shallowford	1,086	893	1,979
Shoreline	624	251	876	Shoreline	624	338	962
Sigma	820	238	1,057	Sigma	820	523	1,342
Simon	867	598	1,464	Simon	867	464	1,331
Sims	819	499	1,318	Sims	819	455	1,274
Soapstone	500	521	1,021	Soapstone	500	492	992
Sodalis	870	490	1,360	Sodalis	870	366	1,236
Spencer	694	1,200	1,894	Spencer	694	429	1,123
Splash	560	430	989	Splash	560	391	951
Spring	744	348	1,092	Spring	744	247	991
Stonebriar	545	174	719	Stonebriar	545	259	805
Sugar	735	246	982	Sugar	735	296	1,032
Summerset	594	348	943	Summerset	594	273	867
Sundance	945	520	1,465	Sundance	945	610	1,555
Sunnyside	677	346	1,023	Sunnyside	677	358	1,035
Swift	1,978	224	2,202	Swift	1,978	433	2,411
Taylor	690	221	911	Taylor	690	273	963
Terracotta	699	418	1,117	Terracotta	699	235	934
Theodore	860	583	1,443	Theodore	860	542	1,401
Tulip	832	349	1,181	Tulip	832	311	1,143
Tuscan	828	680	1,508	Tuscan	828	760	1,588
Tuscarora	1,008	754	1,762	Tuscarora	1,008	675	1,683
Tuxford	688	250	938	Tuxford	688	305	992
Vernon	581	234	815	Vernon	581	273	854
Walton	1,735	326	2,062	Walton	1,735	490	2,225
Wave	717	509	1,226	Wave	717	260	976
Weldon	515	191	707	Weldon	515	225	741
Wellington	1,215	305	1,520	Wellington	1,215	478	1,693
Wentworth	563	544	1,107	Wentworth	563	505	1,068
Wescott	1,008	149	1,157	Wescott	1,008	358	1,366
Westchester	911	309	1,219	Westchester	911	165	1,076
Wildwood	752	434	1,186	Wildwood	752	406	1,158
Willow	879	338	1,217	Willow	879	311	1,190
Wilson	1,155	672	1,827	Wilson	1,155	672	1,827
Winchester	795	556	1,351	Winchester	795	619	1,414
Windsor	786	108	894	Windsor	786	172	958
Winston	987	221	1,208	Winston	987	240	1,227
Wisteria	653	138	791	Wisteria	653	297	950

	$245,759	$108,561	$354,320		$246,028	$114,763	$360,791

Transfer of Series and Recognition of Due to Commonly Controlled Entity

As discussed in Note 7, Members’ Equity (Deficit), the Company recognized a liability, “Due to Commonly Controlled Entity,” in connection with the transfer of certain series. This liability is not contractual in nature and is not expected to be settled in cash but is presented to maintain continuity in the consolidated financial statements.

NOTE 9: INCOME TAXES

The Company and its series are taxed as a C corporation for U.S. federal income tax purposes. In connection with its real estate activities, the Company and its series are treated as a REIT under the Internal Revenue Code.

As a REIT, the Company and its series generally are not subject to U.S. federal income tax on taxable income that is distributed to members, provided it meets all REIT qualification requirements, including distributing at least 90% of its taxable income and satisfying certain asset and income tests. For the year ending December 31, 2026, the Company and its series anticipate that it will qualify as a REIT. As a result, the Company and its series do not expect to incur a current federal tax liability for the year, and thus no tax provision is reflected for series with net income for the six months ended June 30, 2026. For series with net losses for the six months ended June 30, 2026, no income tax benefit is recognized as the Company has established a full valuation allowance on the net operating loss tax benefit.

In accordance with ASC 740, Income Taxes, the Company and its series evaluate temporary differences between the financial reporting basis and the tax basis of its assets and liabilities. As of June 30, 2026 and December 31, 2025, the Company and its series did not have any temporary differences, other than net operating losses which were fully reserved, and thus no net deferred tax assets or liabilities were recorded.

Although the Company and its series expect to qualify and be taxed as a REIT for U.S. federal income tax purposes, it may be subject to state and local income or franchise taxes in various jurisdictions. These taxes are generally imposed either due to the Company’s legal entity status or as a result of owning or operating real estate assets within those jurisdictions. The Company evaluates its exposure to such taxes on a jurisdictional basis. For the six months ended June 30, 2026, state income and franchise tax obligations, if any, were not material to the consolidated and consolidating financial statements.

The Company’s and its series’ policy is to record interest and penalties related to unrecognized tax benefits, if any, as a component of income tax expense in the consolidated statement of comprehensive income (loss). As of June 30, 2026, the Company and its series had no unrecognized tax benefits and did not incur any interest or penalties related to uncertain tax positions during the six months ended June 30, 2026. Accordingly, no accrual for uncertain tax positions was recorded as of June 30, 2026 and December 31, 2025.

The Company and its series are not currently subject to any income tax audits in any taxing jurisdiction. However, the Company’s and its series’ 2022, 2023, 2024, and 2025 tax years remain open and subject to examination by the relevant taxing authorities.

NOTE 10: SUBSEQUENT EVENTS

During the period from July 1, 2026 through August 31, 2026, the Company has declared and paid aggregate dividends totaling $275,534.

Subsequent to June 30, 2026, the fixed-rate interest-only periods on the adjustable-rate mortgages of twenty-seven series were scheduled to expire, after which the mortgages would have converted to principal amortization and reset to a higher interest rate, subject to annual resets thereafter. In advance of their first rate change dates, these series repaid the mortgages with third-party lenders in an aggregate amount of $4,856,750, which were refinanced through new mortgages from Arrived Short Term Notes, LLC in the same aggregate amount, bearing interest at 6.5% per annum for a term of 18 months.

ITEM 4. EXHIBITS

Exhibit No.	Description
2.1*	Certificate of Formation of Arrived Homes, LLC
2.2*	Operating Agreement of Arrived Homes, LLC
3.1*	Form of Series Designation of Arrived Homes Series [*] LLC, a series of Arrived Homes, LLC
4.1*	Form of subscription agreement of Arrived Homes Series [*] LLC, a Series of Arrived Homes, LLC
6.1*	Broker Dealer Agreement, dated September 23, 2020, between Arrived Homes LLC and Dalmore Group, LLC
6.2*	Form of Purchase and Sale Agreement dated October 26, 2020, between Arrived Holdings, Inc. and Arrived Homes Series Lierly LLC, a series of Arrived Homes, LLC
6.3*	Form of Promissory Note between Arrived Homes Series Lierly LLC, a series of Arrived Holdings, LLC, and Arrived Holdings, Inc.
6.4*	Form of Property Management Agreement dated [*], 202[*], between Blue Canopy Realty and Arrived Homes Series [*] LLC, a series of Arrived Homes, LLC
6.5*	Form of Purchase and Sale Agreement dated October 26, 2020, between Arrived Holdings, Inc. and Arrived Homes Series Soapstone LLC, a series of Arrived Homes, LLC
6.6*	Promissory Note between Arrived Homes Series Soapstone LLC, a series of Arrived Holdings, LLC, and Arrived Holdings, Inc.
6.7*	Form of Purchase and Sale Agreement dated January 4, 2021, between Arrived Holdings, Inc. and Arrived Homes Series Patrick LLC, a series of Arrived Homes, LLC
6.8*	Form of Software and Services License Agreement dated [*], 2020 by and between North Capital Investment Technology, Inc. and Arrived Holdings, Inc.
6.9*	Promissory Note between Arrived Homes Series Patrick LLC, a series of Arrived Homes, LLC and Arrived Holdings, Inc. dated January 4, 2021
6.10*	Form of Purchase and Sale Agreement dated January 1, 2021, between Arrived Holdings, Inc. and Arrived Homes Series Pecan LLC, a series of Arrived Homes, LLC
6.11*	Promissory Note between Arrived Homes Series Pecan LLC, a series of Arrived Homes, LLC and Arrived Holdings, Inc. dated January 1, 2021
6.12*	Form of Membership Interest Purchase Agreement dated January 4, 2021, between Arrived Holdings, Inc. and Arrived Homes Series Plumtree LLC, a series of Arrived Homes, LLC
6.13*	Promissory Note between Arrived Homes Series Plumtree LLC, a series of Arrived Homes, LLC and Arrived Holdings, Inc. dated January 4, 2021
6.14*	Form of Membership Interest Purchase Agreement dated January 14, 2021, between Arrived Holdings, Inc. and Arrived Homes Series Chaparral LLC, a series of Arrived Homes, LLC
6.15*	Promissory Note between Arrived Homes Series Chaparral LLC, a series of Arrived Homes, LLC and Arrived Holdings, Inc. dated January 14, 2021
6.16*	Membership Interest Purchase Agreement dated April 30, 2021, between Arrived Holdings, Inc. and Arrived Homes Series Splash LLC, a series of Arrived Homes, LLC
6.17*	Promissory Note between Arrived Homes Series Splash LLC, a series of Arrived Homes, LLC and Arrived Holdings, Inc. dated April 30, 2021
6.18*	Membership Interest Purchase Agreement dated May 12, 2021, between Arrived Holdings, Inc. and Arrived Homes Series Tuscan LLC, a series of Arrived Homes, LLC
6.19*	Promissory Note between Arrived Homes Series Tuscan LLC, a series of Arrived Homes, LLC and Arrived Holdings, Inc. dated May 12, 2021

Exhibit No.	Description
6.20*	Contract of Sale Residential dated May 11, 2021 by and between the seller and Arrived SC Kingsley, LLC
6.21*	Promissory Note between Arrived Homes Series Kingsley LLC, a series of Arrived Homes, LLC and Arrived Holdings, Inc. dated June 1, 2021
6.22*	Offer to Purchase and Contract dated May 14, 2021 by and between certain sellers and Arrived NC Centennial, LLC
6.23*	Promissory Note between Arrived Homes Series Centennial LLC, a series of Arrived Homes, LLC and Arrived Holdings, Inc. dated June 7, 2021
6.24*	Contract of Sale Residential dated May 14, 2021 by and between the seller named therein and Arrived SC Eastfair, LLC
6.25*	Promissory Note between Arrived Homes Series Eastfair LLC, a series of Arrived Homes, LLC and Arrived Holdings, Inc. dated June 4, 2021
6.26*	Purchase and Sale Agreement dated May 13, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Badminton Property
6.27*	Purchase and Sale Agreement dated May 21, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Basil Property
6.28*	Purchase and Sale Agreement dated May 15, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Eastfair Property
6.29*	Purchase and Sale Agreement dated May 12, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Holloway Property
6.30*	Purchase and Sale Agreement dated May 11, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Kingsley Property
6.31*	Purchase and Sale Agreement dated May 21, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Lallie Property
6.32*	Purchase and Sale Agreement dated March 29, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Pinot Property
6.32.1*	Counteroffer to Offer dated March 27, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Pinot Property
6.33*	Purchase and Sale Agreement dated March 26, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Salem Property
6.33.1*	Counteroffer to Offer dated March 30, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Salem Property
6.34*	Purchase and Sale Agreement dated May 24, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Shoreline Property
6.35*	Purchase and Sale Agreement dated May 24, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Spencer Property
6.36*	Purchase and Sale Agreement dated March 29, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Splash Property
6.36.1*	Counteroffer to Offer dated March 29, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Splash Property
6.37*	Purchase and Sale Agreement dated May 14, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Centennial Property
6.38*	Purchase and Sale Agreement dated May 25, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Dewberry Property
6.39*	Purchase and Sale Agreement dated May 11, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Luna Property

Exhibit No.	Description
6.40*	Purchase and Sale Agreement dated March 27, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Malbec Property
6.41*	Purchase and Sale Agreement dated June 2, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Roseberry Property
6.42*	Purchase and Sale Agreement dated May 21, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Summerset Property
6.43*	Purchase and Sale Agreement dated March 27, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Tuscan Property
6.43.1*	Counteroffer to Offer dated March 29, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Tuscan Property
6.44*	Purchase and Sale Agreement dated June 3, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Windsor Property
6.45*	Form of Property Management Agreement dated [*], 20[*], between Great Jones and Arrived Homes Series [*], a series of Arrived Homes, LLC
6.46*	Form of Promissory Note between Arrived Holdings, Inc. and Arrived Homes Series [*], a Series of Arrived Homes, LLC
6.47*	Form of Lease Agreement between Tenant and Arrived Homes Series [*], a Series of Arrived Homes, LLC through its Authorized Agent, Blue Canopy Realty LLC
6.48*	Purchase and Sale Agreement dated August 30, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Amber Property
6.49*	Purchase and Sale Agreement dated June 4, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Bayside Property
6.49.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Bayside dated June 22, 2021 for Series Bayside Property
6.50*	Purchase and Sale Agreement dated June 8, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Coatbridge Property
6.50.1*	Addendum to Purchase and Sale Agreement dated June 8, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Coatbridge Property
6.51*	Purchase and Sale Agreement dated July 19, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Collinston Property
6.52*	Purchase and Sale Agreement dated June 4, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Dawson Property
6.53*	Purchase and Sale Agreement dated June 9, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Elevation Property
6.53.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Elevation dated July 15, 2021 for Series Elevation Property
6.54*	Purchase and Sale Agreement dated May 20, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Elm Property
6.54.1*	Addendum to Purchase and Sale Agreement dated May 20, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Elm Property
6.55*	Purchase and Sale Agreement dated June 9, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Forest Property
6.55.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Forest dated July 15, 2021 for Series Forest Property
6.56*	Purchase and Sale Agreement dated June 12, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Holland Property

Exhibit No.	Description
6.57*	Purchase and Sale Agreement dated June 8, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Jupiter Property
6.58*	Purchase and Sale Agreement dated June 9, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Lennox Property
6.58.1*	Addendum to Purchase and Sale Agreement dated June 9, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Lennox Property
6.59*	Purchase and Sale Agreement dated August 30, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Lily Property
6.60*	Purchase and Sale Agreement dated June 13, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Limestone Property
6.60.1*	Addendum to Purchase and Sale Agreement dated June 13, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Limestone Property
6.60.2*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Limestone dated August 5, 2021 for Series Limestone Property
6.61*	Purchase and Sale Agreement dated August 22, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Meadow Property
6.62*	Purchase and Sale Agreement dated August 30, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Odessa Property
6.62.1*	Counteroffer to Offer dated September 1, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Odessa Property
6.63*	Purchase and Sale Agreement dated June 10, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Olive Property
6.63.1*	Addendum to Purchase and Sale Agreement dated June 10, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Olive Property
6.64*	Purchase and Sale Agreement dated June 9, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Ridge Property
6.64.1*	Addendum to Purchase and Sale Agreement dated June 9, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Ridge Property
6.65*	Purchase and Sale Agreement dated June 7, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series River Property
6.66*	Purchase and Sale Agreement dated August 30, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Saddlebred Property
6.66.1*	Counteroffer to Offer dated September 7, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Saddlebred Property
6.67*	Purchase and Sale Agreement dated July 29, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Saturn Property
6.68*	Purchase and Sale Agreement dated June 11, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Sugar Property
6.68.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Sugar dated June 17, 2021 for Series Sugar Property
6.69*	Purchase and Sale Agreement dated June 12, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Weldon Property
6.70*	Purchase and Sale Agreement dated June 4, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Westchester Property

Exhibit No.	Description
6.70.1*	Addendum to Purchase and Sale Agreement dated June 4, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Westchester Property
6.71*	Form of Lease Agreement between Tenant and Arrived Homes Series [*], a Series of Arrived Homes, LLC holding a series property located in North Carolina through its Authorized Agent, Great Jones North Carolina, LLC
6.72*	Form of Lease Agreement between Tenant and Arrived Homes Series [*], a Series of Arrived Homes, LLC holding a series property located in South Carolina through its Authorized Agent, Great Jones South Carolina, LLC
6.73*	Form of Mortgage Agreement between Arrived Homes Series [*], a Series of Arrived Homes, LLC and Certain Lending, Inc. for series property in the state of South Carolina
6.74*	Form of Deed of Trust Agreement between Arrived Homes Series [*], a Series of Arrived Homes, LLC and Certain Lending, Inc. for series property in the state of North Carolina
6.75*	Form of Deed of Trust Agreement between Arrived Homes Series [*], a Series of Arrived Homes, LLC and Certain Lending, Inc. for series property in the state of Colorado
6.76*	Purchase and Sale Agreement dated September 8, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Bandelier Property
6.76.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Bandelier dated September 29, 2021 for Series Bandelier Property
6.76.2*	Addendum to Purchase and Sale Agreement dated September 8, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Bandelier Property
6.77*	Purchase and Sale Agreement dated June 13, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Butter Property
6.77.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Butter dated September 7, 2021 for Series Butter Property
6.78*	Purchase and Sale Agreement dated June 12, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Davidson Property
6.79*	Purchase and Sale Agreement dated November 18, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Diablo Property
6.79.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Diablo dated December 1, 2021 for Series Diablo Property
6.79.2*	Addendum to Purchase and Sale Agreement dated November 19, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Diablo Property
6.79.3*	Counteroffer to Offer dated November 19, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Diablo Property
6.80*	Purchase and Sale Agreement dated June 6, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Dolittle Property
6.81*	Purchase and Sale Agreement dated September 22, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Ensenada Property
6.81.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Ensenada dated September 23, 2021 for Series Ensenada Property
6.81.2*	Counteroffer to Offer dated September 23, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Ensenada Property
6.82*	Purchase and Sale Agreement dated September 26, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Grant Property
6.82.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Ensenada dated October 12, 2021 for Series Grant Property

Exhibit No.	Description
6.82.2*	Addendum to Purchase and Sale Agreement dated October 13, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Grant Property
6.83*	Purchase and Sale Agreement dated September 26, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Kerriann Property
6.83.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Ensenada dated October 20, 2021 for Series Kerriann Property
6.83.2*	Addendum to Purchase and Sale Agreement dated September 26, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Kerriann Property
6.84*	Purchase and Sale Agreement dated May 25, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Matchingham Property
6.84.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Matchingham dated September 17, 2021 for Series Matchingham Property
6.85*	Purchase and Sale Agreement dated November 6, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series McLovin Property
6.85.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series McLovin dated November 19, 2021 for Series McLovin Property
6.85.2*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series McLovin dated November 29, 2021 for Series McLovin Property
6.85.3*	Addendum to Purchase and Sale Agreement dated November 24, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series McLovin Property
6.86*	Purchase and Sale Agreement dated May 21, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Murphy Property
6.87*	Purchase and Sale Agreement dated October 28, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Oly Property
6.87.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Oly dated November 10, 2021 for Series Oly Property
6.88*	Purchase and Sale Agreement dated September 18, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Ribbonwalk Property
6.88.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Ribbonwalk dated September 18, 2021 for Series Ribbonwalk Property
6.89*	Purchase and Sale Agreement dated September 3, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Rooney Property
6.89.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Rooney dated October 2, 2021 for Series Rooney Property
6.90*	Purchase and Sale Agreement dated September 18, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Scepter Property
6.90.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Scepter dated September 29, 2021 for Series Scepter Property
6.91*	Purchase and Sale Agreement dated November 17, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Sigma Property
6.91.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Sigma dated November 24, 2021 for Series Sigma Property
6.91.2*	Addendum to Purchase and Sale Agreement dated December 3, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Sigma Property
6.91.3*	Addendum to Purchase and Sale Agreement dated November 24, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Sigma Property

Exhibit No.	Description
6.92*	Purchase and Sale Agreement dated June 6, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Vernon Property
6.92.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Vernon dated July 15, 2021 for Series Vernon Property
6.92.2*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Vernon dated August 31, 2021 for Series Vernon Property
6.93*	Transfer Agent Agreement dated November 30, 2020, between Arrived Homes, LLC and Colonial Stock Transfer Company, Inc.
6.94*	Purchase and Sale Agreement dated December 24, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Delta Property
6.94.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Delta dated December 31, 2021 for Series Delta Property
6.94.2*	Addendum to Purchase and Sale Agreement dated January 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Delta Property
6.95*	Purchase and Sale Agreement dated January 6, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Emporia Property
6.95.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Emporia dated January 11, 2022 for Series Emporia Property
6.96*	Purchase and Sale Agreement dated June 7, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Greenhill Property
6.96.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Greenhill dated January 4, 2022 for Series Greenhill Property
6.97*	Purchase and Sale Agreement dated January 5, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Kawana Property
6.97.1*	Counteroffer to Offer dated January 11, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Kawana Property
6.98*	Purchase and Sale Agreement dated January 5, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Lovejoy Property
6.98.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Lovejoy dated January 11, 2022 for Series Lovejoy Property
6.99*	Purchase and Sale Agreement dated December 16, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Saint Property
6.99.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Saint dated December 22, 2021 for Series Saint Property
6.100*	Purchase and Sale Agreement dated January 13, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Tuxford Property
6.101*	Purchase and Sale Agreement dated December 27, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Wave Property
6.101.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Saint dated December 31, 2021 for Series Wave Property
6.102*	Form of Property Management Agreement dated December 30, 2021, between Marketplace Homes and Arrived Homes Series [*], a series of Arrived Homes, LLC
6.103*	Purchase and Sale Agreement dated January 20, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Avebury Property
6.103.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Avebury dated February 4, 2022 for Series Avebury Property

Exhibit No.	Description
6.103.2*	Addendum to Purchase and Sale Agreement dated January 20, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Avebury Property
6.104*	Purchase and Sale Agreement dated January 26, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Chelsea Property
6.104.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Chelsea dated February 7, 2022 for Series Chelsea Property
6.105*	Purchase and Sale Agreement dated December 24, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Hadden Property
6.105.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Hadden dated January 3, 2022 for Series Hadden Property
6.105.2*	Addendum to Purchase and Sale Agreement dated January 24, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Hadden Property
6.106*	Purchase and Sale Agreement dated January 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Hollandaise Property
6.106.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Hollandaise dated January 20, 2022 for Series Hollandaise Property
6.106.2*	Counteroffer to Offer dated January 13, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Hollandaise Property
6.107*	Purchase and Sale Agreement dated January 25, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Otoro Property
6.107.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Otoro dated February 4, 2022 for Series Otoro Property
6.108*	Purchase and Sale Agreement dated January 14, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Terracotta Property
6.108.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Terracotta dated January 21, 2022 for Series Terracotta Property
6.109*	Purchase and Sale Agreement dated December 22, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Bedford Property
6.109.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Bedford dated January 3, 2022 for Series Bedford Property
6.109.2*	Addendum to Purchase and Sale Agreement dated February 1, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Bedford Property
6.110*	Purchase and Sale Agreement dated December 22, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Gardens Property
6.110.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Gardens dated March 11, 2022 for Series Gardens Property
6.111*	Purchase and Sale Agreement dated January 21, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Jack Property
6.111.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Jack dated March 18, 2022 for Series Jack Property
6.112*	Purchase and Sale Agreement dated February 24, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Louise Property
6.112.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Louise dated March 11, 2022 for Series Louise Property
6.113*	Purchase and Sale Agreement dated March 1, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Peanut Property

Exhibit No.	Description
6.113.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Peanut dated March 11, 2022 for Series Peanut Property
6.114*	Purchase and Sale Agreement dated March 1, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Tulip Property
6.114.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Tulip dated March 11, 2022 for Series Tulip Property
6.115*	Purchase and Sale Agreement dated April 11, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series 100 Property
6.115.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series 100 dated April 12, 2022 for Series 100 Property
6.116*	Purchase and Sale Agreement dated March 7, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Grove Property
6.116.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Grove dated March 11, 2022 for Series Grove Property
6.117.*	Purchase and Sale Agreement dated March 18, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Heritage Property
6.117.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Heritage dated March 21, 2022 for Series Heritage Property
6.118*	Purchase and Sale Agreement dated March 21, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Heron Property
6.118.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Heron dated March 23, 2022 for Series Heron Property
6.119*	Purchase and Sale Agreement dated March 23, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Kirkwood Property
6.119.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Kirkwood dated March 23, 2022 for Series Kirkwood Property
6.120*	Purchase and Sale Agreement dated March 18, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Lanier Property
6.120.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Lanier dated March 21, 2022 for Series Lanier Property
6.121*	Purchase and Sale Agreement dated April 4, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Magnolia Property
6.121.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Magnolia dated April 5, 2022 for Series Magnolia Property
6.122*	Purchase and Sale Agreement dated March 12, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Mammoth Property
6.122.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Mammoth dated March 14, 2022 for Series Mammoth Property
6.123*	Purchase and Sale Agreement dated March 25, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series McGregor Property
6.123.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series McGregor dated April 12, 2022 for Series McGregor Property
6.123.2*	Counteroffer to Offer dated March 25, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series McGregor Property
6.124*	Purchase and Sale Agreement dated March 8, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Point Property

Exhibit No.	Description
6.124.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Point dated March 22, 2022 for Series Point Property
6.124.2*	Counteroffer to Offer dated March 9, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Point Property
6.124.3*	Addendum to Purchase and Sale Agreement dated March 22, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Point Property
6.125*	Purchase and Sale Agreement dated March 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Rosewood Property
6.125.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Rosewood dated March 15, 2022 for Series Rosewood Property
6.126*	Purchase and Sale Agreement dated March 15, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Roxy Property
6.126.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Roxy dated March 16, 2022 for Series Roxy Property
6.126.2*	Counteroffer to Offer dated March 16, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Roxy Property
6.127*	Purchase and Sale Agreement dated March 22, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Stonebriar Property
6.127.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Stonebriar dated March 23, 2022 for Series Stonebriar Property
6.127.2*	Addendum to Purchase and Sale Agreement dated April 6, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Stonebriar Property
6.128*	Purchase and Sale Agreement dated February 3, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Wisteria Property
6.128.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Wisteria dated March 11, 2022 for Series Wisteria Property
6.129*	Purchase and Sale Agreement dated April 11, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Apollo Property
6.129.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Apollo dated April 14, 2022 for Series Apollo Property
6.130*	Purchase and Sale Agreement dated April 25, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Baron Property
6.131*	Purchase and Sale Agreement dated March 29, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Madison Property
6.131.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Madison dated March 30, 2022 for Series Madison Property
6.132*	Purchase and Sale Agreement dated April 14, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Swift Property
6.132.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Swift dated April 13, 2022 for Series Swift Property
6.133*	Purchase and Sale Agreement dated April 15, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Wescott Property
6.133.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Wescott dated April 18, 2022 for Series Wescott Property
6.134*	Purchase and Sale Agreement dated March 23, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Wildwood Property

Exhibit No.	Description
6.134.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Wildwood dated April 13, 2022 for Series Wildwood Property
6.135*	Purchase and Sale Agreement dated May 3, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Abbington Property
6.135.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Abbington dated May 4, 2022 for Series Abbington Property
6.136*	Purchase and Sale Agreement dated April 29, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Burlington Property
6.137*	Purchase and Sale Agreement dated April 29, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Lannister Property
6.137.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Lannister dated May 2, 2022 for Series Lannister Property
6.138*	Purchase and Sale Agreement dated April 22, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Nugget Property
6.138.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Nugget dated April 28, 2022 for Series Nugget Property
6.138.2*	Counteroffer to Offer dated April 22, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Nugget Property
6.139*	Purchase and Sale Agreement dated April 29, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Pearl Property
6.139.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Pearl dated May 2, 2022 for Series Pearl Property
6.140*	Purchase and Sale Agreement dated May 7, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series 101 Property
6.140.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series 101 dated May 10, 2022 for Series 101 Property
6.140.2*	Addendum to Purchase and Sale Agreement dated May 7, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series 101 Property
6.140.3*	Counteroffer to Offer dated May 5, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series 101 Property
6.141*	Purchase and Sale Agreement dated May 18, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Hines Property
6.141.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Hines dated May 18, 2022 for Series Hines Property
6.141.2*	Addendum to Purchase and Sale Agreement dated May 16, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Hines Property
6.142*	Purchase and Sale Agreement dated May 9, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Holcomb Property
6.142.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Holcomb dated May 11, 2022 for Series Holcomb Property
6.143*	Purchase and Sale Agreement dated May 7, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Jake Property
6.143.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Jake dated May 10, 2022 for Series Jake Property
6.144*	Purchase and Sale Agreement dated May 15, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Latte Property

Exhibit No.	Description
6.144.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Latte dated May 17, 2022 for Series Latte Property
6.145*	Purchase and Sale Agreement dated May 9, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Ritter Property
6.145.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Ritter dated May 20, 2022 for Series Ritter Property
6.146*	Purchase and Sale Agreement dated May 13, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Bazzel Property
6.146.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Bazzel dated May 12, 2022 for Series Bazzel Property
6.146.2*	Addendum to Purchase and Sale Agreement dated May 11, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Bazzel Property
6.147*	Purchase and Sale Agreement dated May 18, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Dunbar Property
6.147.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Dunbar dated May 19, 2022 for Series Dunbar Property
6.147.2*	Addendum to Purchase and Sale Agreement dated May 18, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Dunbar Property
6.148*	Purchase and Sale Agreement dated May 8, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Johnny Property
6.148.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Johnny dated May 10, 2022 for Series Johnny Property
6.149*	Purchase and Sale Agreement dated May 8, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series June Property
6.149.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series June dated May 10, 2022 for Series June Property
6.150*	Purchase and Sale Agreement dated May 13, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Kennesaw Property
6.150.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Kennesaw dated May 17, 2022 for Series Kennesaw Property
6.151*	Purchase and Sale Agreement dated May 19, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Lookout Property
6.151.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Lookout dated May 19, 2022 for Series Lookout Property
6.152*	Purchase and Sale Agreement dated April 13, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Osprey Property
6.152.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Osprey dated April 14, 2022 for Series Osprey Property
6.153*	Purchase and Sale Agreement dated May 14, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Pioneer Property
6.153.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Pioneer dated May 14, 2022 for Series Pioneer Property
6.153.2*	Counteroffer to Offer dated May 14, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Pioneer Property
6.154*	Purchase and Sale Agreement dated May 16, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Reynolds Property

Exhibit No.	Description
6.154.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Reynolds dated May 18, 2022 for Series Reynolds Property
6.155*	Purchase and Sale Agreement dated May 31, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Clover Property
6.155.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Clover dated May 24, 2022 for Series Clover Property
6.155.2*	Addendum to Purchase and Sale Agreement dated May 31, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Clover Property
6.155.3*	Counteroffer to Offer dated May 31, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Clover Property
6.156*	Purchase and Sale Agreement dated May 31, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Collier Property
6.156.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Collier dated June 7, 2022 for Series Collier Property
6.157*	Purchase and Sale Agreement dated May 25, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Dogwood Property
6.157.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Dogwood dated May 27, 2022 for Series Dogwood Property
6.157.2*	Counteroffer to Offer dated May 25, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Dogwood Property
6.158*	Purchase and Sale Agreement dated May 31, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Dorchester Property
6.158.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Dorchester dated May 31, 2022 for Series Dorchester Property
6.159*	Purchase and Sale Agreement dated May 31, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Folly Property
6.159.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Folly dated May 31, 2022 for Series Folly Property
6.160*	Purchase and Sale Agreement dated May 25, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Riverwalk Property
6.160.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Riverwalk dated June 1, 2022 for Series Riverwalk Property
6.161*	Purchase and Sale Agreement dated May 30, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Walton Property
6.161.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Walton dated June 1, 2022 for Series Walton Property
6.161.2*	Counteroffer to Offer dated May 19, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Walton Property
6.162*	Purchase and Sale Agreement dated May 25, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Belle Property
6.162.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Belle dated May 27, 2022 for Series Belle Property
6.162.2*	Addendum to Purchase and Sale Agreement dated May 25, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Belle Property
6.163*	Purchase and Sale Agreement dated May 21, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Chitwood Property

Exhibit No.	Description
6.163.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Chitwood dated May 26, 2022 for Series Chitwood Property
6.164*	Purchase and Sale Agreement dated May 31, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Conway Property
6.164.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Conway dated May 31, 2022 for Series Conway Property
6.164.2*	Addendum to Purchase and Sale Agreement dated May 26, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Conway Property
6.165*	Purchase and Sale Agreement dated June 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Creekside Property
6.165.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Creekside dated June 9, 2022 for Series Creekside Property
6.165.2*	Counteroffer to Offer dated June 9, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Creekside Property
6.166*	Purchase and Sale Agreement dated June 2, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Daisy Property
6.166.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Daisy dated June 7, 2022 for Series Daisy Property
6.167*	Purchase and Sale Agreement dated June 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Dolly Property
6.167.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Dolly dated June 13, 2022 for Series Dolly Property
6.168*	Purchase and Sale Agreement dated June 1, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Henry Property
6.168.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Henry dated June 6, 2022 for Series Henry Property
6.169*	Purchase and Sale Agreement dated February 21, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Highland Property
6.169.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Highland dated June 20, 2022 for Series Highland Property
6.169.2*	Addendum to Purchase and Sale Agreement dated March 21, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Highland Property
6.170*	Purchase and Sale Agreement dated June 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Kenny Property
6.170.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Kenny dated June 13, 2022 for Series Kenny Property
6.171*	Purchase and Sale Agreement dated May 31, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Loretta Property
6.171.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Loretta dated May 31, 2022 for Series Loretta Property
6.172*	Purchase and Sale Agreement dated May 27, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Sodalis Property
6.172.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Sodalis dated June 24, 2022 for Series Sodalis Property
6.173*	Purchase and Sale Agreement dated May 20, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Spring Property

Exhibit No.	Description
6.173.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Spring dated May 19, 2022 for Series Spring Property
6.174*	Purchase and Sale Agreement dated June 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Willow Property
6.174.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Willow dated June 28, 2022 for Series Willow Property
6.175*	Purchase and Sale Agreement dated June 7, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Wilson Property
6.175.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Wilson dated June 16, 2022 for Series Wilson Property
6.176*	Purchase and Sale Agreement dated May 19, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Blossom Property
6.176.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Blossom dated June 16, 2022 for Series Blossom Property
6.176.2*	Addendum to Purchase and Sale Agreement dated May 20, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Blossom Property
6.177*	Purchase and Sale Agreement dated June 2, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Bonneau Property
6.177.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Bonneau dated June 16, 2022 for Series Bonneau Property
6.178*	Purchase and Sale Agreement dated June 12, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Braxton Property
6.178.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Braxton dated June 27, 2022 for Series Braxton Property
6.178.2*	Addendum to Purchase and Sale Agreement dated June 14, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Braxton Property
6.179*	Purchase and Sale Agreement dated June 17, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Camino Property
6.179.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Camino dated June 21, 2022 for Series Camino Property
6.179.2*	Addendum to Purchase and Sale Agreement dated June 22, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Camino Property
6.180*	Purchase and Sale Agreement dated June 6, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Cumberland Property
6.180.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Cumberland dated June 7, 2022 for Series Cumberland Property
6.180.2*	Addendum to Purchase and Sale Agreement dated June 6, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Cumberland Property
6.181*	Purchase and Sale Agreement dated June 17, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Inglewood Property
6.181.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Inglewood dated June 21, 2022 for Series Inglewood Property
6.181.2*	Addendum to Purchase and Sale Agreement dated June 16, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Inglewood Property
6.181.3*	Counteroffer to Offer dated June 18, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Inglewood Property

Exhibit No.	Description
6.182*	Purchase and Sale Agreement dated June 17, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Reginald Property
6.182.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Reginald dated June 21, 2022 for Series Reginald Property
6.182.2*	Addendum to Purchase and Sale Agreement dated June 16, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Reginald Property
6.183*	Purchase and Sale Agreement dated June 11, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Richardson Property
6.183.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Richardson dated June 16, 2022 for Series Richardson Property
6.183.2*	Addendum to Purchase and Sale Agreement dated June 16, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Richardson Property
6.183.3*	Counteroffer to Offer dated June 18, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Richardson Property
6.184*	Purchase and Sale Agreement dated June 16, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Wellington Property
6.184.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Wellington dated June 21, 2022 for Series Wellington Property
6.184.2*	Addendum to Purchase and Sale Agreement dated June 17, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Wellington Property
6.185*	Purchase and Sale Agreement dated June 16, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Winston Property
6.185.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Winston dated June 21, 2022 for Series Winston Property
6.185.2*	Addendum to Purchase and Sale Agreement dated June 17, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Winston Property
6.186*	Purchase and Sale Agreement dated June 11, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Aster Property
6.186.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Aster dated June 28, 2022 for Series Aster Property
6.187*	Purchase and Sale Agreement dated May 11, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Jill Property
6.188*	Purchase and Sale Agreement dated June 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Marcelo Property
6.188.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Marcelo dated June 28, 2022 for Series Marcelo Property
6.189*	Purchase and Sale Agreement dated December 23, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Marietta Property
6.189.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Marietta dated June 28, 2022 for Series Marietta Property
6.190*	Purchase and Sale Agreement dated June 3, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Quincy Property
6.190.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Quincy dated June 5, 2022 for Series Quincy Property
6.191*	Purchase and Sale Agreement dated June 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Taylor Property

Exhibit No.	Description
6.191.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Taylor dated June 28, 2022 for Series Taylor Property
6.191.2*	Addendum to Purchase and Sale Agreement dated June 14, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Taylor Property
6.192*	Purchase and Sale Agreement dated June 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Chester Property
6.192.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Chester dated June 21, 2022 for Series Chester Property
6.192.2*	Addendum to Purchase and Sale Agreement dated June 16, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Chester Property
6.193*	Purchase and Sale Agreement dated June 18, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Creekwood Property
6.193.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Creekwood dated June 23, 2022 for Series Creekwood Property
6.193.2*	Addendum to Purchase and Sale Agreement dated June 14, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Creekwood Property
6.194*	Purchase and Sale Agreement dated June 20, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Cypress Property
6.194.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Cypress dated June 22, 2022 for Series Cypress Property
6.195*	Purchase and Sale Agreement dated June 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Harrison Property
6.195.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Harrison dated June 22, 2022 for Series Harrison Property
6.195.2*	Addendum to Purchase and Sale Agreement dated June 14, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Harrison Property
6.196*	Purchase and Sale Agreement dated June 3, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Kessler Property
6.196.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Kessler dated June 16, 2022 for Series Kessler Property
6.197*	Purchase and Sale Agreement dated March 3, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Mae Property
6.197.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Mae dated June 20, 2022 for Series Mae Property
6.198*	Purchase and Sale Agreement dated June 17, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Piedmont Property
6.198.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Piedmont dated June 22, 2022 for Series Piedmont Property
6.199*	Purchase and Sale Agreement dated June 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Shallowford Property
6.199.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Shallowford dated June 23, 2022 for Series Shallowford Property
6.199.2*	Addendum to Purchase and Sale Agreement dated June 18, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Shallowford Property
6.200*	Purchase and Sale Agreement dated March 29, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Eagle Property

Exhibit No.	Description
6.200.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Eagle dated March 29, 2021 for Series Eagle Property
6.200.2*	Counteroffer to Offer dated March 29, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Eagle Property
6.201*	Purchase and Sale Agreement dated March 29, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Goose Property
6.201.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Goose dated March 29, 2021 for Series Goose Property
6.201.2*	Counteroffer to Offer dated March 29, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Goose Property
6.202*	Purchase and Sale Agreement dated March 29, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Falcon Property
6.202.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Falcon dated March 29, 2021 for Series Falcon Property
6.202.2*	Counteroffer to Offer dated March 29, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Falcon Property
6.203*	Purchase and Sale Agreement dated May 26, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Hansel Property
6.203.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Hanseel dated July 20, 2022 for Series Hansel Property
6.204*	Purchase and Sale Agreement dated May 26, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Gretal Property
6.204.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Gretal dated July 20, 2022 for Series Gretal Property
6.204.2*	Addendum to Purchase and Sale Agreement dated September 7, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Gretal Property
6.205*	Purchase and Sale Agreement dated September 2, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Mimosa Property
6.205.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Mimosa dated September 2, 2022 for Series Mimosa Property
6.205.2*	Addendum to Purchase and Sale Agreement dated September 2, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Mimosa Property
6.206*	Purchase and Sale Agreement dated September 16, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Redondo Property
6.206.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Redondo dated September 19, 2022 for Series Redondo Property
6.207*	Purchase and Sale Agreement dated September 15, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Sundance Property
6.207.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Sundance dated September 19, 2022 for Series Sundance Property
6.208*	Purchase and Sale Agreement dated October 21, 2022 between Arrived Holdings,Inc./Assignee and Seller for Series Brainerd Property
6.208.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Brainerd dated October 24, 2022 for Series Brainerd Property
6.208.2*	Counteroffer to Offer dated October 22, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Brainerd Property

Exhibit No.	Description
6.208.3*	Counteroffer to Offer dated October 22, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Brainerd Property
6.209*	Purchase and Sale Agreement dated October 19, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Brooklyn Property
6.209.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Brooklyn dated October 24,2022 for Series Brooklyn Property
6.209.2*	Addendum to Purchase and Sale Agreement dated October 19, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Brooklyn Property
6.210*	Purchase and Sale Agreement dated October 24, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Chickamauga Property
6.210.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Chickamauga dated October 24, 2022 for Series Chickamauga Property
6.210.2*	Addendum to Purchase and Sale Agreement dated October 21, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Chickamauga Property
6.211*	Purchase and Sale Agreement dated October 21, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Litton Property
6.211.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Litton dated October 24, 2022 for Series Litton Property
6.212*	Purchase and Sale Agreement dated October 21, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Sequoyah Property
6.213*	Purchase and Sale Agreement dated November 8, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Lurleen Property
6.213.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Lurleen dated December 1, 2022 for Series Lurleen Property
6.214*	Purchase and Sale Agreement dated November 28, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Regency Property
6.214.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Regency dated December 1, 2022 for Series Regency Property
6.215*	Purchase and Sale Agreement dated November 17, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Dops Property
6.215.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Dops dated November 29, 2022 for Series Dops Property
6.215.2*	Addendum to Purchase and Sale Agreement dated November 22, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Dops Property
6.216*	Purchase and Sale Agreement dated November 3, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Korin Property
6.216.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Korin dated November 8, 2022 for Series Korin Property
6.217*	Purchase and Sale Agreement dated November 18, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Sunnyside Property
6.217.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Sunnyside dated November 29, 2022 for Series Sunnyside Property
6.218*	Purchase and Sale Agreement dated April 11, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Brennan Property
6.218.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Brennan dated April 8, 2022 for Series Brennan Property
6.219*	Purchase and Sale Agreement dated January 6, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Ella Property
6.219.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Ella dated January 10, 2023 for Series Ella Property

Exhibit No.	Description
6.219.2*	Counteroffer to Offer dated January 8, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Ella Property
6.220*	Purchase and Sale Agreement dated December 9, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Hansard Property
6.220.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Hansard dated November 29, 2022 for Series Hansard Property
6.221*	Purchase and Sale Agreement dated December 9, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Jefferson Property
6.221.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Jefferson dated December 9, 2022 for Series Jefferson Property
6.222*	Purchase and Sale Agreement dated December 9, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Marie Property
6.222.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Marie dated December 9, 2022 for Series Marie Property
6.223*	Purchase and Sale Agreement dated December 8, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Sajni Property
6.223.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Sajni dated December 15, 2022 for Series Sajni Property
6.223.2*	Counteroffer to Offer dated December 8, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Sajni Property
6.224*	Purchase and Sale Agreement dated November 17, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Salinas Property
6.224.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Salinas dated November 29, 2022 for Series Salinas Property
6.224.2*	Counteroffer to Offer dated October 22, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Salinas Property
6.225*	Purchase and Sale Agreement dated November 17, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Tuscarora Property
6.225.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Tuscarora dated November 29, 2022 for Series Tuscarora Property
6.226*	Purchase and Sale Agreement dated April 23,202 between Arrived Holdings, Inc./Assignee and Seller for Series Avondale Property
6.226.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Avondale dated May 3, 2023 for Series Avondale Property
6.226.2*	Addendum to Purchase and Sale Agreement dated April 23, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Avondale Property
6.227*	Purchase and Sale Agreement dated April 23,202 between Arrived Holdings, Inc./Assignee and Seller for Series Belvedere Property
6.227.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Belvedere dated April 21, 2023 for Series Belvedere Property
6.228*	Purchase and Sale Agreement dated December 6, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Cove Property
6.228.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Cove dated December 8, 2022 for Series Cove Property
6.229*	[Reserved.]
6.229.1*	[Reserved.]
6.230*	Purchase and Sale Agreement dated April 13,202 between Arrived Holdings, Inc./Assignee and Seller for Series Martell Property
6.230.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Martell dated April 27, 2023 for Series Martell Property
6.230.2*	Counteroffer to Offer dated April 14, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Martell Property

Exhibit No.	Description
6.231*	Purchase and Sale Agreement dated April 29, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Fenwick Property
6.231.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Fenwick dated May 8, 2023 for Series Fenwick Property
6.231.2*	Addendum to Purchase and Sale Agreement dated May 5, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Fenwick Property
6.232*	Purchase and Sale Agreement dated April 21, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Longwoods Property
6.232.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Longwoods dated May 5, 2023 for Series Longwoods Property
6.232.2*	Counteroffer to Offer dated April 26, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Longwoods Property
6.233*	Purchase and Sale Agreement dated April 29, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Louis Property
6.233.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Louis dated May 8, 2023 for Series Louis Property
6.234*	Purchase and Sale Agreement dated April 27, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Mycroft Property
6.234.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Mycroft dated April 13, 2023 for Series Mycroft Property
6.235*	Purchase and Sale Agreement dated April 27, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Osceola Property
6.235.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Osceola dated May 4, 2023 for Series Osceola Property
6.235.2*	Addendum to Purchase and Sale Agreement dated April 27, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Osceola Property
6.236*	Purchase and Sale Agreement dated May 4, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Sims Property
6.236.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Sims dated May 17, 2023 for Series Sims Property
6.236.2*	Addendum to Purchase and Sale Agreement dated May 1, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Sims Property
6.236.3*	Counteroffer to Offer dated April 26, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Sims Property
6.237*	Purchase and Sale Agreement dated May 9, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Augusta Property
6.237.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Augusta dated May 11, 2023 for Series Augusta Property
6.238*	Purchase and Sale Agreement dated April 28, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Bella Property
6.238.18*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Bella dated May 15, 2023 for Series Bella Property
6.239*	Purchase and Sale Agreement dated May 10, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Cawley Property
6.239.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Cawley dated May 24, 2023 for Series Cawley Property
6.240*	Purchase and Sale Agreement dated May 19, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Foster Property
6.240.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Foster dated May 30, 2023 for Series Foster Property
6.241*	Purchase and Sale Agreement dated May 10, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Franklin Property

Exhibit No.	Description
6.241.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Franklin dated May 30, 2023 for Series Franklin Property
6.241.2*	Counteroffer to Offer dated May 10, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Franklin Property
6.242*	Purchase and Sale Agreement dated May 10, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series General Property
6.242.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series General dated May 30, 2023 for Series General Property
6.243*	Purchase and Sale Agreement dated May 10, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Marion Property
6.243.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Marion dated May 22, 2023 for Series Marion Property
6.243.2*	Counteroffer to Offer dated April 14, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Marion Property
6.244*	Purchase and Sale Agreement dated April 13, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Marple Property
6.244.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Marple dated April 27, 2023 for Series Marple Property
6.245*	Purchase and Sale Agreement dated April 13, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Mary Property
6.245.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Mary dated May 22, 2023 for Series Mary Property
6.246*	Purchase and Sale Agreement dated May 4, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Onyx Property
6.246.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Onyx dated May 22, 2023 for Series Onyx Property
6.247*	Purchase and Sale Agreement dated May 20, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Palmer Property
6.247.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Palmer dated May 24, 2023 for Series Palmer Property
6.248*	Purchase and Sale Agreement dated May 20, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Porthos Property
6.248.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Porthos dated May 24, 2023 for Series Porthos Property
6.248.2*	Addendum to Purchase and Sale Agreement dated April 26, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Porthos Property
6.248.3*	Counteroffer to Offer dated April 26, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Porthos Property
6.249*	Purchase and Sale Agreement dated May 18, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Simon Property
6.249.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Simon dated May 24, 2023 for Series Simon Property
6.250*	Purchase and Sale Agreement dated May 18, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Theodore Property
6.250.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Theodore dated May 24, 2023 for Series Theodore Property
6.251*	Purchase and Sale Agreement dated April 7, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Bergenia Property
6.251.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Bergenia dated July 5, 2023 for Series Bergenia Property
6.252*	Purchase and Sale Agreement dated May 5, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Chinook Property

Exhibit No.	Description
6.252.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Chinook dated May 23, 2023 for Series Chinook Property
6.252.2*	Addendum to Purchase and Sale Agreement dated May 2, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Chinook Property
6.252.3*	Counteroffer to Offer dated May 5, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Chinook Property
6.253*	Purchase and Sale Agreement dated May 5, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Ellen Property
6.253.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Ellen dated May 24, 2023 for Series Ellen Property
6.253.2*	Addendum to Purchase and Sale Agreement dated May 2, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Ellen Property
6.254*	Purchase and Sale Agreement dated May 8, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Felix Property
6.254.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Felix dated May 24, 2023 for Series Felix Property
6.255*	Purchase and Sale Agreement dated May 4, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Oscar Property
6.255.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Oscar dated May 24, 2023 for Series Oscar Property
6.256*	Purchase and Sale Agreement dated March 30, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Abernant Property
6.256.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Abernant dated July 24, 2023 for Series Abernant Property
6.257*	Purchase and Sale Agreement dated June 19, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Alvin Property
6.257.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Alvin dated July 25, 2023 for Series Alvin Property
6.258*	Purchase and Sale Agreement dated June 19, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Ballinger Property
6.258.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Ballinger dated July 25, 2023 for Series Ballinger Property
6.259*	Purchase and Sale Agreement dated March 29, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Briarwood Property
6.259.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Briarwood dated July 5, 2023 for Series Briarwood Property
6.260*	Purchase and Sale Agreement dated April 18, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Calvin Property
6.260.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Calvin dated July 20, 2023 for Series Calvin Property
6.260.2*	Addendum to Purchase and Sale Agreement dated April 17, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Calvin Property
6.261*	Purchase and Sale Agreement dated June 19, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Eastwood Property
6.261.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Eastwood dated July 25, 2023 for Series Eastwood Property
6.262*	Purchase and Sale Agreement dated April 13, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Fletcher Property
6.262.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Fletcher dated July 5, 2023 for Series Fletcher Property
6.263*	Purchase and Sale Agreement dated April 18, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Hargrave Property

Exhibit No.	Description
6.263.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Hargrave dated July 20, 2023 for Series Hargrave Property
6.263.2*	Addendum to Purchase and Sale Agreement dated April 17, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Hargrave Property
6.264*	Purchase and Sale Agreement dated April 18, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Hobbes Property
6.264.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Hobbes dated July 20, 2023 for Series Hobbes Property
6.264.2*	Addendum to Purchase and Sale Agreement dated April 17, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Hobbes Property
6.265*	Purchase and Sale Agreement dated April 13, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Irene Property
6.265.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Irene dated July 5, 2023 for Series Irene Property
6.266*	Purchase and Sale Agreement dated March 27, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Peterson Property
6.266.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Peterson dated July 24, 2023 for Series Peterson Property
6.267*	Purchase and Sale Agreement dated May 9, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Richmond Property
6.267.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Richmond dated July 20, 2023 for Series Richmond Property
6.268*	Purchase and Sale Agreement dated May 18, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Winchester Property
6.268.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Winchester dated July 5, 2023 for Series Winchester Property
6.268.2*	Addendum to Purchase and Sale Agreement dated April 17, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Winchester Property
6.269*	Form of Property Management Agreement dated [*], between Mynd Property Management and Arrived Homes Series [*], a series of Arrived Homes, LLC

*	Filed previously.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ARRIVED HOMES, LLC

By:	Arrived Fund Manager, LLC, its managing member

By:	/s/ Ryan Frazier
	Name:	Ryan Frazier
	Title:	Chief Executive Officer

	Date:	September 28, 2026

Pursuant to the requirements of Regulation A, this report has been signed by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Ryan Frazier	Chief Executive Officer of Arrived Holdings, Inc.	September 28, 2026
Ryan Frazier	(principal executive officer) Chief Executive Officer and Director of Arrived Homes, LLC

/s/ Sue Korn	Principal Financial and Accounting Officer of Arrived Holdings, Inc.	September 28, 2026
Sue Korn	Principal Financial and Accounting Officer of Arrived Homes, LLC

/s/ Kenneth Cason	Chief Technology Officer of Arrived Holdings, Inc.	September 28, 2026
Kenneth Cason	Chief Technology Officer and Director of Arrived Homes, LLC

Arrived Fund Manager, LLC	Managing Member	September 28, 2026

By:	/s/ Ryan Frazier
Name:	Ryan Frazier
Title:	Chief Executive Officer